Exhibit 2.18

Updated Feasibility Study Technical Report for the Almas Gold Project

Almas Municipality, Tocantins, Brazil

Rio Novo Gold, Inc.

DE-00494

9 August 2016

Document Control Sheet

Client
Rio Novo Gold, Inc.
Report Name	Date
Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil	9 August 2016
Job No.	Revision No.
DE-00494	FINAL
File Name:
DE-00494 Rio Novo Almas Gold Updated FS Technical Report_FINAL.docx

Authors
Name	Position	Date
Richard Kehmeier, C.P.G.	Chief Geologist	August 2016
Paul A. Gates, P.E., MBA	Chief Mining Engineer	August 2016

Distribution
Organization	Recipient
Rio Novo Gold, Inc.	Patrick Panero
Jose Rangel

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page i of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table of Contents

1	EXECUTIVE SUMMARY	1

1.1	History	1
1.2	Geology	2
1.3	Exploration	2
1.4	Drilling, Sampling, and Assaying	3
1.5	Data Verification	3
1.6	Mineral Processing and Metallurgical Testing	4
1.7	Mineral Resources	4
1.8	Mineral Reserve Estimates	5
1.9	Mining Methods	5
1.10	Recovery Methods	6
1.11	Project Infrastructure	6
1.12	Market Studies and Contracts	6
1.13	Environmental Studies, Permitting and Social or Community Impact	6
1.14	Capital and Operating Costs	7
1.15	Economic Analysis	7
1.16	Project Execution Plan	8
1.17	Recommendations	8

2	INTRODUCTION AND TERMS OF REFERENCE	9

2.1	Project Background	9
2.2	Qualified Persons and Participating Personnel	10
2.3	Terms of Reference	10
2.4	Terms and Definitions	10
2.5	Units	12
2.6	Source Documents	13

3	RELIANCE ON OTHER EXPERTS	14

4	PROPERTY DESCRIPTION AND LOCATION	15

4.1	Property Location	15
4.2	Mineral Rights	15
4.3	Mining Rights	19
4.4	Surface Rights: Access to Land	22
4.5	Royalties and Exploitation Taxes	25

5	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY	26

5.1	Access	26
5.2	Climate	26
5.3	Physiography	26
5.4	Local Resources and Infrastructure	28

6	HISTORY	29

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page ii of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

6.1	Project Ownership	29
6.2	Exploration History	29
6.3	Historic Resource Estimates	30
6.4	Previous Production	30

7	GEOLOGY	32

7.1	Tectonic Province	32
7.2	Regional Geology	32
7.3	Regional Alteration and Mineral Deposits	32
7.4	District Geology	32
7.5	District Stratigraphy	32
7.6	District Structural Geology	37
7.7	District Alteration	37
7.8	District Mineralization	37
7.9	Deposit Geology	37
7.10	Paiol Deposit	38
7.11	Cata Funda Deposit	38
7.12	Vira Saia Deposit	41

8	DEPOSIT TYPES	56

9	EXPLORATION	58

10	DRILLING	59

10.1	Drilling Methods	59
10.2	Drilling Extent and Spacing	59
10.3	Drill Hole Locations	61
10.4	Drilling Quality	61

11	SAMPLE PREPARATION, ANALYSIS, AND SECURITY	66

11.1	Core Handling, Logging, and Sampling Protocols	66
11.2	Density Determinations	66
11.3	Sample Preparation – Laboratory	70
11.4	Sample Assaying	70
11.5	QA/QC Program	73
11.6	External Laboratory QA/QC Programs	86
11.7	Internal QA/QC Summary	90
11.8	External QA/QC Summary	92
11.9	Analytical Biases	92
11.10	Sample Security	92
11.11	Sampling Method and Approach – Former Operators	93
11.12	Diamond Drill Core Sample Recovery	93

12	DATA VERIFICATION	94

12.1	Historical Data	94

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page iii of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

12.2	Rio Novo Quality Control and Verification Procedures	98
12.3	RungePincockMinarco Data Verification	98
12.4	Limitations to Data Verification	99

13	MINERAL PROCESSING AND METALLURGICAL TESTING	100

13.1	Introduction and Historical Background	100
13.2	Metallurgical Sampling	100
13.3	Sample Characterization	100
13.4	Comminution Test Work and Simulations	115
13.5	Cyanide Leaching and Gravity Concentration Tests	121
13.6	Carbon-in-Leach Test Work	149
13.7	Paiol Variability Testing	160
13.8	Cyanide Destruction Test Work	160
13.9	Thickening Test Work	162
13.10	Selection of the Process Route	164

14	MINERAL RESOURCES	166

14.1	Topography	166
14.2	Geology and Modeling	167
14.3	Vira Saia	185
14.4	Cata Funda	193
14.5	Summary	199

15	MINERAL RESERVE ESTIMATES	200

15.1	Mine Planning for Reserve Estimation	200
15.2	Pit Optimization	200
15.3	Mine Design	210
15.4	Reserve Statement	214

16	MINING METHODS	219

16.1	Mine Production Planning	219
16.2	Mining Operations	219
16.3	Equipment	219
16.4	Development	220
16.5	Mine Schedule	220
16.6	Drill and Blast	222
16.7	Mine Safety and Rescue	235

17	RECOVERY METHODS	236

17.1	General	236
17.2	Crushing	236
17.3	Grinding and Gravity Concentration	238
17.4	Carbon in Leach Circuit	238
17.5	Tailings Handling and Detoxification	238

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page iv of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

17.6	Acid Wash, Elution, Electrowinning-Smelting and Carbon Regeneration	239
17.7	Reagents	239
17.8	Process Control System Description	240

18	PROJECT INFRASTRUCTURE	244

18.1	Geotechnical	244
18.2	Access, Internal Site Roads, and Pad Areas	244
18.3	Grading and Drainage	245
18.4	Water Supply and Distribution	246
18.5	Water Management and Tailings Storage Facilities (TSF)	246
18.6	Sanitary Collection and Disposal	252
18.7	Structural	252
18.8	Electrical Power Supply	256
18.9	Communications	257

19	MARKET STUDIES AND CONTRACTS – SALE OF PRODUCED GOLD	258

20	ENVIRONMENTAL/SOCIAL ASSESSMENT AND PERMITTING	259

20.1	General Environmental, Geologic and Social Setting	259
20.2	Legacy and Artisanal Operations	259
20.3	Licensing and Permitting	261
20.4	Baseline Studies	265
20.5	Potential Environmental and Social Impacts	272
20.6	Environmental/Social Management Planning	279
20.7	Community Relations Management	282
20.8	Reclamation and Closure	283

21	CAPITAL AND OPERATING COSTS	285

21.1	Capital Cost Estimates	285
21.2	Basis of Estimate – Direct Costs	289
21.3	Basis of Estimate – Indirect Costs	293
21.4	Assumptions and Exclusions	295
21.5	Operating Cost Estimates	296

22	ECONOMIC ANALYSIS	310

22.1	Introduction	310
22.2	Main Assumptions and Parameters	310
22.3	Operating Costs	311
22.4	Revenue	311
22.5	Royalties	312
22.6	Taxation	312
22.7	Financial Analysis	313

23	ADJACENT PROPERTIES	316

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page v of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

23.1	Adjacent Exploration Properties	316
23.2	Adjacent Operating Properties	316

24	OTHER RELEVANT DATA AND INFORMATION	318

24.1	Project Implementation Plan	318

25	INTERPRETATION AND CONCLUSIONS	332

25.1	Permits and Land	332
25.2	Geology and Resources	332
25.3	Mining	332
25.4	Processing	333
25.5	Capital and Operating Costs	333
25.6	Infrastructure	334
25.7	Project Implementation Plan	334

26	RECOMMENDATIONS	335

27	REFERENCES	336

28	CERTIFICATE OF QUALIFIED PERSONS	338

List of Tables

Table 1-1	Resources by Pit	4
Table 1-2	Reserve Estimate	5
Table 1-3	Sensitivity for NPV	7
Table 1-4	Sensitivity for IRR	8
Table 4-1	Concession and Exploration License Status, May 27, 2016	19
Table 6-1	Summary of Ownership of Almas Gold Project	29
Table 6-2	Summary of Historic Resource Estimates	30
Table 6-3	Paiol Mine Historic Production	31
Table 7-1	Lithostratigraphy of the Almas Greenstone Belt	35
Table 10-1	Total Historical Drilling in the Paiol Area, Including Leach Pad	60
Table 10-2	Total Historical Drilling in the Cata Funda Area	62
Table 10-3	Vira Saia Historical Drilling	62
Table 11-1	Bulk Density of Fresh Lithologies from Core Samples, Almas Project	68
Table 11-2	Bulk Density of Saprolite and Weathered Rock from Core Samples, Almas Project	69
Table 11-3	SGS Geosol Laboratory: Analytical Methods with Detection Limits	70
Table 11-4	Analytical Codes for Gold Analysis: ALS Laboratory	73
Table 11-5	Analytical Codes for Gold Analysis: ACME Laboratory	73
Table 11-6	Certified Reference Materials (CRM) for Gold used in the Almas Project	76
Table 11-7	Certified Reference Materials:Over Limit Assays	81
Table 11-8	Analytical Blank Samples: Overlimit Assays	82
Table 11-9	Laboratory Duplicate Samples: Overlimit Assays	87
Table 11-10	Certified Reference Materials for Gold used by SGS Geosol Laboratory	90
Table 13-1	Impact and Abrasion Breakage Parameters – Paiol Sample	101
Table 13-2	Impact Breakage Parameters – Drill Hole Samples	101
Table 13-3	Bond Work Index Results – Drill Hole and Leach Pad Samples	102
Table 13-4	Summary of Bond Work Index Results – Second Campaign	102
Table 13-5	Statistics on Wi Values	103

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page vi of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-6	Bond Abrasion Index Results – Drill Hole Samples	103
Table 13-7	Compression Energy-Breakage Parameters – Drill Hole Samples	106
Table 13-8	Compression Breakage Characteristics – Drill Hole Samples	106
Table 13-9	Paiol Comp 2 Head Grade	107
Table 13-10	Paiol Comp 2 Chemical Analysis	108
Table 13-11	Leach Pad Comp 1 Head Grade	109
Table 13-12	Leach Pad Comp 1 Chemical Composition (ICP)	109
Table 13-13	Leach Pad Comp 2 Head Grade	110
Table 13-14	Leach Pad Comp 2 Chemical Composition (ICP)	110
Table 13-15	Arroz FAM001 Head Grade	111
Table 13-16	Arroz FAM002 Head Grade	112
Table 13-17	Arroz FAM003 Head Grade	113
Table 13-18	Vira Saia Head Grade	114
Table 13-19	Paiol Composite Mineralogical Composition	114
Table 13-20	Mass Balance of AGP Crushing Circuit – Consolidated Scenario	123
Table 13-21	Mass Balance of AGP Grinding Circuit – Consolidated Scenario	124
Table 13-22	List of Equipment and Specifications – Consolidated AGP Comminution Circuit	125
Table 13-23	Gold Recovery – Gravity Concentration and Leaching Paiol Composite 2	138
Table 13-24	Gold Recovery – Effect of Gravity Concentration Prior Leaching	141
Table 13-25	Overall Gold Recovery Estimate	141
Table 13-26	Sodium Cyanide Consumption	142
Table 13-27	Gravity Recovery for Leach Pad Composites	142
Table 13-28	Leach Recovery after 48 Hours at Varying P80 Sizes and NaCN Conc. Leach Pad Composites	144
Table 13-29	Leach Extraction Data, Leach Pad Composites	144
Table 13-30	Effect of Gravity Concentration Prior Leaching. Leach Pad Composites	144
Table 13-31	Gold Recovery by Gravity Concentration, Cata Funda Composites	144
Table 13-32	Gold Recovery by Leaching 48 hours, after Gravity Concentration, Cata Funda Composites	147
Table 13-33	Gold Recovery by Leaching, P80 = 75 µm, Cata Funda Composites	147
Table 13-34	Overall Gold Recovery Estimate. Cata Funda Composites	147
Table 13-35	Overall Gold Recovery by Gravity Concentration. Vira Saia QSX and GDM Composites	148
Table 13-36	Carbon in Leach Recovery, P80 = 75 microns Paiol Composite 2	149
Table 13-37	CIL Recovery, P80 = 75 µm, Cata Funda Composites	149
Table 13-38	Overall Gold Recovery Estimate, Cata Funda Composites	149
Table 13-39	Gravity, CIL and Overall Gold Recovery Estimate, Leach Pad, Paiol and Cata Funda (Arroz) Composites	155
Table 13-40	Recovery Data for Various Composite Samples, With and Without Carbon at 500 ppm NaCN, 24 Hour Leach	160
Table 13-41	Variability Testing for Paiol	161
Table 13-42	Best Conditions for the Test Work with Cata Funda/Paiol and Vira Saia	161
Table 13-43	Cyanide Destruction OPEX Summary	162
Table 13-44	Thickener Dimensioning Table	164
Table 13-45	Principal Results of Test Work Program	164
Table 14-1	Sample Length Frequency	168
Table 14-2	Stats of 1m and 2.5m Length Uncapped and Capped Composites	174
Table 14-3	Correlogram Models	174
Table 14-4	Block Model Parameters	177
Table 14-5	Domain Codes	177
Table 14-6	Sample Configuration Analyzed	178
Table 14-7	Sample Configuration Results	178
Table 14-8	Ordinary Kriging Plans	178
Table 14-9	Mineral Inventory	185
Table 14-10	Block Candidates to Measured and Indicated Resources	185
Table 14-11	Vira Saia Drilling Statistics	188
Table 14-12	Vira Saia Density Values in Tonnes per Cubic Meter	189
Table 14-13	Vira Saia Au (ppm), 2m Composites	189
Table 14-14	Vira Saia Model Parameters	191

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page vii of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 14-15	Vira Saia Resources	191
Table 14-16	Total Historical Drilling in the Cata Funda Area	193
Table 14-17	Cata Funda Au (ppm), 5m Composites	195
Table 14-18	Cata Funda Block Model Parameters	196
Table 14-19	Cata Funda Resources	196
Table 14-20	Almas Gold Project Resources	199
Table 15-1	Comparison of Optimized Pits	200
Table 15-2	Paiol Pit Optimization Parameters	201
Table 15-3	2016 Review Paiol PitShell Summary	202
Table 15-4	Cata Funda Optimization Parameters	203
Table 15-5	Cata Funda Shell Resource Summary	206
Table 15-6	Vira Saia Optimization Parameters	209
Table 15-7	Vira Saia Shell Resource Summary	210
Table 15-8	Mine Design Parameters	213
Table 15-9	Stockpile Design Parameters	213
Table 15-10	Resource Classes	218
Table 15-11	Reserve Estimate	218
Table 16-1	Primary Fleet Productivity Estimates	221
Table 16-2	Annual Primary Equipment List	222
Table 16-3	Annual Ancillary Equipment List	222
Table 16-4	Mine Production Schedule	223
Table 18-1	Tailings Handling	247
Table 20-1	Summary of Environmental Baseline Information	266
Table 20-2	Identification of Potential Impacts in Project EA	272
Table 20-3	Environmental/Social Management Programs	280
Table 20-4	Environmental Thematic Plans and Programs	281
Table 20-5	Socioeconomic Management Plans/Programs	283
Table 20-6	Summary of Paiol pit and Ancillary Infrastructure Closure Activities	284
Table 21-1	Summary of Initial Capital Expenditure – by Area	285
Table 21-2	Summary of Initial Capital Expenditure – by Commodity	286
Table 21-3	Summary of Sustaining Capital Expenditure	286
Table 21-4	Project Area Code Description	288
Table 21-5	Capital Cost Estimate Summarized by Source of Unit Costs	292
Table 21-6	Project Currencies	292
Table 21-7	Indirect Costs High Level Breakdown	293
Table 21-8	Overall Project Operating Costs (US$ million)	297
Table 21-9	Overall Project Unit Operating Costs (US$/oz)	297
Table 21-10	Overall Project Unit Operating Costs (US$/t of ore)	297
Table 21-11	Manpower Summary	298
Table 21-12	Manpower: Salaries and Direct Costs	298
Table 21-13	Maintenance Labor Structure	299
Table 21-14	Mining Operating Costs	299
Table 21-15	Diesel and Parts Hourly Costs	300
Table 21-16	Explosives and Accessories Unit Prices	301
Table 21-17	Mining Labor Structure and Costs	301
Table 21-18	Process Operating Costs	302
Table 21-19	Electrical Energy Operating Costs	302
Table 21-20	Consumption and Costs of Process Inputs	303
Table 21-21	Processing Labor Structure and Costs	304
Table 21-22	Processing Costs of Maintenance Parts and Materials	304
Table 21-23	General and Administrative Costs	305
Table 21-24	G&A Personnel Structure and Costs	306
Table 21-25	Other Operating Costs Summary	307
Table 21-26	Environmental Related Programs	307
Table 21-27	Reclamation Costs Cash Flow	308
Table 21-28	Refining and Transportation Costs	308

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page viii of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-29	Total Royalties, Refining and Transportation Costs	309
Table 22-1	CAPEX Summary	310
Table 22-2	Sustaining Capital	311
Table 22-3	OPEX Summary	311
Table 22-4	Sensitivity Table for NPV	313
Table 22-5	Sensitivity Table for IRR	313
Table 22-6	Sensitivity of Project to Exchange Rate & Au Price Variations	314
Table 24-1	Risk Register	331

List of Figures

Figure 4-1	Location Map	16
Figure 4-2	Garimpos of the Almas Greenstone Belt	17
Figure 4-3	Mineral Rights Status Almas Greenstone Belt	18
Figure 4-4	Mineral Rights Status Paiol, Cata Funda, Vira Saia	20
Figure 4-5	Status Mineral Surface Rights Target Areas	23
Figure 4-6	Status Surface Rights Paiol Mine Area	24
Figure 5-1	Almas Gold Project Infrastructure	27
Figure 7-1	Tocantins Tectonostratigraphic Map	33
Figure 7-2	Regional Geology SE Tocantins	34
Figure 7-3	District Geology of the Almas Belt	36
Figure 7-4	Geological Map – Paiol Deposit	39
Figure 7-5	Geological Cross-Section Paiol Deposit	40
Figure 7-6	Geological Map Cata funda Deposit	42
Figure 7-7	Geological Cross-Section Cata Funda Deposit	43
Figure 7-8	Mafic Schists Paiol Cata Funda	44
Figure 7-9	Sericite Chlorite Carbonate Paiol and Cata funda	45
Figure 7-10	Quartz Eye Sericite Ankerite	46
Figure 7-11	Gold Mineralization	47
Figure 7-12	Gold Mineralization at Cata Funda	48
Figure 7-13	Geologic Map Viri Saia Deposit	50
Figure 7-14	Geological Cross-Section Viri Saia Deposit	51
Figure 7-15	Mafic Dike and Pegmatite Viri Saia Deposit	52
Figure 7-16	Granodiorite Protomylonite Viri Saia Deposit	53
Figure 7-17	Mylonite and Ultramylonite Viri Saia Deposit	54
Figure 8-1	Cross-Section Showing Deposits Almas Project	57
Figure 10-1	Paiol Drill Hole Map	63
Figure 10-2	Cata Funda Drill Hole MapFigure 10-3Vira Saia Drill Hole Map	64
Figure 11-1	Core Handling and Sampling Protocols	67
Figure 11-2	Sample Preparation Protocols	71
Figure 11-3	Sample Preparation Protocols Soils and Stream	72
Figure 11-4	Analytical Protocol	74
Figure 11-5	Internal CRM Analyses	77
Figure 11-6	Internal CRM Analyses	78
Figure 11-7	Internal CRM Analyses	79
Figure 11-8	Internal CRMand Blank Analyses	80
Figure 11-9	Internal Duplicate and Blank Analyses	84
Figure 11-10	Metallic Screen Test and Check Assays	85
Figure 11-11	External Blank Analyses SGS	88
Figure 11-12	External Duplicate and Replicates Analyses SGS	89
Figure 11-13	External CRM Analyses SGS	91
Figure 12-1	Comparisons of Reassays	95
Figure 12-2	Comparisons of Reassays for Rio Novo Samples	97
Figure 13-1	Wi Values as a Function of Gold Grades	104

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page ix of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Figure 13-2	Wi Values Arranged by Lithology and Grade	105
Figure 13-3	Grinding Curves for Paiol Mineral Samples	116
Figure 13-4	Grinding Curves for Leach Pad Samples	117
Figure 13-5	Grinding Curves for Arroz Samples	118
Figure 13-6	Grinding Curves for Vira Saia Samples	120
Figure 13-7	Flowsheet of AGP Comminution Circuit – Consolidated Scenario	122
Figure 13-8	Comparison of Gold Recovery versus Grind Size at 500 ppm NaCN without GGR	126
Figure 13-9	Comparison of Gold Recovery versus Grind Size at 1,000 ppm NaCN without GGR	127
Figure 13-10	Comparison of Gold Recovery versus Grind Size at 1,500 ppm NaCN without GGR	128
Figure 13-11	Comparison of Gold Recovery versus Cyanide Concentration at 150 µm without GGR	129
Figure 13-12	Comparison of Gold Recovery versus Cyanide Concentration at 106 µm without GGR	130
Figure 13-13	Comparison of Gold Recovery versus Cyanide Concentration at 75 µm without GGR	131
Figure 13-14	Comparison of Gold Recovery versus Grind Size at 500 ppm NaCN with GGR	132
Figure 13-15	Comparison of Gold Recovery versus Grind Size at 1,000 ppm NaCN with GGR	133
Figure 13-16	Comparison of Gold Recovery versus Grind Size at 1,500 ppm NaCN with GGR	134
Figure 13-17	Comparison of Gold Recovery versus Cyanide Concentration at 150 µm with GGR	135
Figure 13-18	Comparison of Gold Recovery versus Cyanide Concentration at 106 µm with GGR	136
Figure 13-19	Comparison of Gold Recovery versus Cyanide Concentration at 75 µm with GGR	137
Figure 13-20	Comparison of Gold Recovery for Paiol and Leach Pad Samples at 75 µm (1,000 ppm Sodium Cyanide Concentration with GGR Prior to Leaching)	139
Figure 13-21	Leaching Curves for Particle Sizes of P80 of 75 µm and Sodium Cyanide Concentration of 1,000ppm, without Gravity Concentration	140
Figure 13-22	Leach Pad Cyanide Leach Extraction Curves at 75 µm and 1,000 ppm NaCN	143
Figure 13-23	Leach Pad Cyanide Leach Extraction Curves at 75 µm and 1,000 ppm NaCN	145
Figure 13-24	Cata Funda Cyanide Leach Extraction Curves at 1,000 ppm NaCN and 75 µm	146
Figure 13-25	CIL Test Results for Paiol Composite 2 Sample Ground to 80% Passing 75 Microns	150
Figure 13-26	CIL Results for Sample QSX A at P80of 75 microns, Free CN at 500 ppm	151
Figure 13-27	CIL Results for Sample QSX B at P80of 96 microns, Free CN at 500 ppm	152
Figure 13-28	CIL Results for Sample GDM C at P80of 75 microns, Free CN at 500 ppm	153
Figure 13-29	CIL Results for Sample GDM D at P80of 134 microns, Free CN at 500 ppm	154
Figure 13-30	CIL Results for Sample VSCOMP at P80of 106 µm, Free CN at 500 ppm	156
Figure 13-31	Comparison of Leach and CIL Data at 500 ppm Sodium Cyanide	157
Figure 13-32	Comparison of Leach and CIL Data at 1,000 ppm Sodium Cyanide	158
Figure 13-33	Comparison of Leach/CIL Extraction for Paiol Samples Using Design Conditions	159
Figure 13-34	Sedimentation Testwork Paiol and Leach Pad Samples	163
Figure 13-35	Project Process Route	165
Figure 14-1	Section NWW – SEE showing the geological model	169
Figure 14-2	Length (m) versus Au (ppm)	170
Figure 14-3	Au Log Probabilistic Plot of 1 m Length Composites	171
Figure 14-4	NWW-SEE Section Showing the High Grade Locations	172
Figure 14-5	Contact Profile	173
Figure 14-6	Main Zone Correlogram	175
Figure 14-7	Secondary Zone Correlogram	176
Figure 14-8	Swath Plot Main Zone	180
Figure 14-9	Swath Plot Secondary Zone	181
Figure 14-10	Kriging Error From Grid Spacing	182
Figure 14-11	Category in NWW-SEE Section	183
Figure 14-12	Smooth Category in NWW-SEE Section	184
Figure 14-13	Tonnes Grade Chart Comparison	186
Figure 14-14	Tonnes Grade Chart Comparison	187
Figure 14-15	Vira Saia Log Probability Plot	190
Figure 14-16	Vira Saia Scatter Plot	192
Figure 14-17	Vira Saia Smoothed Block Classification	194
Figure 14-18	Cata Funda Scatter Plot Nearest Neighbor	197
Figure 14-19	Cata Funda Smoothed Block Classification	198
Figure 15-1	Paiol Pit Shell Analysis (Whittle Table)	204

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page x of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Figure 15-2	Paiol Pit Shell Cross Section (Whittle Pit overlayed by block model with COG)	205
Figure 15-3	Cata Funda Pit Shell Resource Summary	207
Figure 15-4	Cata funda Whittle Shell Cross-Section	208
Figure 15-5	Vira Saia Pit Shell Analysis (Whittle Table)	211
Figure 15-6	Vira Saia Pit Shell Cross Section (Whittle Pit overlayed by block model with COG)	212
Figure 15-7	Paiol Pit Design Layout	215
Figure 15-8	Cata Funda Pit Design Layout	216
Figure 15-9	Vira Saia Pit Design Layout	217
Figure 16-1	Production Schedule by Pit	224
Figure 16-2	Production Schedule by Destination	225
Figure 16-3	Production Schedule Annual Ounces	226
Figure 16-4	Annual Mill Grade Profile	227
Figure 16-5	Paiol Mine Progression 2014-2016	228
Figure 16-6	Paiol Mine Progression 2017-2019	229
Figure 16-7	Paiol Mine Progression 2020-2022	230
Figure 16-8	Paiol Mine Progression 2023-2024	231
Figure 16-9	Cata Funda Mine Progression 2015-2017	232
Figure 16-10	Vira Saia Mine Progression 2015-2017	233
Figure 16-11	Vira Saia Mine Progression 2018-2019	234
Figure 17-1	Process Overall Flowsheet	237
Figure 18-1	Water Balance Schematic	248
Figure 18-2	Monthly Precipitation Data	249
Figure 18-3	Typical Cross-Section of Dam F	250
Figure 20-1	Map of Socio Economic Area of Influence	260
Figure 20-2	Map of Baseline Soil Sampling Locations	268
Figure 20-3	Map of Surface Water Sampling Locations	269
Figure 20-4	Map of Baseline Sediment Sampling Locations	270
Figure 20-5	Capture Point for Operational Phase Make-up Water	275
Figure 20-6	Simplified Water Balance m3-hour	276
Figure 23-1	Mineral Properties adjacent to Rio Novo Properties	317
Figure 24-1	Overall Project Schedule	320
Figure 24-2	Organization Chart of Project Management for the Almas Project	322

List of Graphs

Graph 22-1	Sensitivity Chart for NPV	314
Graph 22-2	Sensitivity Chart for IRR	315

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page xi of xi |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

1	Executive Summary

RungePincockMinarco (RPM) was retained by Rio Novo Mineração Ltda (Rio Novo) to update the 2013 NI 43-101 compliant Definitive Feasibility Study and publish a new NI 43-101 compliant Technical Report. This Technical Report meets the requirements of Canadian National Instrument 43-101. This report is identical to the 2013 report with the exceptions of the financial inputs which reflect current metal prices, equipment and capital and labor costs and updates to permitting and surface acquisition activities.

The Almas Gold Project is in the municipality of Almas, in Tocantins State, Brazil. The Project consists of three separate open pit mining areas and a central processing facility. The Almas Project three main gold deposits, Paiol, Cata Funda and Vira Saia are along a 15km long corridor of the Almas Greenstone Belt, a Paleoproterozoic volcano-sedimentary sequence which hosts numerous orogenic gold occurrences. Mining activity at the Project will commence at the Paiol pit and will be followed sequentially first at the Cata Funda pit and finally the Vira Saia pit before returning to the Paiol pit and the Paiol heap leaching tails

Rio Novo’s mineral rights covering the Paiol and Cata Funda gold deposits are controlled, respectively, by two Mining Concessions (9,137 ha). The Vira Saia deposit is held by two Exploration Permits (4,483.75 ha) acquired from a third-party in 2012.

Within the 1988 Brazilian Federal Constitution, mineral resources are defined as assets of the Federal Government. The legal right to mine is assigned to the mining company by the Federal Government of Brazil in the form of a Mining Decree in accordance with the Mining Code. Under Brazilian law there is a separation of the surface rights from the mineral rights; therefore, a business entity may hold valid mining rights from the Federal Government but must still negotiate legal access with the surface rights holder.

To operate the new project at the Paiol mine, Rio Novo was required to renew the environmental license under the standards set forth by the Tocantins State environmental authority (NATURATINS). Rio Novo has presented and NATURATINS has accepted the Environmental Assessment Report (EA) for the Paiol mine area resulting in the granting of the Installation License (Licença de Instalação or LI) on December 2, 2011. Renewal of the Mining Concession for the Paiol and Cata Funda properties was granted in January 2013. The Vira Saia deposit is held by two exploration licenses that were assigned to Rio Novo per the terms of an Option Agreement, executed on March 22, 2011 between Mineração Santo Expedito Ltda. and Terra Goyana Mineração Ltda. and Rio Novo Mineração Ltda. The assignment of the two exploration licenses to Rio Novo covering the Vira Saia property was published in the Brazilian Official Gazette on February 13, 2012 and June 26, 2012, respectively.

Rio Novo expects to commence the Environmental Assessment studies on the Cata Funda and Vira Saia properties upon restarting the project and expects approval from NATURATINS within 3 to 6 months of submitting the reports.

1.1	History

Gold mining in the Almas area began in the 1700s during colonial times when slave labor was used to extract gold from near-surface oxide zones. In more recent times, garimpeiros (artisanal miners) expanded the earlier excavations. In 1977 the exploration arm of VALE identified some potentially prospective volcano-sedimentary sequences of Archean age in the region. Further exploration by VALE in the mid- to late-1980 led to discoveries at Cata Funda and Paiol. In 1996, VALE commenced mining at the Paiol deposit.

Gold has been the primary target of exploration in the district. Discoveries thus far, have been made by a combination of mapping and soil sampling, followed by drilling. To date, exploration has primarily targeted near- surface gold anomalies and is therefore still in the early stages. The major exploration milestones are:

▪	1985: VALE and METAGO, agreed to jointly explore the area.
▪	1985 to 1987: Several targets were identified during this phase of exploration: Paiol, Cata Funda, Vira Saia, Morro do Carneiro, Refresco, Vieira, Ijuí, Mateus Lopes and Cemitério.
▪	1986: Initial drilling and discovery of the Cata Funda deposit.
▪	1987: Discovery of Paiol deposit.

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▪	1996: VALE reports initial resource estimates for the Paiol deposit.
▪	1996 to 2001: VALE conducts mining of the Paiol deposit.
▪	2006 – Mineração Apuã commences exploration.
▪	2008 to 2010: Rio Novo conducts confirmation drilling, resulting in a resource estimate, reported as an NI 43- 401 Technical Report in February 2010.
▪	2010 to 2011: Core drilling initiated by Rio Novo for confirmation and expansion of the Paiol and Cata Funda resource areas as well as exploration of nearby targets.
▪	2011: Discovery of the Vira Saia deposit 5km north of Paiol.
▪	2011 to 2012: Infill drilling and resource modeling at Vira Saia brought additional resources and enhanced the overall Almas Gold Project, leading to completion of a Preliminary Economic Assessment (PEA) in March 2012.
▪	2013 Completion of a feasibility level NI 43-101.
▪	2016 The current document is an update of that study using updated costs, new exchange rates and metal prices.

1.2	Geology

The Almas Gold Project area is situated within the Almas-Dianópolis Greenstone Belt (AGB) of Archean-to- Paleoproterzoic age. The greensone belt lies within the Almas-Conceição Terrane on the western block of the Goiás Massif.

The Paleoproterozoic granite-greenstone terrane is composed of gneissic granite domes with infolded, narrow domains of metabasic and metasedimentary rocks including tholeiitic metabasalts and calc-alkaline metatonalites that have been subjected to strong regional metamorphism.

The metamorphism resulted in deep-seated, shear-hosted, mesothermal, gold deposits which have more recently been referred to as orogenic gold deposits. The gold-mineralized zone occurs in the core of hydrothermal alteration zones, generally associated with variable amounts of quartz, carbonate, albite, sericite and sulphide minerals.

Gold in the Almas Greenstone Belt occurs in four different geological settings.

▪	Gold associated with hydrothermally-altered shear zones in basic to intermediate volcanic rocks;
▪	Gold associated with hydrothermally-altered shear zones in felsic tuff;
▪	Gold associated with hydrothermally-altered banded iron formation;
▪	Gold associated with smoky quartz veins in sheared granite gneiss.

The main Paiol ore body has overall dimensions of approximately 650m in the down dip direction, 1,250m along strike and averages 27m thick. The Cata Funda ore body has overall dimensions of approximately 240m in the down dip direction, 230m along strike and averages 10m thick. At Vira Saia gold is closely associated with sulfide-bearing, quartz-sericite rich ultramylonites formed in the core of shear zones developed in granodiorite. Chalcopyrite and galena are rare. Intensity of the hydrothermal alteration is proportional to the progressive deformation in the shear zone.

1.3	Exploration

Exploration within the Almas Gold Project dates back to 1977 when VALE identified prospective terrain in the greenstone belts around Almas. Workers in the area have used a combination of geophysics, geochemistry and geologic mapping to discover numerous gold anomalies. The Paiol deposit was discovered in 1987. The Paiol discovery was significant in that the deposit did not crop out, and the discovery was based on a weak soil anomaly and geophysics.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 2 of 340 |

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It is important to note that exploration thus far has been primarily designed to identify near-surface prospects. The deeper, covered areas of the district have yet to be explored. Due to the generally flat terrain and thick soil or saprolite cover, only a small portion of the district has been adequately covered by exploration. Greenstone gold deposits typically have a large vertical extent and the potential for deeper, likely underground targets is good.

1.4	Drilling, Sampling, and Assaying

Drilling on the Almas Gold Project has been completed in various campaigns since 1985 by VALE – Metago, Santa Elina, Mineração Apuã (MA), and Rio Novo. Both diamond core and reverse circulation have been used in exploration activities; however, for the purposes of this and previous studies, Rio Novo has elected not to use the reverse circulation drill hole information for the geological models and resource estimates of the main deposits, Paiol, Cata Funda, and Vira Saia. This was done to assure the quality of assays and other drill hole information met Rio Novo quality standards. Reverse circulation and auger drilling were used to evaluate the former Paiol Leach Pad.

At Paiol, the known extents of mineralization have been drilled out on nominal 25m centers. Drilling covers an area of about 2,000m along strike and 300m across. Additional scout holes have been drilled around the perimeter. The deposit is primarily drilled out to a vertical depth of 250m to 300m, although individual drill holes have been drilled as deep as 500m (vertical depth). In total, there have been 468 diamond core holes drilled in the Paiol area, for approximately 72,500m. Of these, 466 holes were used in the generation of the Paiol resource model. VALE drilled 519 shallow reverse circulation holes, but these were not used in the modelling.

At Cata Funda, the deposit has been drilled out at nominal 25m x 25m centers. The drilling covers an area of about 700m along strike and 250m across strike. The deposit is drilled to a vertical depth of about 80m to 100m, with an average down hole drilling length of 120m and the deepest holes reaching vertical depths of 150m to 170m. A total of 183 core holes totalling 21,400m were drilled between 1996 and 2011 and were used to generate the Cata Funda model. Reverse circulation drilling by VALE was not used in the models.

During 2011 and early 2012, a drilling campaign was completed at the Vira Saia discovery. In total, 194 diamond core holes were completed totalling approximately 26,500m. The main drilling was oriented 045 degrees (N45E), perpendicular to the overall strike of the deposit. The deposit has been drilled to a vertical depth of 150m to 180m. Drill hole spacing in the resource area is nominally 25m x 35m.

At the Paiol Leach Pad, 92 reverse circulation holes and 166 auger holes were completed.

Rio Novo had a detailed QA/QC protocol which met or exceeded industry best practice using standards, blanks and duplicates as well as a primary and a secondary lab. The primary analytical laboratory used by Rio Novo for the Almas Project is the SGS Geosol laboratory, located in Vespasiano, Minas Gerais State, Brazil. The laboratory has ISO 9001 certification and ISO 14001:2004, ISO 17025:2009 certification for environmental chemical analyses.

SGS Geosol employs modern, industry standard techniques and analytical methods. For the purpose of routine gold analysis in the Almas project, fire assay with atomic absorption (AA) finish was used most frequently. Multi- element analyses on 34 elements were determined by ICP subsequent to digestion of samples either in aqua regia acid or in four-acids.

The second laboratory used by Rio Novo for check assays is ALS Chemex which prepped the samples in Vespasiano, Minas Gerais State and Goiânia, Goiás State, Brazil and completed the analyses at their lab in Lima, Peru.

The drilling, assaying and QA/QC protocols are sufficient to support a resource model at a feasibility level.

1.5	Data Verification

Three different methods of verification were used to verify the quality of the database. These were:

1.	Verification of the original or historic data in the current database from drilling by the various project operators previous to Rio Novo,

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2.	The quality control and verification procedures used by Rio Novo during drilling campaigns from 2010 to present.

3.	The final verification by RungePincockMinarco for this study.

Rio Novo has used only diamond core drilling results. Reverse circulation drilling as well as surface geochemical samples (such as rock chips, channel samples, soil samples) were not used in this study to estimate resources and no opinion is given regarding the quality of such data for other purposes such as exploration. RPM believes that the database is sufficient to support resource modeling at a feasibility level.

1.6	Mineral Processing and Metallurgical Testing

Test work included different process options for the comminution circuit, leaching with and without activated carbon and the order of unit operations (gravity concentration followed by leaching and vice versa). Each set of tests was performed for each of the representative samples of the deposits identified: Paiol, Leach Pad, Vira Saia, and Cata Funda. Based upon the results from testwork, the processing route to be used for process design was selected.

1.7	Mineral Resources

Total mineral resource estimates for the Almas gold project are based on resource models from three mineral deposits, Paiol, Cata Funda, and Vira Saia, as well as the former Paiol Leach Pad. All three resource models were built in similar fashion. In the first step, a structural model was completed by Rio Novo geologists based on core logging, surface geological mapping, and interpretation of cross-sections. Next, a lithological (rock type) model was created, followed by an alteration model. In the final step, a gold zone model was built using the above models as guidance along with the assay data from drill holes.

The above models were initially created on paper cross sections, perpendicular to the main strike, on generally 25m centers (in places 35m or 50m). This work was then digitized in ACAD and imported into Leapfrog. Using Leapfrog, three-dimensional solids were generated, and then verified visually against the original data. The solids were then imported into Surpac where the block models were constructed and original resource estimates calculated. The resource model for the Paiol Leach Pad is based on assays from reverse circulation and auger drilling. The model has no constraints other than the surveyed topography of the pad itself.

The resources were estimated based on Ordinary Kriging (OK). Categorization was defined by grid spacing in this resource model following Parker’s guidelines which recommend basing the classification in the risk of a year and a three-quarter volume production. RPM defined as candidates (Inventory) for Measured Resources as those blocks having a drill hole spacing (four drill holes) of 30m x 30m and candidates for Indicated Resources those blocks having a drill hole spacing (four drill holes) of 50m by 50m. In order to satisfy the code requirements a pit shell must be completed to define blocks which have reasonable prospects to be extracted. Moreover, historical drill holes without certificates, surveys or QA/QC should not use to define Measured Resources. Inferred blocks are those which are within a drill hole spacing of 75m by 75m.

Table 1-1 shows the measured and indicated resources by pit. The resources do not include 46,752 ounces from the Paiol leach pad.

Table 1-1 Resources by Pit

Variable Cutoff		Measured			Indicated
Deposit	Cutoff g/t	Au (g/t)	Tonnes	Grams Au	Au (g/t)	Tonnes	Grams Au
Paiol	0.25	0.752	16,595,211	12,479,599	0.785	10,546,003	8,278,612
Cata Funda	0.35	1.334	764,595	1,019,970	1.031	336,225	346,648
Vira Saia	0.32	1.026	593,422	608,851	0.910	2,323,772	2,114,633
Leach Pad	-	0.88	1,647,656	1,454,174
Totals		0.794	19,600,884	15,562,594	0.813	13,206,000	10,739,893

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

1.8	Mineral Reserve Estimates

The Almas Gold project is planned to include three open pit operations which will utilize a combination of hydraulic excavators, large front-end loaders and 35-tonne haul trucks as the primary mining equipment.

Based on the mine optimization analysis, ultimate pits were designed for each of the deposits, Paiol, Cata Funda and Vira Saia. The mine schedule resulted in an average production rate of 2.0 Mt of run-of-mine (ROM) hard- rock ore at 0.86 grams of gold per tonne ex-pit and 132 Mt of waste over the 15-year life of the project. The mining schedule is based on an annual 12 months of operation.

Using this production schedule, capital and operating cost estimates were developed for the project, including the mine and processing plant.

Total reserves are to be mined from three deposits: Paiol, the project’s primary deposit, and two satellite deposits, Vira Saia and Cata Funda, located 5km and 15km away, respectively. The total reserves to be processed also include spent heap leach residue stockpiled by VALE, the previous operator at Paiol. Table 1-2 shows the reserves by pit for the Almas gold project.

Table 1-2 Reserve Estimate

Pit	Reserve Category	Tonnes	Grade: Au g/t	Contained Au (Oz)
Paiol	Proven Probable	15,199,497 7,430,490	0.80 0.84	389,765 201,026
	Subtotal Ore	22,629,987	0.81	590,791
Cata Funda	Proven Probable	557,718 321,735	1.82 1.57	32,668 16,209
	Subtotal Ore	879,453	1.73	48,877
Vira Saia	Proven Probable	1,786,936 360,582	1.13 1.09	64,920 12,601
	Subtotal Ore	2,147,518	1.12	77,521
In-Pit	Ore	25,656,958	0.87	717,189
	Waste	133,006,951
	Total	158,663,909
	Strip Ratio:	5.18
Leach Pad	-	1,647,656	0.88	46,752

1.9	Mining Methods

The mining of the three deposits will be mechanized with progress throughout the prescribed phases advancing in successive benches. The mine development is based on variable cutoff grades that maximize gold production and operational flexibility with mining of multiple benches at any given time period.

The development time includes pre-stripping and ore stockpiling activities and is estimated to be 18 months duration. Development will consist of starting the Paiol pit overburden stripping and the construction of a 10 percent, 12-m wide ramp access. Production is expected to start 18 months after plant construction and pre- stripping begin, with the extraction of primary ore from the Paiol pit.

The production schedule anticipates the delivery of 1.8 Mt of run-of-mine (“ROM”) ore at grade of 1.26 g/t during the first year of commercial operation as part of the ramp-up schedule. Average annual planned production over the life of mine is 2.05 Mtpa of ROM at 0.86 Au g/t average grade over the 14 year mine life. Average LOM strip- ratio is estimated at 5.19 to 1. Ore grade will be higher than average in the first two years, estimated to be 1.42 g/t Au.

The Cata Funda pit will commence production one year after production begins at Paiol and produce for two years. Production at the Vira-Saia pit will also commence one year after production begins at Paiol and continue

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for three years. The Leach Pad reserve will be processed after mining is complete at Vira Saia taking two years to complete.

The mine schedule incorporates a mining method of blending mineralized oxide ore bodies from various pits resulting in a relatively constant average feed grade of 0.86 g/t Au. Mining is planned to occur twelve months per year with reduction in operating hours during the wet season commencing in March and ending in October. The main mining operations include overburden stripping, waste transportation and disposal, ore blasting, loading, hauling, and dumping at the processing plant.

1.10	Recovery Methods

The metallurgical process will treat two million tons of ore per year. The ore will be crushed in three stages operating in closed circuit, followed by grinding via ball mill to reduce the material to a P80 of 74 microns. The ground ore will be leached and the gold in solution will be adsorbed into activated carbon (CIL). After washing the loaded carbon, the gold-rich solution will be pumped to electrowinning. The deposited cathode material will be melted into bullions. The slag will be recycled to recover trapped gold. Reagents will be prepared and stored appropriately. Water and compressed air required will come from a service area designed to supply the process. Cyanide will be destroyed to yield environmentally acceptable effluents.

1.11	Project Infrastructure

The infrastructure for the project will include improvements to the access road, site and internal road earthworks, grading and drainage, water systems, tailings storage facilities (TSF), sanitary collection and treatment, equipment foundations and structures, building foundations and structures, an incoming power transmission line, power distribution, and site communications. All systems are proven systems which have been brought to a basic design level for feasibility and cost estimating purposes.

1.12	Market Studies and Contracts

Rio Novo (Almas) will enter into a Gold Sales Agreement to sell all produced gold to Scotia Bank on the same basis as that currently in place with other major Brazilian Gold producers. Scotia Bank currently purchases much of the gold produced in Brazil. Other alternative buyers in Brazil are Standard Bank and Mitsui.

1.13	Environmental Studies, Permitting and Social or Community Impact

The major environmental and social study pertaining to the project is the 2011 Environmental Assessment (EA) of the Almas Project, Tocantins State, Brazil, complemented with other technical hydrogeological and geochemical investigations. The EA report was prepared by Canestoga-Rovers (CRA) of Sao Paolo. The document was prepared using Terms of Reference established with the Instituto Natureza do Tocantins (NATURATINS), the Environmental Authority for the licensing of mining projects within the State of Tocantins. The EA report encompasses re-development of the formerly mined Paiol pit and emplacement of associated infrastructure (waste rock dumps, tailings storage facility, processing circuit, accommodations, offices, etc.). The EA does not address development of the Cata Funda or Vira Saia pits, although some baseline information, particularly socioeconomic data, will likely be relevant in the development of the EAs prepared for exploitation of these two pits.

The EA for the Almas Project (encompassing re-development of the Paiol pit and ancillary infrastructure) was filed with NATURATINS on May 12, 2011, and conditionally approved on December 11, 2011, as part of the issuance of the Project Installation License (LI). The granted LI allows for installation of all processing infrastructure. An Operations License (LO) will be required prior to the initiation of mining and processing of ore. The LO will be applied for once installation of infrastructure is complete, allowing NATURATINS to then inspect the facilities to ensure conditions of the LI have been satisfactorily implemented.

Terms of Reference have been issued by NATURATINS to guide preparation of separate EAs for exploitation of the Cata Funda and Vira Saia deposits. These EAs will be prepared by CRA, with work on both documents to be initiated upon resumption of the project. Rio Novo expects each report to take approximately four months to

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complete, after which NATURATINS has 180 days to review content. Issuance of LIs for Cata Funda and Vira- Saia is subject to NATURATINS’ review and conditional approval of the EAs, which is expected within 3 to 6 months of submittal.

1.14	Capital and Operating Costs

The costs for the project include the initial capital cost (Initial CAPEX), the sustaining capital cost (Sustaining CAPEX), and the operation cost (OPEX). All costs are in Q2 2016 US dollars. The capital and operating costs from the 2012 43-101 have been updated to current 2016 cost. The Initial CAPEX is based on the basic design and its quantities. Approximately 80% of the direct costs are from quotes from the market. The accuracy is deemed to be +/- 15% and is approximately $92.6 million. The Sustaining CAPEX includes mine fleet replacement, and tailings storage facilities, among other items. It is approximately $62.9 million.

The OPEX costs are grouped into four cost centers: mining, processing, G&A, and other operating costs. The lifetime operating cost estimate amounts to approximately $422.9 million, or US$458.4 million after including refining, transportation, and royalty costs. The lifetime average unit costs per ounce of gold produced is US$602.2 per oz (operating cost estimate), or US$652.8 per oz after including refining, transportation, and royalty costs. The correspondent unit costs per ounce of ore feed to the plant is US$15.49 per tonne (operating cost estimate), or US$16.79 per tonne after including refining, transportation, and royalty costs.

1.15	Economic Analysis

Based on the assumptions adopted, of US$1,250/oz., an exchange rate of BRL$3.5 to US$1 (please note that the BRL Forex rate used is a bank consensus figure for Q1, 2017 as of July 28, 2016) and the Capex of $92.6 million, the NPV (Net Present Value) estimated for the Base Case is US$147.0 million, at a discount rate of 5.0%. The Internal Rate of Return (IRR) is 34.3% and the average annual EBITDA from year 2 to the end of mine life is US$30 million. The undiscounted payback is 20 months. Tables 1-3 and 1-4 below summarize the sensitivity of the Project’s Net Present Value (“NPV”) and Internal Rate of Return ("IRR") to variations in gold price, and capital and operating costs.

The results attained show that in its current conception and based on the assumptions used in this report, the project is economically viable, according to the assumptions adopted, since the results show a significant positive NPV and an IRR significantly higher than the discount rate adopted.

Table 1-3 Sensitivity for NPV

Δ%	Gold Price
(%)	US$/Oz	NPV@5%	NPV@5%	NPV@5%
		Price	Opex	Capex
16.0%	1,450	225.1	107.8	139.8
12.0%	1,400	205.5	117.7	141.5
8.0%	1,350	185.9	127.5	143.2
4.0%	1,300	166.3	137.1	144.9
0%	1,250	147.0	147.0	147.0
-4.0%	1,200	127.0	156.2	148.4
-8.0%	1,150	107.2	165.8	150.1
-12.0%	1,100	86.9	175.3	151.9
-16.0%	1,050	67.2	184.8	153.6

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 7 of 340 |

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Table 1-4 Sensitivity for IRR

Δ%	Gold Price
(%)	US$/Oz	IRR %	IRR %	IRR %
		Price	Opex	Capex
16.0%	1,450	48.40%	27.70%	32.70%
12.0%	1,400	45.00%	29.40%	33.10%
8.0%	1,350	41.50%	31.10%	33.50%
4.0%	1,300	37.90%	32.70%	33.90%
0%	1,250	34.30%	34.30%	34.30%
-4.0%	1,200	30.60%	35.80%	34.70%
-8.0%	1,150	26.90%	37.30%	35.10%
-12.0%	1,100	22.90%	38.80%	35.50%
-16.0%	1,050	18.90%	40.30%	35.90%

1.16	Project Execution Plan

The project will be delivered through an EPCM contractor. The EPCM contractor will implement a Project Execution Plan (PEP) which will cover safety, organizational management, scope, schedule, cost, project controls, quality, environment, expediting/logistics, and risk, among other things. The project ideally will start construction in the spring, and take approximately one year and a half to complete. Key elements in the schedule include permits, long-lead procurement items, and an early start to earthworks for dry season construction. Subcontractors for the respective packages have been/will be assessed, and quality contractors will be used on the project. Performance security will be taken on all major packages. A risk register will be developed and will be monitored and acted upon.

1.17	Recommendations

▪	Analyse gold mineralogy and recovery more specifically in order to dissipate any doubt if further gold can be obtained. Consequently, reagent consumption can be determined more accurately.
▪	Review classification of resources to insure the first few years of production are measured and well defined.
▪	Further power calculations should be performed in order to minimize power consumption.
▪	Further analysis of geotechnical aspects for detailed design and construction. This will enable more certainty to the cost and schedule of earthworks and foundations for the project.
▪	Survey terrain to total station survey accuracy for detailed design.
▪	Recalculate OPEX considering process improvements (if applicable) derived from recommendations for Sections 13 and 17.
▪	Update and refine OPEX and CAPEX costs during final design to reflect more current conditions.
▪	Review and refine pit geotechnical studies to insure the stability of the proposed pit walls.
▪	Review and investigate possible ways to lower haulage costs from Vira Saia and Cata Funda to the process plant.

Further refine the resource block models for the Project in the next stage of engineering. RPM suspects the inclusion of low grade blocks at the vein contacts in the current Vira Saia model could result in a possible reduction of up to 12k oz of Au reserve. A new resource block model at Vira Saia and optimization of the production schedule could in RPM’s opinion, result in the gold reserves at Vira Saia being reduced or eliminated in the next phase of detailed engineering development. RPM notes that the amount of potential change is negative 1.6% to the overall gold reserve of the Project which is not considered material.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 8 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2	Introduction and Terms of Reference

RungePincockMinarco (RPM) was retained by Rio Novo Mineração Ltda (Rio Novo) to prepare an NI 43-101 compliant Technical Report. This report is an update of the 2013 report. The updated information is contained in Sections 21 and 22 of this report along with modification of dates to reflect the current project status and updates to the permitting and land status. The 2013 RPM report was prepared to meet the requirements of Canadian National Instrument 43-101 (NI 43-101) and conforms to Form 43-101 F1 for Qualifying Reports. Due to changes in exchange rates and the costs of goods and services, Rio Novo has requested RPM produce a new NI 43-101 with the economics reflecting the new financial conditions. This new Technical Report meets the requirements of Canadian National Instrument 43-101.

The Almas Gold Project is in the municipality of Almas, in Tocantins State, Brazil. The Project consists of three separate mining areas envisioned to be mined and the ore transported to a central processing facility. Exploration and development programs have produced an extensive database of information which forms the foundation for this report.

2.1	Project Background

The Almas Project includes three main gold deposits: Paiol, Cata Funda and Vira Saia. The three deposits are along a 15km long corridor of the Almas Greenstone Belt, a Paleoproterozoic volcano-sedimentary sequence which hosts numerous orogenic gold occurrences. Several other exploration targets occur in the vicinity, but are not the subject of this report.

The Project includes a former historic open pit and a spent heap leach stockpile at Paiol. The Project was formerly operated by VALE from 1996 until 2001, and produced 86,000 ounces of gold. The former open pit is currently filled with water and the waste dump and heap leach facilities have been reclaimed. Most of the process equipment and other facilities have been removed in conformance with the reclamation requirements of the state environmental authority.

The Paiol and Cata Funda deposits are on property currently with the status of “Suspended Operation” with the DNPM (“National Department of Mineral Production”). To remove this suspended status, Rio Novo will need to fulfill a number of requirements detailed in Section 4 of this report before any mining activity can resume. The process of removing the “Suspended Operation” status is well documented in protocols established by DNPM. To operate the new project at the Paiol mine, Rio Novo was required to renew the environmental license under the standards set forth by the Tocantins State environmental authority (NATURATINS). NATURATINS has accepted the Environmental Assessment Report (EA) for the Paiol mine area and granted the Installation License (Licença de Instalação or LI) on December 2, 2011.

Subsequent to the granting of the LI License on the Paiol property, Rio Novo submitted a PAE Report (Plano de Aproveitamento Econômico) to the DNPM on February 14, 2012 for the Paiol and Cata Funda properties. Acceptance of the PAE report by the DNPM is a critical step in the granting of the Mining Decree in Brazil. Rio Novo reasonably expects that final acceptance of the PAE Report for Paiol and Cata Funda will be forthcoming in January 2013.

The Vira Saia deposit is held by two exploration licenses (Process No. 864.083/2006, 860.373/1988) that were assigned to Rio Novo per the terms of an Option Agreement. Two critical steps in the process of granting a Mining Decree to an operator is the acceptance by the DNPM of the operator’s Final Exploration Report and the PAE Report. With respect to the Vira Saia property, the Final Exploration Report on DNPM process no. 864.083/2006 was submitted to DNMP June 18, 2012. Rio Novo reasonably expects that acceptance of the Final Exploration Report on Process No. 864.083/2006 by the DNPM will be forthcoming in January 2013.

The project development concept currently being considered begins with the construction of a CIL mill facility at Paiol. The Paiol open pit will be prepared for production during the construction period, produce for approximately two years followed by development and production from Cata Funda and Vira Saia and then returning to Paiol to complete mining the deposit. Mined material will be trucked from the satellite deposits to Paiol to maintain annual plant feed requirements. Project development activities completed by Rio Novo include:

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 9 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

▪	Drilling of Paiol, Cata Funda, and Vira Saia, along with geological studies, leading to a resource model and mine plan;
▪	Geotechnical and hydrological studies;
▪	The recovery of metallurgical samples by diamond core drilling and the completion of metallurgical testwork programs to determine crushing and grinding characteristics of the deposits and to develop a process for the recovery of gold;
▪	Completion of a basic engineering design of process facilities for the recovery gold, tailings storage, and all support services to maintain a production facility adjacent to the Paiol open pit;
▪	Estimates of capital and operating expenditures for the project, a discounted cash flow for the life of the project and a plan for the project implementation and the ultimate rehabilitation of the site when the project is decommissioned;
▪	Detailed studies of the environmental impact of the project with submission to the State environmental authorities for approval and the granting of licenses to operate;
▪	Community relations programs, stakeholder consultation and sustainable development initiatives.

2.2	Qualified Persons and Participating Personnel

This report has been prepared by RPM. The majority of the report is the same as the 2103 NI 43-101 report and because no new work has been done in the technical areas, the principal author of this report has accepted the technical discussions of the previous report and accepts full responsibility the content and conclusions.. Because nothing material had changed technically and there has been no work done since the 2013 report, a site visit was not undertaken for this report. The following persons were responsible for preparation of the sections listed by their name or accepts responsibility for their content.

Name	QP Qualifications	Company	Sections Prepared
Richard Kehmeier	AIPG CPG #10879	RungePincockMinarco Lakewood	1,2,3,4,5,6,7,8,9,10,11,12, 13,14, 17, 18, 19, 20, 23, 24 25, 26 and 27.
Paul Gates	Professional Engineer	RungePincockMinarco Lakewood	15, 16, 21, 22

2.3	Terms of Reference

This report has been prepared in accordance with the guidelines provided in Canadian National Instrument 43- 101, “Standards of Disclosure for Mineral Projects.”

Resource definitions are as set forth in Canadian Institute of Mining, Metallurgy and Petroleum, “CIM Standards on Mineral Resource and Mineral Reserves”, prepared by the CIM Standing Committee on Reserve Definitions, adopted by CIM Counsel on November 27, 2010. The effective date of the mineral resource estimates presented herein is October 26, 2012.

2.4	Terms and Definitions

▪	The following terms and definitions are used in this report.
▪	Rio Novo refers to Rio Novo Mineração Ltda.
▪	RungePincockMinarco (RPM), a division of the Runge Corporation, and its representatives.
▪	DNPM refers to the National Department for Mineral Production (Departamento Nacional de Produção Mineral).

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

RPM has based all measurements in the metric system, and has identified exceptions to this, notably when listing both English and Metric standards. Currencies are generally based on the March 2016 US Dollar, with the conversion exchange rate of 3.50 Brazilian Reals per US Dollar for the long-term exchange rate unless otherwise stated. Dollars are United States Dollars, and weights are in metric tonnes of 1,000 kilograms (2,204.62 pounds). The following abbreviations are used in this report:

Abbreviation	Unit or Term

AA	Atomic Adsorption

DCF	Discounted Cash Flow

G&A	General and Administrative

FEL	Front End Loaded Project Evaluation Study
ft	feet
ft3	cubic feet

IDS	Inverse Distance Squared
ICP	Inductively Coupled Plasma
In	inch
ISO	International Standards Organization

JORC	Australasian Code for Reporting of Exploration Results, Mineral Resources, and Ore Reserves

k	Thousands
kg	kilogram
km	Kilometer

LI	Installation License
LMC	Linear co-regionalization model
LO	Operating License
LP	Preliminary License

M	Millions
MCW	Meters of Column of Water
Mt or mt	Million tonnes
mm	millimeters
m3	cubic meter
mtpy	Million tonnes per year

NI 43-101	Canadian National Instrument 43-101
NPV	Net Present Value

OCK	Ordinary Co-Kriging
OK	Ordinary Kriging
oz	ounces

ROM	run-of-mine
RPM	RungePincockMinarco

T or t	Metric Tonne (1,000 kg or 2,204.6 lbs)
TDA	Total De-clustered Average
TDS	Total Dissolved Solids
TSS	Total Suspended Solids

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

TSF	Tailings Storage Facility
Tpa or tpy	Tonnes per annum/year
tpd	Tonnes per day
tph	Tonnes per hour

UTM	Universal Transverse Mercator coordinate system

XRF	X-Ray Fluorescence

yd3	cubic yards

$	United States Dollars
R$/BRL$	Brazilian Real
%	Percent by weight

Common Chemical Symbols

Aluminum	Al
Calcium	Ca
Chlorine	Cl
Cobalt	Co
Copper	Cu
Gold	Au
Iron	Fe
Lead	Pb
Magnesium	Mg
Manganese	Mn
Molybdenum	Mo
Nickel	Ni
Oxygen	O2
Potassium	K
Silver	Ag
Sulfur	S
Titanium	Ti

2.5	Units
▪	1 troy ounce (oz) = 31.1034768 grams (g)
▪	1 metric tonne = 1,000 kilograms = 2,204.62 pounds
▪	1 gram per metric tonne = 0.0292 troy ounces per short ton
▪	1 foot (ft) = 0.3048 meters (m)
▪	1 mile (mi) = 1.6093 kilometers (km) = 5280 feet
▪	1 meter = 39.370 inches (in) = 3.28083 feet
▪	1 kilometer = 0.627371 miles = 3,280 feet
▪	1 acre (ac) = 0.4047 hectares
▪	1 square kilometer (sq km) = 247.1 acres = 100 hectares = 0.3861 square miles
▪	Degrees Fahrenheit (°F)= 32 X 5/9 = Degrees Celsius (°C)

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 12 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2.6	Source Documents

The primary source documents for this report are listed in Section 27 of this report.

▪	Almas Gold Project, Technical Report dated September 1, 2011, prepared by P&K Engenharia e Consultoria Ltda and Rio Novo Mineração Ltda.
▪	Almas Gold Project NI 43-101, February 2010, prepared by Marston & Marston, Inc. and GeoSim Services Inc., Ronald Simpson; Susan Poos; Michael Ward and Kathy Altman as qualified persons.
▪	Environmental Assessment, Almas Project, July 2011, prepared by Conestoga-Rovers E Associados and Engenharia Ltda (CRA), Multidisciplinary Team.
▪	Gravity Separation and Leaching on Samples from the Almas Project (Paiol, Leach Pad and Arroz), Almas Project, 25 August 2011, prepared by SGS GEOSOL Laboratórios Ltda.
▪	Design of Almas Comminution Circuit, Rio Novo Mineração, 28 July 2011, prepared by HAD Serviços, Homero Delboni, Jr., Bianca Foggiatto and Gustavo Angeloci.
▪	Database Validation, Almas Project – Paiol and Arroz Targets (Metago and Docegeo (Vale) historic data), November 2010, prepared by Maria do Carmo Schumacher.
▪	Avaliação Geotécnica Qualitativa e Proposição de Geometrias Preliminares para a Cava Vira Saia, Rio Novo Mineração, February 2012, prepared by BVP Engenharia.
▪	Parâmetros Geomecânicos e Análise de Estabilidade para Definição da Geometria das Cavas Finais de Paiol e Arroz, Projeto Almas, July 2011, prepared by BVP Engenharia.
▪	Preliminary Economic Assessment of the Almas Gold Project, Almas Municipality Tocantins, Brazil, a PEA meeting NI 43-101 guidelines, April 03, 2012. Technical Report prepared by Pincock Allen & Holt of Brasil.
▪	Análise de estabilidade e projeto de taludes para a Cava Paiol Geotechnical Report prepared by A. Zingano and J. Koppe, September 2012.
▪	Análise de estabilidade e projeto de taludes para a Cava da Mina Cata Funda Geotechnical Report prepared by A. Zingano and J. Koppe, July 2012.
▪	Feasibility Study Technical Report for the Almas Gold Project, Almas Municipality, Tocantins, Brazil for Rio Novo Gold, Inc prepared by RungePincockMinarco February 20. 2013.

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

3	Reliance on Other Experts

This report was prepared for Rio Novo by RungePincockMinarco (RPM), RungePincockMinarco, dba Runge, Inc. of Greenwood Village, Colorado and is based in part on information presented in the 2013 NI 43-101 report on geological, geochemical, engineering, metallurgical, legal, environmental and other reports and documents completed by others, as well as opinions from other persons. Some of these persons are not Qualified Persons under the definitions of NI 43-101. The recommendations and conclusions contained in this report are based, in part, on information from sources outside the control of RPM.

The primary difference between this report and the 2013 report prepared by RPM is in the financial sections, 21 and 22. Since 2013, significant changes in the exchange rate between the Brazilian real and the U.S. dollar has gone from 2:1 To as high as 4:1, metal prices have dropped and a general downturn in the mining industry in Brazil has impacted in a positive sense the viability of the project. Rio Novo has done no additional permitting, exploration, or metallurgical testing since the publication of the 2013 report and the information in the 2013 report in these areas has not changed. For this reason no site visit was undertaken for this report.

Further the principal author has accepted those sections of the 2013 report as current that have not changed and has accepted the conclusions of those individuals who contributed to the 2013 report.

The information was provided by Rio Novo management and staff, and their consultants. RPM believes that this information is reliable for use in this report, without being able to independently verify its accuracy. RPM has not conducted surface land status evaluations, and has relied upon Rio Novo statements regarding property status, legal title, and environmental compliance for the project, which RPM believes to meet international mining industry standards for such work. Much of this work, and the work in other areas, were generated by persons whose status as a QP is unknown. RPM has chosen to rely on this data as necessary to complete this report.

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

4	Property Description and Location

4.1	Property Location

Rio Novo Mineração Ltda. (“Rio Novo”) is exploring several gold targets in the Almas Greenstone Belt in the south central region of Tocantins State, Brazil (Figure 4-1). The project area lies south of Almas, a small town approximately 300km southeast of Palmas, the Tocantins State Capitol and 45km west of Dianópolis, a regional commercial center. The Almas Gold Project refers to Rio Novo’s on-going exploration, economic evaluation and planned development by surface mining of gold deposits in the Belt

This report focuses on the Paiol, Cata Funda and Vira Saia gold deposits that are distributed along an 18 km long segment of the Almas Greenstone Belt, south of the town of Almas. This segment of the belt contains numerous, small scale, artisanal gold mining sites, locally-termed Garimpos, whose development preceded Rio Novo’s exploration activities (Figure 4-2). The preponderance of gold deposits of the historical Garimpos are associated with metabasic rocks, including Paiol and Cata Funda whilst the Vira Saia deposit is hosted in mylonitic granodiorite west of the metabasic rocks.

The approximate centers of the three principal deposits in the Project Area are given below in coordinates referenced to the South American Datum (1969), UTM Zone 23 South – a map projection used throughout this report.

▪	Paiol 265025.3m East, 8705719.1m North
▪	Cata Funda 264579.4m East, 8719215.5m North
▪	Vira Saia 264792.7m East, 8710681.9m North

The two main deposits on the property are; Paiol deposit which was previously mined and the undeveloped Cata Funda deposit, situated, respectively, on two inactive Mining Concessions previously assigned to VALE. The Vira Saia deposit is on two exploration permits whose acquisition from a third party was finalized by Rio Novo in 2012. Exploration drilling on all three deposits has been completed. The Cata Funda deposit lies immediately outside of the Almas town site, approximately 15km north of Paiol, along the regional strike of the Greenstone Belt. The Vira Saia deposit is approximately 5km northwest of Paiol. Rio Novo has investigated other gold targets in the Greenstone Belt which are at earlier stages of exploration.

The Almas Gold Project includes the historic open pit/heap leach Paiol project operated by VALE from 1996 until 2001, which produced approximately 86,000 ounces of gold. The former open pit is flooded and the waste dump and heap leach pad have been reclaimed. Most of the VALE facilities have been removed fulfilling reclamation requirements of the Tocantins state environmental authority (NATURATINS).

4.2	Mineral Rights

The status of Rio Novo’s Exploration Permits (“Autorizações de Pesquisa”) and Mining Concessions (“Portarias de Lavra”) as of December 31, 2015 are summarized on Table 4-1.

Rio Novo’s mineral rights covering the principal areas of interest including the Paiol and Cata Funda gold deposits are controlled, respectively, by two Mining Concessions (9,137 ha). The Vira Saia deposit is held by two Exploration Permits (4,483.75 ha) acquired from a third-party in 2012 (see to Figures 4-1 and 4-2).

With respect to mineral rights outside of the principal areas of interest, Rio Novo holds five Exploration Permits totaling 18,587.58 ha. In addition the Company has presented Applications for Exploration on seven tracts (28,853.31 ha) and has made competitive bids on fourteen (14) exploration tracts (79,919.1695,431 ha).

A map showing the distribution and classification of Rio Novo’s mineral holdings in the Almas Greenstone Belt as of December 2012 is presented on Figure 4-3.

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Almas
Brazil
International Boundary
State Boundary
Road
River
National Capital
State Capital
City or Town
0 200 400 KM
0 200 400 Miles
© 2007 Geology.com
North Atlantic Ocean
South Atlantic Ocean
South Pacific Ocean
BRAZIL
COLOMBIA
VENEZUELA
PERU
BOLIVIA
PARAGUAY
ARGENTINA
CHILE
Brasilia

PALMAS
Planned railway in construction
ALMAS PROJECT

LEGEND	CLIENT	PROJECT
	Rio Novo GOLD INC	ALMAS GOLD PROJECT
		ALMAS GOLD PROJECT LOCATION PLAN
		4-1 · DE-00494 · June 2016

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 16 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

260000
265000
270000
8720000
8715000
8710000
8705000
N
TO-040
Almas
Morro do Carneiro
Cata Funda
Refresco
Vieira
Ijui
Fofoca
Seriema
Vira Saia
Olavo
Dona Pequena
Paiol Deposit
Peron
Infrastructure
Road
Paved
Unpaved
Town
Rio Novo Properties
Geology (VALE)
Lithology
Alluvium
Laterite
Meta-Sedimentary
Meta-Pelit
Meta-Volcanic Sedimentary
Milonites (Ac vulcanics?)
Basic Volcanic
Cataclastic Granodiorite
Granodiorite Gneiss
Migmatitic Complex
Garimpo
Garimpo
Paiol Open Pit
Rio Novo
GOLD INC
1:60,000
0 0.5 1 1.5 2 km
ALMAS PROJECT
ALMAS
TOCANTINS STATE
GEOLOGICAL MAP
SAD69 - UTM 23S
SOURCE: RIO NOVO GOLD, ANEEL, IBGE, ANA, CPRM, VALE
DATE: 2012/01/02

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | GARIMPOS OF THE ALMAS GREENSTONE BELT |
| | | Figure No. 4-2 — Project No. DE-00494 — Date June 2016 |

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rio Novo
GOLD INC
PALMAS
Porto Nacional
Almas
TO
MA
PI
BA
GO
N
Almas
Porto Alegre do Tocantins
Dianópolis
Conceição do Tocantins
TO-040
TO-280
TO-050
TO-110
TO-387
TO-365
Legend
Town
Paved Road
Land Status - 2016/05/27
Mining Concession
Mining Application
Final Report Presented
Partial Report Presented
Exploration License
Application for Exploration
Bid
Geology
Lithology
Alluvial Cover
Laterite
Sediment
Quartzite
Granitoid
Migmatit
Plyllite, Metabasalte
Mafic-Ultramafic Rock
Lineament
Fault
Shear Zone
220000
240000
260000
280000
300000
320000
340000
360000
8740000
8720000
8700000
8680000
8660000
8640000

LEGEND	CLIENT	PROJECT
	Rio Novo GOLD INC	ALMAS GOLD PROJECT
		MINERAL RIGHTS STATUS ALMAS GREENSTONE BELT
		Figure No. 4-3 — Project No. DE-00494 — Date June 2016

RungePincockMinarco

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 4-1 Concession and Exploration License Status, May 27, 2016

Exploration Licenses and Mining concessions in the Three Target Areas: Paiol, Cata Funda and Vira Saia
PROCESS No.	TITLEHOLDER	AREA (ha)	PUBLICATION DATE	EXPIRY DATE	GENERAL LOCATION	LICENSE PHASE	COMMENT
860.128/83	Rio Novo Mineração Ltda	5,175.00	24-jul-96	INDETERMINATE	Paiol, Waste Dump, Plant and Tailings Dam	Mining Concession	PAE (FEASIBILITY STUDY DNPM) SUBMITTED
862.224/80	Rio Novo Mineração Ltda	3,962.00	8-jul-97	INDETERMINATE	Cata Funda (Pit and Waste Dump)	Mining Concession	PAE (FEASIBILITY STUDY DNPM) SUBMITTED
864.083/06	Rio Novo Mineração Ltda	1,759.29	22-nov-11	INDETERMINATE	Vira Saia (Pit)	Mining Application
860.373/88	Rio Novo Mineração Ltda	2,724.46	20-nov-12	INDETERMINATE	Vira Saia (Pit and Waste Dump)	Mining Application
TOTAL	13,620.75
Exploration Licenses Located Outside of the Three Target Areas
860.667/90	Rio Novo Mineração Ltda - Bid	1,000.00	INDETERMINATE	INDETERMINATE		Competitive Bid
864.613/94	Rio Novo Mineração Ltda	6,186.80	27-jul-06	INDETERMINATE	Jacobina	Partial Report Presented
864.014/98	Rio Novo Mineração Ltda - Bid	2,678.77	INDETERMINATE	INDETERMINATE	Regional (Sul de Terra Vermelha)	Competitive Bid
864.021/02	Rio Novo Mineração Ltda - Bid	6,785.70	INDETERMINATE	INDETERMINATE	Regional (Leste de Olavo)	Competitive Bid
864.022/02	Rio Novo Mineração Ltda - Bid	6,604.63	INDETERMINATE	INDETERMINATE	Regional (Oeste de Terra Vermelha)	Competitive Bid
864.118/02	Rio Novo Mineração Ltda - Bid	1,700.25	INDETERMINATE	INDETERMINATE	Regional (Sul de Terra Vermelha)	Competitive Bid
864.029/03	Rio Novo Mineração Ltda - Bid	178.62	INDETERMINATE	INDETERMINATE	Terra Vermelha	Competitive Bid
864.326/03	Rio Novo Mineração Ltda - Bid	8,155.74	INDETERMINATE	INDETERMINATE	Regional (Norte de Terra Vermelha)	Competitive Bid
864.068/05	Rio Novo Mineração Ltda - Bid	4,782.76	INDETERMINATE	INDETERMINATE		Competitive Bid
864.263/05	Rio Novo Mineração Ltda - Bid	5,655.65	INDETERMINATE	INDETERMINATE		Competitive Bid
864.082/06	Rio Novo Mineração Ltda	5,079.47	27-nov-09	INDETERMINATE	Paiol Sul, Olavo, Espinheiro e Espinheiro Sul	Partial Report Presented
864.373/09	Rio Novo Mineração Ltda - Bid	8,693.41	INDETERMINATE	INDETERMINATE	Regional (Oeste de Jacobina)	Competitive Bid
864.195/10	Rio Novo Mineração Ltda - Bid	9,592.69	INDETERMINATE	INDETERMINATE	Regional (Oeste de Paiol Sul)	Competitive Bid
864.197/10	Rio Novo Mineração Ltda - Bid	9,184.65	INDETERMINATE	INDETERMINATE	Regional (Oeste de Paiol Sul)	Competitive Bid
864.199/10	Rio Novo Mineração Ltda - Bid	8,654.88	INDETERMINATE	INDETERMINATE	Regional (Oeste de Serra das Areias)	Competitive Bid
864.099/10	Rio Novo Mineração Ltda - Bid	6,251.41	INDETERMINATE	INDETERMINATE		Competitive Bid
864.143/11	Rio Novo Mineração Ltda	7,550.37	15-jun-11	INDETERMINATE	Regional (Oeste de Jacobina)	Final Report Presented
864.415/11	Rio Novo Mineração Ltda	2,991.38	15-set-15	15-set-18	Rio do Peixe Norte	Exploration License
864.416/11	Rio Novo Mineração Ltda	1,458.22	15-set-15	15-set-18	Terra Vermelha	Exploration License
864.417/11	Rio Novo Mineração Ltda	508.87	15-set-15	15-set-18	Terra Vermelha	Exploration License
864.110/12	Rio Novo Mineração Ltda	4,701.64	16-out-15	16-out-18	Serra das Areias	Exploration License
864.014/13	Rio Novo Mineração Ltda	7,717.38	INDETERMINATE	INDETERMINATE		Application for Exploration
864.015/13	Rio Novo Mineração Ltda	6,376.66	INDETERMINATE	INDETERMINATE		Application for Exploration
864.041/13	Rio Novo Mineração Ltda	8,919.92	INDETERMINATE	INDETERMINATE		Application for Exploration
864.026/15	Rio Novo Mineração Ltda	8,927.47	8-dez-15	8-dez-18		Exploration License
864.226/15	Rio Novo Mineração Ltda	4,402.21	INDETERMINATE	INDETERMINATE		Application for Exploration
864.004/16	Rio Novo Mineração Ltda	630.53	INDETERMINATE	INDETERMINATE		Application for Exploration
864.008/16	Rio Novo Mineração Ltda	445.47	INDETERMINATE	INDETERMINATE		Application for Exploration
864.011/16	Rio Novo Mineração Ltda	361.14	INDETERMINATE	INDETERMINATE		Application for Exploration
TOTAL Exploration Licenses Granted		37,404.22
TOTAL Exploration License Applications/Bids		108,772.47

4.3	Mining Rights

Within the 1988 Brazilian Federal Constitution, mineral resources are defined as assets of the Federal Government. The legal right to mine is assigned to the mining company by the Federal Government of Brazil in the form of a Mining Decree in accordance with the Mining Code that was originally established under Decree Law No. 227, dated February 28, 1967. Under Brazilian law there is a separation of the surface rights from the mineral rights; therefore, a business entity may hold valid mining rights from the Federal Government but must still negotiate legal access with the surface rights holder.

The Mining Code, which has been amended several times since passage, addresses both issuance of prospecting permits as well as a Mining Concession permits (Mining Decree), which is issued after the project proponent has demonstrated the technical and economic viability of the project. The Mining Decree, along with the appropriate environmental permitting, forms the basis of the right to mine a mineral deposit. The mining decree is granted for a specific area and for the exploitation of a specific mineral. The federal department responsible for issuing the mining rights is the National Department of Mineral Production (Departemento Nacional de Produção Mineral, DNPM).

The Almas Gold Project includes the properties covered by the Mining Concession DNPM number 860.128/1983 – Paiol (mined in the past by VALE)”; and the property under DNPM number 862.224/1980 – Cata Funda which is undeveloped.

Rio Novo has provided a map showing the status of their mineral licenses in the vicinity of the Paiol, Cata Funda and Vira Saia properties. The map shown on Figure 4-4 is current as of December 2015.

In January 2013, both Paiol and Cata Funda, received approval from DNPM authorizing renewal of mining activities. Previously they had status of “Suspended Operation” with the DNPM. The process is well documented by DNPM and is defined as a request to actively mine again (Requerimento para Retomada de Lavra) under Section 20.2.3 of the Regulatory Norms for Mining (Normas Reguladoras de Mineração “NRM” Suspensão, Fechamento de Mina e Retomada das Operações Mineiras).

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 19 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rio Novo
GOLD INC
260000
270000
280000
N
864110/2012
Almas
TO-040
Cata Funda
864015/2013
862224/1980
864004/2016
864011/2016
Porto Alegre do Tocantins
864199/2010
864083/2006
Vira-Saia
860373/1988
864021/2002
Paiol
860128/1983
864082/2006
864026/2015
860667/1990
864041/2013
864613/1994
864143/2011
864008/2016
864099/2010
864226/2015
0 2 4 Km
Town
Paved
Pit
Land Status - 2016/05/27
PROCESSO
Mining Concession
Mining Application
Final Report Presented
Partial Report Presented
Exploration License
Application for Exploration
Bid

Runge Pincock Minarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

MINERAL RIGHTS STAUS PAIOL, CATA FUNDA, VIRA SAIA TARGETS

4-4

DE-00494

June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 20 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

4.3.1	Paiol and Cata Funda Properties

To operate the new project at the Paiol mine, Rio Novo was required to renew the environmental license under the standards set forth by the Tocantins State environmental authority (NATURATINS). Rio Novo has presented and NATURATINS has accepted the Environmental Assessment Report (EA) for the Paiol mine area resulting in the granting of the Installation License (Licença de Instalação or LI) on December, 2 2011.

Subsequent to the granting of the LI License on the Paiol property, Rio Novo submitted a PAE Report (Plano de Aproveitamento Econômico) to the DNPM on February 14, 2012 for the Paiol and Cata Funda properties. The PAE report was prepared by Jose Cleuton Batista, a mining engineer from the Brazilian firm Serra Grande Estudos e Projetos Ltda of Palma, TO. The PAE report is a scoping-level report that presents a technical and economic evaluation of the project development concept for a mining property. Acceptance of the PAE report by the DNPM is a critical step in the granting of the Mining Decree in Brazil. The PAE’s were approved by DNPM in June of 2013.

Renewal of the Mining Concession for the Cata Funda property is pending completion of the EA study and its subsequent acceptance by NATURATINS. Rio Novo expects to commence the Cata Funda EA Study in the first year after mining efforts recommence with a reasonable expectation that the Study will be accepted by NATURATINS within six months after the study is completed.

4.3.2	Vira Saia Property

The Vira Saia deposit is held by two exploration licenses (Process No. 864.083/2006, 860.373/1988) that were assigned to Rio Novo per the terms of an Option Agreement, executed on March 22, 2011 between Mineradora Santo Expedito Ltda. and Terra Goyana Mineradora Ltda. (as “Sellers”) and Rio Novo Mineração Ltda. (as “Purchaser”). The assignment of the two exploration licenses to Rio Novo covering the Vira Saia property was published in the Brazilian Official Gazette on February 13, 2012 and June 26, 2012, respectively.

The Option Agreement currently covers three exploration licenses (DNPM processes no. 864.083/2006, 864.082/2006, and 860.373/1988).

According to the option agreement, Rio Novo has the right to acquire the mineral rights of these three exploration licenses by making the following payments to the Sellers:

▪	The equivalent, in Brazilian currency (Reais), to US$200,000, upon the execution of the agreement.
▪	The equivalent, in Brazilian currency (Reais), to US$200,000 annually, starting 12 months from the signing date of the agreement, provided that the transfer of the mineral rights has been published in the Brazilian Official Gazette. On the assignment of the Mineral Rights to Rio Novo, such payments are due until the beginning of production. After five years have elapsed from the signing date of the agreement, and if the production has not yet started, the annual payments shall be increased to the equivalent in Brazilian currency of US$400,000;

In addition to the above payments, a single additional payment is due in Brazilian currency equivalent to US$200,000 one year from the publication date of the assignment of the Mineral Rights to Rio Novo.

Rio Novo also has a commitment to perform a minimum investment in exploration activities in the equivalent Brazilian currency (Reais), of US$3,000,000; this investment includes a minimum of 3,000 meters of drilling and should be performed within three years of the assignment of the Mineral Rights to Rio Novo. After the granting of the Mining Concessions and start of production activity, Rio Novo shall pay to the Sellers a 2.5% Net Smelter Return (NSR) royalty.

As of December 31, 2012, RPM believes that Rio Novo has met its payment obligations and has invested US$7,356,016 in drilling and other exploration activities at Vira Saia. This amount is well in excess of the US$3,000,000 in exploration expenditures required under the Option Agreement.

Given the sharp downfall in the gold industry in 2013, Rio Novo negotiated a moratorium on the above payments with Santo Expedito and Terra Goyana Mineradora where by the Sellers agreed to postpone payment until such time as construction efforts for the Almas Project were ready to start again.

Two critical steps in the process of granting a Mining Decree to an operator is the acceptance by the DNPM of the operator’s Final Exploration Report (Relatório Final de Exploração) and the PAE Report. With respect to the Vira

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 21 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Saia property, the Final Exploration Report on DNPM process no. 864.083/2006 was submitted to DNPM and approved by DNPM in April 2013. Rio Novo submitted the Final Exploration Report on the eastern portion of the Vira Saia property (Process no. 860373/1988) in early 2013, which was also approved in May, 2013. Rio Novo plans to commence the Environmental Assessment study on the Vira Saia property in the first year of mine preparation efforts, with the anticipated acceptance of the EA Report by State environmental authorities (NATURATINS) within the six months after that. Rio Novo submitted the PAE Report on the Vira Saia property to the DNPM in May, 2014.

RPM reviewed the status of the mining concession and exploration permits on the DNPM web site and found the authorizations to be current.

4.4	Surface Rights: Access to Land

4.4.1	Foreign Ownership of Rural Lands

On August 24, 2010 the Attorney General of the Federal Union (Advocacia Geral da União) issued a legal opinion that would impose restrictions on the acquisition and leasing of rural properties by companies under foreign control (Laws 5,709/71 and 8,629/93 and respective Decree 74,965/74).

Although the AGU legal opinion has not been enacted into law, the legal situation is fluid until new legislation on the matter is passed. To decrease risk due to legal uncertainty, Rio Novo is negotiating access to land using Deeds of Assignment of Surface Rights in lieu of Private Contracts of Purchase.

Prior to initiating negotiations for acquisition of land, Rio Novo developed procedures for consultation with the affected parties and criteria for valuation of surface rights based on the Brazilian Mining Code and the Brazilian Technical Norms for acquisition and compensation of public assets, These norms are in line with the International Finance Corporation's Performance Standard 5 (IFC PS5) on Land Acquisition and Involuntary Resettlement.

The firm, Integratio, was contracted to conduct the negotiations, which were preceded by explanatory meetings conducted by Rio Novo with the affected land-owners. The meetings were mediated by the Public Attorney, who clarified the negotiation process and the rights and duties of the affected parties.

Minimum and maximum values were estimated for each property based on a detailed and well-documented appraisal of local real-estate values in the Almas region of Tocantins State. This work was conducted by a specialized independent consultant to ensure maximum transparency and fair valuations according to the local real estate market.

The status of Rio Novo’s surface and mineral rights in the three target areas as of December 31, 2015 is given on Figure 4-5.

4.4.2	Paiol Mine Area

The status of Rio Novo’s surface and mineral rights in the vicinity of the Paiol mine, as of December 31, 2015, is given on Figure 4-6.

The surface rights covering the former Paiol mine and the surrounding areas previously utilized for the heap leach and other production facilities were donated by VALE to the state of Tocantins upon closure of the former operations. The state subsequently formed a private company, MINERATINS, to hold these surface rights.

On the State lands, Rio Novo is not required to compensate MINERATINS for use of the property other than for damages to existing buildings donated by VALE. These buildings will be improved to serve as temporary lodging during construction, but may be demolished later as the open pit expands.

As shown on Figure 4-6, surface rights have been acquired for two properties and negotiations are substantially advanced for the final portion of land required for the tailings dam which extends across two adjacent properties.

Negotiations for the clay borrow pit area is pending results of geochemical testing to confirm the suitability of clay at the site.

Acquisition of surface rights needed for construction of the waste dump is still pending, as agreement could not be reached with the property owner due to disagreement on the property value.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 22 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rio Novo
GOLD INC
260000
270000
280000
N
864110/2012
Almas
Cata Funda
864015/2013
8720000
862224/1980
864004/2016
864011/2016
Porto Alegre do Tocantins
864083/2006
Vira-Saia
8710000
864199/2010
860373/1988
864021/2002
Paiol
860128/1983
864026/2015
8700000
860667/1990
864613/1994
864143/2011
864082/2006
864008/2016
8690000
0
2
4 Km
Town
Paved Road
Pit
* The holder of a mining concession has the surface rights secured by legal provision where there is a dispute with the landowner, on all areas within the mineral servitude.
Land Owners
Negotiated
Surface Rights Agreement
Easement rights*
Resettlement
Ongoing
Compensation of public assets
Assignees of rights of use on municipal Land
Desirable but not vital
Limits of private properties
Borrow Material
Land Status - Rio Novo
Mining Concession
Mining Application
Final Report Presented
Partial Report Presented
Exploration License
Application for Exploration
Bid

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | STATUS OF MINERAL AND SURFACE RIGHTS IN TARGET AREAS |
| | | 4-5 \| DE-00494 \| June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 23 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Julio Tocalino
Julio Tocalino
Iraci
Alarico Neto
Augusto Carraro
Jeová Araujo
Zilmar
Chiquinha
Chiquinha
Domingas
Hugo Renato Carraro
Almir
Rio Novo
Mine Camp
Leach Pad Vale
Paiol Mine
Beneficiation Plant
Waste Dump Vale
Waste Dump
Chiquinho
Michael Shinabel
Arsenal of Explosives
Júnior Gonçalves
Ilmar
Chiquinho
Feliciano
Paulo Coelho
Tailings Dam
Joaquim Sanguais
Quilombola Area
Orestes
Jane
Jane e Joaquim
LOCATION
Vila Boa
Dona Perqui./Bajo
Paiol Deposit
Km
Legend
Master Plan
Negotiated
Ongoing
Easement rights*
Desirable but not vital
Properties Limits
Borrow Material
* The holder of a mining concession has the surface rights secured by legal provision where there is a dispute with the landowner, on all areas within the mineral servitude.
N
1:30.000
0 500 1.000 m
Rio Novo
GOLD INC
PAIOL TARGET
ALMAS PROJECT
ALMAS
TOCANTINS
SAD69 - UTM Zone 23S
Source: RIO NOVO GOLD
DATE: 27/05/2016
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
STATUS OF SURFACE RIGHTS, PAIOL MINE AREA
4-6
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 24 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rio Novo received the approval of the Project's Economic Assessment Report (Plano de Aproveitamento Econômico, PAE) by DNPM, which granted the inclusion of the property into the Mineral Servitude Area, thus enabling the company to establish an easement process, if required, as proscribed under the Brazilian legal system.

It is Rio Novo's intention to resume the negotiations as soon as the Mineral Servitude Area is approved; however, involuntary resettlement may apply to this specific case if an agreement cannot be reached. In such cases, the Mining Code provides that the DNPM shall initiate a judicial procedure, where the State Public Attorney determines the compensation based on a property inventory, including land, crops, corrals, outbuildings etc. Under these circumstances, the mining company is required to deposit the compensation in an account as a pre- condition to accessing the property.

The remaining surface rights required for future operations at Cata Funda and Vira Saia are held by various private landowners. As shown on Figure 4-5, negotiations for the surface rights at the Vira Saia property are on- going whilst negotiations for surface rights at Cata Funda have not been initiated as of December 31, 2015. Given the severe economic downturn in the Almas region, Rio Novo does not envision any difficulty in securing the necessary surface rights.

4.5	Royalties and Exploitation Taxes

The DNPM imposes a one percent royalty on any proposed gold production, which is referred to as the Financial Compensation for the Exploitation of Mineral Resources (CFEM). This royalty is divided between the municipality, the state and the Federal government with the municipality receiving the majority. Out of the CFEM amount collected, 65% is earmarked for the municipalities where the production takes place, 23% for the States or the Federal District, and 12% to DNPM. DNPM, in turn, must allocate 2% to environmental protection, through IBAMA (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis), the Federal Ministry of Environment’s enforcement agency.

Additionally, there is a royalty of 1.2% of revenue from the sale of any mineral production, minus refining charges, transportation and insurance costs, taxes, and sales charges, to be paid by Rio Novo to Mineração Santa Elina Indústria e Comércio S.A. (MSE) for production from tenements transferred from MSE to Rio Novo at the time of the IPO. For the purposes of this report this will apply to production from the Paiol and Cata Funda deposits.

Production from the Vira Saia deposit will be subject to a 2.5% NSR royalty payable to Mineradora Santo Expedito Ltda., and Terra Goyana Mineradora Ltda as described in Section 4.3.2.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 25 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

5	Accessibility, Climate, Local Resources, Infrastructure, and Physiography

5.1	Access

The Almas Gold Project is situated in southeastern Tocantins State in the municipality of Almas, south of the city of Almas (population 9,000) in central Brazil. The Almas town site is accessed by State Highways TO-010, TO- 070 and TO-050 from the state capital of Palmas, via Porto Nacional to Natividade – a trip of approximately four hours by car (Figure 5-1).

Palmas, the capital city of Tocantins State (population 280,000) has all major facilities for industrial support as well as State governmental agencies. Palmas supports a regional airport with scheduled commercial service departing several times a day to Brasilia, a flight of one hour duration. The principal commercial center in the Almas region is Dianópolis, 45km east of the Almas town site.

From the city of Almas, the three target areas may be reached by all-weather gravel roads, well maintained by the local government. The 17km distance from Almas to the Paiol mine is traversed by light vehicle in approximately 20 minutes.

Almas may also be reached by chartered aircraft as the local government maintains a small gravel airstrip south of the town site.

At present, there is no rail service into the Almas area.

5.2	Climate

The climate in the Almas region is characterized by two seasons with relatively constant temperatures but varying degrees of precipitation. The project area is tropical with average monthly temperatures varying from 26°C in the dry season to 22°C in the wet season. The maximum average temperature was recorded in September (28°C), while the minimum average temperature was recorded in July (25.4°C).

The historical average annual rainfall is approximately 1,700mm, most of which falls in the rainy season, October to March, which is followed by the winter dry season, April to September.

5.3	Physiography

The Almas project area lies wholly within the Cerrado ecoregion, a vast woodland savanna that is best developed in the plateau country of the Central Brazilian Highlands. The Cerrado supports a diverse tropical fauna and flora, which extends over large parts of Goiás, Minas Gerais and Tocantins States. After the Amazonian ecoregion, the Campo Cerrado is the largest of Brazil’s major habitats, accounting for approximately 21 percent of the country’s land area.

The Almas project extends over a landscape that is dominated by agricultural activities. Locally the impacts of past mining and ongoing garimpeiro (artisanal mining) activity are evident. Currently the Cerrado savannas in central Brazil are under pressure as more land is converted to agricultural use, by virtue of low land prices and potential for irrigation due to improvements in soil management and irrigation techniques.

The Brazilian Highlands comprise an extensive plateau region which forms the divide between Brazil’s largest river systems. Elevation of the plateau varies between 750m and 900m above mean sea level. The project area lies within the major Araguaia-Tocantins river basin which drains portions of Goiás, Tocantins, Maranhão and Pará states by flowing northward into Amazonia before reaching the Atlantic Ocean. The rivers in the region are generally not navigable except for short distances.

Tropical forests occur as "islands" in the Cerrado or as riparian forests in the southern part of the Project area where they border small perennial to intermittent streams.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 26 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

LAJEADO
902,5 MW
PALMAS
PARAÍSO
PORTO NACIONAL
ISAMU IKEDA
29,64 MW
BAHIA
AGROTRAFO
5 MW
DIANÓPOLIS
PALMEIRAS
4 MW
Almas
Natividade
GURUPI
DIACAL
5,5 MW
Areia (9 MW)
Água Limpa (14 MW)
Porto Franco (29 MW)
Boa Sorte (24 MW)
Riacho Preto (9 MW)
Lagoa Grande (30m MW)
PEIXE ANGICAL
452 MW
Peixe
Aliança
TAGUATINGA
SOBRADO
4,8 MW
Paranã
Arraias
Palmeirópolis
GOIÁS
Porangatu
CANABRAVA
450 MW
MA
0
50 km
Paved road
Unpaved road
Planned railway
International Airport
Paved Airstrip
Hydreletric power
Hydreletric power (in construction)
< 5.000 Inhabitants
Betwwen 5.000 - 10.000 Inhabitants
Betwwen 10.000 - 20.000 Inhabitants
Betwwen 20.000 - 40.000 inhabitants
Betwwen 40.000 - 80.000 inhabitants

Runge Pincock Minarco

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

ALMAS GOLD PROJECT INFRASTRUCTURE

5-1

DE-00494

June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 27 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

5.4	Local Resources and Infrastructure

The Almas project area is sparsely populated largely owing to the undeveloped nature of the area and the presence of dispersed, cattle ranching operations for which a few ranch houses occur in the project area.

The city of Almas has few industrial services, primarily small mechanical, machine, and repair shops. Commercial services include small grocery and department stores, as well as restaurants and small hotels. Public services include a clinic, churches, schools, and local government offices. The principal agricultural products of the region include rice, millet, soy, manioc and cattle.

The water supply for the project will be drawn from the Rio Manuel Alves, a westward flowing tributary of the Rio Tocantins and largest stream in the project area. Water will be drawn at a point south of the tailings storage facility. River water will be pumped to the facility where it will be combined with reclaimed water and pumped to the reclaimed water pond located adjacent to the processing plant.

Power supply to the project is available from the regional electrical utility company, CELTINS (Centrais Elétricas do Tocantins). Locally power is generated by several hydroelectric plants. A demand in the order of 12MW is estimated at full milling capacity. Power will be supplied by CELTINS from the Porto Alegre do Tocantins substation, located approximately 20km from Paiol, via a 138kV overhead power line to a local substation at the plant site, then distributed to the mill and mine facilities by a local network. The current power line was constructed for the original Paiol project and is currently operational; however, the supply line will need to be upgraded to support the planned Almas project.

Further detail on planned infrastructure is presented in Section 18 of the current report.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 28 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

6	History

Gold mining in the Almas area began in the 1700s during colonial times when slave labor was used to extract gold from near-surface oxide zones. In more recent times, garimpeiros (artisanal miners) expanded the earlier excavations. In 1977 the exploration arm of VALE identified some potentially prospective volcano-sedimentary sequences of Archean age in the region. Further exploration by VALE in the mid- to late-1980’s led to discoveries at Cata Funda and Paiol. In 1996, VALE commenced mining at the Paiol deposit.

6.1	Project Ownership

Recent project ownership commenced in 1985 with a joint venture between Companhia VALE do Rio Doce (VALE) and Metais de Goiás (METAGO), mineral exploration company of Goiás state. In 1989, exploration work was interrupted when Tocantins state was formed by dividing Goiás state, which prevented METAGO from continuing as a partner in the exploration venture. Work recommenced after an agreement was signed between VALE, METAGO and Tocantins State. In 2006, VALE transferred the mineral rights, mining license and environmental permits to Mineração Apu., the predecessor to Rio Novo. Table 6-1 summarizes the chronology of ownership.

Table 6-1 Summary of Ownership of Almas Gold Project

Ownership	Period
VALE S.A. (CVRD)	1985 to 2006
Mineração Apuã Ltda.	2006 to 2010
Rio Novo Ltd.	2010 to present

6.2	Exploration History

Gold has been the primary target of exploration in the district. Discoveries thus far, have been made by a combination of mapping and soil sampling, followed by drilling. To date, exploration has primarily targeted near- surface gold anomalies and is therefore still in the early stages. The major exploration milestones are highlighted below:

▪	1985: VALE and METAGO, agreed to jointly explore the area.
▪	1985 to 1987: Several targets were identified during this phase of exploration: Paiol, Cata Funda, Vira Saia, Morro do Carneiro, Refresco, Vieira, Ijuí, Mateus Lopes and Cemitério.
▪	1986: Initial drilling and discovery of the Cata Funda deposit.
▪	1987: Discovery of Paiol deposit.
▪	1996: VALE reports initial resource estimates for the Paiol deposit.
▪	1996 to 2001: VALE conducts mining of the Paiol deposit.
▪	2006 – Mineração Apuã commences exploration.
▪	2008 to 2010: Rio Novo conducts confirmation drilling, resulting in a resource estimate, reported as an NI 43- 401 Technical Report in February 2010.
▪	2010 to 2011: Core drilling initiated by Rio Novo for confirmation and expansion of the Paiol and Cata Funda resource areas as well as exploration of nearby targets.
▪	2011: Discovery of the Vira Saia deposit 5km north of Paiol.
▪	2011 to 2012: Infill drilling and resource modeling at Vira Saia brought additional resources and enhanced the overall Almas Gold Project, leading to completion of a Preliminary Economic Assessment (PEA) in March 2012.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 29 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

▪	2013 Completion of a feasibility level NI 43-101. The current document is an update of that study using new exchange ratesand metal prices.

6.3	Historic Resource Estimates

Resource estimates have historically been produced by VALE in 1996 and by Rio Novo in 2010 and 2012. These are historical estimates, are not considered 43-101 compliant and cannot be relied on to evaluate the economic viability of the project. Table 6-2 outlines these estimates.

Table 6-2 Summary of Historic Resource Estimates

DEPOSIT or AREA	CLASS	TONNES (000)	GRADE (g/t Au)	CONTAINED (000 ozs Au)	NOTE
Paiol	N/A	4,300	0.95	132	VALE 1995 (1)
Paiol	N/A	11,600	3.9	1,450	VALE 1996 (2)
Paiol	N/A	872	4.8	252	VALE 2002 (3)
Paiol	IND	5,027	1.89	306	Rio Novo 2010 (4)
Paiol + Cata	M+I	16,518	1.16	614	Rio Novo 2011 (5)
Paiol + Cata	M+I	17,091	0.99	546	Rio Novo 2012 (6)

N/A = Not Classifi M+I = Measured + Indicated	IND = Indicated

VALE reported three resource estimates: (1) in 1995 and, (2) 1996 prior to mining, and (3) in 2002, resource remaining at the end of mining. The estimates used cross-sectional interpretation along with GEMCOM software. The resource estimating procedures did not comply with NI 43-101 requirements and the reliability of the numbers is unknown and therefore cannot be relied upon to evaluate the economic viability of the project.

Rio Novo published a NI 43-101 compliant resource estimate in 2010 (4) based on work completed by Marston Associates and GeoSim Services (Marston & Marston, 2010). The study created a resource model with mineralized domains based on geological and grade information derived from diamond drill core, reverse circulation drill holes and surface trenches. Grade was interpolated into blocks by Ordinary Kriging. The study estimated 5.0 Mt averaging 1.89 g/t Au (306 Kozs Au) as Indicated Resource with a further 2.4 Mt averaging 3.0 g/t Au classified as Inferred. This resource was for the Paiol deposit only.

Rio Novo completed an interim resource update in May 2011 (5) (Rio Novo Press Release, June 2011). This 43- 101 compliant estimate showed Measured + Indicated Resources of 16.5 Mt averaging 1.16 g/t Au (614 Kozs Au) plus Inferred Resources of 3.9 Mt at 1.64 g/t Au. The resources were contained at Paiol (including the leach pad) and Cata Funda.

Rio Novo published a third NI 43-101 compliant resource estimate in April 2012 (6) based on work completed by GeoSim Services and RPM. The resource estimate included the Paiol, Paiol Leach Pad, Cata Funda, and Vira Saia deposits. The estimates were generated based initially on cross-sections of lithology, alteration, and gold zones, then compiled into 3D solids using Leapfrog software. The final geological and resource models were completed in Surpac software. Block grade estimation used Ordinary Kriging for interpolation. This study estimated a total of 17.1 Mt averaging 0.99 g/t Au (546 Kozs Au) Measured + Indicated, along with an additional 1.2 Mt at 0.86 g/t Au Inferred within the three deposits.

6.4 Previous Production

From 1996 to 2001, VALE operated an open-pit and heap leach operation at Paiol. Production was about 86,000 ounces Au from 1.6 Mt of ore. Operations were suspended in 2001 due to the low gold prices. The production history of the Paiol Mine is summarized as follows:

▪	June 1996 – The Paiol Mine commenced operation, and 418,248 tonnes at 2.42 g/t Au were produced. Gold recovery was 66.41%.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 30 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

▪	March 2001 – Operations at Paiol were suspended due to the low gold price of US$279 per ounce and the mine closed down after 4 years and 9 months of operation. During the production period, 4,992 kg of gold were mined, and 2,699 kg of gold were produced for sale. Final production figures are presented in Table 6- 3.

Table 6-3 Paiol Mine Historic Production

Description	Unit	1996	1997	1998	1999	2000	2001	Total
Ore Processed by Heap Leach	t	418,248	455,892	417,240	383,508	344,736	15,027	2,034,651
Au Grade	g/t	2.42	2.21	2.74	2.62	2.28	2.52	2.4
Gold Content	g	1,012,160	1,007,521	1,143,238	1,004,791	785,998	37,868	4,991,576
Recovered Gold	g	672,175	589,268	510,949	497,256	410,551	19,260	2,699,459
Recovered Gold	oz	21,613	18,948	16,429	15,989	13,201	619	86,799
Metallurgical Recovery of Gold	%	66.41	58.49	44.69	49.49	52.23	50.86	54.08
Silver Production	g	45,863	51,060	43,947	37,930	33,917	387	213,101
Gold Left in Heap Leach	g	399,985	418,253	632,289	507,535	375,447	18,608	2,352,117
Grade of Gold in Heap Leach	g/t	0.96	0.92	1.52	1.32	1.09	1.24	1.13
Gold Left in Heap Leach	oz	12,861	13,449	20,331	16,319	12,072	598	75,630

▪	2001 – All installations were dismantled and disposed of, and the site was reclaimed in compliance with the requirements of the State environmental authority
▪	2001 to 2003 –VALE changed the mining license status with DNPM to one of “indefinite suspension,” which allows resumption of operations at short notice.
▪	2006 – VALE transferred the mineral rights, mining license and environmental permits to Mineração Apua., the predecessor of Rio Novo.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 31 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

7	Geology

7.1	Tectonic Province

The Tocantins Structural Province (TSP) lies west of the Archean São Francisco Craton and East of the Archean Amazon Craton in central Brazil. Bounded by the Paleozoic Paraná and Parnaíba Basins, to the southwest and northeast, respectively, workers have subdivided the TSP into four geotectonic provinces: Paraguai-Araguaia Fold Belt, Goiás Massif, Brasília Belt External Zone and Brasília Belt Internal Zone.

The Almas Project area occurs within the Goiás Massif: an Archean-to-Paleoproterozoic granite-greenstone terrane (Figure 7-1).

South of the Project area, the Brasília Belt Internal Zone is predominantly micaschists, derived from turbiditic sediments, with subordinate amount volcanic and chemical sedimentary rocks of the Araxá Group with younger tectonically-emplaced ophiolitic mélanges.

The Brasília Belt External Zone is composed of granite-gneissic terrains, occasional Archean to Paleoproterozoic greenstone belts and volcano-sedimentary sequences partially covered by the Bambuí Group and the Parnaíba Basin to the North.

7.2	Regional Geology

The Almas Gold Project area is situated within the Almas-Dianópolis Greenstone Belt (AGB) of Archean-to- Paleoproterzoic age. The greensone belt lies within the Almas-Conceição Terrane on the western block of the Goiás Massif.

The Paleoproterozoic granite-greenstone terrane is composed of gneisic granite domes with infolded, narrow domains of metabasic and metasedimentary rocks including tholeiitic metabasalts and calc-alkaline metatonalites whose chemical composition suggests formation in a subduction environment (Figure 7-2).

7.3	Regional Alteration and Mineral Deposits

Regional metamorphism during the Neoproterozoic, Brasiliano Orogeny resulted in the activation of shear zones which became the loci of hydrothermal alteration and gold mineralization in the project area (Pimentel et al. 1999).

7.4	District Geology

The Almas Gold Project is situated in an historical gold mining area with numerous small artisanal mines (garimpos) and the former Vale Paiol Gold operation. Gold occurs in sheared metavolcanic rocks within the greenstone sequence, as well as in sheared felsic intrusive rocks. The rocks are in general Paleo-Proterozoic in age (~2.2 billion years old) and have undergone regional metamorphism ranging in intensity from greenschist- to amphybolite-facies. The metamorphism resulted in deep-seated, shear-hosted, mesothermal, gold deposits which have more recently been referred to as orogenic gold deposits. The gold-mineralized zone occurs in the core of hydrothermal alteration zones, generally associated with variable amounts of quartz, carbonate, albite, sericite and sulphide minerals.

7.5	District Stratigraphy

The Almas Greenstone Belt is formed by the Riachão do Ouro Group which consists of a thick lower metavolcanic sequence named the Córrego do Paiol Formation, followed by a relatively thin metasedimentary unit commonly known as the Morro do Carneiro Formation. Late granitic intrusions cut the supracrustal sequence.

These rocks were metamorphosed to amphibolite facies during a regional tectonic-metamorphic event (Dn) and then retrogressively altered to greenschist facies assemblages, followed by a subsequent hydrothermal alteration phase linked to late strike-slip shear zone events (Dn+1).

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 32 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

48 W
PA
MA
PI
TO
11 S
MT
BA
GO
MG
16 S
Almas Greenstone Belt
Paiol Mine
Porto Nacional
Natividade
Dianópolis
Porangatu
Crixás
Niquelândia
Goiás
Ipora
Brasília
Goiânia
Catalão
Araxá
0
100 km
Source: Fuck and Pimentel, 2005
Phanerozoic Cover
Paraguai and Araguaia Belts
Alto Paraguai Group
Cuiabá Group
Granulites / ortogneisses
Tocantins Grc
Estrondo Gro
Goiás Magmatic Arc
Volcanosedimentary sequences
Ortogneisses
Goiás Massif
Folded Cover / Serra da Mesa Group
Mafic - ultramafic Complexes / Vulcasedimentary sequences
Greenstone belts / Ortogneisses
Brasilia Belt
External Zone
Bambuí Group
Paranoá and Canastra Groups
Araí and Natividade Groups
Greenstone belts / Ortogneisses
Internal zone
Ophyolitic Melange / Araxá Group
Granulites + ortogneiss + paragneiss Anápolis - Itauçu Complex
GOLD DEPOSITS
1- Pontal Deposit (Au)
2- Gold occurrences of Rio do Côco Greenstone Belt (Au)
3- Posse Deposit (Au)
4- Zacarias Deposit (Au-Ag-Ba)
5- Chapada Deposit (Cu-Au)
6- Ogó Deposit (Au)
7- Maria Lázara Deposit (Au)
8- Crixás District (Au): Mina III, Mina Nova' Meia Pataca, Inglesa.
9- Santa Rita Deposit (Au)
10- Buraco do Ouro Deposit (Au)
11- Luziânia Deposit (Au)
12- Morro do Ouro Deposit (Au)
13- Paiol Deposit (Au)
14- Chapada de Natividade Deposit (Au)
15- Lavrinha Deposit (Au)
16- Sertão Deposit (Au)

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo Gold Inc | ALMAS GOLD PROJECT |
| | | TOCANTINS PROVINCE TECTONOSTRATIGRAPHIC MAP |
| | | 7-1 / DE-00494 / June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 33 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rio Novo
GOLD INC
220000
240000
260000
280000
300000
320000
340000
360000
8740000
8720000
8700000
8680000
8660000
8640000
N
PALMAS
Porto Nacional
TO
MA
PI
Almas
BA
GO
Almas
Porto Alegre do Tocantins
Dianópolis
Conceição do Tocantins
TO-040
TO-050
TO-280
TO-427
TO-010
TO-344
BR-242
0 2 4 6 8 Km
Legend
Paved Road
Town
Rio Novo Properties
Geology
Group/Unit
Alluvial Cover
Laterite
São Francisco Province - Cover
Natividade - Sediment
Canindé - Sediment
Intrusive Rock
Riachão do Ouro
Almas-Cavalcante - Gneiss
Lineament
Fault
Shear Zone
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
REGIONAL GEOLOGY ALMAS PROJECT AREA SE TOCANTINS STATE
7-2
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 34 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

7.5.1	Córrego do Paiol Formation

This formation is composed of high-Fe basaltic flows, which are locally pillowed, and includes rare occurrences of komatiitic basalts. Dominantly composed of metabasalts with rare local occurrences of ultramafic metavolcanic rocks. The metabasalts are essentially massive dark green fine-grained amphibole-plagioclase-chlorite-epidote schists. Actinolite schists are present near the contacts with granitoids and are interpreted as mafic xenoliths affected by contact metamorphism. Ultramafic rocks metamorphosed to tremolite-chlorite schist are exposed near Dianópolis. The metabasalts correspond to high-Fe tholeiites while the ultramafic volcanic rocks are high-Mg tholeiites with komatiitic affinity. The pillowed metabasalts present are indicative of submarine deposition (Cruz & Kuyumjian, 1998).

7.5.2	Morro do Carneiro Formation

The formation comprises a monotonous sequence of chemical and clastic sedimentary rocks. It consists mainly of a sequence of sericitic phyllites with carbonaceous layers and lesser chlorite-bearing layers. Also incorporated in this formation are hematite-magnetite banded iron formations (Morro do Bola) as beds of variable thickness, quartzite with magnetite-bearing layers, tourmaline quartzite and metacherts. Felsic tuffs are exposed near the contact with the Corrego do Paiol Formation, south of Almas.

7.5.3	Granite-gneiss Complexes

The granitoids are classified into two suites differentiated by their predominant mafic mineral. Suite 1 is comprised of hornblende-predominant tonalites, granodiorites, trondhjemites, quartz-monzodiorites and quartz-diorites. Suite 2 is composed of biotite-predominant tonalites, trondhjemites, granodiorites and monzogranites. Both suites have calc-alkaline tonalitic-trondhjemitic chemical affinities.

The lithostratigraphy and district geology of the Almas Greenstone Belts are shown on Table 7-1 and Figure 7-3, respectively.

Table 7-1 Lithostratigraphy of the Almas Greenstone Belt

Geotectonic Units		Stratigraphic Units		Lithologic Units	Deposits/Ocurrences
Goias Massif	Granite-Gneiss Complex (TTG)	Ribeiroao das Areias Block	Suite 2	Biotite granitoids: Tonalites, trondjhemites, granodiorites monzogranites	Vira Saia
			Suite 1	Hornblende granitoids: Tonalites, trondjhemites, granodiorites, monzogranites, quartz diorites.
	Almas- Dianopolis Greenstone Belt (AGB)	Riachao do Ouro Group	Morro do Carneiro Formation	Quartzites, metaphylites, metachert, banded iron formations, conglomerates, felsic to intermediate metavolcanics.	Morro do Carneiro / Conceicao
			Corrego Paiol Formation	Meta-ultramafics, mafic metavolcanics.	Cata Funda/ Paiol

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 35 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

260000
265000
270000
8720000
8715000
8710000
8705000
N
TO-040
Almas
Morro do Carneiro
Cata Funda
Refresco
Vieira
Ijui
Fofoca
Seriema
Vira Saia
Olavo
Dona Pequena
Paiol Deposit
Peron
Infrastructure
Road
Paved
Unpaved
Town
Rio Novo Properties
Geology (VALE)
Lithology
Alluvium
Laterite
Meta-Sedimentary
Meta-Pelit
Meta-Volcanic Sedimentary
Milonites (Ac vulcanics?)
Basic Volcanic
Cataclastic Granodiorite
Granodiorite Gneiss
Migmatitic Complex
Garimpo
Garimpo
Paiol Open Pit
Rio Novo
GOLD INC
1:60,000
0 0.5 1 1.5 2 km
ALMAS PROJECT
ALMAS
TOCANTINS STATE
GEOLOGICAL MAP
SAD69 - UTM 23S
SOURCE: RIO NOVO GOLD, ANEEL, IBGE, ANA, CPRM, VALE
DATE: 2012/01/02

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | DISTRICT GEOLOGY OF THE ALMAS BELT SHOWING GARIMPOS |
| | | 7-4 / DE-00494 / June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 36 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

7.6	District Structural Geology

Local geological mapping identified two deformational events. The first was a transtensional event associated with middle amphibolite facies metamorphism which affected the granitic gneisses and volcanic rocks. The second was a brittle-ductile event, resulting from progressive compressional tectonic stresses. This later event resulted in superposition of retrograde, greenschist facies assemblages on the amphibolite facies rocks and also emplacement of granitic intrusives in transtensional zones. This event may have caused the migration of mineralized fluids through the shear zones. The shear zones generally strike N10°-20°E, N10°- 20°W and N45°W.

The structural control of the mineralization in the Almas-Dianópolis Gold District is the most important control factor. In most cases gold is concentrated on second and third order structures located near regional deformation zones, especially the transcrustal zones.

Most gold bearing structures present a brittle-ductile nature but can be from different styles:

▪	Brittle-ductile reverse fault zones, from low to high angle.
▪	Fracture sequences, stockwork systems or brecciated zones in competent rock.
▪	Foliation with cleavage zones.
▪	Fold hinge zones and associated reverse faults in tight folds.

7.7	District Alteration

Alteration zones are symmetrical with respect to the shear zones, typical of classic greenstone alteration, including: chloritization (distal zone), sericitization (potassic alteration) and silicification, wide spread carbonatization and sulphidation (pyrite and/or pyrrhotite) (proximal zone). These alteration zones are developed around shear zones cutting the mafic-to-intermediate volcanic and volcaniclastic rocks previously affected by amphibolite facies metamorphism. The hydrothermal alteration presents more lateral than vertical variation within the mineralization structure.

7.8	District Mineralization

Gold in the Almas Greenstone Belt occurs in four different associations.

▪	Gold associated with hydrothermally-altered shear zones in basic to intermediate volcanic rocks;
▪	Gold associated with hydrothermally-altered shear zones in felsic tuff;
▪	Gold associated with hydrothermally-altered banded iron formation;
▪	Gold associated with smoky quartz veins in sheared granite gneiss.

Gold mineralization is closely associated with mylonitic banding in shear zones that cut mafic-to-intermediated volcanic rocks, schists and granite-gneiss, the later being noted at the Vira Saia deposit.

Gold occurs as free gold and as gold inclusions within sulfide minerals. The stronger gold mineralization is associated with faults and shear zones.

7.9	Deposit Geology

The Cata Funda - Paiol Trend is a structural domain within the Almas volcano-sedimentary sequence that contains the primary and secondary gold targets. The Paiol and Cata-Funda deposits have many similarities with respect to mineralization type, geometry and lithologies, although some distinctive characteristics are noted.

The Paiol and Cata funda deposits are situated in the same trend that generally strikes N10°-20°E at Paiol but rotates to N10°- 20°W at Cata Funda. The dips range from 60° to 80° northwest and 400 to 600 southwest, respectively. Strong gold mineralization is associated with hydrothermal alteration centered on mylonitic bands and sulfide-bearing quartz veins in strongly sheared metavolcanic rocks.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 37 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The structural control of mineralization at the Paiol and Cata Funda deposits is related to strike-slip shear zones (DN+1 event) and later remobilization into radial, brittle-ductile zones (DN+2 event) (Ferrari & Choudhuri 2000). The ore shoots are believed to have formed where the mylonitic foliation (SN+1.) is cut by extensional brittle faults of the DN+2 event (Ferrari and Choudhuri 1999a). These faults possibly served as conduits for the transport of gold-rich hydrothermal fluids.

7.10	Paiol Deposit

The Paiol deposit is located in the middle portion of the Almas Belt, approximately 500m east of the metabasalt/ intrusive contact. The metabasalts that host mineralization display a primary foliation of 280° azimuth with a 65° dip. The mineralization is a result of hydrothermal alteration processes controlled by shear zones. Based on the drilling data, the altered rocks form a trend at least 1,400m long, varying from 40m to 140m wide from south to north, respectively.

The mineralization is continuous and confined to certain parts of the hydrothermal alteration package. The higher potential of the deposit is located in the north-central part of the ore body where an intersection between the main shear zone and a secondary north-south shear zone has been interpreted.

Hydrothermal alteration assemblages at Paiol show a symmetrical zonation inward from the margin to the center of the structure: chloritization, sericitization, carbonatization, albitization and silicification. Sulfide minerals occur as millimetric to submillimetric grains, not exceeding more than 5% by volume.

The paragenesis of hydrothermal minerals is represented by chlorite, sericite, ankerite, calcite, albite, quartz, pyrite, (pyrrhotite) and rare tourmaline - epidote. Locally, late stage calcite-pyrite veinlets represent the final stage of alteration. The alteration paragenesis is sin-to-late-orogenic, suggesting that hydrothermal events were concomitant with tectonism.

The main Paiol ore body has overall dimensions of approximately 650m in the down dip direction, 1,250m along strike and averages 27m thick.

Overlying bedrock is 1 to 5 meters of brick red, argillaceous soil with sparse, weakly magnetic, pisolites. Beneath the soil horizon is 12 to 35m of light red, yellow to ocher-colored saprolite, locally mottled and kaolinitized. Locally relict textures and zones of deeply-weathered rock may be preserved in the saprolite zone. The saprolite overlays 2 to 15m of weathered and oxidized bedrock containing Mn-oxide minerals in fractures and on foliation planes. Locally boxwork texture after sulfide minerals is noted.

The Paiol geological map (Figure7-4) was compiled by surface projection of drilling data displayed on cross sections of which Figure 7-5 is an example. The map shows the continuity of the mineralization from North to South where the main alteration assemblage of albite-ankerite-quartz schist represents the center of the hydrothermal system, indicated in red.

7.11	Cata Funda Deposit

The Cata Funda deposit is situated in the northern portion of the Almas Greenstone Belt, immediately southeast of the Almas town site. The deposit is hosted in metabasic and metasedimentary rocks that display hydrothermal alteration processes as sericitization, carbonization, albitization and silicification. Host rocks are in contact with siliceous breccias and quartz-carbonate schists to the west and with tourmaline-bearing quartzites and metapelites of the Morro do Carneiro Formation to the northeast.

The gold mineralization occurs primarily in the central portion of the structure which displays zoned alteration assemblages like that previously described for the Paiol deposit.

The Cata Funda ore body has overall dimensions of approximately 240m in the down dip direction, 230m along strike and averages 10m thick.

Overlying bedrock is typically 2m to 6m of red, argillaceous soil, weakly magnetic, with low percentages of quartz fragments and pisolites. Beneath the soil horizon is 8 to 30m of red to yellow saprolite, locally sericitic and mottled containing Fe-Mn-oxides on relict foliations and fractures. The saprolite overlays 2m to 6m of weathered and partially decomposed bedrock within which decimeter-sized fragments of fresh rock are preserved.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 38 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

264800
265000
265200
8706000
8705800
8705600
8705400
8705200
Rio Novo
GOLD INC
N
SECTION AB
0 20 40 60 80 m
Section
Open Pit
Geology (VALE)
Basic Volcanic (CAAX?)
Milonites (Ac vulcanics?)
Geology
Lithology
ADQX - Albite-Ankerite-Quartz Schist
CAAX - Chlorite-Albite-Amphibole Schist
CCQX - Calcite-Chlorite-Quartz Schist
ORE Projection
QSCXb - Quartz-Chlorite-Sericite Schist Breccia
SCDX - Sericite-Chlorite-Ankerite Schist
SDCX - Sericite-Ankerite-Chlorite Schist
SDQX - Sericite-Ankerite-Quartz Schist
ALMAS PROJECT
ALMAS
TOCANTINS STATE
GEOLOGICA/HYDROTERMAL MAP
PAIOL TARGET
SAD69 - UTM 23S
SOURCE: RIO NOVO GOLD, ANEEL, IBGE, ANA, CPRM
DATE: 2013/01/02

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT<br>GEOLOGICAL MAP - PAIOL DEPOSIT<br>7-4 \| DE-00494 \| June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 39 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

400 RL
350 RL
300 RL
250 RL
200 RL
150 RL
100 RL
264700 E
264800 E
265000 E
265200 E
25.50m@0.88g/t Au
29.05m@0.76g/t Au
SECTION FPD-0103
PAIOL TARGET
ALMAS PROJECT
Geology
Lithology Interpretation
ADQX
CAAX
CQCX
CQSX
QSCX
QSCXb
RI
SCDX
SDCX
SDQX
LEGEND
CLIENT
PROJECT
ALMAS GOLD PROJECT
GEOLOGIC CROSS SECTION A-B OF PAIOL DEPOSIT
7-5
DE-00494
June 2016
RungePincockMinarco
Rio Novo
GOLD INC

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 40 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The Cata Funda geologic map (Figure 7-6) was compiled by surface projection of drilling data displayed on cross sections of which Figure 7-7 is a typical example. The map shows several mineralized bodies displaced by folds and faults. The strongest gold mineralization at Cata Funda is associated with the schistose, sericite-ankerite- quartz (SDQX) alteration assemblage, indicated in orange.

7.11.1	Hydrothermal Alteration Units at Paiol and Cata Funda

While the contacts between the various zoned, hydrothermal alteration units developed in metabasic rocks at Paiol and Cata Funda are gradational, the main units from these deposits are described and illustrated in Figures 7-8 through 7-10.

Dark green, foliated rock of mafic composition, showing fine to medium grained, grano-nematoblastic texture with minor calcite, epitote and sphene. Lenses of porphyritic metadacite locally present in unit. This unit represents the country rock for the mineralized package and contains an average grade of 0.03 g/t Au.

Green, foliated rock with fine-grained grano-lepidoblastic texture, showing milimetric quartz-calcite bands, commonly is broken and boudinaged amid centimetric chlorite-rich bands. The foliation is planar to anastomosing, locally microfolded and transposed with chlorite enrichment in the axial planes. A photomicrograph of this unit is given in the section on Deposit Mineralization. This unit represents the outer-most zone of the hydrothermal package and has an average grade of 0.21 g/t Au.

Unit is greyish-green in color with fine grano-lepidoblastic texture with notable alternation of millimetric sulfide- bearing, quartz-carbonate bands and centimetric micaceous bands. The micaceous bands are sub-paralel to a planar foliation that locally transposes relict folds. The quartz-carbonate bands have sharp contacts and are surrounded by phylosilicate minerals in porphyroclasts. This texture is present in all other lithotypes. This unit has an average grade of 0.58 g/t Au.

Grayish-green in color with fine granolepidoblastic texture. Shows predominant occurrence of quartz-ankerite bands over the micaceous bands with subordinate amounts of albite and calcite. Pyrite volume varies from 0.3 to 5% and is associated with the quartz-ankerite bands as aggregates and milimetric grains. This unit has an average grade of 1.29 g/t Au.

Unit is grey in color with fine grano-lepidoblastic texture, showing quartz-ankerite-albite bands enveloped by thin micaceous films that define an anastomosed foliation. Aggregates of submilimetric pyrite, 1 to 5% by volume are subparallel to the main foliation. The average grade is 2.31 g/t Au.

Rock is grey in color with fine to medium granoblastic texture. Anastomosed, insipient to nebulitic foliation, locally emphasized by phylosilicate films. Rare microporphyritic quartz grains appear with strong recrystalization of unit. Pyrite is 1 to 5% by volume with subordinate chalcopyrite that is generally disseminated or locally concentrated in millimetric bands. Unit may show well-developed pressure shadows filled with quartz and rarely chlorite. This unit occurs mainly in the north central part of the ore body. The average grade of the unit is 4.29 g/t Au.

7.11.2	Gold Mineralization: Paiol and Cata Funda

Gold mineralization occurs normally in the center of the alteration zone, associated with albite-quartz-ankerite (calcite) and the sulfide minerals, pyrite, chalcopyrite and pyrrhotite, as shown on the following polished sections (Figures 7-11 and 7-12 ).

At Paiol and Cata Funda individual ore-shoots are shaped as lenses and/or anastomosing bodies within the shear zone. The ore-shoots typically are steeply dipping and plunging lenses.

Some coarser-grained gold has been observed at Cata Funda where it occurs primarily in quartz-carbonate veins within albite-sericite-pyrrhotite alteration envelopes developed in mafic to intermediate metavolcanic host rocks.

7.12	Vira Saia Deposit

The Vira Saia deposit is hosted in the granitic gneiss complex. These complexes are composed of isotropic to weakly-foliated granitoid plutons which have been variably classified as tonalites, trondhjemites, granodiorites, quartz monzonites, amphibole-quartz diorite and monzogranites. A second granitoid suite composed of the same lithologies but containing biotite as the primary mafic mineral, is recognized in the region.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 41 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

264200
264400
264600
264800
8720000
8719800
8719600
8719400
8719200
Rio Novo
GOLD INC
N
Main Body
SECTION AB
Cata Funda
Old Pit
0 20 40 60 80 m
Garimpo
Geology (VALE)
Basic Volcanic (QCCX?)
Meta-Pelit
Meta-Sedimentary
Geology
Lithology
BQZ - Quartz Breccia
CAAX -Chlorite-Albite-Amphibole Schist
MD -Meta Dacite
MV -Meta Volcanic
ORE - Mineralization
QCCX - Quartz-Carbonate-Chlorite Schist
QSX, Quartz-Sericite Schist
SBX - Sericite Schist Carbonaceous
SCDX - Sericite-Chlorite-Ankerite Schist
SDCX - Sericite-Ankerite-Chlorite Schist
SDQX - Sericite-Ankerite-Quartz Schist
ALMAS PROJECT
ALMAS
TOCANTINS STATE
GEOLOGICA/HYDROTERMAL MAP
CATA FUNDA TARGET
SAD69 - UTM 23S
SOURCE: RIO NOVO GOLD, ANEEL, IBGE, ANA, CPRM
DATE: 2013/01/02

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT | | |
| | | GEOLOGICAL MAP - CATA FUNDA DEPOSIT | | |
| | | 7-6 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 42 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

FAD-0020
FAD-0013
FAD-0096
FAD-0088/0086
11.8m@2.12g/t Au
10m@2.55g/t Au
ROCK CODES
Rock_Code
PAT
LABEL
DESCRIPTION
SO Soil
SP Saprolite
RI Weathered Rock
CAAX Chlorite-Albite-Amphybole Schists
SDCX Sericite-ankerite-chlorite Schists
SCDX Sericite-chlorite-Ankerite Schists
SDQX Sericite-Ankerite-Quartz Schists
MD Meta Dacite
QCCX Quartz-carbonate-chlorite Schists
ORE BODY
RSI Semi Weathered Rock
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
GEOLOGIC CROSS SECTION A-B OF CATA FUNDA DEPOSIT
7-7
DE-02494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 43 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

**A**

Photomicrography of **CAAX**. Sample A-58168 (LA-12)- **Plagioclase-Epidote-Quartz-Chlorite-Hornblende Schist - Metabasalt (?)**.
Epidote-chlorite-rich bands and hornblende-rich bands. 25X, crossed nicols.

**B**

0 1 2 3 4 5
RIO NOVO MINERAÇÃO
PROJETO ALMAS TO
FAD 132
QCCX
10

**CCQX** sampled for thin section study purposes (LA-10).

RungePincockMinarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | NAME: **ALMAS GOLD PROJECT** | | |
| | | DRAWING: MAFIC SCHISTS - PAIOL - CATA FUNDA AREA | | |
| DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY VERIFY ALL DIMENSIONS ON SITE | | FIGURE No. 7-8 | PROJECT No. DE-00494 | Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 44 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

A

Photomicrography of **SCDX**. Sample A-56663 (LA-24) - **Sericite-Chlorite-Carbonate-Quartz Schist**. Quartz microporphyroclasts ("quartz eyes"), possibly relicts from the original volcanic porphyritic texture, enclosed by an altered groundmass composed essentially of quartz, chlorite, sericite and carbonate. 25X, crossed nicols.

B

0 1 2 3 4 5
Rio Novo Mineração
Projeto Almas TO
FAD 13
SCDX
19

**SCQX** sampled for thin section study purposes (LA-19).

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT | | |
| | | DRAWING: SERICITE, CHLORITE, CARBONATE SCHIST - PAIOL, CATA FUNDA AREA | | |
| DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY VERIFY ALL DIMENSIONS ON SITE | | FIGURE No. 7-9 | PROJECT No. DE-00494 | Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 45 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

A

Photomicrography of **SDQX**. Sample A-31734 (LA-30). Quartz porphyroclast ("quartz eye"), possibly relict from the original volcanic porphyritic texture, enclosed by an altered and sheared groundmass composed essentially of quartz and carbonate. Hematite (opaque) along fractures. 25X, crossed nicols

B

0 1 2 3 4 5
CPRM
Rio Novo Mineração
Projeto Almas TO
FPD 111
SDQX
30

**SDQX** Sample

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo Gold Inc | Name: ALMAS GOLD PROJECT | | |
| | | Drawing: QUARTZ EYE, SERICITE - ANKERITE QUARTZ SCHIST | | |
| DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY VERIFY ALL DIMENSIONS ON SITE | | Figure No. 7-10 | Project No. DE-00494 | Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 46 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

A

Au
py

Photomicrography of **ADQX**. Sample A-31744 (LA-31). Native Gold (Au) in pyrite (py). 200X, plane reflected light.

B

cp
py
po

Photomicrography of **SDCX**. Sample A-57755 (LA-05) - **Quartz-Sericite-Chlorite-Carbonate Schist**. Pyrrhotite (po), chalcopyrite (cp) and pyrite (py). 100X, plane reflected light.

RungePincockMinarco

LEGEND

DO NOT SCALE THIS DRAWING – USE FIGURED DIMENSIONS ONLY VERIFY ALL DIMENSIONS ON SITE

CLIENT

Rio Novo GOLD INC

PROJECT

NAME ALMAS GOLD PROJECT

DRAWING GOLD MINERALIZATION

| FIGURE No. | PROJECT No. | Date |
| --- | --- | --- |
| 7-11 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 47 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Au
po
100µ

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

GOLD MINERALIZATION - CATA FUNDA

| | | |
|---|---|---|
| 7-12 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 48 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

At Vira Saia, a shear zone (N45°W) developed in granodiorite controls brecciation, alteration and gold mineralization.

The main Vira-Saia ore body has overall dimensions of approximately 200m in the down-dip direction, 300m along strike and averages 15m thick. Exploration has also identified three smaller ore bodies designated: East Body, NW Body and NW Extension Body.

Hydrothermal alteration is well developed, the intensity of which is proportional to the intensity of deformation in the granitic host rock. The outer-most alteration zone is foliated and characterized by the appearance of muscovite, albite and epidote. In an intermediate alteration zone, muscovite and albite still occur but are now associated with calcite and sulfide minerals, up to 1 percent by volume. Intrafolial quartz and recrystalized quartz veins with strong sericite on vein selvages occurs in the core of the alteration zone. Sulfide mineralization is more intense in the central part of the alteration zone where very fine grained pyrite occurs as inclusions in quartz and muscovite grains.

Overlying bedrock are 0m to 3m of sandy soil, orange to grayish brown in color, rich in subangular quartz and feldspar gravel. Beneath the soil horizon is 0 to 7m of yellowish-white saprolite preserving epidote, sericite and Mn-oxides on relic foliation planes. The saprolite typically overlies 0 to 5m of deeply weathered and oxidized, fractured granodiorite.

The Vira-Saia geologic map (Figure 7-13) was compiled from surface geologic mapping and surface projection of geology from cross sections of which Figure 7-14 is an example. The map shows several mineralized bodies displaced by faults. The strongest gold mineralization is associated with quartz veins and mylonitic granodiorite.

7.12.1	Lithologic Units at the Vira Saia Deposit

At Vira-Saia detailed geological mapping identified gradational zones of mylonitization within the granodiorite, which with increasing levels of deformation resulted in the progressive formation of protomylonites (GDP), mylonites (GDM) and ultramylonites (QSX).

Dikes of mafic, pegmatitic and aplitic composition intrude the main granodiorite body. A short description of each rock type is presented below.

DM - Mafic Dikes

Mafic dikes are dark grey, chlorite-rich and typically undeformed to weakly deformed and barren of mineralization. They cut the batholith at approximately a north-south orientation.

PGT - Pegmatite

Pegmatite dikes are very common in the region. They are typically orange to white in color with abrupt, irregular contacts with the enclosing granodiorite. Locally quartz, feldspar crystals attain 5cm in length. These rocks are generally barren.

GDT – Granodiorite

The most common rock type at Vira Saia is granodiorite. It is typically pink to light grey in color with igneous textures in undeformed to weakly examples. Biotite is present with accessory hornblende and sphene. Granodiorite is typically barren to weakly mineralized.

GDP – Protomylonite

Protomylonite develops in granodiorite adjacent to shear zones. While this unit displays a mylonitic foliation, some igneous textures are still preserved in a rock whose mineralogical composition remains granodioritic. The foliation generally approaches the attitude of the N45°W shear zone. Protomylonite is typically only weakly-mineralized with an average grade of 0.14 g/t Au.

GDM - Mylonite

With increasing strain in proximity to shear zones, granodiorite is converted to mylonite, a greenish grey rock in which the grain size of mafic minerals is significantly reduced and intrafoliar calcite and white mica are formed as a result of hydrothermal alteration. The foliation assumes the attitude of the shear zone (N45°W) and tends to dip

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 49 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

264000
264500
265000
8711500
8711000
8710500
8710000
N
Rio Novo
SECTION
0 50 100 150 200 m
Vira-Saia Pit
Geology
Lithology
Laterite
Quartz Vein
Pegmatite
Mafic Rock
Chlorite Schist
Quartz Sericite Schist - QSX
Granodiorite Mylonitized - GDM
Granodiorite - GDT
Ore Body Projection
Outcrop
Lineament
Structure
Lx - Mineral Lineation
Ly - Plunge (sigma 2)
Sn
Sn+1 - NW
Sn+2 - NE
C
P; R; S
Fracture
Normal Fault
ALMAS PROJECT
ALMAS
TOCANTINS STATE
GEOLOGICAL MAP
VIRA-SAIA TARGET
SAD69 - UTM 23S
SOURCE: RIO NOVO GOLD, ANEEL, IBGE, ANA, CPRM
DATE: 2013/01/02

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | GEOLOGIC MAP - VIRI SAIA DEPOSIT |
| | | 7-12 \| DE-00494 \| June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 50 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

HOLES PLOTTED
TOTAL 4
FVSD-0023 FVSD-0071 FVSD-0115 FVSD-0143
SECTION-275S
VIRA-SAIA TARGET
ALMAS PROJECT
SCALE 1:1.000
NUMBER BANDS L/R COL RANGE
AU_PPM R
3
1
0.5
0.3
0.05
0.005
0
ROCK CODES PAT LABEL DESCRIPTION
Rock_Code
SO Soil
SP Saprolite
RI Weathered Rock
VQTZ Quartz Vein
QSX Quartz-Sericite Schist
RSI Semi Weathered Rock
GDM Milonite Granodiorite
GDT Granodiorite
PGT Pegmatite Quartz Feldspar
GDP Protomilonite Granodiorite
DM Mafic Dike
SECTION SPECS:
REF. PT. E, N 264915 m 8710600 m
EXTENTS 197 m 128.6 m
SECTION TOP, BOT 412.9 m 284.3 m
TOLERANCE +/- 10 m
SCALE
(m)
-5 0 5 10 15 20 25 30
SAD69 / UTM zone 23S
AZIMUTH = 45°
N
E
S
W
FVSD-0115
FVSD-0023
FVSD-0143
FVSD-0071
5.20m@1.65g/t Au
11.95m@1.70g/t Au
5.00m@1.03g/t Au
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
GEOLOGIC CROSS SECTION VIRI SAIA DEPOSIT
7-14
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 51 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

A

0 mm 1 2 3 4 5 6 7 8

Macrophotography of DM core sample.

B

0 mm 1 2 3 4 5 6 7 8 9 10

Macrophotography of PGT core sample.

Runge Pincock Minarco

LEGEND	CLIENT	PROJECT
	Rio Novo GOLD INC	ALMAS GOLD PROJECT
		MAFIC DIKE AND PEGMATITE - VIRI BAIA DEPOSIT
DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE		7-15 | DE-00494 | June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 52 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

A

Macrophotography of GDT core sample. Note preserved igneous texture.

B

Macrophotography of GDP core sample. Note protomylonitic foliation.

Runge Pincock Minarco

**LEGEND**

DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE

**CLIENT**

Rio Novo GOLD INC

**PROJECT**

ALMAS GOLD PROJECT

GRANODIORITE AND PROTOMYLONITE - VIRI BAIA DEPOSIT

| Figure No. | Project No. | Date |
| --- | --- | --- |
| 7-16 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 53 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

A

Macrophotography of GDM core sample. Note mylonitic foliation and sulfidation.

B

Macrophotography of QSX core sample. Note schistosity and sulfidation.

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT |
| --- | --- | --- |
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | MYLONITE AND ULTRAMYLONITE - VIRI BAIA DEPOSIT |
| | | 7-17 \| DE-00494 \| June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 54 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

50° to 60°. The sulfide content is typically less than 1% by volume. This rock is mineralized having an average grade of 0.38 g/t Au.

QSX – Ultramylonite - Quartz Sericite Schist

Ultramylonites are found in the center of shear zones where they have been intensively deformed, altered and represent the high grade core of the Vira Saia gold deposit. They are lime green in color and are composed primarily of greenish white mica and intrafoliar fine grained quartz, which is usually boudinaged and brecciated. The sulfide content is typically less than 2% by volume. At Vira Saia, ultramylonites exhibit the highest average grades (1.3 g/t Au) associated with free gold and quartz.

7.12.2	Gold Mineralization: Vira Saia Deposit

At Vira Saia gold is closely associated with sulfide-bearing, quartz-sericite rich ultramylonites formed in the core of shear zones developed in granodiorite. Chalcopyrite and galena are very rare. Intensity of the hydrothermal alteration is proportional to the progressive deformation in the shear zone. Quartz veins typically have saccaroidal (sugary) textures, believed to have formed by dynamic crystallization in shear zones, suggesting a syntectonic timing of vein formation.

The Vira-Saia deposit belongs to the lode gold, orogenic deposit type, with predominant quartz-sericite-carbonate alteration surrounding quartz veins with low iron sulfide content (<2%).

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 55 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

8	Deposit Types

The known gold occurrences in the Almas area are classified as orogenic, shear-hosted mesothermal gold deposits. Minor occurrences of lateritic or even placer gold are also found in the area, but are typically small and not the target of current exploration.

Mesothermal’s gold deposits are a distinctive type of gold deposit which is typified by many consistent features in space and time. Perhaps the single most consistent characteristic of the deposits is their consistent association with deformed metamorphic terranes of all ages. Observations from throughout the World’s preserved Archaean greenstone belts and most recently-active Phanerozoic metamorphic belts indicate a strong association of gold and greenschist facies rocks. However, some significant deposits occur in higher metamorphic grade Archaean terranes or in lower metamorphic grade domains within the metamorphic belts of a variety of geological ages. Premetamorphic protoliths for the auriferous Archaean greenstone belts are predominantly volcano-plutonic terranes of oceanic back-arc basalt and felsic to mafic arc rocks. Clastic marine sedimentary rock dominant terranes that were metamorphosed to graywacke, argillite, schist and phyllite host most younger ores, and are important in some Archaean terranes.

These deposits are typified by quartz-dominant vein systems with ≤3 to 5% sulfide minerals mainly Fe-sulfides. and ≤5 to 15% carbonate minerals. Albite, white mica or fuchsite, chlorite, scheelite and tourmaline are also common gangue phases in veins in greenschist-facies host rocks. Vein systems may be continuous along a vertical extent of 1 to 2 km with little change in mineralogy or gold grade; mineral zoning does occur, however, in some deposits. Gold:silver ratios range from 10 (normal) to 1 (less common) with ore in places being in the veins and elsewhere in sulfidized wallrocks.

Deposits exhibit strong lateral zonation of alteration phases from proximal to distal assemblages on scales of meters. Mineralogical assemblages within the alteration zones and the width of these zones generally vary with wallrock type and crustal level. Most commonly, carbonates include ankerite, dolomite or calcite; sulfides include pyrite, pyrrhotite or arsenopyrite; alkali metasomatism involves sericitization or, less commonly, formation of fuchsite, biotite or K-feldspar and albitization and mafic minerals are highly chloritized. Amphibole or diopside occur at progressively deeper crustal levels and carbonate minerals are less abundant. Sulfidization is extreme in BIF and Fe-rich mafic host rocks.

The orogenic gold deposits targeted in current exploration in the Almas project are hosted in Paleoproterozoic rocks, typically metabasalts and metasediments (commonly called greenstones). Exploration has also identified gold mineralization in granitic intrusives or granitoids, as in the case of the Vira Saia deposit. In all cases, the rocks have been metamorphosed to greenschist or lower amphibolite facies. Mineralization invariably forms along faults or shear zones; typically the larger mineralized areas correlate with the larger shear zones. As well, flexures and intersection zones, where faults or shears cross, generally correspond to prime sites for these deposits.

The shear zones hosting gold mineralization typically show strong brecciation and mylonitization of the host rocks. Alteration of the host rocks is generally localized along the structural zones and is mainly silicification along with widespread carbonatization, potassic alteration, sericite alteration, and pyritization. Gold occurs in association with sulfides in quartz veins and veinlets. Sulfides are primarily pyrite with trace amounts of arsenopyrite, galena, and chalcopyrite. Gold is primarily free gold with an estimated 10 to 40% attached to sulfides, depending on location. Gold is primarily micron-sized, though visible gold is locally present.

Exploration methods in the district typically start with magnetic surveys to identify major structures and magnetic alteration, followed by field mapping and soil sampling. IP surveys are often employed to further identify structures or resistive bodies. Trenching and drilling are used in the final phases. Rio Novo has currently identified over 30 exploration targets in the district and is systematically exploring for additional resources.

Figure 8-1 shows the general cross section through the various deposits of the Almas project.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 56 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Serra das Areias Pluton (?)
Morro do Carneiro
Quartz-Carbonate
shear-zone-hosted veins
Conceição
Quartz-Sericite
shear-zone-hosted veins
Bif / Meta chert
hosted veins
Vira Saia
Paiol / Arroz
Shear zones
Granitoid
Volcanic
Bif / Meta Chert
Wacke - shale
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
SCHEMATIC CROSS SECTION SHOWING MAIN DEPOSITS OF ALMAS PROJECT
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 57 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

9	Exploration

Exploration within the Almas Gold Project dates back to 1977 when VALE identified prospective terrain in the greenstone belts around Almas. A brief history of exploration is presented in Section 6.

Initially, VALE conducted airborne geophysical surveys and ground based geochemical surveys. During the early 1990s, an airborne geophysical HEM, MAG-GAMA survey was performed by Gomag/Fugro using a helicopter with 250m line spacing and altitudes of 30m, 45m and 60m. The results of this work were helpful in identifying areas underlain by basic volcanic rocks, and radiometry helped define hydrothermal alteration zones.

Shortly thereafter, an IP-Resistivity geophysical survey was carried out in two stages. In the first stage, Geomag used the Gradient IP method to cover the entire Almas Belt. The second stage was carried out by Quantec and consisted of TDIP (Real Section) geophysics covering the Paiol Deposit and part of the Arroz Deposit. This technique yielded data from greater depths (between 300m and 600m). The results of the geophysical survey show that the mineralized zone is represented by intermediate values of chargeability (10mV/V and 25 mV/V) and high values of apparent resistivity (>3,000 ohm/m).

VALE conducted geochemical surveys and geological mapping over the bulk of the area now covering the Almas Gold Project. These surveys were conducted at various intervals, depending on prospectively. Generally large- spaced orientation lines were completed on 500m to 1,000m intervals, then in-filled. Then most prospective areas were covered at nominally 25m to 50m.

The combination of geophysics, geochemistry and geologic mapping led to the discovery of numerous gold anomalies and nine holes were drilled in the Arroz target. The Paiol deposit was discovered in 1987. The Paiol discovery was significant in that the deposit did not crop out, and the discovery was based on a weak soil anomaly and geophysics.

The geological, geochemical, and geophysical surveys conducted by VALE have been passed on to Rio Novo. The data was collected in a professional and meticulous manner such that the quality is valid for continued use. Rio Novo typically conducts verification surveys on the geochemical data, and often completes infill geochemical surveys to improve on the data.

Rio Novo continues to conduct geological, geochemical, and geophysical surveys during exploration of areas adjacent to the known deposits. These surveys led to the discovery of the Vira Saia deposit in 2011 as well as a number of other prospects still in the exploration stage. Rio Novo generally identifies prospective areas using a combination of the existing database, plus stream sediment sampling surveys and widely-spaced (500+m) orientation lines of geological mapping and sampling. Once identified, a prospective target is mapped in detail (1:500 or 1:1000 scales) and geochemical soil and rock chip samples are taken. Further exploration will include trenching and possibly drilling.

It is important to note that exploration thus far has been primarily designed to identify near-surface prospects. The deeper, covered areas of the district have yet to be explored. Due to the generally flat terrain and thick soil or saprolite cover, only a small portion of the district has been adequately covered by exploration. Greenstone gold deposits typically have a large vertical extent and the potential for deeper, likely underground targets is good.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 58 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

10	Drilling

Drilling on the Almas Gold Project has been completed in various campaigns since 1985 by VALE – Metago, Santa Elina, Mineração Apuã (MA), and Rio Novo. The drilling methods implemented both diamond core and reverse circulation. However, for the purposes of this and previous studies, Rio Novo has elected not to use the reverse circulation drill hole information for the geological models and resource estimates of the main deposits, Paiol, Cata Funda, and Vira Saia. This was done to assure the quality of assays and other drill hole information met Rio Novo quality standards. Reverse circulation and auger drilling were used to evaluate the former Paiol Leach Pad.

10.1	Drilling Methods

Core drilling used in this study was a combination of HQ size (63.5mm diameter) and NQ size (47.6mm diameter). Drilling employed standard wireline methods, and generally used split core tubes. Oriented core was taken where possible to allow accurate structural measurements. Drilling angles were in the range of 45 to 70 degrees to intersect the structure and gold zones as near-perpendicular as possible. Rio Novo completed down hole surveys on all the core holes using Maxibor instrumentation, a standard international tool. Down hole surveys completed by VALE and MA were also available for their core drilling programs.

Diamond core drilling for Rio Novo was done entirely by Geosol Drilling S.A., a world-wide drilling company with a large base of operations in Brazil. Rio Novo provided drilling plans to Geosol, surveyed drill sites, confirmed drill set-up (location, bearing, and angle), and assured overall quality of the drilling process. Geosol provided drilling crews and equipment, performed the actual drilling operations, and delivered the core samples to Rio Novo. There is no relation between Rio Novo and Geosol, other than a business relation.

The auger drilling sampling is done meter by meter; each advanced meter is homogenized and collected. The half of the each sample is sent to the laboratory, the other half is maintained in the core shed.

The RC drilling sampling is done meter by meter; each advanced meter is homogenized and collected. The half of each sample is sent to the laboratory, the other half is maintained in the core shed.

10.2	Drilling Extent and Spacing

Drilling discussed in this study covers three mineral deposits, Paiol, Vira Saia, and Cata Funda, as well as the former Paiol Leach Pad. The total drilling database includes 844 core holes, 770 reverse circulation holes, and 92 auger holes drilled between 1983 and July 2012. A total of 120,455m comprise the core drilling database.

At Paiol, the known extents of mineralization have been drilled out on nominal 25m centers. Drilling covers an area of about 2,000m along strike and 300m across. Additional scout holes have been drilled around the perimeter. The deposit is primarily drilled out to a vertical depth of 250m to 300m, although individual drill holes have drilled as deep as 500m (vertical depth). Most holes were oriented in a range of 100 to 130 degrees azimuth (S80E to S50E), more or less perpendicular to strike. Angle orientations ranged from 50 to 70 degrees SE, for most of the holes, thus cutting the main structural and mineralization trends as near perpendicular as possible.

In total, there have been 468 diamond core holes drilled in the Paiol area, for about 72,500m. Of these, 466 holes were used in the generation of the Paiol resource model. One deep historic Metago core hole was excluded due to lack of downhole surveys. One Santa Elena hole was excluded because of location uncertainty. VALE drilled 519 shallow reverse circulation holes; as noted, these were not used in the modeling. Table 10-1 summarizes the Paiol drilling.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 59 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 10-1 Total Historical Drilling in the Paiol Area, Including Leach Pad

TYPE	COMPANY	PERIOD	HOLES	AMOUNT (m)	SAMPLES	SHALLOWEST	DEEPEST	AVERAGE DEPTH	SERIES
Diamond Drilling	Metago	1987-1989	105	5,544.00	6,815	20.00	225.70	52.80	FS-01 to 105
	Vale	1996-2001	55	17,266.53	13,573	148.75	723.31	313.94	FD-01 to 55
	Santa Elina	2008	48	15,398.90	13,415	45.90	651.20	320.81	FX-XXA or B-SE
	Rio Novo	2010-2012	251	32,982.30	32,825	50.05	633.20	131.40	FPD-0001 to 251
	Subtotal		459	71,191.73	66,628	20.00	723.31	155.10
RC Drilling	Vale	1996-2001	519	26,099.90	26,856	20.00	125.00	50.29	FP-XX
	Rio Novo	2010	92	1,743.00	2,011	4.00	40.00	18.95	FPRC-0001 to 0092
	Subtotal		611	27,842.90	28,867	4.00	125.00	45.57
Metallurgical Core	Rio Novo	2010	8	1,342.25	1,443	150.20	182.05	167.78	FPM-0001 to 0008

	Subtotal		8	1,342.25	1,443	4.00	125.00	167.78
Auger Drill	Rio Novo	2010	166	1,215.15	1,361	0.40	15.00	7.32	TRP-0001 to 0166
Geotechinal Holes	Rio Novo	2011	8	41.75	43	0.90	10.00	5.22	TRP-0167 to 0174
	Subtotal		174	1,256.90	1,404	4.00	125.00	7.22
Total Drilling			1252	101,633.78	98,342	0.40	723.31	81.18

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 60 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

At Cata Funda, the deposit has been drilled out at nominal 25m x 25m centers. The drilling covers an area of about 700m along strike and 250m across strike. Holes are oriented along a 045 azimuth (N45E) for the most part, and with drilling angles of 45 to 60 degrees NE. The deposit is drilled to a vertical depth of about 80m to 100m, with an average down hole drilling length of 120m and the deepest holes reaching vertical depths of 150m to 170m.

A total of 183 core holes, 21,400m, drilled between 1996 and 2011, were used to generate the Cata Funda models. Reverse circulation drilling by VALE was not used in the models. Table 10-2 summaries the drilling on Cata Funda.

During 2011 and early 2012, a drilling campaign was completed at the Vira Saia discovery. In total, 194 diamond core holes were completed tallying about 26,500m. The main drilling was oriented 045 degrees (N45E), perpendicular to the overall strike of the deposit. Holes were angled 45 to 60 degrees to the NE. The deposit has been drilled to a vertical depth of 150m to 180m. Drill hole spacing in the resource area is nominally 25m x 35m. Table 10-3 details the Vira Saia drilling statistics.

At the Paiol Leach Pad, 92 reverse circulation holes and 166 auger holes were completed.

10.3	Drill Hole Locations

The location of the historical drill holes and the Rio Novo drill hole locations for Paiol, Cata Funda and Vira Saia are shown in Figures 10-1 to 10-3, respectively. Rio Novo was the only company to drill at Vira Saia.

10.4	Drilling Quality

Paiol, Cata Funda, and Vira Saia have been drilled entirely by diamond core for the purposes of the resource models used herein. The reverse circulation drilling data produced in former campaigns was not used in this study.

The core drilling was completed by professional operators, using state of the art techniques and equipment. Core quality in the mineralized zones has been excellent, due both to the drilling procedures and the rock characteristics. In general, core recoveries have exceeded 95 percent in the mineralized areas.

Approximately 50 percent of the core drilled at Paiol, 80 percent of the core drilled at Cata Funda, and 100 percent of the core drilled at Vira Saia, were drilled by Rio Novo. Rio Novo maintained strict, high quality standards for core drilling. The remainder of the core drilling by previous operators was reviewed in detail by Rio Novo and found to be of high quality. Rio Novo removed two core holes from previous operators that did not pass the quality assessment due to recovery or survey issues.

Likewise, the reverse circulation and auger drilling used to determine Paiol Leach Pad was conducted by Rio Novo contractors and followed strict quality standards. Rio Novo recognizes there are inherent difficulties in drilling and sampling unconsolidated dump materials. However, the company believes the techniques and quality standards used represent the best practices and provide an accurate assessment of the pad contents.

The drilling programs are consistent with industry standards and RPM opines it is of sufficient quality to be used in resource estimates and mine planning.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 61 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 10-2 Total Historical Drilling in the Cata Funda Area

TYPE	COMPANY	PERIOD	HOLES	AMOUNT (m)	SAMPLES	SHALLOWEST	DEEPEST	AVERAGE DEPTH	SERIES
Diamond Drilling	Vale	1996-2001	9	1,072.57	1,390	90.50	180.15	119.17	FPA-01 to 09
	Santa Elina	2008	23	2,899.33	2,900	21.65	208.05	126.06	ACF-01 to 22-SE
	Rio Novo	2010-2011	148	17,133.60	18,495	40.10	220.40	115.77	FAD-0001 to 148
	TOTAL		180	21,105.50	22,785	21.65	220.40	117.25
RC Drilling	Vale	1996-2001	159	7,976.00	7,976	30.00	90.00	50.16	FP-XX
	TOTAL		159	7,976.00	7,976	30.00	90.00	50.16
Metallurgical Core	Rio Novo	2010	3	302.15	332	75.65	135.85	100.72	FAM-0001 to 0003
	TOTAL		3	302.15	332	75.65	135.85	100.72
Total Drilling			342	29,383.65	31,093	21.65	220.40	85.92

Table 10-3 Vira Saia Historical Drilling

TYPE	COMPANY	PERIOD	HOLES	AMOUNT (m)	SAMPLES	SHALLOWEST	DEEPEST	AVERAGE DEPTH	SERIES
Diamond Drilling	Rio Novo	2011-2012	189	26,111.50	27,422	40.50	300.25	138.16	FVSD-0001 to 0189
	TOTAL		189	26,111.50	27,422	40.50	300.25	138.16
RC Drilling	Vale	1996-2001	49	3,214.23	3,221	25.00	139.10	65.60	FVS-01 to 49
	TOTAL		49	3,214.23	3,221	25.00	139.10	65.60
Metallurgical Core	Rio Novo	1996-2001	3	401.45	397	110.65	160.25	133.82	FVSM-0001 to 0003
	TOTAL		3	401.45	397	25.00	139.10	133.82
Total Drilling			241	29,727.18	31,040	25.00	300.25	123.35

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 62 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

265000
8706000
8705800
8705600
SECTION 31A
SECTION 21A
SECTION 16
0 20 40 60 80 m
Drilling
Rio Novo Mineração
Metago
Mineração Santa Elina
Vale
Section
Open Pit
Geology (VALE)
Basic Volcanic (CAAX?)
Milonites (Ac vulcanics?)
Geology
Lithology
ADQX - Albite-Ankerite-Quartz Schist
CAAX - Chlorite-Albite-Amphibole Schist
CCQX - Calcite-Chlorite-Quartz Schist
ORE Projection
QSCXb - Quartz-Chlorite-Sericite Schist Breccia
SCDX - Sericite-Chlorite-Ankerite Schist
SDCX - Sericite-Ankerite-Chlorite Schist
SDQX - Sericite-Ankerite-Quartz Schist
ALMAS PROJECT
ALMAS
TOCANTINS STATE
GEOLOGICA/HYDROTERMAL MAP
PAIOL TARGET
SAD69 - UTM 23S
SOURCE: RIO NOVO GOLD, ANEEL, IBGE, ANA, CPRM
DATE: 2013/01/02

Runge Pincock Minarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | PAIOL DRILLHOLE MAP |
| | | 10-1 \| DE-00494 \| June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 63 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

264600
8719400
8719200
N
Rio Novo
GOLD INC
Main Body
SECTION 16
SECTION 14
SECTION 12
Cata Funda
Old Pit
0
20
40
60
80 m

| | | | |
|---|---|---|---|
| Drilling | Geology (VALE) | MV - Meta Volcanic | **ALMAS PROJECT ALMAS TOCANTINS STATE** |
| Rio Novo Mineração | Basic Volcanic (QCCX?) | ORE - Mineralization | GEOLOGICA/HYDROTERMAL MAP CATA FUNDA TARGET |
| Mineração Santa Elina | Meta-Pelit | QCCX - Quartz-Carbonate-Chlorite Schist | SAD69 - UTM 23S |
| Vale | Meta-Sedimentary | QSX, Quartz-Sericite Schist | SOURCE: RIO NOVO GOLD, ANEEL, IBGE, ANA, CPRM |
| Section | Geology Lithology | SBX - Sericite Schist Carbonaceous | DATE: 2013/01/02 |
| Garimpo | BQZ - Quartz Breccia | SCDX - Sericite-Chlorite-Ankerite Schist | |
| | CAAX - Chlorite-Albite-Amphibole Schist | SDCX - Sericite-Ankerite-Chlorite Schist | |
| | MD - Meta Dacite | SDQX - Sericite-Ankerite-Quartz Schist | |

Runge Pincock Minarco

**LEGEND**

**CLIENT**

Rio Novo
GOLD INC

**PROJECT**

ALMAS GOLD PROJECT

CATA FUNDA DRILLHOLE MAP

| | | |
|---|---|---|
| 10-2 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 64 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rio Novo
GOLD INC
N
264000
264500
265000
8711500
8711000
8710500
8710000
SECTION 75S
SECTION 175S
SECTION 275S
0 50 100 150 200 m
Section
Diamond Drilling
Vira-Saia Pit
Geology
Lithology
Laterite
Quartz Vein
Pegmatite
Mafic Rock
Chlorite Schist
Quartz Sericite Schist - QSX
Granodiorite Mylonitized - GDM
Granodiorite - GDT
Ore Body Projection
Outcrop
Lineament
Structure
Lx - Mineral Lineation
Ly - Plunge (sigma 2)
Sn
Sn+1 - NW
Sn+2 - NE
C
P; R; S
Fracture
Normal Fault
ALMAS PROJECT
ALMAS
TOCANTINS STATE
GEOLOGICAL MAP
VIRA-SAIA TARGET
SAD69 - UTM 23S
SOURCE: RIO NOVO GOLD, ANEEL, IBGE, ANA, CPRM
DATE: 2013/01/02

Runge Pincock Minarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

VIRA SAIA DRILLHOLE MAP

10-3	DE-00494	June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 65 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

11	Sample Preparation, Analysis, and Security

11.1	Core Handling, Logging, and Sampling Protocols

Rio Novo has used only data from diamond core drilling for resource estimation in this Feasibility Study. Therefore, the following discussion pertains entirely to diamond core sampling.

During the period 2010 to 2012, diamond core drilling was conducted for Rio Novo under contract with SGS Geosol Drilling Ltda. (Geosol). Geosol drilling crews extracted the core, placed in wooden core boxes, then sealed the boxes with tape or straps prior to transport. The core was then transported by truck to Rio Novo’s core processing facility at the former Paiol mine.

On arrival at the core processing facility, the core was laid out, washed and photographed. The core was then logged, and sample intervals marked by Rio Novo geologists. Sample intervals were generally one meter; however, variations were allowed for special samples or special interval breaks. The maximum sample interval was 1.5 meters and the minimum was 0.5 meters. Core logging included lithology, alteration, mineral zone, structural and geotechnical logging. Structural and geotechnical detailed were noted, included foliation, fractures, vein orientation, and faults. Wherever possible, oriented core samples were taken to give more accurate structural readings, % core recovery and RQD measurements were measured and calculated for all drill intervals.

The core was then cut under Rio Novo supervision by Geosol personnel. There is no relationship between SGS Geosol and Rio Novo Mineração Ltda except a strictly contractual one for the provision of analytical services for the Company’s exploration programs.

Core was cut using diamond impregnated cutting saws, standard to the industry. To the extent possible, core was cut perpendicular to major vein orientations. Geosol then bagged the samples in plastic bags according to Rio Novo procedures. Samples were tagged with electronic bar codes, with one tag inside the bag and one tag outside. Sample bags were also marked by hand in permanent ink. The sample numbers were electronically entered into the database, according to the proper sample intervals. This system then provided an electronic sample submittal form.

Core handling, logging and sampling procedures practiced by Rio Novo and its contractors in the Almas Gold Project are summarized in the flow sheet on Figure 11-1.

11.2	Density Determinations

Bulk densities of geological materials encountered in drill core are required to determine mass in mineral resource estimation. Density data must be representative of the lithologies found in the deposit and determined on replicate samples. Rio Novo uses different methodologies to determine bulk densities depending if the sample is fresh rock, weathered rock or saprolite.

For fresh rock samples, the classical Archimedean method is used. The method is based on weighing the sample in the air and water. Based on the wet sample weight and sample weight in water, the density of the material is calculated through a mathematical equation. Quality control on density determinations is maintained by insertion of a standard sample of known density for every 20 samples measured. This assures the accuracy of the operational procedures and equipment.

Table 11-1 gives the average bulk density of unweathered lithologies encountered in core holes from the three targets in the Almas Gold Project area.

Table 11-2 summarizes the average bulk densities of saprolite and weathered rocks from the three targets in the Almas Gold Project area.

Saprolite is a soft, clay-rich material formed by deep weathering of bedrock in tropical zones. In the calculation of bulk density for saprolite and for oxidized, weathered rocks, the sample is collected and preserved in a plastic envelope. The sample is weighed to determine wet weight on an analytical balance. Then a plastic basin is filled with water, a sample is put in the basin until the water flows out. When the water stops flowing from the basin, the sample is carefully removed. The water displaced by the mass of the sample is collected and weighed, thus obtaining the volume displaced. The sample is then dried in an oven and weighed again. The masses of the moist

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 66 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

### DRILLHOLE SPECIFICATION

1. Drillhole collar are surveyed with SAD 69 datum
2. Early holes were located by GPS and are re-surveyed by Total Station
3. Down-hole survey are done using Deviflex device

### CORE HANDLING AND STORAGE

1. Core is picked up at drill rigs at a regular schedule and transported to core shed
2. Drill core is laid out on racks and organized by drill target
3. Check and list the advances and recoveries
4. All drill holes are checked and the core is photographed
5. The core is cut in half with a diamond bladed
6. Samples intervals in core boxes and samples put in plastic bags
7. Core boxes are labeled with hole numbers and core intervals
8. Core boxes are stacked and stored

### LOGGING

1. Make geological profile on graph paper as the hole is logged and interpret
2. Annotate angles of the structures (foliation, banding) with the hole axis, where there are changes;
3. Geological data are recorded in graphical strip logs
4. Data from strip logs are entered into Database
5. Geotechnical data are recorded
6. RQD (information about the degree of alteration, areas of strength and frequence of fractures) are recorded
7. Structures and core orientation are recorded

### DENSITY DETERMINATIONS

#### DENSITY OF FRESH ROCKS

1. Selection of the lithology in drill core;
2. Marking of the sample size
3. Identification of the sample box
4. Collecting samples for analysis
5. Weighing the sample in air and water (Archimedes' method)
6. Explanation of results in specific spreadsheet
7. Removal of the sample and returning the same to the core box
8. Formula :

$$\text{Density} = \frac{\text{(Sample weight (M1)}}{\text{(Sample weight (M1)} - \text{Sample weight in water (M2))}}$$

#### DENSITY FOR WEATHERED MATERIAL (SAPROLITE)

1. Sampling of the core box
2. Wet weight of sample
3. Using test tube to obtain volume
4. Mass of water obtained by the displaced volume
5. Drying the sample for weighing dry
6. Returning the sample to core boxes to make the sampling
7. Formula:

$$\text{Wet density} = \frac{\text{Weight of humid sample (g)}}{\text{Weight of water removed by sample (g)}}$$

$$\text{\% Humidity} = \frac{\text{Weight of humid sample (g)} - \text{Weight of dry sample (g). 100}}{\text{Weight of humid sample}}$$

$$\text{Dry Density} = \frac{\text{Weight of humid sample (g)} \times \frac{\text{(100 -\% humidity)}}{100}}{\text{Weight of water removed by sample}}$$

### SAMPLING

1. Drill core samples are taken at intervals of one meter, respecting the geological contacts (the drill core samples must be in minimum 0.5 m in size). When the drill core presents low potential to mineralization, it's sampled according to regular intervals each 2 meters.
2. Samples from one or more drill holes are combined in batches of 40 samples comprising 36 routine and 4 control samples (in minimum)
3. Insertion blank samples in each batch in each 20 samples (mainly after mineralized zones)
4. Insertion duplicate samples in each 20 samples
5. Insertion standards samples (high ore-grade, medium ore-grade and low ore-grade) in each 20 samples.
6. Batches and dispatches are tracked by laboratory report number assigned to each dispatch number

RungePincockMinarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT | | |
| | | DRAWING: CORE HANDLING AND SAMPLING PROTOCOLS | | |
| DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY VERIFY ALL DIMENSIONS ON SITE | | FIGURE No. 11-1 | PROJECT No. DE-00494 | Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 67 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 11-1 Bulk Density of Fresh Lithologies from Core Samples, Almas Project

Target	Type	Rock Code	Legend	Count	Minimum (g/cc)	Maximum (g/cc)	Mean Density (g/cc)
Cata Funda	Fresh rock	AFB	Amphibolite	3	2.79	2.88	2.84
Cata Funda	Fresh rock	BQZ	Quartz Breccia	3	2.66	2.86	2.73
Cata Funda	Fresh rock	CAAX	Chlorite-Albite-Amphibole Schists	53	2.71	3.03	2.84
Cata Funda	Fresh rock	CCQX	Calcite-Chlorite-Quartz Schist	61	2.70	3.24	2.84
Cata Funda	Fresh rock	CCSX	Carbonate-Chlorite-Sericite Schist	7	2.77	2.86	2.82
Cata Funda	Fresh rock	CQCX	Carbonate-Quartz-Chlorite Schist	12	2.76	2.95	2.85
Cata Funda	Fresh rock	CQSCX	Chlorite-Quartz-Sericite-Carbonate Schist	32	2.67	3.01	2.82
Cata Funda	Fresh rock	CQSX	Chlorite-Quartz-Sericite Schist	8	2.77	2.86	2.82
Cata Funda	Fresh rock	CQSXP	Chlorite-Quartz-Sericite Schist proximal	8	2.79	2.90	2.84
Cata Funda	Fresh rock	CSX	Chlorite-Sericite Schist	23	1.84	2.95	2.77
Cata Funda	Fresh rock	CX	Chlorite Schist	1	2.78	2.78	2.78
Cata Funda	Fresh rock	DT	Tonalite Dike	7	2.50	2.74	2.67
Cata Funda	Fresh rock	GDM	Milonite Granodiorite	1	2.74	2.74	2.74
Cata Funda	Fresh rock	GQX	Graphite-Quartz Schist	1	2.80	2.80	2.80
Cata Funda	Fresh rock	MD	Meta Dacite	54	1.68	2.94	2.72
Cata Funda	Fresh rock	MP	Metapelite	1	2.95	2.95	2.95
Cata Funda	Fresh rock	MV	Meta-Volcanic	7	2.80	2.97	2.84
Cata Funda	Fresh rock	QCASX	Quartz-Carbonate-Sericite Schist	3	2.71	2.92	2.81
Cata Funda	Fresh rock	QCCX	Quartz-carbonate-chlorite Schists	423	1.07	3.02	2.80
Cata Funda	Fresh rock	QSCAX	Quartz-Sericite-Carbonate Schist	1	2.84	2.84	2.84
Cata Funda	Fresh rock	QSCX	Quartz-Sericite-Chlorite Schist	7	2.30	2.97	2.77
Cata Funda	Fresh rock	QSX	Quartz-Sericite Schist	19	2.56	2.92	2.81
Cata Funda	Fresh rock	QSXn	Quartz-Sericite Schist Nucleus	16	2.70	3.30	2.88
Cata Funda	Fresh rock	QX	Quartz Schist	2	2.74	2.74	2.74
Cata Funda	Fresh rock	SBX	Carbonaceous-Sericite Schist	11	2.48	3.18	2.88
Cata Funda	Fresh rock	SCDX	Sericite-chlorite-Ankerite Schists	139	2.03	3.21	2.84
Cata Funda	Fresh rock	SCX	Sericite-Chlorite Schist	3	2.81	2.86	2.83
Cata Funda	Fresh rock	SDCX	Sericite-ankerite-chlorite Schists	146	1.12	2.92	2.81
Cata Funda	Fresh rock	SDQX	Sericite-Ankerite-Quartz Schists	121	1.08	3.37	2.84
Cata Funda	Fresh rock	SQCX	Sericite-Quartz-Chlorite Schists	1	2.91	2.91	2.91
Cata Funda	Fresh rock	SX	Sericite Schist	46	2.45	3.04	2.81
Cata Funda	Fresh rock	VQTZ	Quartz Vein	2	2.67	2.80	2.73
Paiol	Fresh rock	ADQX	Albite-Ankerite-Quartz Schists	30	2.72	2.92	2.82
Paiol	Fresh rock	AFB	Amphibolite	3	2.95	2.99	2.97
Paiol	Fresh rock	CAAX	Chlorite-Albite-Amphibole Schists	516	1.07	3.70	2.92
Paiol	Fresh rock	CCQX	Calcite-Chlorite-Quartz Schist	627	1.59	3.10	2.86
Paiol	Fresh rock	CQCX	Carbonate-Quartz-Chlorite Schist	31	2.03	2.89	2.81
Paiol	Fresh rock	CQSCX	Chlorite-Quartz-Sericite-Carbonate Schist	20	2.70	2.91	2.83
Paiol	Fresh rock	CQSX	Chlorite-Quartz-Sericite Schist	62	1.94	3.04	2.82
Paiol	Fresh rock	CQSXp	Chlorite-Quartz-Sericite Schist	2	2.82	2.82	2.82
Paiol	Fresh rock	CSX	Chlorite-Sericite Schist	7	2.77	2.96	2.86
Paiol	Fresh rock	DT	Tonalite Dike	16	1.90	2.99	2.67
Paiol	Fresh rock	GD	Granodiorite	6	2.70	3.09	2.84
Paiol	Fresh rock	GDM	Milonite Granodiorite	11	2.69	2.92	2.75
Paiol	Fresh rock	MD	Meta Dacite	16	2.65	2.85	2.73
Paiol	Fresh rock	MV	Meta-Volcanic	4	2.85	3.00	2.94
Paiol	Fresh rock	QCCX	Quartz-carbonate-chlorite Schists	6	2.79	2.89	2.84
Paiol	Fresh rock	QCX	Quartz-Chlorite Schist	4	2.70	2.86	2.77
Paiol	Fresh rock	QSCX	Quartz-Sericite-chlorite Schist	3	2.81	2.84	2.82
Paiol	Fresh rock	QSCXB	Quartz-Sericite-Carbonate Schist	52	2.67	3.00	2.84
Paiol	Fresh rock	QSX	Quartz-Sericite Schist	43	2.67	3.03	2.91
Paiol	Fresh rock	QX	Quartz Schist	6	2.92	3.07	3.01
Paiol	Fresh rock	RM	Mafic Rock	1	3.03	3.03	3.03
Paiol	Fresh rock	SCDX	Sericite-chlorite-Ankerite Schists	186	1.93	2.96	2.82
Paiol	Fresh rock	SCX	Sericite-Chlorite Schist	11	2.81	3.02	2.90
Paiol	Fresh rock	SDCX	Sericite-ankerite-chlorite Schists	418	-0.16	3.54	2.83
Paiol	Fresh rock	SDQX	Sericite-Ankerite-Quartz Schists	151	2.05	3.87	2.85
Paiol	Fresh rock	SQCX	Sericite-Quartz-chlorite Schists	14	2.76	2.96	2.87
Paiol	Fresh rock	SX	Sericite Schists	6	2.60	2.81	2.68
Paiol	Fresh rock	VQTZ	Quartz Vein	4	2.62	2.70	2.65
Vira Saia	Fresh rock	CAAX	Chlorite-Albite-Amphibole Schists	1	2.97	2.97	2.97
Vira Saia	Fresh rock	DM	Mafic Dyke	139	2.62	3.66	2.89
Vira Saia	Fresh rock	DT	Tonalite Dike	1	2.71	2.71	2.71
Vira Saia	Fresh rock	GDM	Milonite Granodiorite	429	1.85	3.31	2.71
Vira Saia	Fresh rock	GDP	Protomilonite Granodiorite	335	1.78	3.06	2.71
Vira Saia	Fresh rock	GDT	Granodiorite	1033	1.64	3.69	2.72
Vira Saia	Fresh rock	PGT	Pegmatite Quartz Feldspar	72	2.58	2.75	2.65
Vira Saia	Fresh rock	QSX	Quartz-Sericite Schist	99	2.57	3.02	2.72
Vira Saia	Fresh rock	QX	Quartz Schist	1	2.65	2.65	2.65
Vira Saia	Fresh rock	SAQM	Sericite Ank Quartz Schist Milonite	7	2.65	2.76	2.72
Vira Saia	Fresh rock	VQTZ	Quartz Vein	16	2.58	2.7	2.65

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 68 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 11-2 Bulk Density of Saprolite and Weathered Rock from Core Samples, Almas Project

Target	Rock Code	Legend	Count	Minimum SG_WET (g/cc)	Maximum SG_WET (g/cc)	Average SG_WET (g/cc)	Minimum SG_DRY (g/cc)	Maximum SG_DRY (g/cc)	Average SG_DRY (g/cc)	Average Moisture (%)
Cata Funda	RI	Weathered Rock	41	1.88	3.05	2.3	1.58	3.04	2.12	8.39
Cata Funda	RSI	Semi Weathered Rock	28	1.93	2.97	2.58	1.8	2.93	2.48	4.04
Cata Funda	SO	Soil	4	1.77	2.19	1.96	1.4	1.88	1.59	18.88
Cata Funda	SP	Saprolite	158	1.4	2.42	1.86	1.07	2.39	1.54	16.96
Paiol	RI	Weathered Rock	113	1.7	3.01	2.29	1.03	3	2.05	11.11
Paiol	RSI	Semi Weathered Rock	87	1.74	3.34	2.68	1.68	3.33	2.58	3.99
Paiol	SO	Soil	67	1.61	2.33	1.98	1.23	2.11	1.62	18.31
Paiol	SP	Saprolite	343	1.18	2.55	1.91	1.1	2.36	1.55	18.61
Vira Saia	RI	Weathered Rock	115	0.24	2.81	2.29	0.21	2.77	2.12	3.48
Vira Saia	RSI	Semi Weathered Rock	24	1.67	2.96	2.48	1.4	2.9	2.34	5.76
Vira Saia	SO	Soil	47	1.67	2.4	2	1.33	2.09	1.72	14.09
Vira Saia	SP	Saprolite	244	1.18	2.76	2.04	1.24	2.89	1.78	13

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 69 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 sample, the volume (given by the mass of water removed from the sample) and dry weight is recorded and then used to calculate the bulk density by formula.

11.3	Sample Preparation – Laboratory

To ensure that the correct particle size and sample reduction procedures are achieved during sample preparation, the SGS Geosol Laboratory uses established protocols for preparation of samples of rock/core and soil/stream sediments as summarized on Figures 11-2 and 11-3, respectively. Before starting sample preparation, proper equipment must be setup, calibrated and monitored to ensure quality specifications are met.

Quality control measures conducted during sample preparation by SGS Geosol are as follows:

▪	Equipment is designed and set up to produce an representative sample fractions during splitting;
▪	Equipment is cleaned with barren rock followed by compressed air between each sample run;
▪	Screen tests for coarse gold are conducted on crushed and pulverized sample fractions at the rate of one test per 20 sample batch.

11.4	Sample Assaying

The primary analytical laboratory used by Rio Novo for the Almas Project is the SGS Geosol laboratory, located in Vespasiano, Minas Gerais State, Brazil. The laboratory has ISO 9001 certification and ISO 14001:2004, ISO 17025:2009 certification for environmental chemical analyses.

SGS Geosol employs modern, industry standard techniques and analytical methods. For the purpose of routine gold analysis in the Almas project, fire assay with atomic absorption (AA) finish was used most frequently. Multi- element analyses on 34 elements were determined by ICP subsequent to digestion of samples either in aqua regia acid or in four-acids (Table 11-3).

Table 11-3 SGS Geosol Laboratory: Analytical Methods with Detection Limits

GEOCHEMICAL - ICP	Detection Limits
ICP 34 elements	Aqua Regia Digestion	Digestion Multi-Acid
Ag, Ba, Be, Cd, Cr, Cu, Hg, Li, Mo, Ni, Sc, Sr, Zn, Zr, Y	1 ppm	3 ppm
Co, Pb, V	3 ppm	8 ppm
As, Sb	5 ppm	10 ppm
Bi, Sn, W	10 ppm	20 ppm
La,	10 ppm	10 ppm
Al, Ca, Fe, K, Mg, Mn, Na, P, S, Ti	0,01%	0,01%
Determination of 34 elements	AR (ICP 34)	DT (ICP34)

Fire Assay with AA finish is a quantitative analysis through which precious metals are separated by melting a powdered mineral sample in a reducing environment. The precious metals are collected in molten lead which separates from the slag by virtue of density differences. The lead button is then dissolved in aqua regia and the resulting acid solution containing the precious metals is analyzed by atomic absorption spectroscopy to determine the gold content.

The analytical detection limit for gold by fire assay-AA finish is 5 ppb. For gold assays in excess of 10,000 ppb, the samples are re-assayed using the metallic screen test (MET-150). Beginning in November 2011, all samples from the mineralized zone of the Vira Saia target were analyzed using the metallic screen test. The metallic screen test optimizes the accuracy and precision of higher gold concentrations associated with coarse gold grains. In this method, a larger sample is pulverized and sieved with a 150 mesh screen. The coarse sample fraction captures any coarse grained gold in the sample. The +150 mesh and the -150 mesh sample fractions are assayed separately. The entire coarse fraction is analyzed whilst a 50g (2 AT) sample is used on the fine fraction. Gold concentration of the total sample is reported as the weighted average of the two fractions.”

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 70 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

RECORD
Sample ~2 kg
DRYING
105 °C
WEIGHING MOIST AND DRY
Control of mass 5%
1° sample of batch and each 20
If requested analysis for mercury (Hg).
Maximum temperature of the oven 60 °C
CRUSHING
CRUSHER RHINO
90% <2 mm (9 mesh)
CONTROL OF CONTAMINATION
inclusion of blank sample of quartz initial
and each 40 samples
Control of particle size (5% of samples)
Control of mass (5% of samples)
QUARTERING JONES
PULVERIZATION
~300 grams
95% <150# (0,105 mm)
Control of particle size 5%
Control of mass 5%
CRUSHED RESERVE
FILE
< 2 MM
HOMOGENIZATION AND DIVISION
Lona / Quart. Cruzeta
ALIQUOT FOR ANALYSIS
< 150 #
Generation of duplicate 5%
RESERVE PULP
FILE
<150 # (0,105 mm)
RungePincockMinarco
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
SAMPLE PREPARARTION PROTOCOL - ROCK AND CORE
11-2
OE-00494
June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 71 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

RECORD
Sample ~1 kg
DRYING
105 °C
WEIGHING
5 % of samples
BREAKDOWN MANUAL
with a rubber hammer
CONTAMINATION CONTROL
inclusion of white quartz and initial every 40 samples
DRY SIEVING
80# and/or 120# Tyler
0,177 mm / 0,125 mm
FILE retained fraction
(> 80#)
WEIGHING of passing and retained
80# and/or 120#
HOMOGENIZATION AND DIVISION
Lona / Quart. Cruzeta
FILING fractions not used for analysis
<80# (passing the 80)
<80#>120# (retention at 120) or
<120# (passing the 120)
ALIQUOT FOR ANALYSIS
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LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
SAMPLE PREPARATION PROTOCOL - SOILS AND STREAM SEDIMENTS
11-3
DE-00494
June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 72 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The coarse fraction, generally containing most of the native metal in coarse gold deposits, is assayed in total and a 50g aliquot of the fine fraction is assayed. Results are reported as the weighted average of the fractions. A flow chart showing the analytical procedures employed by SGS Geosol during the Almas project are presented on Figure 11-4.

The second laboratory used by Rio Novo for check assays is ALS Chemex in Vespasiano, Minas Gerais State and Goiânia, Goiás State, Brazil. The analyses are made in Lima, Peru. The analytical codes and a brief description of the analysis of gold in the ALS laboratory is given on Table 11-4.

Table 11-4 Analytical Codes for Gold Analysis: ALS Laboratory

Code	Interval (ppm)	Description
Au-AA24	0.005-10	Au fire assay with AAS finish, nominal weight of sample of 50g.
Au-AA26	0.01-100	Au fire assay with AAS finish, nominal weight of sample of 50g.
Au-GRA22	0.05-1000	Au fire assay with gravimetric finish, nominal weight of sample 50g.

The third laboratory used by Rio Novo for check assays is Acme Analytical Laboratories in Aparecida de Goiânia, Goiás State, Brazil. The actual analyses are made in Santiago, Chile. The analytical codes and a brief description of the analysis of gold in the Acme laboratory is given on Table 11-5.

Table 11-5 Analytical Codes for Gold Analysis: ACME Laboratory

Code	Interval (ppm)	Description
Au-G610+G610	0.005-10	Determination of Au by Fire Assay on 50g, read by AAS
Au-G612	5-1000	Determination of Au by Fire Assay on a 50g sample with subsequent Dosage by Gravimetry

11.5	QA/QC Program

11.5.1	Rio Novo Internal QA/QC Program

The Rio Novo QA/QC program includes submittal of both blind and non-blind control samples into the sample stream being analyzed by the laboratories. Rio Novo maintains internal quality control by inserting blind control samples into the sample stream whilst external quality control is establish by each laboratory who inserts their own control samples into the sample stream being analyzed. The results of the internal and external QA/QC program are discussed below.

The following types of control samples are routinely analyzed as part of Rio Novo’s QA/QC program.

▪	Certified Reference Materials (CRM, “standards”) and blanks
▪	Intra- and inter-laboratory check assays
▪	Core duplicate assays
▪	Pulp and coarse reject duplicate assays

Additionally Rio Novo has established:

▪	A secure core, pulp and coarse reject archive system
▪	Regular contact and site visits to the laboratory
▪	A protocol for remedial action on analytical batches with poor performance;
▪	Regular and formal reporting to tract QA/QC history during the project.

11.5.2	Laboratory QA/QC Programs

Commercial laboratories contracted for the Almas project routinely insert blanks, standards and duplicates into each batch of samples to be analyzed. At SGS Geosol, replicate samples are also inserted. SGS Geosol includes the results of their internal QA/QC analyses with their analytical reports. ALS Chemex issues a separate

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 73 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Receive Samples
Sort and Log Samples
Dry at 60°C
Crush to 70% passing 10 mesh
Riffle split 500 g or 1000 g
And pulverize
Riffle split 250g and
pulver DENSITY FOR
Sieve using 150 or optional 200
mesh screen
Fine fraction
weigh routine
aliquot for assay
coarse fraction
weigh in total for
assay
Weigh aliquots of sample pulp into Fire
assay pots. Add standard reference
materials and duplicates to the sample
sequence
Add fire assay fluxes and fuse in fire –
assay ovens.
Cupel Pb buttons to recover dore beads
containing Ag +-Au and PGEs
Digest dore beads in nitric acid then
hydrochloric acid to take Ag, Au and
PGEs into solution
Sample solutions analyzed by ICP-ES
LIMS system corrects data for
interferences and drift. Operator
Is data of aceptable quality ?
ICP data and any other analyses
combined as a final analytical Report
Verification and Certification by a BC
Certified Assayer

RungePincockMinarco

LEGEND

DO NOT SCALE THIS DRAWING – USE FIGURED DIMENSIONS ONLY VERIFY ALL DIMENSIONS ON SITE

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
ANALYTICAL PROTOCOL

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 11-4 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 74 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 report for control samples on request. At both laboratories results of control sample analyses are stored in the laboratory’s files while a copy is also stored in the Rio Novo Digital Data Base. All analytical results from both laboratories are delivered in digital format to Rio Novo’s database manager while the Certificates of Analysis are provided separately. Copies of the digital assay files and certificates are stored in the Rio Novo Digital Data Base.

11.5.3	Rio Novo QA/QC Program

Rio Novo’s QA/QC program requires that the following minimum number of control samples be inserted into the sample stream being submitted to the laboratory.

▪	One high ore-grade and one low ore-grade CRM (or medium grade) in each analytical batch of 40 samples (5%);
▪	A minimum of one blank inserted in each batch mainly after mineralized zones;
▪	A minimum of two core duplicates in each analytical batch of 40 samples (5%);
▪	Check assays on pulp samples (greater than 0.3 g/t Au) sent to a secondary laboratory. Approximately 5% to 10% of all pulp samples greater than 0.3 g/t Au are checked in a secondary laboratory.

The control sample assay results of the internal QA/QC program are monitored, including the CRMs, coarse and pulp duplicates and sizing checks during preparation. Additionally systematic checks of the digital database are conducted against the original signed Certificates of Analysis emitted by the laboratory.

11.5.4	Acceptance and Rejection Thresholds

The following criteria were used to establish acceptance and rejection thresholds for internal control samples analyzed during the Almas project.

For CRMs:

▪	Automatic batch failure if the CRM assay result is greater than three standard deviations of the accepted mean value of the CRM, then re-assay batch;
▪	Contact laboratory if trends on CRM plots suggest possible bias, work with lab to resolve;

For Blanks:

▪	If assays on field blanks exceed three times the detection limit of 15 ppb Au, then automatic re-assaying of ten samples surrounding the blank sample in the batch;

High Grade Checks:

▪	Assays returning greater than 10 ppm Au are automatically re-assayed by the metallic screen method (MET 150) in the same laboratory as the original assays;

Duplicate Samples

▪	Rio Novo does not routinely submit internal duplicates of pulp and coarse reject material. Rio Novo routinely submits field duplicates of core; however, assays from field duplicates are not used to determine failed batches;
▪	Duplicate control samples of pulp and coarse reject materials are analyzed by the laboratory and provide an on-going check on precision. There are two types of control: batch-based and global population. Whereas “A” and “B” are the original and duplicate analyses, respectively, the batch-based rejection thresholds are:
−	For pairs in which (A+B)/2 < 15xDL (detection limit)
•	Pulp duplicates: І A-B І < 2xDL
•	Coarse reject duplicates: І A-B І < 3x DL
−	If not, І A-B І * 0,5 / (A+B)
•	< 10% for pulps

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 75 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

•	< 20% for coarse rejects
▪	For the global duplicate population, the thresholds are:
−	Pulp Duplicates - 90% should have relative differences less than 10%
−	Coarse Duplicates - 90% should have relative differences less than 20%
▪	For check assays on a global population basis in a second laboratory the maximum acceptable difference is 4%.
▪	A chart showing the behaviour of duplicate samples is routinely provided in the QA/QC report.
▪	Sample rejection rates are routinely described in a table in the QA/QC report.

11.5.5	Certified Reference Materials (Standards)

Certified Reference Materials (CRMs) or standards are used to monitor analytical accuracy and precision of assay results within the primary laboratory or externally, between two or more laboratories. CRM’s are well-analyzed, meticulously prepared, ground rock powders, for which the concentration of selected constituent elements are well behaved and vary within low statistical ranges. Once a material containing the desired elements is selected, the CRM producer sends multiple samples of the reference material to a minimum of ten accredited laboratories for analysis by one or more analytical methods. This Round Robin approach is to provide sufficient assay data to determine statistically a representative mean value and standard deviation required for setting acceptance/ rejection tolerance limits for the elements of interest.

The Almas project used ten CRMs; seven provided by the Instituto de Tecnologia November Kekulé (ITAK) and three provided by Geostats Pty Ltd. (Table 11-6).

Table 11-6 Certified Reference Materials (CRM) for Gold used in the Almas Project

Certified Reference Material	Type	Certified Value (g/t)	Standard Deviation	Number of Samples
CRM ITAK 505	Low grade	0.233	0.019	426
CRM ITAK 530	Low grade	0.316	0.03	743
GEOSTAT-G904-6	Low grade	0.36	0.02	170
CRM ITAK 518	Low grade	0.547	0.018	351
CRM ITAK 516	Middle grade	1.01	0.068	272
GEOSTATS-G997-6	Middle grade	1.68	0.08	171
GEOSTATS-G901-1	High grade	2.58	0.13	221
CRM ITAK 531	High grade	2.76	0.18	747
CRM ITAK 509	High grade	3.56	0.13	201
CRM ITAK 506	High grade	8.87	0.27	341

Rio Novo requested that the ITAK Laboratory prepare new CRMs from coarse reject material from Rio Novo’s drilling program. This material ranged in concentrations from 0.316 g/t (low grade) to 2.76 g/t Au (high grade). ITAK prepared a sample of approximately 100 kg of material that was dried at 105 °C and then homogenized. After homogenization, the material was split down to aliquots of approximately 60g which were evaluated on the degree of gold homogeneity. Finally, a group of accredited laboratories were invited to perform the Round Robin assays, the results of which were used to determine the accepted mean value and standard deviations for ITAK530 and ITAK531 which are 0.309 g/t Au (+/- 0.028 g/t) and 2.71 g/t Au (+/- 0.13 g/t), respectively. These CRMs were used from June 2011 onward. The quality of a CRM can be assessed by calculating its coefficient of variation which is the standard deviation divided by the accepted value of the certified element. For ITAK530 and ITAK531, the coefficients of variation are 9% and 5%, respectively, indicating that they are stable and acceptable for use as CRMs.

11.5.6	CRM Charts

The aggregate results of Rio Novo’s internal QA/QC program with respect to CRMs are presented in graphical form on Figures 11-5, 11-6, 11-7 and 11-8. By inspection, it is clear that for the 10 CRMs used in the Almas

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 76 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

CRM-ITAK 505 Standard - Au
SGS Geosol

CRM ITAK 530 Standard - Au
SGS-Geosol

G904-6 Standard - Au
SGS Geosol

RungePincockMinarco

**LEGEND**

**CLIENT**

Rio Novo
GOLD INC

**PROJECT**

ALMAS GOLD PROJECT

INTERNAL CRM ANALYSES (1)

| | | |
|---|---|---|
| 11-5 | DE-00494 | June 2015 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 77 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

CRM ITAK 518 Standard - Au
SGS-Geosol
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

CRM ITAK 516 Standard - Au
SGS-Geosol
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

G997-6 Standard - Au
SGS Geosol
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

RungePincockMinarco

**LEGEND**

DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE

**CLIENT**

Rio Novo GOLD INC

**PROJECT**

ALMAS GOLD PROJECT

INTERNAL CRM ANALYSES (2)

| Figure No. | Project No. | Date |
|---|---|---|
| 11-6 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 78 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

G901-1 Standard - Au
SGS Geosol
3,50
3,30
3,10
2,90
2,70
2,50
2,30
2,10
1,90
1,70
1,50
Date
20-out-10
01-nov-10
10-nov-10
22-nov-10
16-dez-10
29-dez-10
08-fev-11
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

CRM ITAK 531 Standard - Au
SGS-Geosol
3,60
3,40
3,20
3,00
2,80
2,60
2,40
2,20
2,00
1,80
1,60
Date
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
| --- | --- | --- |
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | INTERNAL CRM ANALYSES (3) |
| | | 11-7 / DE-00494 / June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 79 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

CRM ITAK 506 Standard - Au
SGS-Geosol
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

Almas Blanks
Assay
Warning
Fail
Detection Limit

RungePincockMinarco

**LEGEND**

DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE

**CLIENT**

Rio Novo
GOLD INC

**PROJECT**

ALMAS GOLD PROJECT

INTERNAL CRM AND BLANK ANALYSES

11-5 | DE-00494 | June 2015

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 80 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 project (Table 11-6), all CRMs returned analyses that are well within the three-standard deviation rejection threshold. Of the 2,800 CRM analyses that were determined in the project (2010 to 2012), only 61 samples failed, comprising less than 3% of the total. As shown in Table 11-7, the most common notation associated with failure was that another analysis of the same CRM was present in the same analytical batch and returned acceptable accuracy.

Based on the CRM data presented here, RPM believes that the accuracy of assays generated for the Almas project (2010 – 2012) are acceptable by industry standard and would not prevent their use in resource estimation.

Table 11-7 Certified Reference Materials: Over Limit Assays

Certified Reference Material	Sample No.	Au ppb	Action
CRM ITAK 505	A-12905	355 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 505	A-12864	650 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 505	A-13283	311 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 505	A-20033	306 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 505	A-15219	311 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 530	A-67028	490 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-90019	450 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-77857	224 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-78335	481 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-84966	523 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-88707	435 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-91100	422 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 530	A-91790	446 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-93650	446 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-99701	415 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-99260	448 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-99767	427 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-100134	402 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 530	A-112425	513 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
GEOSTATS-G904-6	A-28540	287 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 518	A-46675	614 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch.
CRM ITAK 518	A-47649	607 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch.
CRM ITAK 518	A-48443	489 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch.
CRM ITAK 518	A-59314	608 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch.
CRM ITAK 518	A-59446	622 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch.
CRM ITAK 518	A-64261	620 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 516	A-10084	1293 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 516	A-13016	356 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
GEOSTATS-G901-1	A-32239	2047 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
GEOSTATS-G901-1	A-22260	2172 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
GEOSTATS-G901-1	A-33046	575 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
GEOSTATS-G901-1	A-34371	2080 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 531	A-66024	2265 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 531	A-67007	3344 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-90384	3127 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 531	A-78474	2258 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-79697	3249 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-84298	2295 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-85176	2309 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-86255	2236 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-88866	2221 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-88729	3177 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-91160	2193 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-95290	3387 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
Certified Reference	Sample	Au ppb	Action
CRM ITAK 531	A-96365	3871 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-97360	3113 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-97313	3189 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-99280	2252 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-101390	3114 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-102055	3341 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-107010	3291 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-107093	3136 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 531	A-111779	3622 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch and it is not mineralized zone.
CRM ITAK 509	A-33893	3128 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 509	A-33498	3099 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 509	A-44466	3044 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 509	A-44242	3147 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 509	A-44330	3142 ppb	The standard failed but in the same batch had other samples of the same standard that validate the batch.
CRM ITAK 506	A-39361	7766 ppp	The standard failed but in the same batch have other samples of the same standard that validate the batch.
CRM ITAK 506	A-46911	7933 ppb	The standard failed but was accepted because it is close to the limit. And the same batch had other samples of the same standard that validate it.
CRM ITAK 506	A-55318	9694 ppb	The standard failed but in the same batch have other samples of the same standard that validate the batch.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 81 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

11.5.7	Internal Blank Samples

An acceptable blank sample is prepared from rock that is known to contain very low or non-detectable concentration of the element being sought. A blank is used to monitor cross contamination that may occur during sample preparation, commonly as result of insufficient cleaning of the crushing, grinding or splitting equipment between samples. The blank sample used in the Almas project was prepared by SGS Geosol from core samples taken from the Hialino Quartz deposit in the Cristalina region of Goiás State, Brazil.

A total of 1,528 blank sample analyses were determined during the Almas project. The lower detection limit for gold by the fire assay-AA finish method is 0.005 g/t Au. The warning and failure thresholds for blank samples were establish at twice detection limit (0.010 g/t) and three-times detection limit (0.015 g/t), respectively.

The result of blank analyses from Rio Novo’s drilling campaigns is presented graphically on the bottom of Figure 11-8B.

The chart shows that most of the blank samples are below the failure threshold. For those blanks with gold assays above the failure threshold (0.015 g/t), ten samples surrounding the blank sample position in the batch were automatically re-assayed and compared to the original ten assays.

Of the 1,500 blank samples analyzed during the Almas project, 29 samples failed - a failure rate of less than 2%. As shown on Table 11-8, the most common notation associated with failure was that the blank was not in the mineralized zone and therefore the ten samples surrounding the blank were not re-assayed.

Table 11-8 Analytical Blank Samples: Overlimit Assays

Sample	Au ppb	Hole	Action
A-1226	16 ppb	FPD-0002	Reanalysis of 10 samples surrounding the blank sample (A-1221 to A-1225 and A-1227 to A-1230 and A-1232)
A-2754	104 ppb	FAD-0010	Reanalysis of 10 samples surrounding the blank sample (A-2148 to A-2753 and A-2755 to A-2758)
A-6973	24 ppb	FAD-0025	Reanalysis of 10 samples surrounding the blank sample (A-6968 to A-6972, A-6974 and A-6976 to A-6979)
A-9535	20 ppb	FPD-0042	Reanalysis of 10 samples surrounding the blank sample (A-9530 to A-9534 and A-9536 to A-9539 and A-9541)
A-11957	35 ppb	FPM-0005	Reanalysis of 10 samples surrounding the blank sample (A-11952 to A-11956, A-11958 and A-11960 to A-11963)
A-12977	21 ppb	FPM-0006	Reanalysis of 10 samples surrounding the blank sample (A-12972 to A-12976 and A-12978 to A-12982)
A-24609	17 ppb	FPD-0083	Reanalysis of 10 samples surrounding the blank sample (A-24604 to A-24608 and A-24610 to A-24614)
A-24734	22 ppb	FPD-0091	Reanalysis of 10 samples surrounding the blank sample (A-24728 to A-24731, A-24733 and A-24735 to A-24740)
A-31344	23 ppb	FPD-0113	Reanalysis of 10 samples surrounding the blank sample (A-31339 to A-31343, A-31345 to A-31346 and A-31348 to A-31350)
A-29530	18 ppb	FRRC-0002	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-38139	16 ppb	FAD-0049	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-40318	18 ppb	FAD-0045	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-40252	16 ppb	FAD-0045	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-41763	22 ppb	FAD-0111	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-42149	19 ppb	FAD-0060	Reanalysis of 10 samples surrounding the blank sample (A-42144 to A-42148 and A-42150 to A-42154)
A-42853	238 ppb	FAD-0109	Reanalysis of 10 samples surrounding the blank sample (A-42848 to A-42852 and A-42854 to A-42858)
A-51977	26 ppb	FPD-0160	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-53654	18 ppb	FPD-0167	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-53537	17 ppb	FAD-0114	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-57999	22 ppb	FAD-0134	Reanalysis of 10 samples surrounding the blank sample (A-57994 to A-57998 and A-58000 to A-58005)
A-61753	18 ppb	FAD-0141	The blank sample failed but it is not mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-61943	39 ppb	FAD-0143	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-65030	93 ppb	FPD-0212	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-78160	19 ppb	FVSD-0003	Reanalysis of 09 samples surrounding the blank sample (A-78154 to A-78156 and A-78159; A-78161 to A-78165)
A-88100	85 ppb	FVSD-0048	Reanalysis of 10 samples surrounding the blank sample (A-88093 to A-88096, A-88099 and A-88101 to A-88105)
A-87901	23 ppb	FVSD-0047	Reanalysis of 09 samples surrounding the blank sample (A-87896 to A-87900 and A-87902 to A-87903; A-87905 to A-87906)
A-93895	22 ppb	FVSD-0085	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-96848	19 ppb	FVSD-0100	The blank sample failed but it is not in the mineralized zone. Re-assaying of 10 samples surrounding the blank sample was not necessary.
A-105947	17 ppb	FVSD-0151	Reanalysis of 10 samples surrounding the blank sample (A- 105942 to A-105946, A-105948 to A-105950 and A-105952 to A-105953)

There were 16 blank failures for which the corresponding ten samples surrounding the blank were re-assayed, as a check on the possibility of cross contamination. The results of the re-assaying are shown on a scatter plot which yields a correlation coefficient of 0.999 (Figure 11-9B). While the high degree of correlation indicates excellent precision, it does not address the possibility of cross contamination which would have occurred during the sample preparation stage, which is not assessed by re-assaying the original pulps, the majority of which are less than 1 g/t Au.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 82 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Based on the overall low failure rate of the blank analyses presented here, RPM believes that cross contamination during sample preparation is insignificant and, therefore, the blank results are acceptable by industry standard.

11.5.8	Internal Field Duplicate Samples

A field duplicate sample is a second sample collected from the same location as the original sample. Duplicate sample results are used to assess variability associated with the ore type, laboratory analysis and sample collection process. During the Almas project, field duplicates comprised quartered core samples that were collected simultaneously and treated in an identical manner as the primary samples during storage, transportation, and analysis. In total, 1,760 field duplicate samples of core were made.

When two variables are linked by a statistical relationship, there is a correlation between them. The correlation reflects the degree of relationship between variables, in this case, gold assays from field duplicate samples. The scatter plot is a simple device to check the degree of the correlation for which a high degree of correlation is indicated by the data points plotting close to the trend line.

The poor correlation of field duplicate samples is reflected in the scattered distribution of data points and the low R square value (0.39) which are indicative of the nugget effect, common in vein-type gold deposits and gold deposits in general (Figure 11-9A). As the nugget effect is a common characteristic of Precambrian mesothermal gold deposits, assays from field duplicates are not used to determine failed analytical batches.

As the nugget effect may be associated with coarse-grained, native gold, Rio Novo routinely uses the metallic screen method (MET 150) on assays that return greater than 10 ppm Au. SGS Geosol re- analyzed 604 samples using the metallic screen method. This included 16 samples from Cata Funda, 37 from Paiol (2010 to 2011) and 551 from Vira Saia (2011 to 2012). The results from Cata Funda and Paiol are shown on Figure 11-10a. The correlation evident in an R squared value of 0.9 between the original assays and the metallic screen assays suggests that bias due to coarse gold is not evident in the data from Paiol and Cata Funda. At Vira Saia, 69 of 551 samples (14%) were in the nominal range of 1.0 to 4.4 ppm Au for which the basic statistics are given below.

	Original Assay (Au g/t)	Metallic Screen Assay (Au g/t)
▪ Mean	3.8	3.9
▪ Std Dev.	5.7	5.8
▪ Max	4.3	4.4
▪ Min	1.0	1.1
▪ R sq	1.0	1.0
▪ Coef. Variation	1.5	1.5

The strong correlation expressed in the R squared value (1.0) suggests that coarse gold is not evident in the Via Saia data and that the moderate coefficient of variation (1.5) suggests the anisotropic distribution of gold in the coarse reject material from which the metallic samples were made. The relatively low correlation of the field duplicates of core (0.39) is also consistent with this style of mineralization in the project area. The later is not unexpected in Precambrian mesothermal gold deposits in which the nuggety local distribution of gold is controlled by complex, anastomosing alteration zones and quartz veins that pinch and swell within the mineralized structure.

11.5.9	Internal Duplicate Check Samples (SGS Geosol Lab – ALS Lab)

As part of Rio Novo’s internal QA/QC program, approximately 5% to 10% of sample pulps are re-assayed at the ALS Laboratory in Belo Horizonte, which functions as the Project’s secondary lab.

The relative precision between the SGS Geosol and ALS analyses is given on Figure 11-10b for 649 duplicate pulp samples analyzed at both labs from 2010 to 2012. The scatter plot shows good correlation for the duplicate analyses expressed in an R squared value of 0.94.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 83 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

A

Almas Duplicates
R² = 0,3863
Duplicate g/t Au
Original g/t Au
0,00
1,00
2,00
3,00
4,00

Field Duplicates of Core

B

ANALYSIS X REANALYSIS SGS
Blank Samples
R² = 0,999
Reanalysis SGS
0,00
1000,00
2000,00
3000,00
4000,00
5000,00
6000,00
7000,00
8000,00
9000,00
10000,00
2000,00
4000,00
6000,00
8000,00
10000,00

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | INTERNAL DUPLICATE AND BLANK ANALYSES |
| | | 11-9 | DE-00494 | June 2018 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 84 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

A

ANALYSIS X REANALYSIS SGS
Metallic Screen
R² = 0,8951
Reanalysis SGS
50000,00
45000,00
40000,00
35000,00
30000,00
25000,00
20000,00
15000,00
10000,00
5000,00
0,00
0,00
10000,00
20000,00
30000,00
40000,00
50000,00

Internal Metallic Screen Tests

B

Almas - SGS X ALS
R² = 0,9401
ALS - Au ppb
10000,00
9000,00
8000,00
7000,00
6000,00
5000,00
4000,00
3000,00
2000,00
1000,00
0,00
0,00
2000,00
4000,00
6000,00
8000,00
10000,00
SGS Geosol - Au ppb

Check Assays: SGS Versus ALS

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
| --- | --- | --- |
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | METALLIC SCREEN TEST AND CHECK ASSAYS |
| | | 11-10 \| DE-00494 \| June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 85 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Based on the overall low failure rate of the blank analyses presented here, RPM believes that cross contamination during sample preparation is insignificant and therefore the blank results are acceptable by industry standard.

11.6 External Laboratory QA/QC Programs

The SGS Geosol and ALS laboratories insert blank, CRMs and duplicate samples into each analytical batch of 40 samples. The SGS Geosol laboratory inserts replicate samples into each batch. The results of the external QA/QC program by SGS Geosol are included with the routine assay results while ALS provides a separate QA/QC report on request. External QA/QC results are archived at the respective laboratories and a copy of each is retained in Rio Novo’s digital database.

Both laboratories deliver analytical results in digital format to the database manager Certificates of Analysis are provided separately. Copies of the digital files and certificates are stored in Rio Novo’s digital database for use in data validation.

11.6.1 External QA/QC: Blank Samples

The acceptance – rejection thresholds for external blank analyses by SGS Geosol are the same as established for Rio Novo’s internal blank testing: detection Limit = 0.005 g/t, warning threshold = 0.010 g/t, failure threshold 0.015 g/t. The chart shows that most blank samples were below the warning threshold limit with only three samples above the failure limit in November 2012 (Figure 11-11). In total 3,455 external blank assays were returned by the laboratories for which no contamination was observed by Rio Novo personnel.

11.6.2	External QA/QC: Duplicate and Replicate Samples

Duplicate samples prepared from coarse reject material and replicate pulp samples were used as external control samples at the laboratories. Two methods of control analysis were used: Batch- and Global population-based as discussed previously in Section 11.5.5. As shown on Figure 11-12a, a total of 3,831 accumulated duplicate samples were analyzed by the SGS Geo laboratory from 2010 to 2012. A high degree of correlation is shown between the duplicates and the original assays as defined by an R squared value of 0.99.

As a small number of samples failed, the “batch-based” method was used to control "global population". In Global population, 90% of the sample population should have relative differences below 20%. Of the 3,500 external duplicates analyzed, only 26 samples were rejected, less than 1%, in “batch-based” control, therefore no batch was rejected. Table 11-9 summarizes the samples rejected under the batch-based criterion.

As shown on Figure 11-12b, a total of 2,183 accumulated replicate samples of pulps were analyzed by the SGS Geo laboratory during the drilling project (2010 – 2012). A high degree of correlation is shown between the replicates and the original assays as defined by an R squared value of 0.99.

Since some samples failed to control "batch-based" was used to control "global population". In "global population" 90% should have relative differences below the 10% mark. Over 2,000 Replicate’s laboratory samples were analyzed and 85 (< 5% total) samples failure in “Batch-based” control, so no batch was rejected.

As a small number of samples failed, the “batch-based” method was used to control "global population." In global population, 90% of the sample population should have relative differences below 20%. Of the 2,183 external replicates analyzed, only 85 samples were rejected, less than 5%, in “batch-based” control, therefore no batch was rejected.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 86 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 11-9 Laboratory Duplicate Samples: Overlimit Assays

Sample No.	Au (ppb) Original Sample	Au (ppb) Duplicate Sample (SGS)	Cause of Failure
A-11006	15	102	|A-B| < 3DL
A-111425	4,99	62	|A-B| < 3DL
A-12734	92	4,99	|A-B| < 3DL
A-13450	43	97	|A-B| < 3DL
A-20200	57	79	|A-B| < 3DL
A-20511	10	27	|A-B| < 3DL
A-21693	78	58	|A-B| < 3DL
A-22052	60	76	|A-B| < 3DL
A-26212	55	72	|A-B| < 3DL
A-30294	27	4,99	|A-B| < 3DL
A-30535	50	6	|A-B| < 3DL
A-3581	57	38	|A-B| < 3DL
A-3723	14	42	|A-B| < 3DL
A-49540	46	62	|A-B| < 3DL
A-51305	59	79	|A-B| < 3DL
A-51725	48	32	|A-B| < 3DL
A-55414	64	81	|A-B| < 3DL
A-56036	65	83	|A-B| < 3DL
A-5679	38	21	|A-B| < 3DL
A-64233	31	47	|A-B| < 3DL
A-85979	83	66	|A-B| < 3DL
A-97723	52	68	|A-B| < 3DL
A-2766	19	144	|A-B | * 0,5 / (A+B) < 20%
A-3762	131	470	|A-B | * 0,5 / (A+B) < 20%
A-5539	791	129	|A-B | * 0,5 / (A+B) < 20%
A-6717	199	61	|A-B | * 0,5 / (A+B) < 20%

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 87 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Almas
Blanks SGS
0.050
0.040
0.030
0.020
0.010
0.000
Date
Assay
Warning
Fail
Detection Limit

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

EXTERNAL BLANK ANALYSES - SGS GEOSOL NOVEMBER 2012

June 2013

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 88 of 340 |

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A

Almas
Duplicates SGS
R² = 0,9969
Duplicate g/t Au
Original g/t Au
0,00
1,00
2,00
3,00
4,00

B

Almas
Replicates SGS
R² = 0,9971
Duplicate g/t Au
Original g/t Au
0,00
1,00
2,00
3,00
4,00

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

EXTERNAL DUPLICATE AND REPLICATE ANALYSES - SGS GEOSOL

| Figure No. | Project No. | Date |
|---|---|---|
| 11-12 | DS-00494 | June 2018 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 89 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

11.6.3	External Control– CRM Samples

The SGS Geosol Laboratory used 29 CRMs during Rio Novo’s drilling programs as listed on Table 11-10.

Table 11-10 Certified Reference Materials for Gold used by SGS Geosol Laboratory

Certified Reference Material	Type	Certified Value (g/t)	Standard Deviation	Number of Analyses
CDN_GS_P2	Low grade	0.214	0.020	76
CDN_GS_P2A	Low grade	0.229	0.030	60
CDN_CM_5	Low grade	0.294	0.046	95
CDN_GS_P3A	Low grade	0.338	0.022	171
ITAK523	Low grade	0.399	0.020	33
G311-7	Low grade	0.400	0.030	56
CDN_CM_7	Low grade	0.427	0.042	400
CDN_GS_P4A	Low grade	0.438	0.032	257
G909-10	Low grade	0.520	0.050	39
AUOE-7	Low grade	0.623	0.030	114
G908-4	Low grade	0.960	0.050	27
CDN-GS-1F	Middle grade	1.16	0.130	108
CDN_CM_4	Middle grade	1.18	0.120	76
CDN_CM_6	Middle grade	1.43	0.090	304
G399-2	Middle grade	1.46	0.090	74
CDN-GS-1P5D	Middle grade	1.47	0.150	247
G901-7	Middle grade	1.52	0.060	31
CDN-GS-1P5C	Middle grade	1.56	0.130	385
ITAK522	High grade	1.94	0.073	20
G905-8	High grade	2.55	0.130	19
G909-5	High grade	2.63	0.100	38
CDN_GS_3E	High grade	2.97	0.270	6
CDN_GS_4B	High grade	3.07	0.350	571
AUSK-4	High grade	3.57	0.156	6
G903-6	High grade	4.13	0.170	1
G910-5	High grade	5.23	0.210	3
AUON-4	High grade	5.94	0.262	17
CDN_GS_8A	High grade	8.25	0.600	24
CDN_GS_20A	High grade	21.12	1.54	27

Variation plots showing the behavior of three, representative CRMs analyzed by SGS Geosol is presented in Figure 11-13. The SGS Geosol CRMs are: CDN_CM_7, CDN-GS-1P5C and CDN_GS_4B).

The charts show a high degree of analytical accuracy and precision as all CRM analyses are well within the warning threshold of two standard deviations of the mean. Therefore, no analytical batch was rejected by virtue of external CRM performance.

11.7	Internal QA/QC Summary

Of the 1,500 blank samples analyzed during the Project, 29 exceeded the failure threshold. Of the 29 samples, 16 samples were in the mineralized zone which required re-analysis of 10 surrounding the failed samples according to the Rio Novo QA/QC protocol. Re-analysis of these samples showed no contamination. The other 13 blank samples that failed were not in the mineralized zone; therefore, re-assaying of ten samples surrounding each failed blank was not required.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 90 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

CDN_CM_7 Standard - Au
SGS-Geosol
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

CDN_GS_1P5C Standard - Au
SGS Geosol
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

CDN_GS_4B Standard - Au
SGS-Geosol
Assay
Mean
Mean-2σ
Mean+2σ
Mean-3σ
Mean+3σ
Mean (SGS)

RungePincockMinarco

**LEGEND**

DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE

**CLIENT**

Rio Novo GOLD INC

**PROJECT**

ALMAS GOLD PROJECT

EXTERNAL CRM ANALYSES - SGS GEOSOL

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 11-13 | DE-00494 | June 2013 |

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Over 1,700 field duplicate samples were prepared from quartered core and analyzed by SGS Geosol. A low correlation was found between the original and field duplicate samples expressed with an R squared value of 0.39 calculated from a scatter plot of the data. This low correlation factor suggests a nugget effect in the assay data however, assays from metallic screen testing did not suggest a coarse gold issue at the three targets in the Project area. The wide scatter in the field duplicates precludes using those data for defining failed analytical batches.

Over 3,600 analyses of CRMs (standards) were analyzed during the drilling campaigns of which 61 samples exceeded the failure threshold (<2% total). Most failed CRMs were determined in batches for which other samples of the same CRM returned results below failure thresholds and, therefore, the analytical batches were accepted. Other failed CRMs were outside the mineralized zone and not material.

11.8	External QA/QC Summary

Over 3,400 SGS Geosol blank samples were analyzed. Of these analyses only three blanks exceeded the failure threshold.

Duplicate samples prepared from coarse reject material and replicate pulp samples were analyzed by the laboratory. Two types of control methodology were used: batch-based and global population-based. Over 3,500 duplicate samples were analyzed with only 26 samples exceeding the failure threshold in “Batch-based” control. Over 2000 replicate samples were analyzed with only 85 samples exceeding the failure threshold in “Batch- based” control. Since some samples failed control levels, "Batch-based" was used to control "Global population".

In "Global population" 90% should have relative differences below the 10% mark. Therefore, no batch was rejected by virtue of the performance of duplicate and replicate samples.

The SGS Geosol Laboratory used 29 CRMs during the Project. Over 3,200 CRM samples were analyzed by the laboratory for which all determinations are well within the warning threshold of two standard deviations, demonstrating good analytical accuracy and precision.

11.9	Analytical Biases

During Vale´s mining operation in the late 1990s extensive research by their consultants, confirmed both the lack of bias due to rock type or alteration, and confirmed that no significant difference exists between the samples collected from reverse circulation drilling with those derived from core samples. Rio Novo has similar confirmation in their extensive drilling campaigns since 2010. Since Vale discarded drill holes with recovery less than 80%, and recovery for the drilling completed by Rio Novo exceeded 95%, RPM believes that there are no known recovery biases within the assay database.

For the 2008 drilling campaign, the sampling procedures and quality control procedures were established and implemented under the direction of MultiGeo, a subcontractor to Rio Novo’s predecessor, and were used in earlier resource estimates. RPM did not independently inspect the Vespasiano assay facility near Belo Horizonte that was used for sample preparation and assaying of all Rio Novo samples.

11.10	Sample Security

Rio Novo exploration drilling for the 2008 campaign was completed mainly by contractors, with MultiGeo technical staff providing the technical oversight. Drill core was kept at the drill rig until transferred to the core processing facility at the end of each shift. The core was logged, photographed and sawed and shipped to ALS laboratory in sample sacks. During this time access to the samples was restricted to only drill crews, supervisors and project staff.

RPM considers the analytical protocol and sample security currently in use, and that used during the major drilling campaigns in 2010 and 2011, sufficient to allow the calculation of mineral resource estimates from the data collected, and generally meeting acceptable mining industry standards.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 92 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

11.11	Sampling Method and Approach – Former Operators

11.11.1 Diamond Drill Core Samples

In 1998 MRDI described sample handling by Vale. Samples were prepared by jaw crushing to minus one-fourth inch (in) for either the entire one-half core split or 2 kg for the RC samples. The sample was then homogenized by quartering through a Jones splitter to produce two 200 g to 300 g splits; one of the splits was archived as a coarse reject ,and the other split was ground to 80%, -325 mesh. All samples were assayed for gold by fire assay with AA finish. Until 1995 assays were performed at the Fazenda Brasileiro Mine laboratory; after 1995, samples were assayed at the Paiol Mine site.

Core drilled by METAGO was prepared by crushing to one-fourth in a jaw crusher and pulverizing to -450 mesh. Assays were completed using conventional fire assay techniques with a gravimetric finish (MRDI 1998).

For Mineração Apuã’s drilling program in 2008, one-half of the drill core was stored for reference, and the other half was bagged, numbered and submitted to the primary laboratory ALS in Belo Horizonte for preparation and analysis. For each sample consignment, the following forms were completed prior to shipping to ALS - (CORE).

▪	Sample submittal form
▪	Monitoring letter issued by Mineração Apuã Ltda
▪	List of samples in shipment
▪	Request form for samples preparation and chemical analysis

Mineração Apuã Ltda used ALS as the primary analytical laboratory for drill core. ALS is an international analytical service and is corporately accredited to ISO 9001:2000. ALS has a preparation laboratory in Belo Horizonte and an assay laboratory in Lima, Peru. Mineração Apuã Ltda used SGS Geosol Laboratórios Ltda (SGS Geosol) in Belo Horizonte as a secondary laboratory. SGS Geosol is an ISO14001 and ISO 9001:2000 accredited international laboratory service.

11.12 Diamond Drill Core Sample Recovery

Drill core recovery measurements are collected by Rio Novo staff on each hole as it is being drilled and has this been done for all diamond drilling. Recovery data were recorded as driller’s length and recovered length, with both measurements recorded against driller’s depth. In general Rio Novo’s drilling during the 2010 and 2011 programs has recovery in the +95% range.

Since Vale discarded drill holes with recovery less than 80% and recovery for the drilling completed by Mineração Apuã Ltda was greater than 95%, recovery issues are not a problem with pre-Rio Novo data. The exceptions are minor and RPM opines will not impact the resource model estimates.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 93 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

12	Data Verification

The following section describes the processes used to verify the data in the Almas project study. This section summarizes three levels of data verification:

1.	Verification of the original or historic data in the current database from drilling by the various project operators previous to Rio Novo.

2.	The quality control and verification procedures used by Rio Novo during drilling campaigns from 2010 to present.

3.	The final verification by RungePincockMinarco for this study.

This summary focuses on the verification of diamond core drilling data. For the purposes of this study, Rio Novo has used only diamond core drilling results. Reverse circulation drilling as well as surface geochemical samples (such as rock chips, channel samples, soil samples) were not used in this study to estimate resources and no opinion is given regarding the quality of such data for other purposes such as exploration.

12.1	Historical Data

As outlined in Section 6 History and Section 10 Drilling, drilling was conducted at the Almas project between 1987 and 2008 by three companies: Metago, VALE, and Santa Elina. The historical drilling used in relation to this study was conducted at Paiol and Cata Funda. Vira Saia drilling used in this study was generated by Rio Novo supervised drilling.

In 2010, Rio Novo commissioned Minerotec Consultorio & Servicios to consolidate, review, and validate all historic data on the project (Schumacher, 2010). The Schumacher report addressed:

▪	Drill hole collar surveys
▪	Downhole directional surveys
▪	Drilling and Geological logs
▪	Analytical results

The Schumacher 2010 report makes several recommendations to Rio Novo that would improve the reliability of the database. These include:

▪	Survey of coordinates of six old drill hole in the Paiol Mine area.
▪	Survey of coordinates of more 10 additional old drill holes in Paiol Mine area and eight old drill holes marks in Arroz area. It’s necessary to report the procedure used to survey these collar coordinates (equipment type, precision, photos of marks and table with comparison of original coordinates and new ones).
▪	Request to VALE a formal document and/or original analytical certificates of gold assays not reported by Docegeo.
▪	Re-sampling and re-assaying four Santa Elina twin drill holes, using exactly the same procedures and methodologies in current use by Rio Novo Mineração, including sampling procedures, chemical assay method, laboratory and QA/QC standards. The drill holes suggested to be re-assaying are:
−	FD-01A-SE ou FD-19A-SE
−	FD-04A-SE ou FD-22A-SE
−	FD-16A-SE ou FD-18A-SE
−	FD-10A-SE ou FD-28A-SE

Rio Novo re-assayed 997 Santa Elina samples. The results for all 997 samples are shown in Figure 12-1. Overall the Rio Novo samples are slightly lower than the Santa Elina samples and the scatter of samples is significant. A review of the samples with Rio Novo assays ≥ 200 ppb (0.2 g/t) which includes 137 samples out of

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 94 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Comparison of Reassays
y = 0.9266x + 0.019
R² = 0.83
45° Line
Au g/t Santa Elina
Au g/t Rio Novo Reassays
0.00
1.00
2.00
3.00
4.00
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
COMPARISONS OF REASSAYS
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 95 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 the original 997 samples is shown in Figure 12-2. The average difference between the Rio Novo samples ≥ 200 ppb and the Santa Elina assays is -2.93% with the Rio Novo samples being slightly lower. But as can be seen in Figure 12-2, the scatter is significant with an R2 value of 0.75. These results are similar to those seen in later QA/QC results of Rio Novo.

12.1.1	Drill Hole Collar Location Surveys

The validation study selected 21 drill holes at random from the Metago database and compared the survey coordinates with the original data records in the DNPM final exploration report. This was about 20% of the total Metago drill holes and there were no problems detected.

From the VALE database, the review randomly selected 17 drill holes from the Arroz (Cata Funda) database, or about 10% of the total drill holes, and compared them to information listed in the original VALE report on the Arroz target. No problems were detected. As a secondary check, the plotted locations on a map were compared to the original maps and the collar locations aligned.

At the Paiol area, 45 drill holes were selected from the VALE database and compared to the records in the DNPM final exploration report. No discrepancies were noted.

In 2011, after completion of the Minerotec validation study, Rio Novo completed further validation of the collar surveys. The Rio Novo study selected 37 old drill holes in the Paiol area and 12 old drill holes in the Cata Funda area. A total station survey instrument with precision to ±5 cm was used to resurvey the drill hole monuments. There were no significant differences between the original coordinates and the new survey data.

12.1.2	Down Hole Directional Surveys

The bearings and inclinations listed for the Metago drill holes were compared to records in the DNPM final exploration report. Of 21 drill holes selected, all the collar bearing and inclination records checked out against the DNPM report. There was no downhole survey procedure documented for the Metago drill holes; however, in the digital database received from VALE there is downhole survey information. These data were not checked as the original records were not available. The review also verified the depths of the drill holes were correct versus the original data. Thus, for the Metago database, the collar bearing, inclination, and total depth appear to verify against older records; however, there is no confirmation for the downhole survey coordinates.

The diamond core drilling of VALE and Santa Elina were surveyed downhole using a Maxibor survey instrument. However, the database validation study was only able to find original survey raw data for four holes, FD-52 to FD-

55. These four were compared to the digital database, and all confirmed against the original raw data.

12.1.3	Drilling and Geological Logs

The digital database received from VALE was verified for geology by comparing to the original logs. The validation study selected 11 drill holes from the Metago era and 30 drill holes from the VALE drilling for comparison. The selection process was random and represented about 5% of the data. The digital data checked versus the original logs.

12.1.4	Analytical Results – Assay Validation

The Minerotec review process selected 11 drill holes from the Metago data and 30 drill holes from the VALE data for validation of assays. This represented about 5% of the Metago data and 5% of the VALE drill hole data. First, a logical validation test was completed to check for any gaps or numerical errors in the sampling intervals. No problems were found. Next, the assay information in the database was compared to the original certified assay reports from the lab. All assays checked out. However, it was noted in both the Metago and VALE data, gold assays reported as 0.01 ppm were actually -0.01 ppm on the original certificates, thus meaning below detection limit. These were then corrected in the Rio Novo database.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 96 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Reassay Comparison for Rio Novo Samples > 200 ppb Au
Au ppb Santa Elina
Au ppb Rio Novo
0
1000
2000
3000
4000
5000
6000
7000
8000
9000
10000
0.00
1000.00
2000.00
3000.00
4000.00
5000.00
6000.00
7000.00
8000.00
9000.00
y = 0.8752x + 166.65
R² = 0.7533
45° Line
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
REASSAYS COMPARISONS FOR RIO NOVO SAMPLES >ppb Au
Runge Pincock Minarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 97 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

12.2	Rio Novo Quality Control and Verification Procedures

Rio Novo has in place standard operating procedures and quality controls on the complete process of sampling, assaying, and data management including:

▪	Sampling procedures from source to final bagging;
▪	Replicate sampling;
▪	Check sampling;
▪	On-site sample preparation procedures;
▪	Sample coding
▪	On-site packing;
▪	Sample transport and delivery to laboratory;
▪	Sample reception at laboratory;
▪	Sample preparation at laboratory;
▪	Assaying protocols;
▪	Standards, blanks, and duplicate procedures;
▪	Internal (Rio Novo) and external (SGS) checking of assay results;
▪	Assay result reporting;
▪	Acceptance procedures of assay results;
▪	Sample decoding;
▪	Data archiving;
▪	Data processing and management; and,
▪	Storage of remaining coarse and pulverized rejects.

Many of these items are discussed in more detail in Section 11 of this report.

Rio Novo has implemented a monthly QA/QC report which provides clear, real time monitoring of both internal and external QA/QC procedures in exploration. It means that sample collection, sample preparation or laboratory errors can be identified and resolved in the quickest possible time.

Rio Novo personnel conduct regular quality control inspections of company facilities on site. In addition, Rio Novo personnel have visited the laboratories on a regular basis to inspect for the quality of assay results.

It is the opinion of Rio Novo that the company standard operating procedures and quality control mechanisms meet the state-of-the-art or current best practices within the industry. In the opinion of Rio Novo, the data collected is of high quality and secure, and forms a solid basis for the feasibility work.

Independent consultant (Mr. Ron Simpson) reviewed the procedures of Rio Novo and SGS Laboratory that have been used for sampling, preparing and assaying samples.

12.3	RungePincockMinarco Data Verification

Bart Stone, a QP, C.P.G. and Director of RPM office in Brazil, visited the project on December 10 to December 14, 2012 to observe the conditions on the project, While there he visited each of the proposed mine sites and reviewed core and core logs along with assay data. The mineralization observed in the core and in the field at Almas is as modeled, a symmetrical lower grade fringe bordering both sides of a higher grade core.

The structural zone containing the mineralization continues in excess of 15 kilometers, and along this length there are numerous additional indications of gold mineralization, as well as areas of banded iron formation. What was found was a brownfields deposit at Paiol (mined by Vale from 1997 until 2002 which produced 86,000 ounces of

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 98 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 gold) and two greenfield discoveries at Cata Funda and Vera Saia. Extensive mining was noted at all three sites as evidenced by water- filled linear pits along the mineralized fault line. The timing of mining, except for Paiol, is unknown and the miners involved are unknown, but certainly good evidence that economic values were extracted by VALE at Paiol, and likely garimpeiros at the remaining two proposed mine sites. Typically, garimpeiros seldom chase anything less than 4 opt in their operations.

Observations of the core revealed numerous thin zones of plus 10% pyrite, some pyrrotite and one small grain of gold. The geology is as logged for the most part.

Based on the observations historical activity and review of VALE reports on Paiol of RPM opines that there is likely gold values present in the amounts and grades estimated in the resources and it has the geometry suggested by the geological models. For these reasons RPM had no evidence to suggest additional verification sampling was necessary for confirmation of the presence of gold in the area. Section 13 of this report details the results of the resource estimation studies.

12.4	Limitations to Data Verification

One limitation noted to the verification process is the lack of original raw data to confirm downhole surveys of the drilling. As noted above, the raw downhole survey data was found from only four drill holes from the Metago and VALE era. This represents about 2% of the data. (There were 217 core drill holes from the era.) In addition, the holes were all drilled in sequence and used the same survey process. Although 2% is less than ideal, the four surveys matched the database versus the raw data.

A second limitation noted is the lack of certified assay reports for the older Metago and VALE drilling. For this reason the older assays in the database cannot be cross-checked with the original assay reports.

Rio Novo did not drill twin holes to verify any of the historical results. Typically when historical results are used in resource and reserve estimations approximately 10% of the historical drilling is twinned to verify the results and confirm the historical results are consistent with the current standards of the industry. Without direct twin results, the only way to compare the results of the historical drilling and the 43-101 compliant drilling is within the context of the resource estimations. In the Almas project geological and resource models, there are no apparent geostatistical discontinuities that result from the combined historical and current data.

While there are limitations within the data verification process, it is the opinion of RPM that the risks due to these limitations are limited.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 99 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

13	Mineral Processing and Metallurgical Testing

13.1	Introduction and Historical Background

The first metallurgical test work for the Almas Gold Project was performed by Nomos Análises Minerais Ltda. (Nomos) in of Rio de Janeiro, Brazil in 2008 and 2009. The tested samples showed excellent metallurgical responses to cyanide leaching, flotation, and gravity gold recovery.

A summary of these results can be found in a previous NI 43-101 “Technical Report and Audit of the Preliminary Resource Estimate on the Almas Gold Project Tocantins State – Brazil,” (2010). That report recommended further metallurgical testing to determine grinding parameters, optimization of cyanide leaching conditions with respect to grind size, cyanide concentration, and leaching times, as well as determination of the impact of recovering gold by gravity concentration followed by cyanide leaching.

Consequently, further metallurgical test work was carried out from September 2010 to April 2012, which results constituted the base for selecting the current mineral processing route.

The first selected route comprised a carbon in pulp (CIP) process capable of processing 1.65 Mtpa. This process evolved to a carbon-in-leaching process (CIL) with a capacity of 2 Mt/a as a consequence of the results from metallurgical test work for cyanidation developed by SGS Geosol Laboratory in Belo Horizonte.

The results of comminution test work, executed by HDA Serviços in Sao Paulo, constituted the base for the modification of the first selected comminution circuit comprising a single semi-autogenous (SAG) mill followed by a single ball mill to the current circuit comprising three-stage crushing followed by a single ball mill.

Recent test work on Vira Saia samples have confirmed the flowsheet developed by the earlier test work on Paiol, leach pad, and Cata Funda samples.

13.2	Metallurgical Sampling

Metallurgical test work has been performed to four mineral sources to feed the plant, representing the different stages of the mining plan. These sources are:

▪	Paiol Samples: the Paiol open pit mine will be mined initially. This material represents the early operation of the plant. The analyzed samples contain two similar lithologies: sericite-ankerite-quartz schist (SDQX) and sericite-chlorite-ankerite schist (S: CDX). Samples were used by HDA for comminution test work.
▪	Leach Pad Samples: The leach pad was auger drilled on a grid pattern to obtain samples used by HDA for comminution test work and by SGS Geosol for the metallurgical testing of cyanide leaching and gravity concentration.
▪	Cata Funda (Arroz) Samples: The composite samples were used by SGS Geosol to conduct gravity concentration and cyanide leaching tests.
▪	Vira Saia Samples: This material contains two lithologies, quartz-sericite schist, which is the higher grade more altered facies, designated as QSX, and mylonitic granodiorite, a less altered halo mineralization, designated as GDM. The composite samples were used by SGS Geosol to conduct gravity concentration and cyanide leaching tests.

13.3	Sample Characterization

13.3.1	Physical Characterization

The Rio Novo metallurgical test work for physical characterization was performed by HDA Serviços for ore samples from the Paiol deposit. It was assumed that these samples were representative of all the mineral reserves to be used in the project and the process design will be designed for Paiol, as it will be the largest source of feed. The test work program comprised four standard tests described thoroughly in report HDA-ALMA- B-0012-RL-D21-001-R1, which were carried out on six drill core samples as selected by Rio Novo technical team.

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The first consists in high-energy breakage which is obtained on an Impact Cell (IC) by impacting individual rock particles. The second technique comprised Bond Work Index (BWi) determinations following standard procedures as originally established by Bond. The third test type comprised particle bed breakage (i.e., fragmentation by compression of grouped particles). The sample abrasiveness was assessed by the standard Bond Abrasion Index (BAi).

The following sections describe in detail all adopted procedures. In the next chapter all test results are presented and discussed.

It is emphasized that all test results described were not revised by any other institution, thus the responsibility for the testing procedures and results should be attributed solely to HDA.

13.3.1.1	Resistance to Impact Breakage

Resistance to impact was measured as a function of specific comminution energy. The specific comminution energy was correlated with a parameterized curve (ta) representing the cumulative percentage passing in screen aperture equivalent to one-tenth of the original particle size. The experimental data was used to calculate the A*b parameter and the material is classified, according to the resistance to impact, ranging from exceptionally low to extremely high. The main results for the Paiol sample are shown in Table 13-1 and Table 13-2.

Table 13-1 Impact and Abrasion Breakage Parameters – Paiol Sample

Sample	Impact Breakage				Abrasion Breakage
	A	b	A*b	Classification	ta	Classification
Paiol	44.5	1.35	60.1	ML	0.86	MD

Table 13-2 Impact Breakage Parameters – Drill Hole Samples

Sample	A*b	Classification
FPM 02	54	MD
FPM 04	42	MH
FPM 06	36	HI
FPM 07	43	MH
FPM 08	41	MH
Blend	48	MH
Average	44	MH

The A*b result associated to the Blend sample (48) was close to the averaged value (44), as calculated on the basis of five individual test results. For the Blend sample the resistance to impact breakage was classified as medium high (MH).

13.3.1.2	Bond Work Index

The characterization program also included the determination of BWi, for Rio Novo samples. The BWi was conducted on a standard ball mill using a 0.106mm aperture closing sieve (150# Tyler) for two sampling campaigns. Table 13-3 shows the results of selected parameters as obtained for drill hole and leach pad samples.

The BWi varied from 8.0 kWh/t to 11.0 kWh/t for the drill hole samples, averaging 9.4 kWh/t. The result obtained for the Blend sample (9.8 kWh/t) indicated thus a close value to the average of the five individual samples. The BWi calculated for the Leach Pad sample was 6.8 kWh/t, indicating therefore a relatively lower figure as compared to any of the five individual sample results. Table 13-4 shows the results for the second campaign.

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Table 13-3 Bond Work Index Results – Drill Hole and Leach Pad Samples

Sample	Last Cycle Screen Undersize P80 (mm)	BWI	BWI
		(kWh/st)	(kWh/t)
FPM 02	72	7.6	8.4
FPM 04	70	10.0	11.0
FPM 06	68	7.3	8.0
FPM 07	72	8.0	8.8
FPM 08	78	9.5	10.5
Blend	77	8.9	9.8
Leach Pad	77	6.2	6.8

The 18 samples showed a very narrow range between 8.8 kWh/t and 11.2 kWh/t. The average value was calculated as 9.8 kWh/t with a standard deviation of 0.54 kWh/t, as well as a co-efficient of variation equal to 5.5%, the latter indicating a relatively low dispersion. There was no apparent correlation between BWi values and gold grades for the 18 samples tested.

Variability Analysis

Table 13-5 shows statistic parameters as calculated for the Wi distribution listed in Table 13-4.

Table 13-4 Summary of Bond Work Index Results – Second Campaign

Sample	% Passing at Screen Test	F80 (mm)	Last Cycle Screen Undersize P80 (mm)	Gbp (g/rev)	WI (kWh/st)	WI (kWh/t)
1	22.0	2.65	0.075	2.297	8.0	8.8
2	20.7	2.68	0.072	1.912	9.1	10.0
3	25.6	2.25	0.068	1.841	9.2	10.1
4	23.5	2.65	0.070	2.023	8.5	9.4
6	20.0	2.55	0.074	2.062	8.7	9.6
7	22.0	2.48	0.073	2.014	8.8	9.7
8	22.0	2.49	0.078	2.064	9.0	9.9
9	18.4	2.62	0.072	1.956	8.9	9.8
10	23.7	2.50	0.073	1.996	8.9	9.8
11	20.1	2.70	0.072	1.979	8.8	9.7
12	22.5	2.70	0.073	2.071	8.6	9.4
13	24.6	2.42	0.076	2.095	8.8	9.7
15	21.7	2.48	0.074	1.994	9.0	9.8
16	19.5	2.50	0.075	1.997	9.0	10.0
17	21.0	2.70	0.070	2.077	8.3	9.2
18	18.9	2.58	0.078	1.765	10.2	11.2
19	22.7	2.40	0.074	2.113	8.6	9.4
20	21.9	2.33	0.073	1.796	9.8	10.8

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 102 of 340 |

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Table 13-5 Statistics on Wi Values

Parameter	WI (kWh/st)	WI (kWh/t)
Average	8.9	9.8
Standard Deviation	0.49	0.54
Coefficient of Variation (%)	5.5	5.5
Average + Standard Deviation	9.4	10.3
Average - Standard Deviation	8.4	9.3
Maximum	10.2	11.2
Minimum	8.0	8.8
Lower Quartile	8.6	9.5
Upper Quartile	9.0	9.9

Table 13-5 indicates an average Wi of 9.8 kWh/t, standard deviation of 0.54 kWh/t, as well as coefficient of variation equals to 5.5%, thus indicating a relatively low dispersion.

Sample 1 was selected as the lowest value within the distribution (8.8 kWh/t) while Sample 18 showed the highest value (11.2 kWh/t). The difference between the two is only 2.4 kWh/t.

The small difference between upper and lower quartiles is also an indication of the relatively low variation among the Wi values for the 18 tested samples.

Figure 13-1 shows a plot of Wi values as a function of increasing gold grades. The same graph shows no apparent correlation between the two variables.

Figure 13-2 shows graphs of the average Wi value and where Wi values were organized by lithology.

The 18 samples showed a very narrow range for BWi; i.e., between 8.8 kWh/t and 11.2 kWh/t. The average value was calculated as 9.8 kWh/t with standard deviation of 0.54 kWh/t, as well as coefficient of variation equals to 5.5%, the latter indicating a relatively low dispersion. There was no apparent correlation between Wi values and gold grades for the 18 samples tested. Even though a pair of lithologies may show similar profiles, indicates no particular general trend or pattern among all samples. The relative small difference among values (low dispersion) also prevents further correlations.

13.3.1.3	Bond Abrasion Index

The BAi test is used to predict the metal wear rates. Standard laboratory test work was carried out for determining values for the samples. Values are summarized in Table 13-6. BAi varied from 0.036 to 0.124 for FPM 02, FPM 04, FPM 06, FPM 07 and FPM 08 samples, which averaged 0.068. As observed for other indices, here too the result obtained for the Blend sample (0.080) indicated a relatively close value to the average of the five individual samples (0.068). Results indicate that the abrasiveness of the ore ranges from low to moderate.

Table 13-6 Bond Abrasion Index Results – Drill Hole Samples

Sample	Abrasion Index
FPM 02	0.070
FPM 04	0.036
FPM 06	0.040
FPM 07	0.057
FPM 08	0.124
Blend	0.080

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 103 of 340 |

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11.5
11.0
10.5
10.0
9.5
9.0
8.5
8.0
Wi (kWh/t)
11
1
6
15
19
20
10
4
9
12
2
7
18
16
13
3
8
17
0.349
0.352
0.353
0.449
0.500
0.609
0.709
0.718
0.724
0.750
0.957
0.961
1.242
1.560
1.753
2.570
3.454
3.789
Au grade (ppm)

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

Wi VALUES AS A FUNCTION OF GOLD GRADES

13-1	05-00494	June 2016

RungePincockMinarco

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SCDX
WI (kWh/t)
12.0
11.0
10.0
9.0
8.0
Low Grade
Average Grade
High Grade
Shallow
SDQX
WI (kWh/t)
12.0
11.0
10.0
9.0
8.0
Low Grade
Average Grade
High Grade
Shallow
Deep
SDCX
WI (kWh/t)
12.0
11.0
10.0
9.0
8.0
Low Grade
Average Grade
High Grade
ADQX
WI (kWh/t)
12.0
11.0
10.0
9.0
8.0
Low Grade
Average Grade
High Grade
Hole number 1
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
WI VALUES ARRANGED BY LITHOLOGY AND GRADE
RungePincockMinarco

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13.3.1.4	Particle Bed Compression Testing

Particle bed compression tests (PBCT) were performed on individual drill hole samples. The results were used for fitting both energy-breakage relationship, as well as breakage characteristics of each individual sample. Table 13-7 describes the energy-breakage calculated to obtain normalized breakage. Table 13-8 describes the breakage characteristics as obtained from PBCT performed on the six drill hole samples.

Table 13-7 Compression Energy-Breakage Parameters – Drill Hole Samples

Sample	Applied specific energy (kWh/t) for obtaining a t10 of
	10	20	30
FPM 02	0.075	0.194	0.508
FPM 04	0.260	0.603	1.110
FPM 06	0.202	0.479	0.926
FPM 07	0.240	0.56	1.044
FPM 08	0.200	0.487	1.001
Blend	0.146	0.487	1.069

Table 13-8 Compression Breakage Characteristics – Drill Hole Samples

Sample	t10	Percent Passing at Fraction of Initial Particle Size
		t75	t50	t25	t4	t2
FPM 02	10	5.6	6.0	7.1	17.9	32.1
	20	11.2	12.0	14.2	35.5	62.9
	30	16.9	18.5	21.8	49.8	76.4
	50	30.0	32.5	37.3	77.7	100.0
FPM 04	10	4.2	4.8	6.3	19.2	34.7
	20	8.3	9.7	12.8	36.5	62.2
	30	12.2	14.5	19.4	52.0	79.1
	50	20.0	24.0	32.4	82.5	100.0
FPM 06	10	5.5	5.9	7.0	18.2	32.7
	20	11.1	12.1	14.2	35.1	60.2
	30	16.1	17.9	21.3	49.2	74.8
	50	24.0	27.0	33.3	77.6	96.0
FPM 07	10	5.0	5.5	6.7	18.0	32.9
	20	10.3	11.3	13.7	35.6	61.4
	30	16.2	17.9	21.4	51.3	77.8
	50	26.0	29.2	35.5	78.6	100.0
FPM 08	10	4.2	4.8	6.2	19.0	32.8
	20	8.6	9.8	12.6	36.5	61.5
	30	13.3	15.4	19.7	50.8	76.9
	50	22.0	25.7	33.3	83.7	100.0
Blend	10	5.2	5.6	6.9	18.3	33.7
	20	10.1	11.1	13.6	36.0	62.4
	30	14.7	16.6	20.4	49.3	73.4
	50	25.7	28.6	34.7	68.7	91.8

13.3.2	Chemical Characterization

Chemical characterization was determined in the metallurgical test work conducted by SGS Geosol including sample preparation, chemical analysis for head and size-by-size assays, gravity separation and leaching to samples of the four main identified ore reserves of the project. Samples were prepared and tested using standard

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experimental procedures, detailed in reports “Gravity Separation and Leaching on Samples from the Almas Project (Paiol, Leach Pad and Arroz)” from 25 August 2011 and “Final Report Gravity Separation and Leaching on Vira Saia Samples (QSX, GDM and VSCOMP composites)” from 29 April 2012.

Tables 13-9 to 13-18 show the chemical characterization of Paiol, Leach Pad, Cata Funda (Arroz) and Vira Saia samples.

Table 13-9 Paiol Comp 2 Head Grade

HEAD AND SIZE ASSAYS - COMP 2
size interval	wt %	Au ppm
plus 212	46.8	1.437
212 to 150 microns	4.7	1.794
150 to 106 microns	3.2	1.612
106 to 75 microns	3.3	1.488
75 to 45 microns	6.1	1.311
minus 45 microns	35.8	1.378
calculated from sized samples	100.0	1.432
experimental in triplicate	100.0	1.524
	100.0	1.591
	100.0	N.A
size interval	wt %	Au ppm
plus 212	47.0	1.757
212 to 150 microns	4.7	1.702
150 to 106 microns	3.2	1.974
106 to 75 microns	3.2	1.430
75 to 45 microns	6.3	1.283
minus 45 microns	35.4	1.248
calculated from sized samples	100.0	1.541
experimental in triplicate	100.0	1.750
	100.0	1.375
	100.0	1.333
size interval	wt %	Au ppm
plus 212	47.5	1.569
212 to 150 microns	4.6	1.786
150 to 106 microns	3.5	1.563
106 to 75 microns	3.2	1.460
75 to 45 microns	6.3	1.243
minus 45 microns	34.8	1.179
calculated from sized samples	100.0	1.419
experimental in triplicate	100.0	1.200
	100.0	1.152
	100.0	1.283
calculated from sized samples	100.0	1.464
calculated from unsized samples	100.0	1.418
HEAD ASSAY	100.0	1.441

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Table 13-10 Paiol Comp 2 Chemical Analysis

ICP - COMP 2
size interval	wt %	Ag ppm	Al %	As ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Co ppm	Cr ppm	Cu ppm	Fe %	K %	La ppm	Li ppm	Mg %	Mn %	Mo ppm
plus 212	47.1	< 3	5.3	38.3	131	< 3	< 20	5.8	< 3	35	15	40.7	8.2	0.8	< 20	18.7	1.8	0.1	< 3
212 to 150 microns	4.7	< 3	5.9	63.3	155	< 3	< 20	5.1	< 3	51	21	43.7	9.2	0.9	< 20	20.3	1.7	0.1	< 3
150 to 106 microns	3.3	< 3	5.8	67.3	156	< 3	< 20	5.6	< 3	56	21	49.3	9.5	1.0	< 20	21	1.7	0.1	< 3
106 to 75 microns	3.3	< 3	5.7	54.3	171	< 3	< 20	5.7	< 3	53	22	40.3	8.9	1.1	< 20	20	1.7	0.1	< 3
75 to 45 microns	6.3	< 3	5.2	43.7	162	< 3	< 20	5.2	< 3	43	18	50	8.0	1.0	< 20	17.3	1.6	0.1	< 3
minus 45 microns	35.3	< 3	7.5	25.3	226	< 3	< 20	5.4	< 3	32	27	46.7	9.0	1.4	< 20	23.7	2.0	0.1	< 3
calculated from sized samples	100	< 3	6.1	36.7	170	< 3	< 20	5.6	< 3	37	20	43.8	8.6	1.03	< 20	21	1.8	0.1	< 3
global experimental	100	< 3	6.1	36.7	170	< 3	< 20	5.6	< 3	37	20	43.8	8.6	1.0	< 20	20.5	1.8	0.1	< 3
size interval	wt %	Na %	Ni ppm	P %	Pb ppm	Sb ppm	Sc ppm	Se ppm	Sn ppm	Sr ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm	Zr ppm
plus 212	47.1	1.3	30.0	0.07	<8	<10	24	<20	<20	96	<20	0.6	<20	<20	189	61	7.0	81	94
212 to 150 microns	4.7	1.2	37.0	0.07	<8	<10	26	<20	<20	87	<20	0.8	<20	<20	218	68	9.0	92	102
150 to 106 microns	3.3	1.1	39.0	0.06	34	<10	28	<20	22	95	<20	1.0	<20	<20	226	86	8.0	96	103
106 to 75 microns	3.3	0.9	40.0	0.06	<8	<10	29	<20	<20	97	<20	1.1	<20	<20	233	83	6.0	97	94
75 to 45 microns	6.3	0.8	33.0	0.05	<8	<10	25	<20	<20	84	<20	0.8	<20	<20	192	44	5.0	85	65
minus 45 microns	35.3	1.5	38.0	0.10	<8	<10	34	<20	<20	92	<20	0.6	<20	<20	273	62	8.0	117	127
calculated from sized samples	100	1.3	34.0	0.08	< 8	< 10	28	< 20	< 20	93	< 20	0.6	< 20	< 20	< 20	62	7.3	96	105
global experimental	100	1.6	32.0	0.08	<8	<10	29	<20	<20	95	<20	0.5	<20	<20	227	65	8.0	93	111
COMP2 - Mercury, Carbon and Sulphur
sample						Hg ppb			C %				S %
COMP2						5			2.78				0.47

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Table 13-11 Leach Pad Comp 1 Head Grade

HEAD AND SIZE ASSAYS - PAD 1
size interval	wt %	Au ppm
plus 212	45.3	1.622
212 to 150 microns	4.2	0.904
150 to 106 microns	3.0	0.775
106 to 75 microns	3.8	0.599
minus 75 microns	43.8	0.275
calculated from sized samples	100	0.938
experimental	100.0	0.750
size interval	wt %	Au ppm
plus 212	42.8	1.523
212 to 150 microns	4.7	2.323
150 to 106 microns	3.3	0.581
106 to 75 microns	4.4	0.573
minus 75 microns	44.8	0.239
calculated from sized samples	100	0.912
experimental	100.0	1.275
size interval	wt %	Au ppm
plus 212	45.3	1.451
212 to 150 microns	4.4	0.824
150 to 106 microns	3.2	0.726
106 to 75 microns	3.6	0.388
minus 75 microns	43.5	0.246
calculated from sized samples	100	0.838
experimental	100.0	0.816
calculated from sized samples	100.0	0.896
calculated from unsized samples	100.0	0.947
HEAD ASSAY	100.0	0.921

Table 13-12 Leach Pad Comp 1 Chemical Composition (ICP)

aliquote	Ag ppm	Al %	As ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Co ppm	Cr ppm	Cu ppm	Fe %	K %	La ppm	Li ppm	Mg %	Mn %	Mo ppm
PAD2 - G1	<3	5.6	50	159	<3	<20	3.7	<3	38	30	47	8.3	1.0	<20	13	1.5	0.1	<3
PAD2 - G2	<3	5.8	52	165	<3	<20	3.7	<3	37	28	47	8.5	1.0	<20	13	1.6	0.1	<3
PAD2 - G3	<3	5.7	48	160	<3	<20	3.7	<3	37	31	48	8.4	1.0	<20	13	1.5	0.1	<3
aliquote	Na %	Ni ppm	P %	Pb ppm	Sb ppm	Sc ppm	Se ppm	Sn ppm	Sr ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm	Zr ppm
PAD2 - G1	1.29	35.0	0.07	8	<10	27	<20	<20	68	<20	0.52	<20	<20	217	35	7.0	89.0	83
PAD2 - G2	1.3	35.0	0.08	<8	<10	27	<20	<20	69	<20	0.53	<20	<20	218	44	7.0	87.0	85
PAD2 - G3	1.29	36.0	0.05	<8	<10	28	<20	<20	69	<20	0.54	<20	<20	219	38	7.0	89.0	85

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 109 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-13 Leach Pad Co mp 2 Head Grade

HEAD AND SIZE ASSAYS - PAD 2
size interval	wt %	Au ppm
plus 212	42.4	1.551
212 to 150 microns	4.7	1.003
150 to 106 microns	3.4	0.715
106 to 75 microns	5.1	0.659
minus 75 microns	44.4	0.349
calculated from sized samples	100.0	0.918
experimental	100.0	0.836
size interval	wt %	Au ppm
plus 212	43.0	1.432
212 to 150 microns	4.4	0.903
150 to 106 microns	3.1	0.584
106 to 75 microns	3.7	0.611
minus 75 microns	45.7	0.350
calculated from sized samples	100.0	0.857
experimental	100.0	1.182
size interval	wt %	Au ppm
plus 212	43.2	1.698
212 to 150 microns	4.4	1.142
150 to 106 microns	3.1	0.669
106 to 75 microns	3.6	0.399
minus 75 microns	45.6	0.413
calculated from sized samples	100.0	1.008
experimental	100.0	0.835
calculated from sized samples	100.0	0.928
calculated from unsized samples	100.0	0.951
HEAD ASSAY	100.0	0.939

Table 13-14 Leach Pad Comp 2 Chemical Composition (ICP)

aliquote	Ag ppm	Al %	As ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Co ppm	Cr ppm	Cu ppm	Fe %	K %	La ppm	Li ppm	Mg %	Mn %	Mo ppm
PAD2 - G1	<3	5.7	48	168	<3	<20	3.5	<3	37	29	48	8.4	1.1	<20	13	1.5	0.1	<3
PAD2 - G2	<3	5.7	47	174	<3	<20	3.5	<3	37	28	46	8.4	1.0	<20	13	1.5	0.1	<3
PAD2 - G3	<3	5.8	50	171	<3	<20	3.5	<3	38	27	49	8.6	1.1	<20	14	1.5	0.1	<3
aliquote	Na %	Ni ppm	P %	Pb ppm	Sb ppm	Sc ppm	Se ppm	Sn ppm	Sr ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm	Zr ppm
PAD2 - G1	1.21	35.0	0.07	<8	<10	28	<20	<20	65	<20	0.55	<20	<20	223	38	8.0	96.0	87
PAD2 - G2	1.22	35.0	0.06	<8	<10	28	<20	<20	65	<20	0.54	<20	<20	222	36	7.0	93.0	88
PAD2 - G3	1.23	35.0	0.05	<8	<10	28	<20	<20	65	<20	0.54	<20	<20	222	43	7.0	94.0	86

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 110 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-15 Arroz FAM001 Head Grade

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 111 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-16 Arroz FAM002 Head Grade

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 112 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-17 Arroz FAM003 Head Grade

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 113 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-18 Vira Saia Head Grade

13.3.3	Mineralogical Characterization

Mineralogical characterization was determined in the metallurgical test work conducted by HDA for comminution circuit design only for Paiol samples. Table 13-19 summarizes the mineralogical composition of the Paiol composite sample.

Table 13-19 Paiol Composite Mineralogical Composition

Lithology	Description	Mass (%)
SCDX	Sericite-clorite-ankerite-schist	26
CQCX	Carbonate-quartz-clorite- schist	12
SDQX	Sericite-ankerite-quartz- schist	42
CCQX	Calcite-clorite-quartz- schist	12
SDCX	Sericite-ankerite-clorite- schist	8

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 114 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

13.4	Comminution Test Work and Simulations

Comminution testing was performed, along with mineral characterization, to design the comminution circuit capable of grinding the ore to the optimum target product size P80, which maximizes gold recovery.

SGS Geosol was contracted by Rio Novo to assess gravity concentration and leaching test work. They made grinding kinetic curves yielding an optimum of P80 of 75 µm. Simultaneously, HDA was contracted to design the Almas Gold Project (AGP) industrial comminution circuit focusing on circuit configuration and equipment selection. The scope included assessment of ore characteristics, as well as designing all process equipment resulted from modeling and simulation of selected comminution circuit alternatives. The results were analyzed for selecting the most adequate circuit on the basis of technical criteria. The design exercises were based on each ore testing campaign. Accordingly, the first included simulations and equipment design associated to a SAB comminution circuit configuration for processing both Paiol and Leach Pad samples. The second group of simulations was based on a selected configuration related to a specific ball mill, as recommended by Rio Novo. The latter simulation exercises also explored different scenarios for circuit throughputs. Once the comminution process was selected, different options were simulated and the definite comminution circuit was chosen.

The lithologies identified to be present in the samples were calcite-chlorite-quartz schist (CCQX), sericite-chlorite- ankerite schist (SCDX), sericite-ankerite-chlorite schist (SDCX), sericite-ankerite-quartz schist (SDQX) and carbonate-quartz-chlorite schist. The results of the comminution tests were reported in “Design of Almas Comminution Circuit (2011)” and “Review of Almas Comminution Circuit” (2012), along with the reports “Gravity Separation and Leaching on Samples From the Almas Project (Paiol, Leach Pad and Arroz)” from 2011 and “Final Report Gravity Separation and Leaching on Vira Saia Samples (QSX, GDM and VSCOMP composites)” from 2012.

13.4.1	Grinding Curves

A set of grinding kinetic curves were determined by SGS Geosol in order to find the optimum time and product size P80 for subsequent gold extraction.

13.4.1.1	Grinding Curves for Paiol Samples

Three batches of Paiol COMP2 were ground over different times to determine the grinding curves. The results in Figure 13-3 indicate time to reach P80 of 150, 106 and 75 µm as 8.5, 11.5 and 20 minutes, respectively. The results are also shown graphically in Figure 13-3.

13.4.1.2	Grinding Curves for Leach Pad Samples

Grinding of the leach pad composites was conducted in an 8x12 ball mill under the conditions listed in Figure 13-4. As can be seen, the curves for PAD1 and PAD2 are very similar. Time to reach P80 of 150, 106 and 75 µm for both composites was established at 7.0, 9.5 and 15 minutes, respectively. The results are shown graphically in Figure 13-4.

13.4.1.3	Grinding Curves for Arroz Samples

Grinding of the Arroz composites was conducted in an 8x12 ball mill under the conditions listed in Tables 27 to 29 shown in Figure 13-5. Time for sample FAM001 to reach P80 of 106 microns was determined as 22 minutes. To reach the P80 of 75 µm, the times were 18, 21 and 13 minutes for FAM001, FAM002 and FAM003, respectively.

The results are shown graphically in Figure 13-5.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 115 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

# RIO NOVO MINERAÇÃO

## grinding curves - PAIOL - COMP2

| | | | |
|---|---|---|---|
| diameter (inch) = | 8 | ore charge (kg) = | 2,00 |
| lenght (inch) = | 12 | water charge (kg) = | 1,08 |
| ball charge (kg) | 10 | solids percentagem = | 65 |
| mill speed (rpm) = | 67 | pulp pH = | NA |

| microns | wt% | | | | wt% passing | | | |
|---|---|---|---|---|---|---|---|---|
| | 0 | 10 | 20 | 30 | 0 | 10 | 20 | 30 |
| 212 | 47 | 7 | 0 | 0 | 53 | 93 | 100 | 100 |
| 150 | 5 | 9 | 2 | 1 | 48 | 85 | 98 | 99 |
| 106 | 3 | 8 | 5 | 3 | 45 | 77 | 93 | 96 |
| 75 | 3 | 9 | 11 | 9 | 42 | 68 | 82 | 86 |
| 45 | 6 | 15 | 19 | 18 | 35 | 53 | 63 | 69 |
| 0 | 35 | 53 | 63 | 69 | 0 | 0 | 0 | 0 |

passing %
grinding time
150
106
75
100
90
80
70
60
50
40
30
0
5
10
15
20
25
30

RungePincockMinarco

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

GRINDING CURVES FOR PAIOL MINERAL SAMPLES

13-3 | DE-00494 | June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 116 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

RIO NOVO MINERAÇÃO

GRINDING CURVES - LEACH PAD - PAD 1

diameter (inch) =	8	ore charge (kg) =	2,00
lenght (inch) =	12	water charge (kg) =	1,08
ball charge (kg)	10	solids percentagem =	65
mill speed (rpm) =	67	pulp pH =	NA

size	wt%				wt% passing			
	0	10	20	30	0	10	20	30
212	44	5	0	0	56	95	100	100
150	5	6	2	0	51	89	98	100
106	3	7	4	1	48	82	94	98
75	4	9	9	5	44	73	85	93
0	44	73	85	93	0	0	0	0

passing %
grinding time
150
106
75

RIO NOVO MINERAÇÃO

GRINDING CURVES - LEACH PAD - PAD 2

diameter (inch) =	8	ore charge (kg) =	
lenght (inch) =	12	water charge (kg) =	
ball charge (kg)	10	solids percentagem =	
mill speed (rpm) =	67	pulp pH =	

size	wt%				wt% passing		
	0	10	20	30	0	10	20
212	43	5	0	0	57	96	100
150	4	6	1	0	53	89	98
106	3	7	4	2	49	82	95
75	4	10	9	6	45	72	86
0	45	72	86	92	0	0	0

passing %
grinding time

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

GRINDING CURVES FOR LEACH PAD SAMPLES

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 117 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

RIO NOVO MINERAÇÃ

GRINDING CURVES - FAM001

diameter (inch) =	8	ore charge (kg)	
lenght (inch) =	12	water charge (kg)	
ball charge (kg)	10	solids percentage	
mill speed (rpm) =	67	pulp pH =	

microns	wt%			microns	wt%
	0	10	30		0
212	65	27	0	212	36
150	4	9	1	150	32
106	3	7	3	106	29
75	2	6	5	75	27
45	3	9	16	45	24
0	24	43	75	0	0

wt% passing
grinding time

RIO NOVO MINERAÇÃ

GRINDING CURVE - FAM002

diameter (inch) =	8	ore charge (kg)	
lenght (inch) =	12	water charge (kg)	
ball charge (kg)	10	solids percentage	
mill speed (rpm) =	67	pulp pH =	

microns	wt%			microns	wt%
	0	10	30		0
212	63	22	0	212	37
150	4	9	0	150	33
106	3	7	2	106	30
75	3	7	5	75	28
45	4	9	15	45	24
0	24	46	78	0	0

wt% passing
grinding time

RIO NOVO MINERAÇÃ

GRINDING CURVE - FAM003

diameter (inch) =	8	ore charge (kg)	
lenght (inch) =	12	water charge (kg)	
ball charge (kg)	10	solids percentage	
mill speed (rpm) =	67	pulp pH =	

microns	wt%			microns	wt%
	0	10	30		0
212	48	6	0	212	52
150	4	6	0	150	48
106	3	7	0	106	45
75	3	8	2	75	42
45	4	11	10	45	38
0	38	62	87	0	0

wt% passing
grinding time

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

GRINDING CURVES FOR ARROZ SAMPLES

13-5 | 05-00494 | June 2016

Runge Pincock Minarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 118 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

13.4.1.4	Grinding Curves for Vira Saia Samples

Grinding was conducted in an 8 x 12 inch ball mill under the conditions listed in Tables 4 and 5 shown in Figure 13-6. The results indicate time to reach P80 of 75 µm as 29 and 37 minutes for QSX and GDM, respectively. At 20 minutes grinding, the grinding time designed for the Almas industrial plant, P80 was estimated at 96 µm for QSX and 134 µm for GDM.

13.4.1.5	Simulations

Initially, three comminution circuits were simulated:

▪	primary crushing followed by semi-autogenous grinding (SAG) mill and ball mill
▪	three-stage crushing followed by a ball mill
▪	high-pressure grinding rolls (HPGR) followed by single-stage ball mill.

Additionally, simulations were run to evaluate what circuit should be used during the time period that the leach pad material is processed. Subsequently, Rio Novo Gold purchased a ball mill and Dr. Delboni focused his efforts on determining the circuit configuration to be used in operating the purchased ball mill. The circuit design includes:

▪	primary jaw crusher
▪	secondary cone crusher
▪	two tertiary cone crushers
▪	ball mill

The simulations confirmed that the maximum throughput for the proposed comminution circuit is 5,616 tpd and the base case throughput is 4,521 tpd. Several equipment configurations and sizes were considered to meet these design criteria.

Subsequently, the three-stage crushing and grinding design had to be reviewed. HDA was contracted by Rio Novo Mineração Ltda. (Rio Novo or RNML) to review the Almas Gold Project (AGP) industrial comminution circuit focusing on alternatives for the HDA proposed scenario.

The scope included the following items:

▪	review data and information as described in reports prepared by CEMI and SENIC regarding alternative scenarios for the AGP industrial comminution circuit;
▪	review on calibrations for both crushing and grinding circuits according to the scenario adopted by AGP as the new base case;
▪	conduct simulation exercises associated to each proposed alternative including flow sheets and full mass balances;
▪	design the equipment related to the simulations where they were different to the Base Case;
▪	assess and validate the results obtained from simulations by comparing the respective relative benefits;
▪	issue a report describing all methods, results, analysis, conclusions and recommendations.

The method used in this work for designing process equipment consisted in calibrating individual mathematical models for assembling integrated comminution circuits in the JKSimMet simulator.

Mathematical models consist of two independent groups of parameters. The first group is the ore characteristics. Selected samples by Rio Novo were tested for assessing the respective crushing and grinding characteristics. The second group includes parameters such as equipment dimensions and operating conditions. Such an aspect was addressed by assessing the author data base, which included a number of industrial grinding plants for applying them in calibration routines of process equipment.

All fitted crushers, mills and cyclone models were then integrated in the JKSimMet simulator within a single circuit.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 119 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

RIO NOVO MINERAÇÃO

GRINDING CURVES - VIRA SAIA - QSX

diameter (inch) =	8	ore charge (kg) =	2,00
lenght (inch) =	12	water charge (kg) =	1,33
ball charge (kg)	10	solids percentage =	60
speed (rpm) =	67	pulp pH =	NA

size	wt%					size	wt% passing				
	0	10	20	30	40		0	10	20	30	40
212	47	16	2	0	0	212	53	84	98	100	100
150	4	10	5	2	1	150	49	74	93	98	99
106	3	8	9	5	2	106	45	66	84	93	97
75	4	9	13	13	9	75	41	57	71	79	88
45	7	15	20	26	29	45	34	42	50	53	59
pan	34	42	50	53	59	pan	0	0	0	0	0

QSX
% passing
grinding time
150
106
75

RIO NOVO MINERAÇÃO

GRINDING CURVES - VIRA SAIA - GDM

diameter (inch) =	8	ore charge (kg) =	2,00
lenght (inch) =	12	water charge (kg) =	1,33
ball charge (kg)	10	solids percentage =	60
speed (rpm) =	67	pulp pH =	NA

size	wt%					size	wt% passing				
	0	10	20	30	40		0	10	20	30	40
212	54	26	6	1	0	212	46	74	94	99	100
150	5	10	11	3	2	150	41	65	83	96	98
106	3	7	12	8	4	106	38	58	72	88	94
75	4	7	12	14	12	75	34	51	60	75	82
45	6	11	17	21	25	45	28	39	43	53	57
pan	28	39	43	53	57	pan	0	0	0	0	0

GDM
% passing
grinding time
150
106
75

RIO NOVO MINERAÇÃO

GRINDING CURVES - VIRA SAIA - VSCOMP

diameter (inch) =	8	ore charge (kg) =	2,00
lenght (inch) =	12	water charge (kg) =	1,33
ball charge (kg)	10	solids percentage =	60
speed (rpm) =	67	pulp pH =	NA

size	wt%				size	wt% passing			
	0	20	40	60		0	20	40	60
212	41	1	1	0	212	59	99	99	100
150	5	6	1	0	150	54	92	99	100
106	4	10	3	1	106	50	83	96	99
75	4	12	8	4	75	46	70	88	95
45	9	20	29	26	45	37	50	59	69
pan	37	50	59	69	pan	0	0	0	0

VSCOMP
% passing
grinding time
150
106
75

LEGEND

RungePincockMinarco

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

GRINDING CURVES FOR VIRA BAIA SAMPLES

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 120 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The calibration and simulation results were fully described in a previous HDA report entitled "Design of Almas Comminution Circuit", document identification: HDA-ALMA-B-0012-RL-D21-001-R, issued to Rio Novo Mineração Ltda. on July 28, 2011.

Alternative scenarios were later proposed by both CEMI and SENIC for the AGP comminution circuit, as described in the following documents, which were available to HDA by RNML.

▪	"Avaliação do Projeto Almas – TO, Utilizando a Tecnologia de Simulação de Processos", issued in Portuguese, document identification: "Relatório Técnico Referente a Proposta No PT120327A_Rev03", issued on September 6, 2012
▪	"Rio Novo Mineração Ltda. – Projeto Almas – Análise Técnica da Engenharia Básica", issued in Portuguese, document identification: SEM-ALMA-1000-G-001-AT, issued on July 31, 2012.

Six alternatives to the AGP industrial comminution circuit were simulated and assessed. The main conclusions were as follows:

▪	The previously selected primary crusher (Metso C125 or equivalent) should be maintained, as the proposed Metso C110 model was considered inadequate for the AGP industrial comminution circuit.
▪	The stockpile in between the primary and secondary crushing stages may be eliminated from the AGP industrial comminution circuit as primary, secondary and tertiary crushing stages were designed according to the same availability. However, it is mandatory for such an alternative the installation of a 40 kt R.O.M. stockpile close to the primary crusher reception area.
▪	The recommendation for silo and a emergency stockpile in between the tertiary crusher and grinding stages is not adequate. Conversely, a stockpile is here considered essential. A minimum 8-hour live stockpile capacity (24 hour total capacity) for such a stockpile is here recommended for the AGP industrial circuit.
▪	The secondary crusher open circuit configuration resulted in smaller primary and secondary screens, as compared with the Base Case. Such an option is thus recommended to be adopted in the AGP industrial comminution circuit.
▪	In terms of processing, the single tertiary crushing line alternative is adequate for the AGP industrial comminution circuit. It is thus here recommended as it results in a significant simplification for the installation lay-out.
▪	The grinding circuit double classification alternative indeed reduced the circulating load, but at an expense of potential increase in CAPEX to AGP. It is thus not recommended for the Almas Gold Project industrial comminution circuit, but for optimization during the circuit operation.
▪	The recommended items to be adopted for the AGP consolidated industrial comminution circuit were b), c), d) and e) above listed. Figure 13-7 shows the respective simulated flow sheet, together with summarized mass balance Table 13-20 and Table 3-21 show the respective detailed mass balance obtained for the consolidated scenario.
▪	Table 13-22 shows the list of main equipment stipulated to the AGP industrial comminution circuit consolidated scenario.

13.5	Cyanide Leaching and Gravity Concentration Tests

SGS Geosol executed standard bottle roll tests to evaluate the optimum grinding size, cyanide concentration, and leaching time for mineral samples from all deposits. The test matrix included eighteen factorial tests: nine tests running with gravity recovery followed by leaching and nine more comparable tests using gravity recovery prior to leaching. Data analysis was emphasized whether to include a gravity gold recovery circuit prior to cyanide leaching or not. Therefore, the analysis is based on the results of cyanide leaching tests that were conducted prior to gravity gold recovery (GGR) and additionally, the tests conducted using gravity gold recovery followed by cyanide leaching.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 121 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Simulated
Solids
%Solids
P80(mm)
ROM Combiner
Grizzly O/S
Grizzly U/S
BR Prim Prod
Prim Screen Combine
rim Screen Top Dk O
rim Screen Bot Dk O
rim Screen Bot Dk U
Sec Crusher Prod
Sec Screen Combine
ec Screen Top Dk O
ec Screen Bot Dk O
ec Screen Bot Dk U
Ter Crusher Prod
IR Moagem Top Pro
Ball Mill Prod
Cyclones O/F
Cyclones
Cal Pres
Cyclones U/F
Slurry Pump Prod

Runge Pincock Minarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

FLOWSHEET OF ASP COMMINUTION CIRCUIT CONSOLIDATED SCENARIO

13-7 | DE-00494 | June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 122 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-20 Mass Balance of AGP Crushing Circuit – Consolidated Scenario

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Table 13-21 Mass Balance of AGP Grinding Circuit – Consolidated Scenario

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Table 13-22 List of Equipment and Specifications – Consolidated AGP Comminution Circuit

13.5.1	Paiol Samples

13.5.1.1	Effect of Grinding Size

Target P80 grinding sizes of 150 µm, 106 µm, and 75 µm were established for the preliminary testing program. First a series of grinding tests were run to determine the amount of time required to achieve the target grind size for the samples to be tests. Then the samples were leached for 48 hours at sodium cyanide concentrations of 500, 1,000, and 1,500 ppm.

The results for the tests conducted without prior gravity gold recovery are shown in Figure 13-8, Figure 13-9 and Figure 13-10, respectively.

13.5.1.2	Effect of Cyanide Concentration

The test data also provided information about the effect of the cyanide concentration used in the leaching tests. The concentrations used for the tests were 500, 1,000, and 1,500 ppm sodium cyanide (NaCN) for each grind size. The data for the tests conducted without prior gravity concentration is compared in Figure 13-11 to Figure 13-13.

13.5.1.3	Effect of Gravity Concentration

The second series of tests were run using a Falcon centrifugal concentrator for recovery of the gravity recoverable gold followed by leaching of the gravity tailings. The results of the tests comparing the grind size are shown in Figure 13-14 to Figure 13-16. The results of the tests comparing the cyanide concentration are shown in Figure 13-17 to Figure 13-19.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 125 of 340 |

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Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
150 µm
150 µm
106 µm
106 µm
75 µm
75 µm

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 13-8 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 126 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
150 µm
150 µm
106 µm
106 µm
75 µm
75 µm
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
COMPARISON OF GOLD RECOVERY VERSUS GRIND SIZE
AT 1000 ppm NaCN without GCR
FIGURE No.
13-9
PROJECT No.
DE-00494
Date
June 2016
RungePincockMinarco

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Gold Recovery, %
0
10
20
30
40
50
60
70
80
90
100
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
150 µm
150 µm
106 µm
106 µm
75 µm
75 µm

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME ALMAS GOLD PROJECT

DRAWING COMPARISON OF GOLD RECOVERY VERSUS GRIND SIZE AT 1500 ppm NaCN without GCR

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 13-10 | DE-00494 | June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 128 of 340 |

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Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
500 ppm NaCN
500 ppm NaCN
1000 ppm NaCN
1000 ppm NaCN
1500 ppm NaCN
1500 ppm NaCN

LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
COMPARISONS OF GOLD RECOVERY VERSUS CYANIDE CONCENTRATION AT 150μm without GCR
FIGURE No.
13-11
PROJECT No.
DE-00494
Date
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 129 of 340 |

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Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
500 ppm NaCN
500 ppm NaCN
1000 ppm NaCN
1000 ppm NaCN
1500 ppm NaCN
1500 ppm NaCN
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
COMPARISONS OF GOLD RECOVERY VERSUS CYANIDE CONCENTRATION AT 106μm without GCR
FIGURE No.
13-12
PROJECT No.
DE-00494
Date
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 130 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

100
90
80
70
60
50
40
30
20
10
0
Gold Recovery, %
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
500 ppm NaCN
500 ppm NaCN
1000 ppm NaCN
1000 ppm NaCN
1500 ppm NaCN
1500 ppm NaCN

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT |
| | | DRAWING: COMPARISONS OF GOLD RECOVERY VERSUS CYANIDE CONCENTRATION AT 75µm without GCR |
| | | FIGURE No. 13-13 / PROJECT No. DE-00494 / Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 131 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

100
90
80
70
60
50
40
30
20
10
0
Gold Recovery, %
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
150 µm
150 µm
106 µm
106 µm
75 µm
75 µm

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME: ALMAS GOLD PROJECT

DRAWING: COMPARISONS OF GOLD RECOVERY VERSUS GRINDSIZE AT 500 ppm NaCN with GCR

| FIGURE No. | PROJECT No. | Date |
| --- | --- | --- |
| 13-14 | DE-00494 | June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 132 of 340 |

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Gold Recovery, %
0
10
20
30
40
50
60
70
80
90
100
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
150 µm
150 µm
106 µm
106 µm
75 µm
75 µm
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
COMPARISONS OF GOLD RECOVERY VERSUS GRINDSIZE
AT 1000 ppm NaCN with GCR
13-15
PROJECT No.
DE-00494
Date
June 2016
RungePincockMinarco

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
150 µm
150 µm
106 µm
106 µm
75 µm
75 µm
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
COMPARISONS OF GOLD RECOVERY VERSUS GRINDSIZE
AT 1500 ppm NaCN with GCR
13-16
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 134 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
500 ppm NaCN
500 ppm NaCN
1000 ppm NaCN
1000 ppm NaCN
1500 ppm NaCN
1500 ppm NaCN

RungePincockMinarco

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

NAME ALMAS GOLD PROJECT

DRAWING COMPARISONS OF GOLD RECOVERY VERSUS CYANIDE CONCENTRATION AT 150μm with GCR

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 13-17 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 135 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
500 ppm NaCN
500 ppm NaCN
1000 ppm NaCN
1000 ppm NaCN
1500 ppm NaCN
1500 ppm NaCN

RungePincockMinarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT | | |
| | | DRAWING: COMPARISONS OF GOLD RECOVERY VERSUS CYANIDE CONCENTRATION AT 106μm with GCR | | |
| | | FIGURE No. 13-18 | PROJECT No. DE-00494 | Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 136 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
500 ppm NaCN
500 ppm NaCN
1000 ppm NaCN
1000 ppm NaCN
1500 ppm NaCN
1500 ppm NaCN
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
COMPARISONS OF GOLD RECOVERY VERSUS CYANIDE CONCENTRATION AT 75µm with GCR
FIGURE No.
13-19
PROJECT No.
DE-00494
Date
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 137 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Results shown in Figure 13-8 to Figure 13-10 for leaching without prior gravity recovery of gold indicate that the recovery improves as the target particle size decreases. At all sodium cyanide concentrations, the recovery is higher for a particle size distribution of P80 of 75 µm than it is for 106 µm although the difference in recovery is much smaller at the highest sodium cyanide concentration; i.e., 1,500 ppm. And the recovery for a P80 of 106 µm is better than it is for P80 of 150 µm. However, the results for the leaching tests conducted with prior gravity recovery of gold show much less dependence on the grind size particularly at sodium cyanide concentrations of 1,000 and 1,500 ppm, as shown in Figure 13-15, Figure 13-17, and Figure 13-18.

The data shown in Figure 13-11 to Figure 13-13 indicate that the sodium cyanide concentration has no significant effect on the ultimate gold recovery although the kinetics are improved for the samples at the coarser grind size; i.e., P80 of 150 µm. The data for the leaching tests conducted with gravity recovery prior to leaching indicate that the sodium cyanide concentration has little effect except at the coarsest particle size; i.e., P80 of 150 µm, as shown in Figure 13-14 to Figure 13-19.

Finally, the data for the tests conducted without prior gravity concentration indicate that the gold leaching extraction is complete in less than 24 hours and if the target grind is P80 of 75 µm and the gold extraction is complete in 8 to 12 hours. However, in evaluating Figure 13-19, which compares the effect of cyanide concentration for leaching after gravity concentration for a particle size distribution of P80 of 75 µm, it appears that at least 24 hours are needed to complete the leaching. For the lower cyanide concentrations even longer leach times would be needed and the sodium cyanide concentration may have a greater impact. When evaluating the experimental data, the mathematically fitted curves prepared by SGS Geosol tend to obscure the data interpretation. Figure 13-20 shows the experimental data and the trend lines generated from the experimental data for the tests conducted at 75 µm. The data generated from the leach pad samples shows a reasonable correlation; the data generated from the Paiol Composite 2 sample does not show a good correlation. Low recoveries at 8 hours and 36 hours worsen correlation, due to possible presence of coarse gold.

One consistent observation in the 2008 to 2009 test program and the testing reported in this document is that often the leach extraction of gold peaks and then drops.

Table 13-23 summarizes the leach recovery for the tests conducted with gravity recovery prior to leaching.

Table 13-23 Gold Recovery – Gravity Concentration and Leaching Paiol Composite 2

Recovery (%)	P80 (microns)
	150	106	75
Gravity	35.7	41.6	47.5
Leach 500 ppm NaCN	81.2	85.9	88.7
Overall 500 ppm NaCN	87.9	91.8	94.1
Leach 1000 ppm NaCN	84.6	85.5	89.4
Overall 1000 ppm NaCN	90.1	91.5	94.4
Leach 1500 ppm NaCN	85.9	86.9	87.6
Overall 1500 ppm NaCN	90.9	92.3	93.5

This data shows that gold recovery to gravity concentrate reaches 47.5% at a particle size distribution of P80 of 75 µm. The gravity gold recovery and the leach recovery improve as the particle sizes become smaller. The sodium cyanide concentration has only a modest impact on the leach extraction of gold at a particle sizes P80 of 106 and 75 µm. At a P80 of 150 µm, the leach extraction at a sodium cyanide concentration of 1,000 ppm is significantly higher than it is at a sodium cyanide concentration of 500 ppm. Further increasing the cyanide concentration to 1,500 ppm has only a modest improvement in recovery.

The results of the test and the comparable test conducted without gravity concentration prior to cyanide leaching are shown graphically in Figure 13-21.

The sample after gravity recovery of gold leached much slower. As mentioned previously, the samples taken after 36 hours of leaching showed a significant decrease in gold extraction from approximately 87% at 24 hours to less than 72% at 36 hours of leaching. At 48-hours of leaching the extraction increases to approximately 89%

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 138 of 340 |

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y = 8.1323ln(x) + 53.304
R² = 0.3632
y = 4.6694ln(x) + 61.378
R² = 0.7405
Gold Recovery, %
Time (hours)
0
10
20
30
40
50
60
70
80
90
100
0
4
8
12
16
20
24
28
32
36
40
44
48
Paiol Comp 2
Average Leach Pad
Log. (Paiol Comp 2)
Log. (Average Leach Pad)

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

COMPARISONS OF GOLD RECOVERY FOR PAIOL AND LEACH PAD SAMPLES at
(1000ppm Sodium Cyanide Concentration with GGR Prior to Leaching)

13-20

June 2016

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 139 of 340 |

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Gold Recovery, %
0
10
20
30
40
50
60
70
80
90
100
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
Without Gravity
Without Gravity
With Gravity
With Gravity

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

LEACHING CURVES for PARTICLE SIZES of P80 of 75 m and SODIUM CYANIDE CONCENTRATION OF 1000ppm, WITHOUT GRAVITY CONCENTRATION

13-21

Runge Pincock Minarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 140 of 340 |

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recovery. This type of discrepancy in the data makes it difficult to accurately interpret the results. The main inferable reason is the liberated gold has been recovered by gravity concentration and the finest gold is associated with sulphides in concordance with VALE mineralogical analysis.

Table 13-24 provides the extraction data over time for both cyanide leaching tests conducted at a particle size distribution of P80 of 75 µm and a sodium cyanide concentration of 1,000 ppm.

Table 13-24 Gold Recovery – Effect of Gravity Concentration Prior Leaching

P80 = 75 µm, NaCN = 1,000 ppm Paiol Composite 2

The total gold recovery from gravity recovery plus 24 hours of leaching under the design conditions for Paiol is shown in Table 13-25. It can be seen that gravity concentration increases overall gold recovery.

It can be seen from the results that the consumption of sodium cyanide is proportional to the cyanide concentration, as shown in Table 13-26. The consumption of cyanide for the tests conducted at a sodium cyanide concentration of 1,000 ppm is about twice as much as the consumption for the tests conducted at a sodium cyanide concentration of 500 ppm. When the concentration of sodium cyanide was increased to 1,500 ppm, the cyanide consumption is roughly three times as much as the consumption for the tests conducted at 500. This observation is true whether gravity concentration was used prior to leaching or not. However, the sodium cyanide consumption for the tests conducted after gravity concentration (tests “J” through “R”) is higher than the sodium cyanide consumption for the leaching tests conducted without gravity gold concentration; i.e., tests “A” through “I”.

Table 13-25 Overall Gold Recovery Estimate

P80 = 75 µm, NaCN = 1,000 ppm, 24 hour leach, Paiol Composite 2

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 141 of 340 |

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Table 13-26 Sodium Cyanide Consumption

Test	Size, (P80) µm	[NaCN], ppm	NaCN Consumption ppm (Paiol)	Factor	NaCN Consumption ppm PAD1	NaCN Consumption ppmPad2
A	150	500	1034	1.00		
B	106	500	1184	1.00		
C	75	500	1180	1.00		
D	150	1000	2321	2.20		
E	106	1000	2369	2.00		
F	75	1000	2310	2.00		
G	150	1500	3521	3.40		
H	106	1500	3402	2.90		
I	75	1500	3521	3.00		
J	150	500	1324	1.00	1142.000	895
K	106	500	1397	1.00	978.000	931
L	75	500	1436	1.00	949.000	918
M	150	1000	2608	2.00	1985.000	1835
N	106	1000	2918	2.10	1929.000	1861
O	75	1000	2534	1.80	1992.000	1829
P	150	1500	4086	3.10	3118.000	2773
Q	106	1500	4382	3.10	2964.000	2775
R	75	1500	4324	3.00	2890.000	2718

Test	Size, (P80) µm	[NaCN], ppm	NaCN Consumption ppm (Paiol)	Factor	NaCN Consumption ppm PAD1	NaCN Consumption ppmPad2
A	150	500	1034	1.00		
B	106	500	1184	1.00		
C	75	500	1180	1.00		
D	150	1000	2321	2.20		
E	106	1000	2369	2.00		
F	75	1000	2310	2.00		
G	150	1500	3521	3.40		
H	106	1500	3402	2.90		
I	75	1500	3521	3.00		
J	150	500	1324	1.00	1142.000	895
K	106	500	1397	1.00	978.000	931
L	75	500	1436	1.00	949.000	918
M	150	1000	2608	2.00	1985.000	1835
N	106	1000	2918	2.10	1929.000	1861
O	75	1000	2534	1.80	1992.000	1829
P	150	1500	4086	3.10	3118.000	2773
Q	106	1500	4382	3.10	2964.000	2775
R	75	1500	4324	3.00	2890.000	2718

13.5.1.4	Leach Pad Samples

The data for the leach pad samples show similar results as shown in Table 13-27 to Table 13-29 and Figure 13- 22.

Table 13-27 Gravity Recovery for Leach Pad Composites

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 142 of 340 |

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Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
PAD_1
PAD 1
PAD 2
PAD 2

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

LEACH PAD CYANIDE LEACH EXTRACTION CURVES at 75 microns and 1000ppm NaCN

Figure No.	Project No.	Date
13-22	DE-00494	June 2015

RungePincockMinarco

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Table 13-28 Leach Recovery after 48 Hours at Varying P80 Sizes and NaCN Conc. Leach Pad Composites

Table 13-29 Leach Extraction Data, Leach Pad Composites

Table 13-30 provides the estimated total recovery for the leach pad samples under design conditions.

Table 13-30 Effect of Gravity Concentration Prior Leaching. Leach Pad Composites

13.5.1.5	Cata Funda Samples

The data for the Cata Funda samples are shown in Table 13-31 and Table 13-32, and Figure 13-23 and Figure 13-24.

Table 13-31 Gold Recovery by Gravity Concentration, Cata Funda Composites

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Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
75 microns
75 microns
106 microns
106 microns

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

LEACH PAD CYANIDE LEACH EXTRACTION CURVES at 75 microns and 1000ppm NaCN

Figure No.	Project No.	Date
13-23	DE-00494	June 2016

RungePincockMinarco

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Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
FAM001
FAM001
FAM002
FAM002
FAM003
FAM003

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

CATA FUNDA CYANIDE LEACH EXTRACTION CURVES at 75 microns and 1000ppm NaCN

Figure No.	Project No.	Date
13-24	DE-00494	June 2016

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 146 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-32 Gold Recovery by Leaching 48 hours, after Gravity Concentration, Cata Funda Composites

Table 13-33 provides the extraction data over time of the cyanide leaching tests on the three Cata Funda samples that were ground to P80 of 75 µm.

Table 13-33 Gold Recovery by Leaching, P80 = 75 µm, Cata Funda Composites

The Cata Funda samples show significantly higher leach extraction than the other samples that were tested. However, the leach time to reach the ultimate extraction is longer. The average leach extraction at 24 hours for the three samples is 87.8%, increases to 92.3% at 48 hours. Gravity gold recovery is also higher.

Table 13-34 provides the estimated total recovery for the Cata Funda samples under design conditions.

Table 13-34 Overall Gold Recovery Estimate. Cata Funda Composites

13.5.2	Vira Saia Composite Sample

The gravity separation tests on Vira Saia samples were also performed with a Falcon gravity separator, under the conditions and with the results shown in Table 13-35. Recovery of Sample QSX A at a P80 of 75 µm was 67.9%. Recovery of sample QSX B, which was ground to a P80 of 96 µm, the estimated size that would be achieved with the grinding time designed for the Almas grinding circuit was 58.2, a drop of 9.7% because of the coarser grind. Recovery for the GDM samples, one ground to a P80 of 75, the second to a P80 of 134, was also reduced because of the coarser grind, but only by 1.6%.

The leaching tests on the Vira Saia samples were conducted with activated carbon. The results are shown in the latter part of Section 13.6.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 147 of 340 |

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Table 13-35 Overall Gold Recovery by Gravity Concentration. Vira Saia QSX and GDM Composites

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 148 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

13.6	Carbon-in-Leach Test Work

13.6.1	Testwork

Two CIL tests were conducted on the Paiol Composite 2 sample to estimate the results of the proposed processing circuit. The tests were run at similar conditions as the leach test for 500 and 1,000 ppm sodium cyanide. The results are compared in Figure 13-25 and Table 13-36.

Table 13-36 Carbon in Leach Recovery, P80 = 75 microns Paiol Composite 2

Table 13-37 provides the extraction data over time of the cyanide leaching tests for the three Cata Funda samples that were ground to P80 of 75 µm.

Table 13-37 CIL Recovery, P80 = 75 µm, Cata Funda Composites

Table 13-38 provides the estimated total recovery of the CIL tests under design conditions.

Table 13-38 Overall Gold Recovery Estimate, Cata Funda Composites

Figure 13-26 shows the results of the CIL tests on the Vira Saia sample QSX A, which was ground to a P80 of 75 µm. Figure 3-27 shows the results of the carbon-in-leach tests on sample QSX B, P80 of 96 µm. Figure 13-28 shows the results for sample GDM C with a P80 of 75 µm and Figure 13-29 shows sample GDM D with a P80 of 134 µm. Leaching was conducted for 2, 4, 8, 16, and 24 hours using separate bottles, with 40% solids, pH adjustment to between 10.5 and 11.5, a free CN target concentration of 500 ppm, and with 30 g of carbon. After leaching, the pulp was filtered, and the carbon screened from the tailings.

As would be expected, the results show that leaching recovery decreases when the material is coarser. The recovery drops from 97.6% to 92.0% for QSX (for a P80 size increase from 75 to 96 µm) and from 96.6% to 88.2% for GDM (for a P80 size increase from 75 to 134 µm). The impact of the coarser grind also translates into a drop of about 3% in the overall recovery (GRG and leaching).

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 149 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
Time (hours)
500 ppm NaCN
500 ppm NaCN
1000 ppm NaCN
1000 ppm NaCN

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

13-25	DE-00494	June 2016

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 150 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rec %
Au
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
Time (h)
Au
Feed
(ppm)
2,0
0,0
0
24
time (h)

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

13-26	DE-00494	June 2016

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 151 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rec %
Au
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
Time (h)
Au
Feed
(ppm)
2,0
0,0
0
24
time (h)

LEGEND	CLIENT	PROJECT
	Rio Novo GOLD INC	ALMAS GOLD PROJECT
		CIL RESULTS FOR SAMPLE QSX 8 at P80 of 96 microns FREE CN at 500ppm
		13-27 / DE-00494 / June 2016

RungePincockMinarco

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Rec %
Au
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
Time (h)
Au
Feed
(ppm)
1,0
0,0
0
24
time (h)

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

13-28

DE-00494

June 2015

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 153 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rec % Au
Time (h)
Au Feed (ppm)
time (h)

LEGEND	CLIENT	PROJECT		
	Rio Novo	ALMAS GOLD PROJECT		
		CIL RESULTS FOR SAMPLE DDM D at P80 of 134 microns FREE CN at 500ppm		
		13-29	DE-00494	June 2016

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 154 of 340 |

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Figure 13-30 shows leach recovery for the VSCOMP composite sample, with a P80 of 106 µm, free CN at 500 ppm, pH at 10.5 to 11.5, as a function of time. Recovery at 16 hours is 89.4%.

Results from the CIL test confirm the design using a sodium cyanide concentration of 1,000 ppm. High recoveries were generally achieved with a 24 hour leach and at a grind of P80 of 75 µm.

13.6.2	Comparison of Leaching and Carbon-in-leach

Figure 13-31 and Figure 13-32 compare the results of the leach tests and the CIL tests at concentrations of 500 and 1,000 ppm sodium cyanide, respectively.

The CIL test results indicate that the ore is slightly preg-robbing. Leaching the Comp 2 sample in the presence of activated carbon smooths out the leaching curve and removes the tendency of recovery to peak then drop and peak again. As shown in Figure 13-33, it also shows that the ultimate extraction is reached more quickly. Based on these results the selection of a CIL plant for the process design is confirmed. The mathematically fitted curves for the leach extractions tend to be misleading for leach times of less than 48 hours. Based on the information, it can be seen that one major difference between the Leach Pad samples and Cata Funda samples, and Paiol Composite 2 is that complete leaching seems to take longer. The estimated recoveries for the leach pad samples are compared to the results from the Paiol sample and the Cata Funda sample at the selected design conditions, i.e. particle size distribution of P80 of 75 µm, sodium cyanide concentration of 1,000 ppm, and 24 hours of leaching are shown in Table 13-39. For comparison purposes the estimated recovery after 48 hours is also presented.

Table 13-39 Gravity, CIL and Overall Gold Recovery Estimate, Leach Pad, Paiol and Cata Funda (Arroz) Composites

13.6.3	Recovery Estimates

Table 13-40 shows the recovery data for various composite samples, with and without carbon in leaching, at 500 ppm NaCN, and a leach time of 24 hours. For comparison purposes, the results from the previous test work are also shown. As can be seen, the overall recovery obtained for QSX, GDM and VSCOMP composites is in the same range of Paiol, Leach Pad and Arroz deposits, indicating that the Vira Saia deposit is indeed amenable to the flowsheet developed for the Almas industrial plant.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 155 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rec %
Au
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
Time (h)
Au
Feed
(ppm)
1,0
0,0
0
24
time (h)

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME

ALMAS GOLD PROJECT

DRAWING

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 13-30 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 156 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
Time (hours)
CIL
CIL
Leach
Leach

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

| Figure No. | Project No. | Date |
|---|---|---|
| 13-31 | DE-00494 | June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 157 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
4
8
12
16
20
24
28
32
36
40
44
48
Time (hours)
CIL
CIL
Leach
Leach
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
COMPARISON OF LEACH AND CIL DATA at 1000ppm SODIUM CYANIDE
FIGURE No.
13-32
PROJECT No.
DE-00494
Date
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 158 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Gold Recovery, %
Time (hours)
0
10
20
30
40
50
60
70
80
90
100
0
4
8
12
16
20
24
Without Gravity
Without Gravity
With Gravity
With Gravity
CIL
CIL
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
COMPARISON OF LEACH CIL EXTRACTION FOR PAIOL SAMPLES
USING DESIGN CONDITIONS
FIGURE No.
13-33
PROJECT No.
DE-00494
Date
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 159 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-40 Recovery Data for Various Composite Samples, With and Without Carbon at 500 ppm NaCN, 24 Hour Leach

13.7	Paiol Variability Testing

A variability test was carried out for Paiol samples, shown in Table 13-41. This program was carried out after the process conditions required to obtain the best gold extraction from an average Paiol composite sample had been finalized. Twenty-one samples representing each of the principal lithologies, high, low and average grades and the spatial position in the deposit were compiled. Each sample was then subjected to a standard gravity/ cyanidation leach test.

No correlation between head and overall recovery could be observed, showing a standard deviation of 0.94 g/t Au and 3.1% overall gold recovery.

13.8	Cyanide Destruction Test Work

Samples of Rice, Paiol and Vira Saia ores were tested. These were the same samples used for the leach tests conducted by SGS Geosol. They were ground to a P80 = 75 µm, leached for 24 hours under the following conditions:

▪	Leaching tests without activated carbon in pulp.
▪	Adjust pH to 10-11 (with lime)
▪	40% solids
▪	Initial cyanide concentration of 500 mg NaCN/L (cyanide is added only at the beginning of the test)

For cyanide neutralization test work, three oxidants likely to be used in the circuit of industrial ore treating unit from Rio Novo were used:

▪	Sodium Metabisulphite (SO2/O2 process)
▪	Caro's acid (H2SO5)
▪	Hydrogen Peroxide (H2O2)

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 160 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 13-41 Variability Testing for Paiol

Sample	Lithology	Represents	Head Assay Au Ppm	P80 Microns	Grinding Time Min	GRG Recovery %	Grg Con Au Ppm	Nacn Ppm	Leach Recovery %	Leach Residue Au Ppm	Overall Recovery %
AM01	SCDX	Low Grade	0.506	75	22	60.3	16.8	500	84.4	0.034	93.8
AM02	SCDX	Av Grade	1.072	75	22	48.6	27.9	500	84.7	0.086	92.2
AM03	SCDX	High Grade	2.488	75	21	57.2	82.8	500	88.1	0.129	94.9
AM04	SCDX	Shallow	0.651	75	20	46.6	16.9	500	84.6	0.055	91.8
AM05	SCDX	Deep	0.571	75	16	39.3	14.0	500	80.1	0.070	87.9
AM06	SDQX	Low Grade	0.317	75	21	52.9	9.33	500	78.2	0.033	89.8
AM07	SDQX	Av Grade	0.951	75	21	58.0	37.4	500	87.0	0.053	94.5
AM08	SDQX	High Grade	3.238	75	21	49.8	89.6	500	91.0	0.150	95.5
AM09	SDQX	Shallow	0.743	75	21	30.8	12.7	500	75.9	0.126	83.3
AM10	SDQX	Deep	0.721	75	19	44.1	21.2	500	86.6	0.055	92.5
AM11	SDCX	Low Grade	0.336	75	21	46.0	7.94	500	81.5	0.032	90.0
AM12	SDCX	Av Grade	0.633	75	20	43.6	18.9	500	85.4	0.052	91.8
AM13	SDCX	High Grade	0.997	75	19	43.3	27.8	500	86.9	0.075	92.6
AM14	SDCX	Shallow	0.488	75	26	39.2	12.1	500	88.3	0.035	92.9
AM15	ADQX	Low Grade	0.450	75	21	48.3	11.9	500	80.4	0.042	89.8
AM16	ADQX	Av Grade	1.303	75	22	33.4	26.2	500	92.9	0.063	95.2
AM17	ADQX	High Grade	3.687	75	19	57.2	114	500	89.5	0.169	95.5
AM18	ADQX	Deep Hole 1	1.486	75	26	60.0	49.5	500	80.8	0.117	92.3
AM19	CCQX	-	0.500	75	18	44.7	14.4	500	88.0	0.034	93.4
AM20	QSCXb	-	0.652	75	27	25.9	9.29	500	92.1	0.039	94.2
AM21	Saprolite		0.494	75	10	63.2	15.8	500	91.6	0.016	96.9

Also two catalysts were tested:

▪	Copper Sulfate as a supplier of Cu 2+
▪	Activated carbon (in combination with hydrogen peroxide is a process introduced by the test work – the justification is that the activated carbon replaces the copper in the process).

The exploratory tests were conducted with Cata Funda sample due to higher amount of ore available. All oxidants tested with and without catalysts were capable of neutralizing the free cyanide to values less than 1 mg/L with low doses with reaction times of 1 hour. The best conditions for the test work are shown in Table 13-42.

Table 13-42 Best Conditions for the Test Work with Cata Funda/Paiol and Vira Saia

Process	Operational conditions	Reagent consumption in g/t ore
Hydrogen Peroxide + PICA G210 carbon	H2O2:CN = 7:1 18 g/L carbon	H2O2 @ 50% - 2.16 kg/t
Caro’s acid + Copper Sulfate	H2SO5:CN = 1:1 20 mg/L Cu2+	H2O2 @ 50% - 0.4 kg/t H2SO4 @ 98% - 1.3 kg/t CuSO4•5H2O – 0.12 kg/t
Metabisulfite without catalyzer	g SO2: g CN = 2:1	Na2S2O5 – 0.37 kg/t

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 161 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

As the Cata Funda sample is very easy to be treated with metabisulphite, no catalyst was necessary, which lowered costs of operation significantly compared to those expected, even considering the cost required for the aeration process.

Despite Paiol and Vira Saia samples presented different behavior than Arroz sample, they can be treated with the same dosages of oxidants; however, the contact time increases to two hours.

Operating costs were calculated using the planned consumption of reagents and energy consumption of agitation and aeration. The results are shown in Table 13-43.

Table 13-43 Cyanide Destruction OPEX Summary

Process	Operational conditions	US$/t	Annual Cst US$/year
Hydrogen Peroxide + PICA G210 carbon	H2O2:CN = 7:1 18 g/L carbon	2,894	5.089.538
Caro’s acid + Copper Sulfate	H2SO5:CN = 1:1 20 mg/L Cu2+	1,874	3.842.405
Metabisulfite without catalyzer	g SO2: g CN = 2:1	0,409	838.859

Three samples of cyanide destruction test work using 3 kg samples were sent to SGS Geosol for classification of solids generated according to ABNT NBR 10.004:2004.

The results showed that all samples submitted for classification of the treated material (Arroz, Paiol and Vira Saia treated with metabisulfite and hydrogen peroxide) were classified as Class II (Not Dangerous - Not Inert).

The solutions of the tests Detox pulps were also sent for analysis and only total copper and iron, were found out from discharge standards of solution to the environment, which is not the case in as all the water is reused in the plant.

13.9	Thickening Test Work

This report presents the results of a series of sedimentation tests conducted for the Project Almas owned by Rio Novo.

Samples of oxide ore (PAD 1 and 2) to be treated in the first two years and the ore mine Paiol were analyzed. Test work was conducted to complement the feasibility study and engineering phase of the project and test work was performed by Testwork Processo de Desenvolvimento Laboratorios Ltd., located in Nova Lima, Minas Gerais, Brazil.

Samples were prepared from representative samples of oxidized material called PAD 1 and 2 and Paiol ore. The samples were ground by SGS Geosol where the metallurgical test work on the samples was performed. The samples were ground to a P80 = 74 µm.

Various flocculants were tested, but the most efficient was 20A from H2O Especialidades Químicas.

Tests have shown that increasing the dosage of flocculant does not increase the sedimentation rate of ores, however the oxidized ore PAD 1/2 showed slower sedimentation Paiol which, as can be seen in the figures below. As the oxide ore will be treated in the first two years and the thickener sizing was based on this material.

Figure 13-34 shows the sedimentation curves with samples from Paiol and Leach Pad 1/2.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 162 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Projeto Rio Novo - Curvas de Sedimentação
PAIOL - 14% de Sólidos na Alimentação
Interface (mL)
Tempo (min)
5 g/t 20A
10 g/t 20A
15 g/t 20A
20 gtp 20A
40% Solids
Projeto Rio Novo - Curvas de Sedimentação
PAD 1/2 - 14% de Sólidos na Alimentação
Interface (mL)
Tempo (min)
10 g/t 20A
15 g/t 20A
20 g/t 20A
25 gtp 20A
40% Solids

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT |
| | | DRAWING: SEDIMENTATION TESTWORK, PAIOL AND LEACH PAD SAMPLES |
| | | FIGURE No.: 13-34 · PROJECT No.: DE-00494 · Date: June 2016 |

RungePincockMinarco

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The desired solids set as 40% of the thickener underflow was easily attained. Table 13-44 shows the summary results and dimensioning the diameter of the thickener.

Table 13-44 Thickener Dimensioning Table

Breakdown	Paiol	Leach Pad	Unit
Treated ore	260.0	260.0	t/h (solids) Nominal
Project design factor	1.2	1.2
Grinding efficiency	90%	90%
Treated ore	7488,6	7488,6	t/h project
Feed density	14%	10%	solids (wt.)
Ore S.G.	2.7	2.7
Underflow density	40%	40%	(wt.) – minimum
P80	74	74	µm
Unit area	0.066	0.143	m2/tpd
Thickener diameter	25	37	m

13.10	Selection of the Process Route

The selected process route is shown in Figure 13-35. This route was selected for optimizing gold recovery in concordance with the test work previously described. For this purpose, the mineral will first be comminuted. Then, the gold will be recovered by gravity concentration, followed by intensive cyanidation and electrowinning (33% of the concentrate). The remaining concentrate (67%) will be cyanided in the presence of activated carbon and then the gold thereof will be recovered from the pregnant solution via elution and electrowinning. Electrowinning cathode deposits will be smelted to yield gold bars.

13.10.1 Metallurgical Recoveries

Table 13-45 summarizes the principal results of the test work program for each deposit when tested using gravity recovery followed by 20 hours of CIL with 500 ppm NaCN. Based on this summary metallurgical recoveries were derived by reducing the overall gold extraction estimates by 1% to allow for losses in carbon and refining. The resultant recovery was used to estimate gold production in the economic analysis in Section 20.

Table 13-45 Principal Results of Test Work Program

	Reference Table in text above	Extraction %	Extraction %, Table 13.35	Extraction %, provided by SGS	Recovery %, adopted for Economic Analysis
Leach Pad	13.26	91.1	86.8	88.4	87.4
Paiol Comp	13.32	93.2	94.5	92.3	91.5
Cata Funda	13.34	94.5	97.2	97.8	96.8
Vira Saia	13.36	95.7	-	95.7	94.7

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CRUSHING
GRINDING
THICKENING
ELUTION
CIL
LEACHING
DETOX
TAILINGS
GRAVITY
CONCENTRATION
INTENSIVE
CYANIDATION
ELECTROWINNING
SMELTING
BULLION
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
ALMAS PROJECT PROCESS ROUTE
13-35
DE-00494
June 2016
RungePincockMinarco

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14	Mineral Resources

Total mineral resource estimates for the Almas gold project are based on resource models from three mineral deposits, Paiol, Cata Funda, and Vira Saia, as well as the former Paiol Leach Pad.

The resource models for the three mineral deposits were built originally by Rio Novo geologists along with a modeling consultant and QP, Ron Simpson of GeoSim Resource Consultants. All three resource models were built in similar fashion. In the first step, a structural model was completed by Rio Novo geologists based on core logging, surface geological mapping, and interpretation of cross-sections. Next, a lithological (rock type) model was created, followed by an alteration model. In the final step, a gold zone model was built using the above models as guidance along with the assay data from drill holes.

The above models were initially created on paper cross sections, perpendicular to the main strike, on generally 25m centers (in places 35m or 50m). This work was then digitized in ACAD and imported into Leapfrog. Using Leapfrog, three-dimensional solids were generated, then verified visually against the original data. The solids were then imported into Surpac where the block models were constructed and original resource estimates calculated.

The resource model for the Paiol Leach Pad is based on assays from reverse circulation and auger drilling. The model has no constraints other than the surveyed topography of the pad itself.

The original models by Rio Novo and GeoSim were completed during 2010 and 2011 and used in the initial Almas 43-101 reports. In 2012, the modeling was turned over to Belo Horizonte office of RungePincockMinarco (RPM). RPM initially completed an audit of the Rio Novo models and resource estimates for the Paiol and Cata Funda deposits, as well as the Paiol Leach Pad (PEA, April, 2012). For the Vira Saia deposit, RMP completed the statistical analysis, block modeling, and mineral resource estimate. These resource estimates were used in the Preliminary Economic Assessment, published April 2012 (PEA, Apr., 2012).

RPM produced an updated resource model for Vira Saia in mid-2012 based on new information acquired through infill drilling. At this time also, RMP updated the geostatistical parameters, mining and cost parameters, block models, and resources at Cata Funda and the Paiol Leach Pad. In September of 2012, RMP in Denver completed an updated model and resource estimate for the Paiol deposit, based on the latest costs and mining parameters. These four models provide the basis for the mineral resource estimates discussed herein.

Information contained in this report is based on information provided by Rio Novo and RMP, and has been verified by RPM. RPM believes the resource estimates meet industry standards and the general guidelines for NI 43-101 compliant resources for Measured, Indicated, and Inferred confidence levels as discussed herein.

14.1	Topography

For the Paiol, Cata Funda, and Vira Saia deposits, the topography was provided by Rio Novo. This data was checked against the drill hole collar surveys and showed good adherence to the topographical surface. RPM generated a three dimensional surface using the same database and the result was similar. The Rio Novo topographical surfaces were used to represent topography during the modeling process.

14.1.1	Paiol Deposit

This Au estimation of the Paiol Deposit of Rio Novo Gold INC. in Tocantins, Brazil, was executed by RPM Denver to incorporate recommendations made in the in-house peer review dated at September 2012.

The peer review’s recommendations were:

▪	Use all available sample data, including those defined within the previously mined pit.
▪	Use the two domains, main or high grade and secondary or low grade, defined by Rio Novo on both geology and grade to estimate Au.
▪	Composite using the final (validated) Drill Hole Database.
▪	Using 2.5m length composites.

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▪	Create the block model using 2.5m sub-blocks.
▪	Re-classify resources from spacing grid.

The scope of this estimation started with compositing and ended with resources classification. Database and QA/QC validation were not part of the scope. The effective date for this resource estimate is September 2012.

14.1.2	Database

The Access Database, which was provided to RPM, has 980 drill holes with 90,543 Au assays, 40,289 downhole surveys and 28,578 lithology registers.

There are 461 core holes (70,341.63 m) in the database, which are 18 additional holes to the 443 core holes reported in September 2011 (PEA, 2012). As well, the database contains 519 reverse circulation (RC) holes (26101.5 m), 92 less than reported in September 2011. These RC holes correspond to Rio Novo 2010 campaign (series FPRC from 0001 to 0092), which were drilled in the leach pad at Paiol. The RC holes were not used in the resource estimation for the main deposit. But the 92 drilled in the leach pad were used to estimate the resources in the Paiol leach pad.

The assays table contains 81,180 Au registers greater than zero, 2,433 registers coded as -1 and 6,930 zero values. The zero values were assumed as below detection limit values and therefore they were included in the composites. In future estimates it is recommended assigning a value equal to half of the detection limit to assays instead of zero. The samples coded as -1 were assumed to be samples with no data.

The September 2011 report indicates that 208 core drill holes (38,149.43 m) and 519 RC drill holes (26,099.9 m) correspond to historical drilling. Down hole survey information was available for the of the historical core drilling but was not confirmed because the raw data was not available. One deep Metago core hole and one Santa Elina hole were excluded due to a lack of a downhole survey and location uncertainty respectively. It is recommended to specify which they are to exclude them in the next resources estimations.

RPM Denver did not verify lab certificates, collar surveys or drill hole logs. RPM Denver did not find overlaps and inverse intervals inconsistencies in the assay table. The database was reviewed by the RPM office in Belo and was considered sufficiently robust to support resource estimation at a feasibility level.

The April 2012 PEA report mentioned 21 twin holes drilled during 2008 to validate historical drill holes. The report indicated the total bias (-12 percent in historical) as an issue inherent to shear-hosted gold deposits. RPM recommends verifying the impact this bias has on the resources.

The September report describes sampling protocol, data verification and QA/QC for the 2010 campaign. The report does not contain QA/QC summaries or any additional details. These are discussed in detail in Section 11 of this report.

RPM recommends classifying the drill holes or drill campaigns and documenting QA/QC data and incorporating this information into the resources classification.

14.2 Geology and Modeling

The Paiol Deposit is a steeply dipping, narrow shear-hosted vein deposit with an outer envelope containing splays and discontinuous lenses of gold mineralization. Veins strike at an azimuth of 015° to 025° and typically dip 60° northwest.

Rio Novo modeled two domains, the first, called the Main Zone represents the more continuous inner portion of the shear zone containing the bulk of the gold mineralization. The Secondary Zone is the surrounding envelope between the Main Zone and the relatively barren CAAX assemblage or country rock. The zones are shown in cross section in Figure 14-1.

The September 2011 report explains that the main shear zone was modeled by selecting hanging wall and footwall intercepts on cross sections and using the vein modeling routine in Leapfrog 3D to construct a solid model with a minimum width of 5 m and the secondary zone was modeled by creating solids bound by the contact of the CAAX unit as the outer boundary of potentially significant gold mineralization. These solids were then

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imported to Surpac and clipped to the topographic surface. An outer boundary was also imposed based on the lateral and depth extent of the defined zone.

RPM Denver believes that these two solids, in general, define the limits of the gold mineralization and therefore give a good control of the gold estimation. However, RPM recommends modeling smaller high grade zones within the secondary zone.

RPM extended these two solids to the pre-mine surface with the goal to use all the samples in each domain. The pre-mine surface was defined using the drill hole collars.

14.2.1 Exploration Data Analysis

The samples database contains 88,110 samples with Au values equal to or greater than zero. Samples’ lengths are quite variable, from one centimeter to tens of meters. Table 14-1 shows the sample length distribution; 74% of lengths correspond to 1 m and 93% is lesser than or equal to 1m.

Au grades have no correlation with length. Figure 14-2 shows the correlation between length and grade. Figure 14-2 shows that high grade values are generally present in length samples shorter than 1m.

Table 14-1 Sample Length Frequency

Length Interval (m)	N	%
< 0.5	6,255	7%
= 0.5	6,033	7%
> 0.5 and < 1	5,152	6%
= 1	64,921	74%
> 1 and < 2	4,598	5%
= 2	649	1%
>=2	502	1%
Totals	88,110	100%

RPM believe that a high Au values from a short sample, which can represent a mineralized vein, are geologically important and they are more probable than high values in longer samples. For this reason, RPM composited the 88,110 samples to the smallest length possible, 1m, taking into account the samples length distribution, in order to ensure uniformity of support. The 1m length composites database was generated using a constant length algorithm in Vulcan where missing values were ignored and zero values were considered.

Then RPM analyzed:

1)	Log histograms to check the probability of the high tails (Figure 14-3) and determine the outlier’s threshold (inflections in the lineal distributions).
2)	The neighborhood of the highest Au grades (spatial examination) to determinate the correlation among them.

The next graph (Figure 14-3) shows that Main and Secondary zones log-distribution. The Main Zone has a high tail greater than 25 ppm Au; this tail has a higher probability than was expected (dots are over the projected line). As well, there is another inflection, almost undetectable, around 10 ppm. The Secondary Zone has an inflexion at 1 ppm; the tail has a lower probability than was expected (dots are under the projection of the line).

Spatial examination was done to determine if the high grade composites have continuity or are isolated values. Figure 14-4 shows that the highest Au values are mostly within a high grade cluster (> 8 ppm) and the highest values are on the strike of the central high grade zone of the Main Zone. The highest values are geologically expected and are correlated.

However, consideration of metal risk in the upper deciles and centiles, capping was applied for both zones at 25 ppm Au and a distance restriction was applied to Au values higher than 16 ppm. The previous model applied a capping at 16 ppm.

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WNW
ESE
300 m
200 m
100 m
0 m
-100 m
HANGINGWALL
INTERCEPTS
SECONDARY
ZONE
MAIN
ZONE
SECONDARY
ZONE
FOOTWALL
INTERCEPTS
CCQX
QSCX
SDCX
SCDX
CAAX
ADQX
SDQX
CAAX
CCQX
QSCX
SDCX
SCDX
VIEW AZIMUTH 015°
264850 E
265050 E
265150 E
265250 E
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
SECTION NW-SE SHOWING THE GEOLOGICAL MODEL
14-1
DE-00494
June 2016
RungePincockMinarco

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y = -0.155x + 0.5671
R² = 0.0029
Au (ppm)
Sample Lenght
0
5
10
15
20
25
30
35
40
0 0.1 0.2 0.3 0.4 0.5 0.6 0.7 0.8 0.9 1 1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8 1.9 2

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
LENGTH vs Au

| FIGURE № | PROJECT № | Date |
|---|---|---|
| 14-2 | DE-00494 | June 2016 |

RungePincockMinarco

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AU
secondary and main
Probability
0.999
0.99
0.9
0.5
0.1
0.01
0.001
0.001
0.01
0.1
1
10
100
1000

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
Au LOG PROBABILISTIC PLOT OF 1m LENGTH COMPOSITES
MAIN ZONE (Red) and SECONDARY ZONE (Orange)

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 14-3 | DE-00494 | June 2016 |

RungePincockMinarco

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300 L
265100 E
265200 E

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
NW- SE SECTION SHOWING HIGH GRADE LOCATIONS

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 14-4 | DE-00494 | June 2016 |

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Contact Analysis
Secondary
Main
Au (ppm)
3.0
2.5
2.0
1.5
1.0
0.5
0.0
-47.5 -42.5 -37.5 -32.5 -27.5 -22.5 -17.5 -12.5 -7.5 -2.5 2.5 7.5 12.5 17.5 22.5 27.5 32.5 37.5 42.5 47.5
Distance from Contact

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

CONTACT PROFILE

14-5

DE-00494

June 2016

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Table 14-2 shows the capped and uncapped 1m and 2.5m composites stats.

Table 14-2 Stats of 1m and 2.5m Length Uncapped and Capped Composites

Composites length		Zone	N	Mean	Min	Max	Q1	Median	Q3	Var	CV
1 m	Uncapped	Secondary	34,759	0.205	0	100.10	0.010	0.043	0.160	1.24	5.43
		Main	18,337	1.208	0	110.90	0.195	0.480	1.120	7.12	2.21
	Capped in 25	Secondary	34,759	0.200	0	25.00	0.010	0.040	0.160	0.668	4.09
		Main	18,337	1.189	0	25.00	0.195	0.480	1.120	5.607	1.99
2.5 m	Uncapped	Secondary	14,037	0.208	0	36.47	0.010	0.065	0.183	0.561	3.6
		Main	7,370	1.200	0	38.60	0.278	0.562	1.213	4.41	1.75
	Capped in 25	Secondary	14,042	0.203	0	15.20	0.010	0.066	0.183	0.383	3.05
		Main	7,370	1.181	0	25.00	0.280	0.566	1.210	3.73	1.64

Capping was applied to 1m length composites slightly reducing the mean and remarkably the variance in both zones. The final 2.5m constant length composites database was generated from the 53096 capped 1m length composites, ignoring missing data and including zeros.

The means of 2.5m length composites of both domains are greater than the means of the previous model due to:

▪	Different in the process of capping.
▪	Different process of compositing.
▪	High grade samples which are within the current mine zone are now included in the composite database. The previous means were 1 ppm in the Main Zone and 0.11 ppm in the Secondary Zone.

A contact profile was built to determinate if the contact between both zones is hard, transitional or soft. The 2.5m length composites means are: 0.203 Au ppm in the Secondary zone and 1.18 Au ppm in the Main zone.

Figure 14-5 indicates there is a hard contact between the domains. In fact, the mean drops from an average of 0.85 ppm to 0.38 ppm in the first 2.5 m from the contact; the difference increases with the distance.

14.2.2	Variography

A variography model was fitted for the two domains. Like the previous block model, the anisotropy directions are coincident with ore body shape (geological model). Azimuth for major axis is 290° with a plunge of -60°. Semivariograms and correlograms (Figures 14-6 and 14-7) were calculated to analyses geometric and zonal anisotropy. Finally, correlograms were fitted in two structures. Table 14-3 summarizes the continuity model from correlograms.

Table 14-3 Correlogram Models

Zone		Secondary	Main
Brg/pl/dip		290/-60/0	290/-60/0
Nugget Effect		0.35	0.2
Structure 1	Type	Spherical	Exponential
	C1	0.42	0.55
	Major	10	25
	Semi	10	15
	Minor	10	10
Structure 2	Type	Exponential	Exponential
	C2	0.23	0.25
	Major	130	130
	Semi	75	100
	Minor	10	12

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CORR az= 20 pl= 0. Main Zone
gamma
range Main Zone
Colour Legend
az = 20.000 pl = 0.000 [Semi]
az = 110.000 pl = -30.000 [Minor]
az = 290.000 pl = -60.000 [Major]

| LEGEND | CLIENT | PROJECT |
| --- | --- | --- |
| | Rio Novo Gold Inc | ALMAS GOLD PROJECT |
| | | MAIN ZONE CORRELOGRAM |
| | | 14-6 · DE-00494 · June 2016 |

RungePincockMinarco

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CORR az= 20 pl= 0
gamma
1
0
0
50
100
150
200
range, Seconday Zone
Colour Legend
az = 20.000 pl = 0.000 (Semi)
az = 110.000 pl = -30.000 (Minor)
az = 290.000 pl = -60.000 (Major)

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo Gold Inc | Name: ALMAS GOLD PROJECT |
| | | Drawing: SECONDARY ZONE CORRELOGRAM |
| | | Figure No. 14-7 / Project No. DE-00494 / Date June 2016 |

RungePincockMinarco

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The nugget effect is 0.2 in the Main and 0.35 in the Secondary Zone. Both domains have a 1st short structure (10 to 25m) with a high sill increment (0.42 and 0.55). In others words, the variability is high in the deposit. We have to remember that coefficients of variation are higher than 1 in both domains (Table 14-2). The dip direction continuity is 130m and strike direction continuity around 75 to 100m while the orthogonal continuity is around a tenth of the major direction length (10 to 12m). Therefore, Kriging will have a high error (estimation variance) which has a strong implication in categorization of resources.

14.2.3	Estimation

14.2.3.1	Block Model

A sub-block model of 2.5m to 5 m block size was built using the domain solids extended to the pre-mine surface. The block model was rotated 115° to adjust it to the ore body. The origin and dimensions of the block model are shown in the Table 14-4.

Domains were coded in the variable called Zone as the following table shows (Table 14-5). The final mineral zone (domain) in the regularize block model (5-5-5m) was assigned by the majority code.

Table 14-4 Block Model Parameters

Origin : X - Y - Z	263600	8705070	-100
Bearing/Dip/Plunge :	115	0	0
Block Model Size : X - Y - Z	1700	2200	520

Table 14-5 Domain Codes

Domain	Code
Country Rock (CAAX)	0
Secondary Zone (in situ)	1
Secondary Zone (mined)	10
Main Zone (in situ)	2
Main Zone (mined)	20

Densities, as the previous model, was assigned to the blocks based on the lithological code. In this block model density was transferred directly from the previous model.

14.2.3.2	Estimation Plans

Block Au grades were estimated by Ordinary Kriging (OK) in Vulcan. A neighborhood analysis was executed to define the best estimation Kriging sampling configuration. Slope regression and nearest neighbor (NN) global bias comparison were the parameters examined from four options. The concept of sample configuration used four to sixteen drill holes around a block with enough composites to get low error but not over smoothing and keeping a low conditional bias.

Given the current average grid spacing of about 25m by 25m in the upper zone of the domains, the short 1st structure in the variograms was defined and the ellipsoid search distance was half of the correlogram range.

At least two holes were used to estimate the blocks (defining seven composites as maximum by hole), and a distance exclusion of 10 x 10 x 5m to Au grades higher than 16 ppm was applied. NN estimation was applied using the same search orientation as OK and it used two composites (of 2.5m length each composite to estimate 5m height block).

Tables 14-6 and 14-7 summarize the samples configurations tested and their results.

Table 14-7 shows the results of slope regression and bias from the different samples configuration tested.

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The 4th alternative using 32 maximum composites and at least four octants generates the best slope regression (the lowest conditional bias) and keeps the bias and correlation under control. This arrangement was used to complete the Au estimation.

Table 14-6 Sample Configuration Analyzed

DOM	Plan	Search Distances			Composites		Octants
		Major	Semi	Minor	Min	Max	Samples	Min Oct	Samples
Secondary	1	80	40	6	8	48	6
	2	80	40	6	8	32	6
	3	80	40	12	8	32	6
	4	80	40	6	8	32	6	4	2
Main	1	80	50	5	8	48	6
	2	80	50	5	8	32	6
	3	80	50	10	8	32	6
	4	80	50	5	8	32	6	4	2

Table 14-7 Sample Configuration Results

DOM	Plan	Slope Regression	OK vs. NN
		Mean	OK	NN	Bias	Corr. Coef.	Rank Corr.	Slope
Secondary	1	0.55	0.163	0.158	3.10%	0.67	0.72	1.2
	2	0.55	0.163	0.158	3.10%	0.67	0.72	1.19
	3	0.52	0.156	0.151	3.20%	0.63	0.71	1.16
	4	0.6	0.17	0.165	2.90%	0.67	0.72	1.22
Main	1	0.75	1.001	1	0.10%	0.8	0.74	1.23
	2	0.74	1.001	1.004	-0.30%	0.8	0.74	1.22
	3	0.7	1.001	0.996	0.50%	0.78	0.72	1.2
	4	0.78	1.03	1.02	1.00%	0.8	0.75	1.23

Gold estimation was completed in four passes (see Table 14-8), the first two passes used half and the whole correlogram range, respectively (Table 14-8), 8 – 32 composites, 7 composites maximum by drill hole (at least two holes) and four octants as minimum. The four passes restricted Au grades higher than 16 ppm to a distance of 10m.

Table 14-8 Ordinary Kriging Plans

DOM	Passed	Search Distances			Composites		Octants			Dist. Excl		Max x DH.
		Major	Semi	Minor	Min	Max	Max samples	Min Oct	Min. Samples	Dist.	Grade
Secondary	1	80	40	6	8	32	6	4	2	10x10x5	16	7
	2	130	75	10	8	32	6	4	2	10x10x5	16	7
	3	195	112	15	16	16	4			10x10x5	16	4
	4	195	112	15	8	8	2			10x10x5	16	4
Main	1	80	50	5	8	32	6	4	2	10x10x5	16	7
	2	130	100	10	8	32	6	4	2	10x10x5	16	7
	3	195	150	15	16	16	4			10x10x5	16	4
	4	195	150	15	8	8	2			10x10x5	16	4

The first two passes estimated 52% and 71% of the blocks in the Secondary and Main Zone, respectively.

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The 3rd used the mean of the four nearest holes and 4th passes used the mean of the two nearest drill holes. The total estimated blocks are 65.6% and 84% in the Secondary and Main Zone respectively. Most of the blocks with no estimates are in the bottom part of the ore body where there are no drill holes. However, some non-estimated gaps were detected within the main orebody during the screen validation; these gaps were filled with the domain mean of those blocks that are within an average of 75m to the four closest holes.

14.2.4	Validations

A visual comparison between composites and blocks was done section by section and level by level. Some artifacts were detected in the border of the bottom part of Main Zone. This border would be better estimated adding drill holes in the future campaigns.

Swath Plots were done to validate local bias and smoothing. The next two Figures (14-8 and 14-9) analyze these factors in the Main and Secondary units in the first pass. We can conclude that OK is acceptable in local bias and smoothing in the two domains.

14.2.5	Classification

Categorization was defined by grid spacing in this resource model following Parker’s guidelines which recommend basing the classification in the risk of a year and a three-quarter volume production. The previous two models used the first pass to assign the measured category to the blocks and second pass as indicated blocks. The search distance used in the 2011 model was of the 21m and 64 in these two passes, and at least 2 holes.

RPM defined as candidates (Inventory) for Measured Resources as those blocks having a drill hole spacing (four drill holes) of 30m x 30m and candidates for Indicated Resources those blocks having a drill hole spacing (four drill holes) of 50m by 50m. In order to satisfy the code requirements a pit shell must be completed to define blocks which have reasonable prospects to be extracted. Moreover, historical drill holes without certificates, surveys or QA/QC should not use to define Measured Resources. Inferred blocks are those which are within a drill hole spacing of 75m by 75m.

The resources in the pit shell are defined as “candidates for resource classification” while the term “inventory” will be used to indentify every estimated block.

Grid distance is based on the error associated with an annual production panel which was defined as 2 Mt of mineral. Thus, one panel of 60m by 107m by 60m (width – length – height) was classified with two drill hole grids, one of 25 by 25m and another one of 50 by 50. The size of this panel considers the maximum thickness of the Main Zone of 60 m.

The error in both cases is around 20% for a 90% confidence; 19.6% with a grid a 25 by 25m and 22.4% using a grid of 50 by 50m (see Figure 14-10). The Au variability of the deposit, represented by a short 1st structure in the correlograms, produces an error that doesn’t change appreciably. Simulations should be implemented to recognize the Au metal risk in this deposit and adjust the category accordingly.

Categories were tagged into the blocks using the average distance to the nearest four holes. This distance was calculated using the same search ellipsoid orientation that was applied in Kriging and required at least four octants. Domains were not used to select drill holes.

The drill hole grid is irregular in most deposits and the Paiol deposit is not an exception; therefore, the procedure to label the blocks within of a grid was applied for the most general case. The procedure considers the distance to a block located on the corner in and square of 30 by 30 (measured) and 50 by 50 (indicated), combined with the distance of the block located in the center of this square. The result is shown in the next section (Figure 14- 11).

A smoothing process was applied to reduce the effect called “tubes” or “spotted dog”, which is when there are a few blocks inside of another category. For this, an indicator Kriging was executed to calculate the probability that a block belongs in its category, or to other one, considering its neighborhood. The maximum probability was assigned as the final category of the block. The next section (Figure 14-12) shows the smoothed categories.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 179 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Swath Plot North
Main Zone
Au (ppm)
0
0.2
0.4
0.6
0.8
1
1.2
1.4
1.6
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29
Slice (South to North)
OK
NN

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME: ALMAS GOLD PROJECT

DRAWING: SWATH PLOT MAIN ZONE

| FIGURE No | PROJECT No | Date |
|---|---|---|
| 14-8 | DE-00494 | June 2016 |

RungePincockMinarco

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Swath Plot North
Seconday Zone
Au (ppm)
0.3
0.25
0.2
0.15
0.1
0.05
0
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34
Slice (South to North
OK
NN

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
SWATH PLOT SECONDARY ZONE

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 14-9 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 181 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Theoretical Annual Production Error from Resource Estimate
Error (90% C.I.)
25
24
23
22
21
20
19
18
17
16
15
25
50
Grid (m)
Main Zone

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

KRIGING ERROR FROM GRID SPACING

14-10 | DE-00494 | June 2016

RungePincockMinarco

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Example of Resource Categorization Paiol
WNW-ESE Section
400 L
300 L
200 L
100 L
0 L
264700 E
264800 E
265100 E
265200 E
265300 E
Measured - Green
Indicated - Blue
Inferred - Red
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
CATEGORY IN NW SE SECTION
14-11
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 183 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Example of Resource Categorization After Smoothing Paiol
WNW - ESE Section
400 L
300 L
200 L
100 L
0 L
264700 E
264800 E
265100 E
265200 E
265300 E
Measured - Green
Indicated - Blue
Inferred - Red
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
SMOOTH CATEGORY IN NWSE SECTION
14-12
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 184 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

14.2.6	Results

The total in situ mineral estimated (mineral inventory) is shown in the Table 14-9. A comparison with the previous estimation is showed in the following graph (Figure 14-13). Blocks candidate to Measured and Indicated are shown in the Table 14-10. A comparison with the previous estimation is showed in Figure 14-14.

Table 14-9 Mineral Inventory

Cutoff	Au (ppm)	Tonnes	Ounces
0	0.269	175,382,171	1,516,729
0.1	0.475	91,925,657	1,403,785
0.2	0.663	58,838,249	1,254,133
0.3	0.85	40,823,277	1,115,570
0.4	0.976	32,678,329	1,025,368
0.5	1.097	26,570,814	937,091
0.6	1.221	21,687,771	851,336
0.7	1.349	17,732,507	769,046
0.8	1.468	14,798,711	698,426
0.9	1.57	12,708,644	641,459
1	1.675	10,875,195	585,628

Table 14-10 Block Candidates to Measured and Indicated Resources

Cutoff	Au (ppm)	Tonnes	Ounces
0	0.333	75,781,636	811,294
0.1	0.519	45,986,022	767,297
0.2	0.683	31,976,930	702,146
0.3	0.838	23,644,171	636,998
0.4	0.966	18,742,686	582,075
0.5	1.086	15,231,885	531,807
0.6	1.203	12,506,955	483,713
0.7	1.326	10,235,460	436,336
0.8	1.445	8,490,425	394,428
0.9	1.556	7,151,652	357,755
1	1.671	6,021,643	323,491

14.3	Vira Saia

Vira Saia was discovered in 2011 by Rio Novo geologists and drilled out during 2011 and early 2012. The deposit is somewhat different from other discoveries in the region in that it is hosted along a structural zone in intrusive rocks (granodiorite) as opposed to other deposits in the region hosted in metavolcanic and metasedimentary rocks. The Vira Saia geologic model was completed by Rio Novo geologists and the resource block model was completed by RPM modeling personnel in Belo Horizonte.

14.3.1	Database

A total of 194 diamond core holes were completed by Rio Novo in the Vira Saia area for a total of about 26,500m. The main drilling was oriented 045 degrees (N45E), perpendicular to the overall strike of the deposit. Holes were angled 45 to 60 degrees to the NE. The deposit has been drilled to a vertical depth of 150m to 180m. Drill hole spacing in the resource area is nominally 25m x 35m. Table 14-11 details the Vira Saia drilling statistics and Figure 10-3 in the Section 10 of this report shows the drill hole configuration.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 185 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Grade - Tonnage Inventory
Tonnes
Au (ppm)
200,000,000
180,000,000
160,000,000
140,000,000
120,000,000
100,000,000
80,000,000
60,000,000
40,000,000
20,000,000
-
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
0.0 0.1 0.2 0.3 0.4 0.5 0.6 0.7 0.8 0.9 1.0
Tonnes
Tonnes OLD
Au (ppm)
au_old

RungePincockMinarco

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

MINERAL INVENTORY COMPARISON

14-13 | DE-00494 | June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 186 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Potential Measured + Indicated
Tonnes
Au (ppm)
200,000,000
180,000,000
160,000,000
140,000,000
120,000,000
100,000,000
80,000,000
60,000,000
40,000,000
20,000,000
-
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
0.0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0.9
1.0
Tonnes
Tonnes OLD
Au (ppm)
au_old
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
POTENTIAL MEASURED PLUS INDICATED
14-14
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 187 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 14-11 Vira Saia Drilling Statistics

TYPE	COMPANY	PERIOD	HOLES	AMOUNT (m)	SAMPLES	SHALLOW EST	DEEPEST	AVERAGE DEPTH	SERIES
Diamond Drilling	Rio Novo	2011-2012	189	26,111.50	27,422	40.50	300.25	138.16	FVSD-0001 to 0189
	TOTAL		189	26,111.50	27,422	40.50	300.25	138.16
RC Drilling	Vale	1996-2001	49	3,214.23	3,221	25.00	139.10	65.60	FVS-01 to 49
	TOTAL		49	3,214.23	3,221	25.00	139.10	65.60
Metallurgical Core	Rio Novo	1996-2001	3	401.45	397	110.65	160.25	133.82	FVSM-0001 to 0003
	TOTAL		3	401.45	397	25.00	139.10	133.82
Total Drilling			241	29,727.18	31,040	25.00	300.25	123.35

The assay database used in the Vira Saia model contains a total of 24,523 Au assays. In addition, there are multi- element geochemistry assays (about 50 different elements); however, these were not used in the resource calculations. Assay information from surface rock and soil sampling was likewise not used in the resource estimates.

The database used in the Vira Saia model contains 7,526 downhole survey points, nominally a reading every three meters downhole in every drill hole. About 2,200 lithology entries are in the database.

Note that VALE did some reverse circulation drilling in the Vira Saia vicinity. However, these were shallow exploration holes that for the most part lie outside of the mineral deposit. Because of the location and uncertainty of quality, Rio Novo has elected not to use these data in the resource models.

The quality and validity of the Vira Saia assay data has been confirmed by Rio Novo through its internal QA/QC program as outlined in Sections 11 and 12 of this report.

14.3.2	Geological Model

The geological model of the Vira Saia deposit contains one main structure, the Vira Saia fault, trending northwest. This main fault is offset by three modelled northeast faults.

The Vira Saia model differentiates five rock or lithological units. Near surface are two units: (1) a weathered zone, and (2) a saprolite zone. For bedrock, there are three units modelled: (3) granodiorite or related intermediate intrusive rock, (4) mafic dike, (5) other metavolcanic or metasedimentary rock.

The model then breaks out three alteration/mineralized zones: (1) quartz-sericite schist, (2) mylonitized granodiorite, and (3) protomylonitized granodiorite. These three units form the basis of the gold shapes.

Typical sections for the geologic model are demonstrated in Section 7 of this report.

14.3.3	Model Domains

For the Vira Saia model, two domains were initially created: a high grade gold zone, and a total gold zone. However, statistical analysis later indicated the two zones were very similar, and therefore not unique. So the final model employs only one general gold domain.

The single gold domain generally follows the three alteration/mineralization zones noted above: quartz-sericite schist, mylonitized granodiorite, and protomylonitized granodiorite. Where the mafic dike cuts the zone, it is excluded from the gold zone. In addition to the geological zones, assay values were used to further define the outer boundary of the gold zone, typically defined as greater than 0.2 ppm Au.

The gold zone as created in three dimensions typically exhibits an elongated, lenticular shape. The main axis strikes about N45W following the general trend of the Vira Saia Fault. The dip varies from about 55 to 85 degrees to the southwest, depending on location within the deposit. The zone ranges from about 30m thick at the maximum, to a pinch-out thickness of less than a meter. Typical sections for the gold zone are shown in Section 7 of this report.

14.3.4	Density Model

The Vira Saia model uses three density values, based on rock (lithology) type. All rock below the weathered zone, termed fresh rock, was given a density of 2.72 tonnes per cubic meter. This was the average based on a total of

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 188 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2,177 density samples taken from this zone at Vira Saia. This median value was also 2.72 tonnes per cubic meter.

All rocks in the weathered zone, located above the fresh rock and below the saprolite zone, were given a density value of 2.13 tonnes per cubic meter. This number was based on 195 density samples taken from this zone. Note that since this is effectively a transition zone, there is a large range in density values.

In the saprolite zone, essentially all rock between surface and above the weathered zone, an average density of 1.78 tonnes per cubic meter was assigned. This value was generated based on the average of 249 density samples taken from the saprolite zone.

Table 14-12 summarizes the density values in the Vira Saia model.

Table 14-12 Vira Saia Density Values in Tonnes per Cubic Meter

Zone	# Density Samples	Average Density	Density Range
Saprolite	249	1.78	1.24 to 2.89
Weathered	195	2.13	1.33 to 3.02
Fresh Bedrock	2,177	2.72	1.64 to 3.69

14.3.5	Grade Capping

The gold assay database was statistically examined by RPM for the presence of local high grade outliers which could potentially affect the accuracy of the resource estimate. Once these outliers were identified, the overall grade distribution for Vira Saia was used to establish capping values. Log probability plots were used to identify breaks and outliers from the main population. The final determination of top cut values was then reviewed with the geologists in the context of the geology of the Vira Saia.

The decision was made to assign a top cut or capping value of 13.0 g/t Au to the individual assay values (before compositing). Individual assay values above 13.0 g/t Au are considered to be reliable and it is expected that these higher gold values would be encountered within the deposit; however, the 13.0 g/t Au cap in the model, allows for a conservative approach to estimating the size and distribution of these higher grade blocks.

Figure 14-15 shows the log probability distribution of assays at Vira Saia.

14.3.6	Compositing

Compositing is the process of transforming samples to a fixed length in order to have all values at a similar geostatistical support base. RPM composited sample assays to two meter intervals at Vira Saia based on statistical analysis. RPM believes the 2.0 m interval composites best represent the grade distribution for the block modeling process. Table 14-13 summarizes the composite statistics for Vira Saia.

Table 14-13 Vira Saia Au (ppm), 2m Composites

	2m Break by Solid 100
	All	Waste	Ore
N	13,035	12,001	1,034
Mean	0.126	0.059	0.9
Q1	0.005	0.005	0.13
Median	0.0065	0.006	0.36
Q3	0.03	0.019	0.87
Min	0.005	0.005	0.005
Max	30.9	238	30.9
Variance	0.57	0.17	4.55

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 189 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Log Probability Plot for AU_g/t
Domain ***
G
L
Points: 1962
Weights: 1962
Mean: 0.925
Std Dev: 2.986
Variance: 8.917
CV: 3.227
Skewness: 11.214
Kurtosis: 163.565
Geom Mean: 0.210
Log-Est Mean: 1.126
Maximum: 57.57
75%: 0.763
50%: 0.251
25%: 0.065
Minimum: 0.005
Cumulative Probability (%)
99.99
99.9
99.8
99
98
95
90
80
70
60
50
40
30
20
10
5
2
1
0.5
0.2
0.1
0.05
0.02
0.01
0.01
0.1
1
10
AU_g/t

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

VIRA SAIA LOG PROBABILITY PLOT

14-15 | DE-00494 | June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 190 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

14.3.7	Block Model

Block model dimensions were 5m x 5m x 2m (height). This block size best fits both the grade variability and expected mining block size. Blocks were built with the Y and X axes rotated -50 degrees (N50W and N40E, respectively), to best conform to the main trends of geology/mineralization and the drilling orientation. Block parameters are given in Table 14-14.

Table 14-14 Vira Saia Model Parameters

Origin : X - Y - Z	265,100	8,710,200	180
Bearing/Dip/Plunge :	-50	0	0
Block Model Size : X - Y - Z	120	260	135

14.3.8	Grade Interpolation

Ordinary Kriging (OK) was chosen as the best process for interpolating block grades from the composites. Surpac was used to complete the OK estimation.

Ordinary Kriging (OK) was chosen as the best process for interpolating block grades from the composites. Surpac was used to complete the OK estimation.

Vira Saia’s estimation used at least three composites (2m length) with three composites by octant and a maximum of four octants (therefore, 12 composites as maximum). The searching ellipsoid matches with the variogram anisotropy (major axis is 50°/0°/50°). RPM agrees with these parameters because the high variability of the deposit (high coefficient of variation and short variograms ranges) suggests using few composites.

14.3.9	Validations

The Vira Saia OK model was compared and validated against Nearest Neighbor and Inverse Distance Squared (ID2) models.

RPM checked sections with estimated block values and the sample values noticing a low correlation. Estimation seems globally unbiased but locally quite inaccurate. For this, RPM believes that some internal waste zones could be modeled to avoid smearing. RPM suggests, at least, testing a tighter estimation in the minor axis to better maintain the structural continuity.

The Vira Saia OK model was compared and validated against both Nearest Neighbor model. The results are shown in Figure 14-16. Vira Saia estimation is globally unbiased.

14.3.10	Resource Classification

RPM defined as Candidates (Inventory) to Measured Resources as those blocks having a drill holes spacing (four drill holes) of 25 x 25m and Candidates to Indicated Resources those blocks having a drill hole spacing (four drill holes) of 40 by 40. In order to satisfy the code requirements a pit shell must be completed to define blocks which have reasonable prospects to be extracted. Moreover, historical drill holes without certificates, surveys or QA/QC should not use to define Measured Resources. Table 14-15 shows the results of the resource estimation,

Table 14-15 Vira Saia Resources

Cutoff	Measured			Indicated			M + I			Inferred
	Au (g/t)	Tonnes	Au gms	Au (g/t)	Tonnes	Au gms	Au (g/t)	Tonnes	Au gms	Au (ppm)	Tonnes	Au gms
0 0.32	0.729 1.026	898,122 593422	654,731 608,851	0.610 0.910	3,834,982 2,323,772	2,339,339 2,114,633	0.633 0.934	4,733,104 2,917,194	2,994,070 2,723,483	0.529 0.900	1,112,378 555,439	588,448 499,895

Inferred blocks are those which are within a drill hole spacing of 80 by 80m.

The resources pit shell is defined using blocks termed “candidates to” to call the blocks which have the grid distance required to belong to the category while the term “inventory” will be used to call every estimated block.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 191 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Vira Saia
Mean: 0.821011
Min: 0.006660
Max: 6.942148
Variance: 0.686716
pairs
Correlation
Intercept: -0.072347
Rank corr: 0.950402
Mean: 0.825686
Min: 0.006520
Max: 5.926295
Variance: 0.519621
Au Values gms/T Nearest Neighbor
Au Values gms/T Ordinary Kriging
0
2
4
6

LEGEND

RungePincockMinarco

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
VIRA SAIA SCATTER PLOT OF NEAREST NEIGHBOUR vs ORDINARY KRIGING

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 14-16 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 192 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The classifications were tagged into the blocks using the average distance to the nearest four holes. This distance was calculated using the same search ellipsoid orientation that was applied in kriging and required at least four octants. Domains were not used to select drill holes.

The drill hole grid is irregular in most deposits and the Vira Saia deposit is not an exception; therefore, the procedure to label the blocks within of a grid was applied for the most general case. The procedure considers the distance to a block located on the corner in and square of 25 by 25 (measured), 40 by 40 (indicated) and 80 by 80 (inferred), combined with the distance of the block located in the center of this square.

A smoothing process was applied to reduce the effect called “tubes” or “spotted dog”, which is when there are few blocks inside of another category. For this, an indicator Kriging was executed to calculate the probability that a block belongs in its category, or to other one, considering its neighborhood. The maximum probability was assigned as the final category of the block. The next section (Figure 14-17) shows the smoothed categories.

14.4	Cata Funda

Cata Funda was discovered around 1988 and was drilled out during various campaigns between 1996 and 2011. The Cata Funda deposit is similar to Paiol in that it is hosted in metavolcanic and metasedimentary rocks. The main control on mineralization is a major northwest-trending shear zone. Quartz veins and silicified breccias have formed along this shear zone and host the main gold mineralization.

The Cata Funda geological model was completed by Rio Novo geologists and the current resource block model was completed by RPM modeling personnel in Belo Horizonte.

14.4.1	Database

At present, the Cata Funda deposit has been drilled out to nominal 25m x 25m centers. A total of 183 core holes, 21,400m, were used to generate the Cata Funda model. Reverse circulation drilling by VALE was not used in the models. Table 14-16 summarizes the drilling. Collar locations are shown in Figure 10-2 in Section 10 of this report.

The assay database used in the Cata Funda model contains a total of 4,878 5-meter composited Au assays. In addition, there are multi-element geochemistry assays (about 50 different elements); however, these were not used in the resource calculations. Assay information from surface rock and soil sampling was likewise not used in the resource estimates.

Table 14-16 Total Historical Drilling in the Cata Funda Area

TYPE	COMPANY	PERIOD	HOLES	AMOUNT (m)	SAMPLES	SHALLOWEST	DEEPEST	AVERAGE DEPTH	SERIES
Diamond Drilling	Vale	1996-2001	9	1,072.57	1,390	90.50	180.15	119.17	FPA-01 to 09
	Santa Elina	2008	23	2,899.33	2,900	21.65	208.05	126.06	ACF-01 to 22-SE
	Rio Novo	2010-2011	148	17,133.60	18,495	40.10	220.40	115.77	FAD-0001 to 148
	TOTAL		180	21,105.50	22,785	21.65	220.40	117.25
RC Drilling	Vale	1996-2001	159	7,976.00	7,976	30.00	90.00	50.16	FP-XX
	TOTAL		159	7,976.00	7,976	30.00	90.00	50.16
Metallurgical Core	Rio Novo	2010	3	302.15	332	75.65	135.85	100.72	FAM-0001 to 0003
	TOTAL		3	302.15	332	75.65	135.85	100.72
Total Drilling			342	29,383.65	31,093	21.65	220.40	85.92

The database used in the Cata Funda model contains downhole survey points, nominally a reading every three meters downhole in every drill hole. About 2,200 lithology entries are in the database.

The quality and validity of the Vira Saia assay data has been confirmed by Rio Novo through its internal QA/QC program as outlined in Sections 11 and 12 of this report.

14.4.2	Geological Model

The Cata Funda deposit is comprised of metavolcanic and metasedimentary rocks which have been hydrothermally altered to various chlorite-sericite-quartz-carbonate schists. For geological logging and the basic geological model, five individual schist units were broken out. One unit in particular, the Sericite-Chlorite-Ankerite

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Vira Saia Smoothed Resource Categorization
FVSD-0106
FVSD-0047
FVSD-0021
FVSD-0042
400 L
350 L
300 L
250 L
200 L
8710650 N
8710700 N
8710750 N
8710800 N
BLOCK : CLASS
Measured
Indicated
Inferred
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
VIRA SAIA SMOOTHED BLOCK CLASSIFICATION
14-17
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 194 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Schist, contains the majority of the gold mineralization. Near surface, the schists have been overprinted by various degrees of weathering, namely soil, saprolite, and semi-weathered bedrock or “saprock”.

For modelling purposes, three units were defined in the upper weathered region: soil, saprolite, and weathered rock. A fourth unit, termed bedrock, comprises all of the unweathered bedrock schists.

14.4.3	Model Domains

To constrain the block model, a single unit, a gold zone termed “ore-catafunda” was defined. This zone in general follows the sericite-chlorite-ankerite schist and is constrained within a 0.2 g/t Au grade shell. All blocks were restricted to this single domain and a hard boundary was imposed at the grade shell limit.

14.4.4	Density Model

Rio Novo carried out 618 density measurements on drill core from Cata Funda representing different lithologies, ore types, and degree of weathering. The water immersion method was used and porous samples were sealed in plastic film. The data was analysed statistically by lithology and outliers removed. In the bedrock samples, no significant differences were seen between different rock types and alteration types. Thus, the average specific gravity of 2.83 g/cm3 was used for all bedrock. Weathered rock was assigned the average specific gravity of 2.30 g/cm3. Soil and saprolite were grouped together and an average specific gravity of 1.78 g/cm3 was assigned.

14.4.5	Grade Capping

Before compositing, grade distribution in the raw sample data was examined to determine if grade capping or special treatment of outliers was warranted. Log probability plots were examined for outlier populations and decile analysis was performed for gold within the zone domains. After reviewing the probability distribution, it was decided to cap grades at 10 g/t Au. This capping affected eight samples.

14.4.6	Compositing

Drill hole intervals within the gold zone were coded by intersecting them with the solid model. Downhole composites were then generated based on the coded intervals within the domain using the best fit method. The raw assays were composited into nominal 5 meter lengths. Table 14-17 shows the statistics for the 5m composites.

Table 14-17 Cata Funda Au (ppm), 5m Composites

	5m Break by Solid 100
	All	Waste	Ore
N	4,878	4,650	228
Mean	0.173	0.107	1.51
Q1	0.008	0.007	0.39
Median	0.03	0.027	0.887
Q3	0.1	0.084	2.25
Min	0.0002	0.0002	0.002
Max	34.2	34.2	18.3
Variance	0.6	0.36	3.59

14.4.7	Block Model

Block model dimensions were 5m x 5m x 5m. This block size best fits both the grade variability and expected mining block size. Blocks were built with the Y and X axes rotated 50 degrees (N50E) to best conform to the main trends of geology/mineralization and the drilling orientation. Block parameters are given in Table 14-18.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 195 of 340 |

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Table 14-18 Cata Funda Block Model Parameters

Origin : X - Y - Z	264580	8718680	250
Bearing/Dip/Plunge	50	0	0
Block Model Size : X - Y - Z	160	180	45

14.4.8	Grade Interpolation

Cata Funda’s estimation used at least four composites (5 m length) with three composites by octant (therefore, 24 composites as maximum). The searching ellipsoid matches with the variogram anisotropy. The correlogram model showed in the OK Vulcan panel does not match with the correlograms showed in the report. RPM fixed it in the final block model.

14.4.9	Validations

RPM checked sections with estimated block values and the sample values noticing a high flatted estimation. The estimation looks more variable after RPM estimation.

Additionally, RPM plotted the OK Au against the nearest neighborhood Au (NN) observing an unbiased correlation (Figure 14-18).

14.4.10	Resource Classification

The Cata Funda model used the first pass and second passes to assign the measured and indicated category, respectively. There is no information about the search distance used in every pass.

RPM changed the classification to standardize with Paiol and Vira Saia, and also reduce the “spotted dogs”. RPM defined as Candidates (Inventory) to Measured Resources as those blocks having a drill holes spacing (four drill holes) of 25 x 25m and Candidates to Indicated Resources those blocks having a drill hole spacing (four drill holes) of 40 by 40. In order to satisfy the code requirements a pit shell must to be complete to define blocks which have reasonable prospects to be extracted. Moreover, historical drill holes without certificates, surveys or QA/QC should not use to define Measured Resources.

Inferred blocks are those which are within a drill hole spacing of 80 by 80m.

Table 14-19 Cata Funda Resources

Cutoff	Measured			Indicated			M + I			Inferred
	Au (g/t)	Tonnes	Au gms	Au (g/t)	Tonnes	Au gms	Au (g/t)	Tonnes	Au gms	Au (g/t)	Tonnes	Au (g/t)
0 0.35	0.909 1.334	1,193,681 764,595	1,085,056 1,019,970	0.594 1.031	659,092 336,225	391,501 346,648	0.797 1.241	1,852,773 1,100,820	1,476,557 1,366,618	0.571 0.849	655,777 401,347	0.732 1.135

While the resources pit shell is defined the terms “candidates to” will be used to call the blocks which have the grid distance required to belong to the category while the term “inventory” will be used to call every estimated block.

The blocks were tagged into the blocks using the average distance to the nearest four holes. This distance was calculated using the same search ellipsoid orientation that was applied in kriging and required at least four octants. Domains were not used to select drill holes.

A procedure to label blocks within a grid was developed that considers the distance to a block located on the corner in and square of 25 by 25 (measured), 40 by 40 (indicated) and 80 by 80 (inferred), combined with the distance of the block located in the center of this square.

A smoothing process was applied to reduce the effect called “tubes” or “spotted dog”, which is when there are few blocks inside of another category. For this, an indicator kriging was executed to calculate the probability that a block belongs in its category, or to other one, considering its neighborhood. The maximum probability was assigned as the final category of the block. The next section (Figure 14-19) shows the smoothed categories.

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Cata Funda
Mean: 1.168299
Min: 0.002000
Max: 6.000000
Variance: 1.255306
7477 pairs
Correlation: 0.813416
Slope: 1.139171
Intercept: -0.179483
Rank corr.: 0.814657
Mean: 1.183125
Min: 0.101737
Max: 3.745679
Variance: 0.640026
Au Values gms/T Nearest Neighbor
Au Values gms/T Ordinary Kriging
0
2
4
6
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
CATA FUNDA SCATTER PLOT OF NEAREST NEIGHBOUR
14-18
DE-00494
June 2016
RungePincockMinarco

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Cata Funda Smoothed Resource Categorization
450 L
400 L
350 L
300 L
250 L
FAD-0016
FAD-0014
ACF-19-SE
FAD-0078
FP-523
8719250 N
8719300 N
8719350 N
BLOCK : CLASS
Measured
Indicated
Inferred
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
CATA FUNDA SMOOTHED BLOCK CLASSIFICATION
14-19
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 198 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

14.5 Summary

The resources for the Almas gold project have been estimated based on detailed drilling completed on all three deposits. The quality of the assay program and the QA/QC program have established a solid database from which to estimate resources. Table 14-20 is a summary of the gold resources included in the Almas project. There are two cutoffs shown, a 0.0 gms/t cutoff which will report all the blocks that have been classified and a second cutoff that reflects a mining cutoff.

The resources shown in Table 14-20 do not include 46,752 ounces from the Paiol leach pad.

Table 14-20 Almas Gold Project Resources

0 Cutoff		Measured			Indicated			M&I			Inferred
Deposit	Cutoff g/t	Au (g/t)	Tonnes	grams Au	Au (g/t)	Tonnes	grams Au	Au (g/t)	Tonnes	grams Au	Au (g/t)	Tonnes	grams Au
Paiol	0	0.387	37,944,037	14,684,342	0.279	37,837,599	10,556,690	0.333	75,781,636	25,241,032	0.221	99,600,535	22,011,718
Cata Funda	0	0.909	1,193,681	1,085,056	0.594	659,092	391,501	0.797	1,852,773	1,476,557	0.571	655,777	374,449
Viri Saia	0	0.729	898,122	654,731	0.610	3,834,982	2,339,339	0.633	4,733,104	2,994,070	0.529	1,112,378	588,448
Total		0.410	40,035,840	16,424,129	0.314	42,331,673	13,287,530	0.361	82,367,513	29,711,659	0.227	101,368,690	22,974,615
Variable Cutoff		Measured			Indicated			M&I			Inferred
Paiol	0.25	0.752	16,595,211	12,479,599	0.785	10,546,003	8,278,612	0.760	27,141,214	20,627,323	0.788	19,849,888	15,641,712
Cata Funda	0.35	1.334	764,595	1,019,970	1.031	336,225	346,648	0.849	401,347	340,744	1.135	1,506,045	1,709,361
Viri Saia	0.32	1.026	593,422	608,851	0.910	2,323,772	2,114,633	0.900	555,439	499,895	0.928	3,472,633	3,222,603
Leach Pad		0.88	1,647,656	1,454,174
Totals		0.794	19,600,884	15,562,594	0.813	13,206,000	10,739,893	0.764	28,098,000	21,467,961	0.829	24,828,566	20,573,676

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 199 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

15	Mineral Reserve Estimates

15.1	Mine Planning for Reserve Estimation

The Almas Gold project is planned to include three open pit operations which will utilize a combination of hydraulic excavators, large front-end loaders and 35-tonne haul trucks as the primary mining equipment.

Based on the mine optimization analysis, ultimate pits were designed for each of the deposits, named Paiol, Cata Funda and Vira Saia. The mine schedule resulted in an average production rate of 2.0 Mt of run-of-mine (ROM) hard-rock ore at 0.86 grams of gold per tonne ex-pit and 132 Mt of waste over the 15 year life of the project. The mining schedule is based on an annual 12 months of operation.

Using this production schedule, capital and operating cost estimates were developed for the project, including the mine and processing plant.

Total reserves are to be mined from three deposits: Paiol, the project’s primary deposit, and two satellite deposits, Vira Saia and Cata Funda, located 5km and 15km away, respectively. The total reserves to be processed also include spent heap leach residue stockpiled by VALE, the previous operator at Paiol.

15.2	Pit Optimization

Design of the ultimate pit was based on the results of the Whittle Lerchs-Grossmann shell analysis. Whittle is a software package that uses the Lerchs-Grossmann algorithm to determine the approximate shape of a near- optimal pit shell based on applied cutoff grade criteria and pit slopes. These shells are generated from the geologic grade models, economic and physical criteria.

For the Whittle analysis, the geological block models include grade, lithology, rock density and resource category (measured, indicated and inferred) information for all three deposits. The pit optimization involved analysis of various gold (Au) cutoff grades.

The original pits were optimized and designed in 2013 using cost and price scenarios relevant at the time. For this study, metal prices and costs in place today were used to examine the changes in cutoff grades and pit optimization. The results which are discussed further below showed that cutoff grades were lowered because of the changes in exchange rates, costs of goods and services, and inflation, but these changes were minimized by a drop in the gold price from 2013 of $1,350 per ounce to a consensus gold price today of $1,125 per ounce. The net effect of the changes is shown in Table 15-1. RPM does not consider these differences material in the optimized pits and therefore has chosen to use the designed pits and production schedules from the 2013 studies as input for the current study.

Table 15-1 Comparison of Optimized Pits

Study Date	Pit	Gold Price US$/Oz	Cutoff gms Au/t	Waste (T x 106)	Ore (T x 106)	Grade gms Au/t	Oz gold
2013	Paiol	1,350	0.28	83.7	22.6	0.81	589,332
	Cata Funda	1,350	0.28	10.8	0.9	1.73	48,916
	Vira Saia	1,350	0.28	14.7	2.1	1.12	77,330
	Totals	1,350	0.28	109.2	25.6	0.87	715,578
2016	Paiol	1,125	0.25	87.1	24.0	0.77	594919
	Cata Funda	1,125	0.25	12.0	1.0	1.58	52250
	Vira Saia	1,125	0.25	16.5	2.6	1.04	87301
	Totals	1,125	0.25	115.6	27.6	0.83	734470
Difference		-225	-0.03	6.4	2	-0.04	18892
% Difference		-16.67%	-10.71%	5.86%	7.81%	-4.83%	2.64%

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15.2.1	Paiol Pit

The primary parameters used for the Paiol operation were product price, operating cost, cutoff grade, recovery, lithological density, and pit wall (slopes) angles. Table 15-2 presents the parameters used in the evaluation of the Paiol optimal pit.

Table 15-2 Paiol Pit Optimization Parameters

Description	Units	2013 DFS	2016 Study
Product Price
Gold	$/oz	$ 1,350.00	1125.00
	$/g	$ 43.40	36.17
Refining Cost	$/oz	$ 13.50	11.25
	$/g	$ 0.434	0.36
Operating Costs
Ore Mining	$/t	$ 1.29	0.96
Soil Waste Mining	$/t	$ 1.08	0.81
Soil Weathered Mining	$/t	$ 1.15	0.86
Saprolite Mining	$/t	$ 1.15	0.86
Blasted Waste Mining	$/t	$ 1.29	0.96
Processing	$/t	$ 8.35	6.23
G&A	$/t	$ 2.51	1.87
Reclamation	$/t	$ 0.34	0.25
Cut-off Grade
Gold	g/t	0.28	0.25
Recovery
Mining	%	97%	0.97
Dilution	%	0%	0
Metallurgical	%	93%	0.93
Physical Parameters		Dry	Dry
Soil Density	t/m3	1.59	1.59
Saprolite Density	t/m3	1.54	1.54
Weathered Bedrock Density	t/m3	2.32	2.32
Cl-Ab-Am Schist Density	t/m3	2.85	2.85
Other Bedrock Density	t/m3	2.88	2.88
Waste Dump Density	t/m3	1.80	1.8
Pit Slopes
Soil Slope	degrees	45.0	45
Saprolite Slope	degrees	45.0	45
Weathered Bedrock Slope	degrees	45.0	45
Cl-Ab-Am Schist Slope	degrees	NA	NA
Other Bedrock Slope	degrees	NA	NA
Waste Dump Slope	degrees	36.0	36
General Slope - Footwall	degrees	50.0	50
General Slope	degrees	55.0	55

Notes:

1)	All costs in US Dollars
2)	Tonnage in metric tonne
3)	2013 DFS Exchange rate as in March 2012
4)	These parameters for Paiol only; Cata Funda and Vira Saia may vary.
5)	Cummulative inflation rate in Brazil from March 2012 to March 2016 is 34.11%

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 201 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The cutoff grade was calculated by the following formula:

Cutoff Grade = (Mining Dilution*Processing Cost)/(Metallurgical Recovery*(Price – Selling Cost))

Processing costs include processing costs, G&A, and reclamation costs. A mining dilution equal to zero (0) is 100 percent of grade or a value of 1 in the formula. The selling price is equal to the royalty.

The selling price in US$ g/tonne Au is:

▪	Au Price = US$1,125 per ounce/31.10384
▪	Au Price = US$36.17 per gram

The parameters used in the pit optimization are based on the Rio Novo mining assumptions that were reviewed by RungePincockMinarco (RPM). RPM believes that the mining assumptions used in the pit optimization analysis are reasonable for this project.

Future excavations must observe the mine plan and all the geological information that indicate ore grades, floor, lithological contacts, accurate drilling and blasting operations, with ongoing topographic support.

RPM developed a series of pit shells for a range of cutoff grades based on the Gold price. A range of pit shells were developed to determine the project sensitivity and the basis for the designed ultimate pit. As the cutoff grades decreased, the tonnes increased and resultant average grade decreased. The lower cutoff grade decreases the average revenue per tonne but increases the total revenue. Table 15-3 outlines the pit shells analysis.

Table 15-3 2016 Review Paiol PitShell Summary

Pit	Rev Factor	Au Price ($/oz)	Cu CutOff	Total (Mt)	Ore (Mt)	Waste (Mt)	Strip	Au (gpt)	Au (oz)
1	0.1	112.50	2.51	30,395	9,989	20,406	2.04	4.44	1,426
2	0.2	225.00	1.26	2,457,923	499,507	1,958,416	3.92	2.4	38,543
3	0.3	337.50	0.84	9,657,148	1,976,805	7,680,343	3.89	1.78	113,129
4	0.4	450.00	0.63	23,562,404	4,852,215	18,710,189	3.86	1.39	216,843
5	0.5	562.50	0.50	40,362,682	8,364,761	31,997,921	3.83	1.16	311,963
6	0.6	675.00	0.42	70,873,172	12,705,201	58,167,971	4.58	1.06	432,991
7	0.7	787.50	0.36	80,476,204	15,174,904	65,301,300	4.30	0.97	473,248
8	0.8	900.00	0.31	90,654,021	17,959,156	72,694,865	4.05	0.9	519,660
9	0.9	1012.50	0.28	105,592,995	21,664,849	83,928,146	3.87	0.82	571,164
10	1.0	1125.00	0.25	111,145,221	24,031,227	87,113,994	3.63	0.77	594,919
11	1.1	1237.50	0.23	114,605,072	26,113,444	88,491,628	3.39	0.73	612,884
12	1.2	1350.00	0.21	118,501,754	28,017,585	90,484,169	3.23	0.7	630,550
13	1.3	1462.50	0.19	121,126,499	29,616,391	91,510,108	3.09	0.67	637,967
14	1.4	1575.00	0.18	124,727,785	31,221,389	93,506,396	2.99	0.65	652,464
15	1.5	1687.50	0.17	125,806,359	32,467,590	93,338,769	2.87	0.63	657,630
16	1.6	1800.00	0.16	128,197,058	33,746,716	94,450,342	2.80	0.62	672,689
17	1.7	1912.50	0.15	174,524,918	36,196,306	138,328,612	3.82	0.61	709,880
18	1.8	2025.00	0.14	176,810,908	37,349,141	139,461,767	3.73	0.6	720,482
19	1.9	2137.50	0.13	178,561,852	38,528,841	140,033,011	3.63	0.58	718,464
20	2.0	2250.00	0.13	179,519,360	39,501,594	140,017,766	3.54	1	723,903

There are several different methods for selecting which pit shell to use as the basis for the ultimate pit design. Choosing which method to use depends upon the project and the corporate strategy. In the case of the Almas Project for the Paiol deposit, the decision was made to use a pit shell which represented the maximum profit margin balanced with the minimal possible strip ratio.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 202 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

RPM recommends the pit shell 3 as the first phase of approximately 1.5 year of production. An internal cutoff of 0.25 g/t gold cutoff grade was used throughout the first phase production to maximize the available product at minimal cost to the operation.

The pit optimization analyses were completed assuming a variable degree slope angles defined by material type as these are ultimate pits, without catch benches or haul roads. In developing the smoothed pits, adding benches and haul roads results in a flatting of final slopes. The optimum final pit resulted in the following:

▪	Ore: 21,555,821 tonnes with an average 0.82 Au grams per tonne and 567,598 troy ounces
▪	Waste: 83,672,558 tonnes
▪	Stripping Ratio: 3.88

Figure 15-1 details pit optimization analysis for the Paiol pit. Figure 15-2 outlines the cross section of the Paiol optimized pit.

15.2.2	Cata Funda Pit

Table 15-4 details the pit optimization parameters used in the evaluation of the Cata Funda optimal pit. A range of shells were developed to determine the projects sensitivity and the basis for the designed ultimate pit.

Table 15-4 Cata Funda Optimization Parameters

		2013	2016
Description	Units	DFS	Study
Product Price
Gold	$/oz	1350.00	1125.00
	$/g	43.40	36.17
Refining Cost	$/oz	13.50	11.25
	$/g	0.43	0.36
Operating Costs
Ore Mining	$/t	1.29	0.96
Ore Hauling Additional Cost	$/t	1.65	1.23
Soil Waste Mining	$/t	1.08	0.81
Soil Weathered Mining	$/t	1.15	0.86
Saprolite Mining	$/t	1.15	0.86
Processing	$/t	8.35	6.23
G&A	$/t	2.51	1.87
Reclamation	$/t	0.34	0.25
Cut-off Grade
Gold	g/t	0.28	0.25
Recovery
Mining	%	0.97	0.97
Dilution	%	0.00	0.00
Metallurgical	%	0.93	0.93
Physical Parameters		Dry	Dry
Soil Density	t/m3	1.62	1.62
Saprolite Density	t/m3	1.53	1.53
Weathered Bedrock Density	t/m3	2.29	2.29
Cl-Ab-Am Schist Density	t/m3	2.81	2.81
Other Bedrock Density	t/m3	2.81	2.81
Pit Slopes
Soil Slope	degrees	45.00	45.00
Saprolite Slope	degrees	45.00	45.00
General Slope - Footwall	degrees	46.00	46.00
General Slope	degrees	55.00	55.00

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 203 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Pit by Pit Graph
400000000
300000000
200000000
100000000
0
Value
180000000
160000000
140000000
120000000
100000000
80000000
60000000
40000000
20000000
0
Tonnage
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20
Pit
Value
Discounted open pit value for Specified Case.
Qty of Au mined input to MILL for Specified Case
Tonnage of Inf mined for Specified Case
Value
Tonnage mined input to processing for Specified Case
Tonnage of waste rock for Specified Case
Tonnage
Tonnage mined input to processing for Specified Case
Tonnage of waste rock for Specified Case

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
PAOL WHITTLE SHELL RESOURCE SUMMARY

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 15-1 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 204 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

400 L
350 L
300 L
250 L
200 L
150 L
100 L
50 L
< COG
COG – 0.5
0.5 – 1.0
1.0 – 2.0
2.0 – 10.0
> 10.0
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
PWOL WHITTLE SHELL CROSS SECTION
15-2
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 205 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 15-5 outlines the pit optimization analysis for Cata Funda. The cutoff grade was calculated as for the Paiol pit.

Table 15-5 Cata Funda Shell Resource Summary

Pit	Rev Factor	Au Price ($/oz)	Au CutOff	Total (Mt)	Ore (Mt)	Waste (Mt)	Strip	Au (gpt)	Au (oz)	Au (oz)
1	0.1	112.50	2.51	550	534	16	0.03	3.30	56.66	56.66
2	0.2	225.00	1.26	404,707	111,478	293,229	2.63	2.59	9,282.82	9,282.82
3	0.3	337.50	0.84	1,208,061	200,386	1,007,675	5.03	2.44	15,719.85	15,719.85
4	0.4	450.00	0.63	2,834,228	340,193	2,494,035	7.33	2.18	23,843.66	23,843.66
5	0.5	562.50	0.50	5,161,998	529,287	4,632,711	8.75	1.97	33,523.44	33,523.44
6	0.6	675.00	0.42	7,638,506	683,102	6,955,404	10.18	1.86	40,849.77	40,849.77
7	0.7	787.50	0.36	9,022,803	772,958	8,249,845	10.67	1.78	44,235.09	44,235.09
8	0.8	900.00	0.31	10,372,972	858,659	9,514,313	11.08	1.71	47,207.16	47,207.16
9	0.9	1,012.50	0.28	11,694,793	938,506	10,756,287	11.46	1.65	49,786.55	49,786.55
10	1.0	1,125.00	0.25	13,058,105	1,028,583	12,029,522	11.70	1.58	52,250.14	52,250.14
11	1.1	1,237.50	0.23	14,405,246	1,126,333	13,278,913	11.79	1.51	54,680.79	54,680.79
12	1.2	1,350.00	0.21	16,189,482	1,214,209	14,975,273	12.33	1.46	56,995.08	56,995.08
13	1.3	1,462.50	0.19	16,660,700	1,266,470	15,394,230	12.16	1.42	57,819.50	57,819.50
14	1.4	1,575.00	0.18	17,268,795	1,311,358	15,957,437	12.17	1.39	58,603.98	58,603.98
15	1.5	1,687.50	0.17	18,025,843	1,353,380	16,672,463	12.32	1.36	59,176.56	59,176.56
16	1.6	1,800.00	0.16	18,048,416	1,370,758	16,677,658	12.17	1.35	59,495.71	59,495.71
17	1.7	1,912.50	0.15	18,571,328	1,397,247	17,174,081	12.29	1.33	59,746.97	59,746.97
18	1.8	2,025.00	0.14	18,662,831	1,404,836	17,257,995	12.28	1.33	60,071.48	60,071.48
19	1.9	2,137.50	0.13	18,752,600	1,408,531	17,344,069	12.31	1.33	60,229.48	60,229.48
20	2.0	2,250.00	0.13	19,183,373	1,420,454	17,762,919	12.51	1.32	60,282.63	60,282.63

The decision was made to use a pit shell which represented the maximum profit margin and balanced with the minimal possible strip ratio, which has an internal cutoff of 0.25 g/t gold. The optimum final pit resulted in the following:

▪	Ore – 938,961 tonnes with an average 1.65 Au grams per tonne and 49,887 troy ounces
▪	Waste – 10,759,475 tonnes
▪	Stripping Ratio – 11.46

Figure 15-3 details pit optimization analysis for the Cata Funda pit. Figure 15-4 outlines the cross section of the Cata Funda optimized pit.

15.2.3	Vira Saia Pit

Table 15-6 details the pit optimization baseline parameters used in the evaluation of the Vira Saia optimal pit. Table 15-7 details the range of pit shells that were developed at various gold prices to determine the project sensitivity based on the baseline parameters.

The decision was made to use a pit shell which represented the maximum profit margin and balanced with the minimal possible strip ratio, which has an internal cutoff of 0.25 g/t gold. The optimum final pit resulted in the following:

▪	Ore: 2,384,610 tonnes with an average 1.07 Au grams per tonne and 82,321 troy ounces
▪	Waste: 14,735,847 tonnes
▪	Stripping Ratio: 6.18

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 206 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Pit by Pit Graph
Value
Tonnage
Pit
40000000
30000000
20000000
10000000
0
19000000
18000000
17000000
16000000
15000000
14000000
13000000
12000000
11000000
10000000
9000000
8000000
7000000
6000000
5000000
4000000
3000000
2000000
1000000
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19
Value
Discounted open pit value for Specified Case.
Qty of Au mined input to PLAN for Specified Case
Value
Tonnage mined input to processing for Specified Case
Tonnage of waste rock for Specified Case
Tonnage
Tonnage mined input to processing for Specified Case
Tonnage of waste rock for Specified Case

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
CATA FUNDA WHITTLE SHELL RESOURCE SUMMARY

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 15-3 | DE-00494 | June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 207 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

450 L
400 L
350 L
300 L
< COG
COG – 0.5
0.5 – 1.0
1.0 – 2.0
2.0 – 10.0
> 10.0
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
CATA FUNDA WHITTLE SHELL CROSS SECTION
FIGURE No.
15-4
PROJECT No.
DE-00494
Date
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 208 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 15-6 Vira Saia Optimization Parameters

Description	Units	2013	2016
		DFS	Study
Product Price
Gold	$/oz	1350.00	1125.00
	$/g	43.40	36.17
Refining Cost	$/oz	13.50	11.25
	$/g	0.43	0.36
Operating Costs
Ore Mining	$/t	1.29	0.96
Ore Hauling Additional Cost	$/t	0.55	0.41
Soil Waste Mining	$/t	1.08	0.81
Soil Weathered Mining	$/t	1.15	0.86
Saprolite Mining	$/t	1.15	0.86
Processing	$/t	8.35	6.23
G&A	$/t	2.51	1.87
Reclamation	$/t	0.34	0.25
Cut-off Grade
Gold	g/t	0.28	0.25
Recovery
Mining	%	0.97	0.97
Dilution	%	0.00	0.00
Metallurgical	%	0.95	0.95
Physical Parameters		Dry	Dry
Soil Density	t/m3	1.76	1.76
Saprolite Density	t/m3	1.76	1.76
Weathered Bedrock Density	t/m3	2.17	2.17
Cl-Ab-Am Schist Density	t/m3	2.73	2.73
Other Bedrock Density	t/m3	2.73	2.73
Pit Slopes
Soil Slope	degrees	21.00	21.00
General Slope - Hangwall	degrees	52.00	52.00
General Slope - Footwall	degrees	50.00	50.00

Notes:

1)	All costs in US Dollars
2)	Tonnage in metric tonne
3)	2013 DFS Exchange rate as in March 2012
4)	These parameters for Vira Saia only; Paiol and Cata Funda may vary.
5)	Cummulative inflation rate in Brazil from March 2012 to March 2016 is 34.11%

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 209 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 15-7 Vira Saia Shell Resource Summary

Pit	Rev Factor	Au Price ($/oz)	Au CutOff	Total (Mt)	Ore (Mt)	Waste (Mt)	Strip	Au (gpt)	Au (oz)	Au (oz)
1	0.1	112.50	2.47	9,471	5,315	4,156	0.78	3.67	627.13	627
2	0.2	225.00	1.23	368,136	103,358	264,778	2.56	2.53	8,407.28	8,407
3	0.3	337.50	0.82	922,843	242,447	680,396	2.81	2.00	15,589.70	15,590
4	0.4	450.00	0.62	2,157,473	448,810	1,708,663	3.81	1.70	24,530.28	24,530
5	0.5	562.50	0.49	5,684,041	887,466	4,796,575	5.40	1.47	41,943.06	41,943
6	0.6	675.00	0.41	9,545,625	1,390,300	8,155,325	5.87	1.29	57,661.95	57,662
7	0.7	787.50	0.35	13,556,331	1,859,365	11,696,966	6.29	1.19	71,138.17	71,138
8	0.8	900.00	0.31	15,667,120	2,181,436	13,485,684	6.18	1.11	77,849.62	77,850
9	0.9	1,012.50	0.27	17,120,888	2,388,704	14,732,184	6.17	1.07	82,174.52	82,175
10	1.0	1,125.00	0.25	19,116,426	2,610,938	16,505,488	6.32	1.04	87,301.35	87,301
11	1.1	1,237.50	0.22	20,242,879	2,753,189	17,489,690	6.35	1.01	89,402.25	89,402
12	1.2	1,350.00	0.21	21,934,464	2,933,239	19,001,225	6.48	0.98	92,419.71	92,420
13	1.3	1,462.50	0.19	23,852,852	3,114,155	20,738,697	6.66	0.96	96,117.51	96,118
14	1.4	1,575.00	0.18	26,368,547	3,292,635	23,075,912	7.01	0.94	99,509.03	99,509
15	1.5	1,687.50	0.16	27,676,623	3,407,802	24,268,821	7.12	0.93	101,893.94	101,894
16	1.6	1,800.00	0.15	28,965,542	3,508,396	25,457,146	7.26	0.91	102,645.77	102,646
17	1.7	1,912.50	0.15	30,216,073	3,605,153	26,610,920	7.38	0.90	104,317.52	104,318
18	1.8	2,025.00	0.14	31,182,853	3,698,156	27,484,697	7.43	0.89	105,819.64	105,820
19	1.9	2,137.50	0.13	31,564,076	3,740,892	27,823,184	7.44	0.88	105,839.77	105,840
20	2.0	2,250.00	0.12	31,862,493	3,772,051	28,090,442	7.45	0.88	106,721.35	106,721

Figure 15-5 details pit optimization analysis for the Vira Saia pit. Figure 15-6 outlines the cross-section of the Vira Saia optimized pit.

15.3	Mine Design

The mining method is conventional drill-blast-load-haul open pits for the Paiol, Vira Saia and Cata Funda deposits. The pits will be accessed by 12m and 15m wide haul roads incorporating a 10% gradient and two lane ramps. All required roads and ramps will have two lanes sloped 2.0 cm/m to the sides, drainage ditches placed along roadsides, sub-grade support preparation and placement of a wearing surface. The grades of the haul roads are within the operating range of the mining equipment.

The blasted ore will be loaded by excavators with 3.6m3 capacity buckets and transported by 35 t capacity trucks to the processing plant at the Paiol site. The material for Paiol, Cata Funda (15km), Vira Saia (5km) and the Leach Pad will be transported by road to the process plant. Each of the three pits will have a defined waste storage facility (WSF). A tailings storage facility (TFS) will be at the Paiol site.

The soil and saprolite overburden will be mined by excavators. RPM notes that the stability of saprolite is affected by impacts of surface water runoff down the sloping face. Often the preferred approach is to excavate the saprolite 2m high near vertical faces with benches having drainage provisions to control the impacts of surface water. The waste and saprolite material will be hauled by 35 t capacity trucks to WSF areas for each open pit.

The rainfall and groundwater will be collected in an in-pit sump and discharged by means of a water pumping system.

Stockpiles for high grade and low grade ore have been designed to allow for a blending strategy to mitigate the risk of production delays and reduced mill throughput.

Table 15-8 details the primary mine design assumptions and Table 15-9 outlines the stockpile capacity.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 210 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Pit by Pit Graph
Value
Tonnage
Pit
40000000
30000000
20000000
10000000
0
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
Value
Discounted open pit value for Specified Case.
Qty of Au mined input to PLAN for Specified Case
Value
Tonnage mined input to processing for Specified Case
Tonnage of waste rock for Specified Case
Tonnage
Tonnage mined input to processing for Specified Case
Tonnage of waste rock for Specified Case

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
VIRA SAIA WHITTLE SHELL RESOURCE SUMMARY

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 15-5 | DE-00494 | June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 211 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

400 L
350 L
300 L
< COG
COG – 0.5
0.5 – 1.0
1.0 – 2.0
2.0 – 10.0
> 10.0
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
VIRA SAIA WHITTLE SHELL CROSS SECTION
15-6
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 212 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 15-8 Mine Design Parameters

Description	Units	Paiol	Cata Funda	Vira Saia
Open Pit
Ramp Width Ramp Grade	m %	12.0 10.0	12.0 10.0	15.0 10.0
Footwall
Bench Height Berm Width - m Berm Width - m (Every 50 metres) Face Angle - rock (degrees) Face Angle - saprolite- (degrees) Inter-ramp angle - (degrees) Inter-ramp angle soil - (degrees)	m m m degrees degrees degrees degrees	10.0 3.0 12.0 80.0 80.0 50.0 50.0	10.0 3.0 3.0 80.0 45.0 65.0 37.0	10.0 6.5 6.5 80.0 27.0 52.0 21.0
Hanging Wall
Bench Height Berm Width - m Berm Width - m (Every 50 metres) Face Angle - rock (degrees) Face Angle - saprolite- (degrees) Inter-ramp angle - (degrees) Inter-ramp angle soil - (degrees)	m m m degrees degrees degrees degrees	10.0 3.0 12.0 80.0 80.0 55.0 55.0	10.0 3.0 3.0 75.0 45.0 60.0 37.0	10.0 6.5 6.5 80.0 27.0 50.0 21.0
Waste Dump
Capacity Ramp Distance Benches Highest Reduced level Pit Entrance Distance Ramp Width Ramp Grade Bench Face Angle Bench Height Bench Width	Mm3 m Qty m m m % degrees m m	49.6 797.0 7.0 70.0 12.0 12.0 10.0 37.0 10.0 10.0	6.8 652.0 6.0 60.0 12.0 12.0 10.0 37.0 10.0 10.0	11.6 773.0 7.0 70.0 12.0 12.0 10.0 37.0 10.0 10.0

Table 15-9 Stockpile Design Parameters

Description	Units	Paiol		Cata Funda		Vira Saia
Stockpile		High Grade	Low Grade	High Grade	Low Grade	High Grade	Low Grade
Ramp Width	m	12	12	12	12	12	12
Ramp Grade	%	10	10	10	10	10	10
Bench Face Angle	degrees	37	37	37	37	37	37
Bench Height	m	10	10	10	10	10	10
Capacity	Tonnes	1,815,826	6,321,495	22,068	40,796	429	69,865
Capacity	Mm3	907,913	3,160,748	11,034	20,398	215	34,932

15.3.1	Paiol Design

Primary access to Phases 1 and 2 of the Paiol pit is on the east side of the main zone. A secondary ramp is located on the east side of the southern extension of Phase 2. The design incorporates dual access to most benches so that the entire pit is accessible from either ramp. The intersection at the saddle between the main pit

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 213 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 and the southern extension will maintain dual access after the bottom of the pit splits. This configuration offers greater flexibility in haulage and contingency routes in the event of a slope failure.

Ramps are 12m wide at a grade of 10%. Ramp width has been reduced to 8m for the final two benches in the main pit. A full width ramp is not necessary as the tonnage contained in these benches is low and haul traffic will be minimal. The design incorporates a bench height of 10m and a typical berm width of 3m.

The target overall slope angles are 55 degrees in the hanging wall and 50 degrees in the footwall. To maintain the specified slope angles, a 12m wide berm is used on every fifth bench (50 meters). An existing waste dump is located on the west side of the main pit. A portion of this dump will be mined. Slopes in the dump use a 37 degree face angle and a 10m wide berm.

Figure 15-7 portrays the Paiol mine layout.

15.3.2	Cata Funda Design

Primary access to the main ore zone is via a 12m wide ramp at 10% grade. The ramp begins from the northwest section of the pit in the footwall of the deposit. Several switchbacks are designed to maintain pit access in the footwall of the deposit to minimize extraction of waste material. The design incorporates a bench height of 10m and a typical berm width of 3m. The target overall slope angles are 60 degrees in the hanging wall and 65 degrees in the footwall. The Cata Funda pit will have a 1,500m long haulage ramp from the pit floor at 300m elevation to the pit exit at elevation 450m.

A waste dump is located on the east side of the main pit. Slopes in the dump use a 37 degree face angle which is congruent with the natural repose angle of the waste material and a 10m wide berm to ensure operational flexibility and safe waste dump operations.

Figure 15-8 outlines the mine Layout for the Cata Funda deposit.

15.3.3	Vira Saia Design

The Vira Saia deposit will be mined from the northern section of the deposit and progress southward to maximize the extraction of the high grade zone in the footwall. The deposit will be mined from the surface at 410m elevation down to a pit floor elevation of 280m with access via a 1,300m ramp. The ramp will be 15m wide ramp at 10% grade.

The design incorporates a bench height of 10m and a typical berm width of 6.5m. The design is based on a 27 degree face slope in the altered saprolite zone supported by a 6.5m catch berm. The rock face slope is 80 degrees to provide a target overall slope angle of 50 degrees in the hanging wall and 52 degrees in the footwall.

A waste dump is located on the southern zone of the main pit. Slopes in the dump use a 37 degree face angle which is congruent with the natural repose angle of the waste material and a 10m wide berm to ensure operational flexibility and safe waste dump operations.

Figure 15-9 outlines the mine Layout for the Vira Saia deposit.

15.4	Reserve Statement

RPM developed resource estimates based on a gold price of $1,125 per ounce of gold and the economic and physical parameters. The gold price is the long term consensus of the gold price, in calculating the reserves, Measured Resources were converted to Proven Reserves and Indicated Resources converted to Probable Reserves. Inferred resources were considered waste and are not included in the reserve totals. No modifying factors were considered necessary in the reserve classification. The resource classification code for each model is presented in the Table 15-10.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 214 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

8706500 N
8706000 N
8705500 N
8705000 N
264500 E
265000 E
265500 E

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT |
| | | DRAWING: PAIOL PIT DESIGN LAYOUT |
| | | FIGURE No.: 15-7 · PROJECT No.: DE-00494 · Date: June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 215 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

8719400 N
8719200 N
8719000 N
264400 E
264600 E
264800 E

| LEGEND | CLIENT | PROJECT | | |
| --- | --- | --- | --- | --- |
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT | | |
| | | DRAWING: CATA FUNDA PIT DESIGN LAYOUT | | |
| | | FIGURE No. 15-8 | PROJECT No. DE-00494 | Date June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 216 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

8711000 N
8710500 N
264500 E
265000 E
265500 E

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME

ALMAS GOLD PROJECT

DRAWING

VIRASAIA PIT DESIGN LAYOUT

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 15-9 | DE-00494 | June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 217 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 15-10 Resource Classes

Pit	Resource Category	Code
	Measured	1
Paiol	Indicated Inferred	2 3
	NA	-
	Measured	3
Cata Funda	Indicated Inferred	1 2
	NA	-
	Measured	3
Vira Saia	Indicated Inferred	2 1
	NA	-

The following processing cutoff grades were applied:

▪	Paiol: 0.25 Au grams per tonne
▪	Cata Funda: 0.25 Au grams per tonne
▪	Vira Saia: 0.25 Au grams per tonne

The leach pad resource was estimated by Rio Novo and confirmed by RPM. The leach pad contained 1.655 Mt at 0.88 Au grams per tonne. Table 15-11 details the estimated proven and probable reserves.

Table 15-11 Reserve Estimate

Pit	Reserve Category	Tonnes	Grade: Au g/t	Contained Au (Oz)
Paiol	Proven Probable	15,199,497 7,430,490	0.80 0.84	389,765 201,026
	Subtotal Ore	22,629,987	0.81	590,791
Cata Funda	Proven Probable	557,718 321,735	1.82 1.57	32,668 16,209
	Subtotal Ore	879,453	1.73	48,877
Vira Saia	Proven Probable	1,786,936 360,582	1.13 1.09	64,920 12,601
	Subtotal Ore	2,147,518	1.12	77,521
In-Pit	Ore	25,656,958	0.87	717,189
	Waste	133,006,951
	Total	158,663,909
	Strip Ratio:	5.18
Leach Pad	-	1,647,656	0.88	46,752

RPM believes that the reserve estimate shown in Table 15-11 is reasonable and meets the CIM standards for a reserve estimate based on CIM Standards of Mineral Resources and Reserves Definitions and Guidelines adopted by the CIM council December 13, 2005.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 218 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

16	Mining Methods

16.1	Mine Production Planning

The Almas Gold project as planned consists of three open pit operations which will utilize a combination of hydraulic excavators; large front-end loaders and 35-tonne haul trucks as the primary mining equipment.

The project mine plan targets the mining of ore by open pit mining methods. Given that the waste material is more homogeneous, compact, and easier to drill and blast than the ore material, the equipment mining efficiency rate will be higher in waste material. The mine schedule resulted in an average production rate of 2 Mt of run-of-mine (ROM) hard-rock ore at 0.86 g/t ex-pit and 132 Mt of waste over the 15 year life of the project. The mining schedule is based on an annual 12 months of operation.

The road design parameters for all deposits included a 10% grade and 12 and 15m wide access ramps. The ramps will have protective side berms whose height equals half that of the truck’s tire diameter. A minimum width between haul trucks travelling on same haul road is 3.5 times the truck width, as per standard global mining operations.

16.2	Mining Operations

The mining of the three deposits will be mechanized with progress throughout the prescribed phases advancing in successive benches. The mine development is based on variable cutoff grades that maximizes gold production and operational flexibility with mining of multiple benches at any given time period.

The waste material comprises soil, saprolite, weathered and hard rock material that will be mined by a combination of front end loaders, hydraulic excavators and trucks.

The excavation of these deposits requires the use of drilling and blasting for safe and efficient mining for all material except saprolite and weathered rock.

The benches in the open pit mine operations will be configured as follows:

▪	A minimum mining width of 40m on a 10m high bench has been maintained for Cata Funda but Vira Saia and Paiol include a final bench access incorporating an operational mining width of 15m to maximize access to the mineralized zone.
▪	The waste and ore benches will be mined in 2.5m flitches (lifts) leaving a design 10m maximum bench height. Assessment of ore and waste material zones have been analyzed and the berm width and in-pit dumping operation is sufficient.
▪	The benches will have a slight decline from crest to the toe of the upper bench face slope, in the direction of the open side to drain rainfall and to maintain design slope angles.

16.3	Equipment

16.3.1	Equipment Strategy

Ore mining will be carried out by a hydraulic excavator similar (or equal) to a Caterpillar CAT345D equipped with a 3.5m3 bucket. The unit will be used to excavate and load 20.1m3 (35 tonne) capacity trucks. Waste mining will be carried out by a front-end loader similar to Caterpillar 966H equipped with 3.5 m3 bucket.

The digging depth of these machines allows for top loading of haul trucks in 2.5 flitches and the ability to maintain wall angles at the prescribed bench heights. In terms of operational flexibility, the excavator enables controlled excavation for mid-benches where the soil, saprolite and oxide ore zones intersect.

Financial analysis determined that this is the most economical and safe method for the operation given the susceptibility to long periods of rainfall and high moisture content that will be inherent within the saprolite material.

A wheel loader of about 172 net horsepower will be used for each front, equipped with a 2.6m3 rock bucket. A wheel loader is required for mobility within the mining areas due to the requirement to maintain two mining faces

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 219 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 containing ore and waste at any one time. The additional front-end-loader will assist with low grade stockpiles to trickle feed the crusher. In periods where stockpile of low grade material is not required, the loader will work as a cleanup machine to maintain haul roads and dumps.

For the drilling activities, economic and operational analysis determined that a 5.5 inch diameter drill will be used in waste material and 3.5 inch diameter drill in ore. The evaluation included a Sandvik 1500i drill that is equipped with both 3.5 inch and 5.5 inch drill diameters to ensure required productivity rates and minimal operational time losses.

The support equipment required for this fleet is a grader similar to Caterpillar 160K, with a 4.3m blade width and a 213 net horsepower. For this operation a 310 horsepower tractor comparable to a Caterpillar D8T class is considered appropriate to support the annual material movement of the mine.

A small hydraulic excavator equipped with a 2.6m3 bucket is required to support the primary digging fleet and mine development work.

16.3.2	Productivity and Fleet Size

The performance of the loading units and trucks has been calculated upon the basis of current industry mining equipment performance for the prescribed equipment classes. A detailed estimate of the primary fleet productivity is outlined in Table 16-1. Tables 16-2 and 16-3 detail the annual primary and ancillary fleet requirements.

16.4	Development

The development time includes pre-stripping and ore stockpiling activities and is estimated to be 18 month duration. Development will consist of starting the Paiol pit overburden stripping and the construction of a 10 percent and 12-m wide ramp access. The ramp will access the oxide material from the western side of the pit to maximize the extraction of the mineralized zone, resulting in competent rock for the main ramp which provides long term stability for the hanging wall. Production is expected to start once all financing is in place and construction and prestrippin is complete, with the extraction of primary ore from the Paiol pit.

The production schedule anticipates the delivery of 1.8 Mt of run-of-mine (“ROM”) ore at grade of 1.26 g/t during during the first year of production as part of the ramp-up schedule. Average annual planned production over the life of mine is 2.05 Mtpa of ROM at 0.86 Au g/t average grade over the 15 year mine life. Average LOM strip-ratio is estimated at 5.19 to 1. Ore grade will be higher than average in the first two years, estimated to be 1.42 g/t Au.

The Cata Funda pit will commence production a year after production commences at Paiol and continue for two years. Production at the Vira-Saia pit will also commence a year after production begins at Paiol and continue for about three years. The Leach Pad reserve will be processed once mining has ceased at Vira Saia and Cata Funda.

16.5	Mine Schedule

The mine schedule incorporates a mining method of blending mineralized oxide ore bodies simultaneously from various pits targeting a 0.86 g/t Au grade. Mining is planned to occur twelve months per year with reduction in operating hours during the wet season commencing March and ending in October. The main mining operations include overburden stripping, waste transportation and disposal, ore blasting, loading, hauling, and dumping at the processing plant.

Mine production will begin delivering 1.81 Mt of ROM in year 1 as part of the ramp up schedule. Life of mine production is planned to deliver 2.05 Mtpa of ROM at 0.86 g/t Au ex-pit of ore material throughout the 15 year mine life. This production rate is determined by the capacity of the grinding mill already purchased by Rio Novo.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 220 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 16-1 Primary Fleet Productivity Estimates

Item	Description	Units	OPTION 1			OPTION 2
			Saprolite	Waste	Ore	Saprolite	Waste	Ore
Load and Haul Description	Digger Configuration Digger Truck Configuration Truck Mining Style Flitch Height Weathering	Type Model Type Type Type (m) Type	Excavator			Excavator
			CAT966H			CAT345D
			Rear Dump Haultruck			Rear Dump Haultruck
			SCANIA P420 CB			SCANIA P420 CB
			Bulk 10	Bulk 5	Bulk 2.5	Bulk 10	Bulk 5	Bulk 2.5
			Fresh	Fresh	Oxide	Fresh	Fresh	Oxide
Material Details	Dry Density Moisture Content Swell Factor Wet Density Loose Wet Bank Density	(t/bcm) (%) (%) t/m3 t/m3	1.84 2.5% 25% 1.51 1.89	2.50 2.5% 25% 2.05 2.56	2.65 2.5% 25% 2.17 2.72	1.84 2.5% 25% 1.51 1.89	2.50 2.5% 25% 2.05 2.56	2.65 2.5% 25% 2.17 2.72
Excavator Details	Maximum susp. Load Bucket weight Bucket Heaped Cap. Fill Factor Bkt Cap. Volume Bkt Cap. Weight Bkt Payload Suspended Load Suspended Load Factor Bkt Cap. Weight Bkt Cap. Adopted	(t) (t) (m3) (%) (bcm) (t) (t) (t) (%) (bcm) (bcm)	11.0 5.28 3.50 100% 3.50 6.00 5.3 11.3 103% 3.98 3.50	11.0 7.18 3.50 95% 3.33 6.00 6.8 12.8 117% 2.93 2.93	11.0 7.61 3.50 87% 3.05 6.00 6.6 12.6 115% 2.76 2.76	12.0 2.19 3.50 100% 3.50 6.00 5.3 11.3 94% 3.98 3.50	12.0 2.49 3.50 95% 3.33 6.00 6.8 12.8 107% 2.93 2.93	12.0 2.28 3.50 87% 3.05 6.00 6.6 12.6 105% 2.76 2.76
Truck Details

Tray Capacity (SAE)
Trk Fill Factor
Volume Limit (KAC)
Rated Payload
Assumed Overload
Adjusted Payload
Weight Limit
Adopted Capacity
Min. Bucket Fill

Calc Passes Per load
Calc Passes Per load
Actual Trk Load
Actual Trk Load

Dump Time

		(m3) (%) (bcm) (t) (%) (t) (bcm) (bcm) (%) Qty (rounded) (bcm) (t) (min)	21.6 100% 21.6 32.6 5% 34 17.3 17.3 25% 4.94 5.0 18 33 1.2	21.6 80% 17.3 35.4 5% 37 13.8 13.8 25% 4.72 5.0 15 37 1.2	21.6 75% 16.2 35.2 5% 37 13.0 13.0 25% 4.69 5.0 14 37 1.2	21.6 100% 21.6 32.6 5% 34 17.3 17.3 25% 4.94 5.0 18 33 1.2	21.6 80% 17.3 35.4 5% 37 13.8 13.8 25% 4.72 5.0 15 37 1.2	21.6 75% 16.2 35.2 5% 37 13.0 13.0 25% 4.69 5.0 14 37 1.2
Digger Productivity

Cycle Time
Efficiency Factor
1st pass

Truck exchange
Additional Passes
Loading Time
Max. Productivity
Availability
Utilisation
Productivity
Productivity
Productivity
Calendar days
Calendar hours

Effective Ut'n of op hours

Productivity

		(sec) (%) (sec) (sec) (sec) (min) (bcm/OH) (%) (%) (bcm/OH) (t/OH) (t/DOH) (days) (hrs) (%) (Mtpa)	30.0 100% 11.0 40.0 120.0 2.9 368 90% 78% 287 529 678 360 8640 70% 4.10	30.0 94% 11.0 40.0 120.0 2.9 287 90% 78% 224 560 718 360 8640 70% 4.34	30.0 88% 11.0 40.0 120.0 2.9 252 90% 78% 197 521 668 360 8640 70% 4.04	30.0 100% 9.0 135.0 120.0 4.4 239 90% 78% 186 342 439 360 8640 70% 2.66	30.0 94% 9.0 135.0 120.0 4.4 186 90% 78% 145 363 465 360 8640 70% 2.81	30.0 88% 9.0 135.0 120.0 4.4 163 90% 78% 127 338 433 360 8640 70% 2.62

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 221 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 16-2 Annual Primary Equipment List

Item	Item	YR1	YR2	YR3	YR4	YR5	YR6	YR7	YR8	YR9	YR10	YR11	YR12	YR13	YR14
Hauling
Cycle Time	(min)	6.9	10.0	10.7	11.9	11.5	9.3	8.7	9.9	11.9	14.2	19.4	12.1	1.1	1.1
Cycle Distance	km	2.5	3.7	4.0	4.4	4.2	3.5	3.2	3.7	4.4	5.2	7.2	4.5	.4	.4
Cycle Time Work Index	(Mt/min)	1.0	1.6	1.5	1.4	1.4	1.6	1.8	1.6	1.3	1.1	.8	.3	1.9	1.9
Truck Operating Hours	(hrs)	23,915	82,782	93,557	102,755	101,638	76,869	70,168	84,622	95,659	112,347	157,877	23,652	5,913	5,913
F'cast Truck Avail	(%)	91%	90%	89%	92%	91%	90%	89%	92%	91%	90%	89%	90%	90%	90%
F'cast Truck Util	(%)	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%
F'cast Truck Ef.Util	(%)	68%	68%	67%	69%	68%	68%	67%	69%	68%	68%	67%	68%	68%	68%
Trucks Onsite	(units)	4	14	17	18	18	14	14	14	17	20	28	4	1	1
Truck Productivity	(Mtpa/unit)	1.6	1.1	.9	.9	.9	1.1	1.1	1.1	.9	.7	.5	.8	2.0	2.0
Digging
Digger Operating Hours	(hrs)	6,132	30,660	30,660	30,660	30,660	30,660	30,660	30,660	30,660	30,660	30,660	12,264	6,132	6,132
Excavator Ef. Util	(%)	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%
FEL Ef. Util	(%)	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Excavator	445 t/hr		3	3	3	3	3	3	3	3	3	3	1	-	-
Front End Loader	688 t/hr	2	2	2	2	2	2	2	2	2	2	2	1	1	1
Diggers Onsite	(units)	2	5	5	5	5	5	5	5	5	5	5	2	1	1
Digging Capacity	(Mt)	3.3	3.2	3.2	3.3	3.2	3.1	3.1	3.1	3.0	3.0	3.0	1.7	2.0	2.0
Digging Productivity	(Mtpa/unit)	0.6	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	0.3	0.3	0.3
Drilling
D&B	(Mt)	6.6	15.9	16.0	16.5	16.0	15.3	15.5	15.4	15.0	14.9	15.0	3.3	2.0	2.0
Small Hammer Ef. Util	(%)	45%	40%	40%	45%	45%	45%	45%	45%	45%	45%	45%	45%	45%	45%
Small Hammer Ef. Util	(%)	45%	40%	40%	45%	45%	45%	45%	45%	45%	45%	45%	45%	45%	45%
Hammer - 5.5 Inch - Waste	40 m/hr	1	2	2	2	2	2	2	2	2	2	2	-	-	-
Hammer - 3.5 Inch - Ore	35 m/hr	-	1	1	1	1	1	1	1	1	1	1	1	-	-
Drills Onsite	(units)	1	3	3	3	3	3	3	3	3	3	3	1	-	-
Drill Productivity	(Mtpa/unit)	6.6	5.3	5.3	5.5	5.3	5.1	5.2	5.1	5.0	5.0	5.0	3.3	-	-

Table 16-3 Annual Ancillary Equipment List

Item	Class	YR1	YR2	YR3	YR4	YR5	YR6	YR7	YR8	YR9	YR10	YR11	YR12	YR13	YR14
Graders	CAT 160K	1	1	2	2	2	1	1	1	2	2	1	1	0	0
Water Trucks	20kl	1	2	2	2	2	2	2	2	2	3	3	1	0	0
Track Dozers	D8T	1	2	2	2	2	2	2	2	2	2	2	1	1	1
Wheel Loader	1.6m3	1	2	2	2	2	2	2	2	2	2	3	1	0	0
Small Excavator	1.6m4	1	1	1	2	1	1	1	1	1	1	1	1	0	0
Fuel Truck	15t	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Support Onsite		6	9	10	11	10	9	9	9	10	11	11	6	2	2

The waste schedule is targeted at producing 6Mt of waste during the preproduction year to effectively manage the prestripping of soil and saprolitic material in the Paiol pit. The average waste material throughout the rest of the mine life is targeted at 14 Mtpa to maintain a 7.0 stripping ratio throughout the LOM. Details of the mine schedule are outlined in Table 16-4.

Figure 16-1 to 16-4 depicts the annual production schedule for the operation. Figures 16-5 to 16-11 detail the annual mine progression for the three deposits.

16.6	Drill and Blast

The drill and blast requirements were defined by RPM and the primary drill and blasting considerations are outlined below:

▪	Target production per blast 379,167 t based on four blasts per week and monthly blasted stocks at 1,516,667 tonnes.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 222 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 16-4 Mine Production Schedule

Row Labels	Pit	Values	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	Grand Total
MILL	Paiol	Ton Au Con Ozt		1,155,565 1.43 53,005	1,227,469 1.67 65,995		224,450 0.51 3,671	1,200,352 0.56 21,482	1,434,169 0.59 27,093	1,448,651 0.61 28,442	1,948,870 0.68 42,701	1,880,489 0.96 58,263	1,923,489 1.41 87,022	8,030 1.60 413				12,451,536 0.97 388,086
	CataFunda	Ton Au Con Ozt			238,789 2.10 16,107	565,669 1.71 31,039												804,458 1.82 47,147
	ViraSaia	Ton Au Con Ozt			6,101 1.23 241	267,929 1.19 10,270	1,313,402 1.00 42,269	323,909 1.17 12,134										1,911,341 1.06 64,913
	LeachPad	Ton Au Con Ozt						450,000 0.98 14,127	600,000 0.93 17,961	594,418 0.77 14,632								1,644,418 0.88 46,720
	Stockpile	Ton Au Con Ozt		655,265 0.96 20,330	577,637 1.11 20,659	1,216,398 0.41 16,058	512,144 0.41 6,761	75,736 0.41 999	15,827 0.41 207	6,927 0.41 90	101,126 0.40 1,298	169,507 0.83 4,522	126,507 0.92 3,746	2,041,966 1.01 66,301	2,049,996 0.41 27,287	2,049,996 0.41 27,287	686,827 0.41 9,106	10,285,857 0.62 204,651
MILL Sum of Ton MILL Sum of Au MILL Sum of Con Ozt				1,810,830 1.26 73,334	2,049,996 1.56 103,003	2,049,996 0.87 57,367	2,049,996 0.80 52,701	2,049,996 0.74 48,742	2,049,996 0.69 45,260	2,049,996 0.65 43,164	2,049,996 0.67 43,999	2,049,996 0.95 62,786	2,049,996 1.38 90,768	2,049,996 1.01 66,713	2,049,996 0.41 27,287	2,049,996 0.41 27,287	686,827 0.41 9,106	27,097,609 0.86 751,518
Dump	Paiol	Ton Au Con Ozt	6,071,785 0.03 4,888	11,596,250 0.04 16,498	2,795,475 0.03 2,857		3,712,973 0.03 3,037	12,756,738 0.02 7,197	13,154,146 0.04 15,070	13,107,564 0.05 21,477	12,535,833 0.06 22,623	11,881,920 0.06 24,285	8,824,869 0.13 35,577	129,243 1.30 5,395				96,566,798 0.05 158,904
	CataFunda	Ton Au Con Ozt			7,967,794 - -	4,299,374 - -												12,267,168 - -
	ViraSaia	Ton Au Con Ozt			2,051,392 - -	10,306,970 - -	10,177,044 - -	700,381 - -										23,235,787 - -
Dump Sum of Ton Dump Sum of Au Dump Sum of Con Ozt			6,071,785 0.03 4,888	11,596,250 0.04 16,498	12,814,661 0.01 2,857	14,606,344 - -	13,890,017 0.01 3,037	13,457,119 0.02 7,197	13,154,146 0.04 15,070	13,107,564 0.05 21,477	12,535,833 0.06 22,623	11,881,920 0.06 24,285	8,824,869 0.13 35,577	129,243 1.30 5,395				132,069,753 0.04 158,904
Stockpile	Paiol	Ton Au Con Ozt	491,363 0.69 10,920	2,540,662 0.55 44,881	1,057,038 0.66 22,326		3,938 0.39 49	8,612 0.35 97	251,676 0.36 2,922	283,777 0.38 3,450	355,288 0.41 4,632	1,077,582 0.50 17,191	4,091,634 0.73 95,994	16,880 0.45 243				10,178,452 0.62 202,704
	CataFunda	Ton Au Con Ozt			93,429 0.60 1,788													93,429 0.60 1,788
	ViraSaia	Ton Au Con Ozt			2,504 0.39 32	49 0.29 0	8,185 0.36 94											10,738 0.37 126
	LeachPad	Ton Au Con Ozt								3,238 0.31 32.38								3,238 0.31 32.38
Stockpile Sum of Ton Stockpile Sum of Au Stockpile Sum of Con Ozt			491,363 0.69 10,920	2,540,662 0.55 44,881	1,152,972 0.65 24,146	49 0.29 0	12,123 0.37 143	8,612 0.35 97	251,676 0.36 2,922	287,015 0.38 3,482	355,288 0.41 4,632	1,077,582 0.50 17,191	4,091,634 0.73 95,994	16,880 0.45 243				10,285,857 0.62 204,651

Total Sum of Ton			6,563,148	15,947,742	16,017,629	16,656,389	15,952,136	15,515,728	15,455,819	15,444,575	14,941,118	15,009,499	14,966,499	2,196,119	2,049,996	2,049,996	686,827	169,453,218
Total Sum of Au			0.07	0.26	0.25	0.11	0.11	0.11	0.13	0.14	0.15	0.22	0.46	1.02	0.41	0.41	0.41	0.20
Total Sum of Con Ozt			15,808	134,713	130,005	57,368	55,882	56,036	63,252	68,123	71,254	104,262	222,338	72,351	27,287	27,287	9,106	1,115,072

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 223 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Tonnes
18,000,000
16,000,000
14,000,000
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
Paiol
CataFunda
ViraSaia
LeachPad
Stockpile
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
PRODUCTION SCHEDULE BY PIT
16-1
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 224 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Tonnes
18,000,000
16,000,000
14,000,000
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
MILL
Dump
Stockpile

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

PRODUCTION SCHEDULE BY DESTINATION

| | | |
|---|---|---|
| 16-2 | DE-00494 | June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 225 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

18,000,000
16,000,000
14,000,000
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
Tonnes
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
MILL
Dump
Stockpile

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME: ALMAS GOLD PROJECT

DRAWING: PRODUCTION SCHEDULE ANNUAL OUNCES

FIGURE No. 16-3 | PROJECT No. DE-00494 | Date June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 226 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

1.80
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
Gold Grade (g/t)
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
Au Grade
Au COG

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

ALMAS GOLD PROJECT

ANNUAL MILL GRADE PROFILE

16-4 | DE-00494 | June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 227 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2014 Jan 01 Wed 00:00 Period 13
Miner
2015 Jan 01 Thu 00:00 Period 25
Miner
2016 Jan 01 Fri 00:00 Period 37

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
| --- | --- | --- |
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | PAIOL MINE PROGRESSION 2014 - 2016 |
| | | 16-5 / DE-00494 / June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 228 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2017 Jan 01 Sun 00:00 Period 49
2018 Jan 01 Mon 00:00 Period 61
Miner
Miner
2019 Jan 01 Tue 00:00 Period 73
Miner
Miner
Miner

RungePincockMinarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT | | |
| | | DRAWING: PAIOL MINE PROGRESSION 2017 - 2019 | | |
| | | FIGURE №: 16-6 | PROJECT №: DE-00494 | Date: June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 229 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2020 Jan 01 Wed 00:00 Period 85
Miner
2021 Jan 01 Fri 00:00 Period 97
Miner
2022 Jan 01 Sat 00:00 Period 10
Miner

RungePincockMinarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT | | |
| | | DRAWING: PAIOL MINE PROGRESSION 2020 - 2022 | | |
| | | FIGURE №: 16-7 | PROJECT №: DE-00494 | Date: June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 230 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2023 Jan 01 Sun 00:00 Period 12
Miner

2024 Jan 01 Mon 00:00 Period 13
Miner

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME: ALMAS GOLD PROJECT

DRAWING: PAIOL MINE PROGRESSION 2023 - 2024

| FIGURE No. | PROJECT No. | Date |
| --- | --- | --- |
| 16-8 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 231 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2015 Jan 01 Thu 00:00 Period 25
2016 Jan 01 Fri 00:00 Period 37
Miner
Miner
2017 Jan 01 Sun 00:00 Period 49

RungePincockMinarco

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT | | |
| | | DRAWING: CATA FUNDA MINE PROGRESSION 2015 - 2017 | | |
| | | FIGURE No. 16-9 | PROJECT No. DE-00494 | Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 232 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2015 Jan 01 Thu 00:00 Period 25
2016 Jan 01 Fri 00:00 Period 37
2017 Jan 01 Sun 00:00 Period 49
Miner
Miner

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT<br>DRAWING: VIRA SAIA MINE PROGRESSION 2015 - 2017<br>FIGURE No. 16-10 · PROJECT No. DE-00494 · Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 233 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

2018 Jan 01 Mon 00:00 Period 61

2019 Jan 01 Tue 00:00 Period 73

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT |
| | | DRAWING: VIRA SAIA MINE PROGRESSION 2018 - 2019 |
| | | FIGURE No. 16-11; PROJECT No. DE-00494; Date June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 234 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

▪	The waste material will be drilled using a 5.5 inch diameter blast hole using a burden of 3.5 and spacing of 4m sufficient to support a safe blast of 10m bench height. The estimated powder factor is 0.18 kg/m3.
▪	The ore material will be drilled using a 3.5 inch diameter blast hole using a burden of 4.4 and spacing of 5m sufficient to support a safe blast of 10m bench height. The estimated powder factor is 0.23 kg/m3.
▪	The hole length 11m including 1m subdrill, includes a stemming height of 3.3m, and a column charge of 6.7m.

16.7	Mine Safety and Rescue

The Almas Project will use international standards of “Loss Control Management” for personnel training and control all activities related to environmental health and safety according to Brazilian labour laws, as outlined below.

▪	SESMT, a service specialized in safety and occupational medicine, will provide a full time safety associate and a part time physician. They will be legally responsible for the health and safety of the workers in the entire Project site.
▪	The operation will be fenced and supported by a guard house which is required to control and deter the circulation of personnel unrelated to the operation. Internally, signs will warn about possible hazards.
▪	Operational equipment will be inspected periodically. Each piece of equipment will have a logging card to record maintenance and other services performed. Supplier instructions will be required to be followed. Portable fire extinguishers will be strategically distributed around the mine site.
▪	Special attention will be given to the storage, transportation, and handling of explosives. All regulatory codes and legal requirements will be followed, including the required licensing by the Army Bureau and the Police. The handling of explosives will always be done and supervised by a registered professional blaster.
▪	A dust management system will incorporated within the operation.
▪	The safety of the mining activities will be the responsibility of a registered licensed mining engineer.
▪	As the mine site is located far from municipal medical services, SESMT will have an ambulance and one safety attendant to assist in emergencies. A system will be in place to ensure there are a minimum of two employees trained in first aid and immobilization procedures on every shift.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 235 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

17	Recovery Methods

17.1	General

The process plant is designed to treat 2 Mt of ore per annum from the Almas district deposits. It consists of the following areas (Figure 17-1):

▪	crushing and ore stockpiling
▪	grinding
▪	gravity concentration
▪	thickening
▪	carbon in leach (CIL)
▪	acid wash
▪	elution
▪	electrowinning and smelting
▪	carbon regeneration
▪	cyanide destruction
▪	reagent preparation

The present description is based upon the following sources:

▪	CRA-ALMA-B-4105-DE-21-200 @ 213 Rev.4: Process flowsheets
▪	CRA-ALMA-B-4105-CP-D21-101 Rev. 5: “Basic Data Process Design Criteria”
▪	CRA-ALMA-B-4105-MD-D21-002: “Process Descriptive Memorial”

17.2	Crushing

The crushing plant is designed to treat the ore at a rate of 312 t/h solids with 5% moisture, yielding a P80 of 6.71mm. The crushing system will consist of a primary jaw crusher operating in open circuit, one secondary crusher operating in closed circuit, and two parallel tertiary crushers operating in closed circuit. The plant will have a nominal operation 6,570 h/a (equivalent to 18 h/d).

The run-of-mine ore (ROM) will be fed to the crushing plant either by direct dumping into the ROM dump hopper from haul trucks (35 t capacity each) or by front-end loader from stockpiles. The ROM bin will be equipped with a 750mm by 750mm stationary grizzly, ensuring that material oversize will not exceed the primary crusher maximum stone size, avoiding chute and crusher chokes. An apron feeder located under the ROM bin will withdraw ore from the hopper and feed a vibrating grizzly which will scalp off the fines (material smaller than 125mm) directly to the primary crusher discharge conveyor. Oversize will be fed to the primary jaw crusher (closed side setting 125mm, 160kW power) where it will be reduced from an F80 of 648mm to a P80 of 159mm. The jaw crusher product will be discharged onto the primary crusher discharge conveyors, feeding the primary double deck vibrating screen (first deck 100mm, second deck 32mm), along with the secondary crusher product. The screen oversize will feed the secondary standard cone crusher (closed side setting 32mm, 300 kW power), which discharge will be returned to the primary vibrating screen. Screen undersize will feed two parallel tertiary short head cone crushers (closed side setting 12mm, 300 kW power), in closed circuit with two secondary double- deck vibrating screens (first deck 19mm, second deck 10 mm). Screen passing material smaller than 10mm will feed a 3,120 ton (live) stockpile that will feed the grinding plant with autonomy of approximately 12 hours. The stockpile will ensure that the grinding process will not be disrupted by any short duration maintenance work or surge conditions in the crushing circuit. Mass flow rates will be monitored using weightometers at the inlet of the vibrating screens and controlled regulating the speed of the belt feeders. In the event of crusher maintenance work going beyond two hours, ore will be dozed into the live slots from the dead portions of the stockpile.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 236 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

LEGEND
AL - HYDRATED ALCOHOL
CN - SODIUM CYANIDE
CS - COPPER SULPHATE
FC - FLOCULLANT
HA - HYDROCHLORIC ACID
HS - SODIUM HYDROXIDE
ML - MILK OF LIME
PW - PROCESS WATER
RW - RAW WATER
SM - SODIUM METABISULPHITE
CRUSHING / SCREENING
AREA 4110
ROM
JAW CRUSHER
VIBRATING SCREEN
CONE CRUSHER
VIBRATING SCREEN
CONE CRUSHER
CRUSHED ORE STOCKPILE
AREA 4115
LEACH PAD
BALL MILL
THICKENING
AREA 4130
TRASH SCREEN
THICKENER CONCENTRATE
HYDROMETALLURGY
CIL - AREA 4135
NEW CARBON
CENTRAL COMPRESSOR AIR
AREA 4220
COMPRESSOR
CARBON SAFETY SCREEN
DETOX
AREA 4165
STORAGE SYSTEM AND DISTRIBUTION
AREA 4215
RECYCLED WATER TANK
POINTS OF CONSUMPTION
FLOAT
TAILING STORAGE FACILITY
AREA 2020
CYCLONES
MILLING / CLASSIFICATION
AREA 4120
GRAVIMETRY CONCENTRATION
AREA 4125
HORIZONTAL VIBRATING SCREEN
GRAVITY CONCENTRATOR
ICR (INTENSIVE CYANIDATION)
CARBON REGENERATION
AREA 4155
ROTARY KILN
DEWATERING SCREEN
ACTIVED CARBON
ACID WASHING / ELUTION
AREA 4140
ELECTROWINNING
AREA 4145
ELECTROLYTIC CELLS
FLUXES
SMELTING FURNACE
GOLD BULLION
SMELTING
AREA 4150
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
ALMAS GOLD PROJECT
PROCESS OVERALL FLOWSHEET
17-1
DE-00494
June 2016
RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 237 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The dead portions of the stockpile will hold sufficient ore to ensure milling operations can be sustained for a further six hours. Dust containment will be achieved through the use of conveyor skirting at discharge points and dust suppression systems at points identified as potentially high in dust generation.

17.3	Grinding and Gravity Concentration

Ore will be recovered from the stockpile onto the ball mill feed conveyors by four variable speed belt feeders discharging the material onto the belt conveyors feeding the mill.

The grinding circuit will consist of a Φ 5m by L 9m and 3,750 kW power ball mill operating in closed circuit (290% nominal circulating load) with size classification through hydrocyclone cluster (five operating, one stand-by, 20 in diameter). The ball mill discharge will be pumped to the hydrocyclones. Cyclone overflow will be the final product of the grinding circuit, which nominal P80 was set as 74 μm with 25% solids. Most of the cyclone underflow will return to the ball mill for further size reduction, while a 33% portion thereof will be bled to the gravity concentration circuit. Material larger than 3.9mm will be scalped from the gravity concentrator feed by an inclined vibrating screen for return to the grinding circuit. The scalping screen undersize will feed the centrifugal concentration unit, to recover the free gold. The concentrate will feed the intensive leaching reactor, which will use cyanide leaching solution to be prepared in a preparation tank included in the package. The concentrator and intensive leaching tailings will return to a pumpbox to be recirculated to the ball mill. The intensive leaching pregnant solution will be pumped to a heated solution tank for feeding the electrowinning cell. The hydrocyclone overflow will gravitate to a trash screen (0.6mm opening screening 50 m3/(h•m2) to remove any wood chip and oversize material prior to feeding the CIL plant. The trash screen undersize will feed a high rate thickener to adjust the pulp density prior to the CIL circuit. A concrete sump area will contain mill and cyclone spillage with an inclined floor to direct spillage to two sump pumps.

17.4	Carbon in Leach Circuit

The gold will be extracted in a CIL circuit and comprise five continuous stirred cyanide leaching reactors connected in series, each with a design capacity of 2,318m3. The leaching reaction will be performed with a dosage of 500 g (NaCN)/t(ore), contained in a cyanide solution at a concentration of 500 ppm. Milk of lime will be added to control pH to a target value of 10. The total CIL residence time will be 20 hours (4 hours per tank) operating at 40% solids by weight. The gold will be adsorbed into activated carbon, dosed at 40 g/t of ore and flowing countercurrent to the ore slurry by way of recessed impeller vertical spindle pumps suspended in each CIL tank, at a rate of 120 min/tank. Inter-stage pumping screens will be installed to enable the carbon to flow. Bypass facilities will be provided to allow any tank to be taken out of service without interrupting production.

Oxygen demand in the leach slurry will be met by low pressure compressed air at the rate of 1.08 Nm3/h/m3 of slurry. Two vertical drainage pumps will be provided for spillage handling in the leach and CIL area. Slurry from the last CIL tank will flow to a linear carbon safety screen for treatment in the cyanide destruction area.

17.5	Tailings Handling and Detoxification

The undersize from the linear carbon safety screen from the CIL area will be transferred to the tailings cyanide destruction system.

The proposed tailings detoxification system consists of two stirred tank reactors of 611m3 capacity each operating in series, designed for a total residence time of one hour. The cyanide destruction agent is sodium metabisulphite, dosed at a rate of 740 g/t of slurry as a solution with a concentration of 20% by weight. The reaction occurs in the presence of oxygen with copper sulphate as a catalyst, dosed at a rate of 160 g/t of slurry as a solution with a 15% by weight concentration. Air is blown into the agitated tanks to supply the required oxygen.

Milk of lime will be added to control pH at a target value of 11 in order to avoid toxic vapors.

Detoxified slurry will discharge the second cyanide destruction tank into the tailings pump box from which the tailings will be pumped to the tailings storage facility (TSF). Clarified water from the TSF will be pumped back to the process water tank as tailings return water.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 238 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

17.6	Acid Wash, Elution, Electrowinning-Smelting and Carbon Regeneration

Recovery of gold from carbon desorption will be performed in a sequence of batch processes including acid washing, carbon elution, electrowinning and smelting to produce gold bullions.

Loaded carbon from the first CIL tank will be pumped to a screen where its oversize will be transported to the acid wash cone and its undersize (slurry) will be recirculated to the first CIL tank. The carbon will be washed with hydrochloric acid to remove any carbonate deposits that would otherwise interfere with its adsorption capacity. Diluted hydrochloric acid (3% by weight) will be pumped through the carbon bed for a period of 3 hours in the acid wash cone and recirculated to the acid wash tank until the pH exiting the acid wash tank ranges between 1 and 3. This will be followed by neutralization with sodium hydroxide solution (20% by weight) washing for 1 hour and rinsing with water until pH 7 is achieved.

The washed carbon will be transferred by gravity into the elution column, with 3 t capacity. A hot solution containing 3% sodium hydroxide and 15% hydrated ethanol will be used to elute the gold from the carbon. Elution will continue for 16 hours at 95°C at a rate of two bed volumes per hour, with subsequent eluate pumping to the two electrowinning cells.

In the two electrowinning cells (10m3 volume each), the gold will be deposited on wire wool cathodes. The barren solution will be recirculated to the elution tank.

The electrowinning process will last 16 hours for the elution pregnant solution and 12 hours for the intensive leaching pregnant solution. The process is carried out at a temperature of 80°C, until the gold content in the feed to the cells is less than 5 ppm. At this stage the contents of the elution column will be cooled and the stripped carbon will be hydraulically transferred to the regeneration kiln feed hopper, or directed to the last CIL tank, depending on the regeneration regime adopted or if the regeneration facility is off line. Regeneration will be conducted at 750°C in a regeneration kiln followed by a quench tank and fines removal screening. The reactivated carbon will be returned to the last CIL tank.

Fully loaded cathodes will be periodically removed from the electrowinning cells and the gold sludge removed by a high pressure water washer. The sludge will be calcined in an electric calcination furnace and the calcined sludge will be mixed with fluxes and loaded into a diesel-fired smelting furnace. During smelting, metal oxides will be slagged, and when the furnace crucible contents are poured into cascade molds, the gold will solidify at the bottom while the lighter slag separates easily. The gold bars will be cleaned and labeled ready for shipping. Slag will be crushed and recycled to the ball mill to recover any entrapped gold.

17.7	Reagents

Facilities for receiving, storing, preparing and distributing reagents and consumables will be in accordance with the design criteria described as follows:

▪	Grinding balls: Balls will be delivered in 200 L drums and stored in a concrete storage bunker sufficient for one month of operation. Grinding balls will be charged to the mill through a distribution chute.
▪	Lime: Quicklime will be delivered by 30 t capacity trucks and stored in a 96m3 capacity bin for one week of autonomy. The milk of lime will be prepared in a 6m3 preparation tank designed for one batch cycle every 2 hours. The target slurry concentration will be 15% of solids and the total dosage will be 1.6 kg/t (ore). The slurry will be stored in a 40m3 capacity tank for one day of autonomy. The pumping system will include a ring distribution piping system to minimize build-up of lime in the piping.
▪	Sodium cyanide: Sodium cyanide will be delivered in 1 ton bulk bags. An electric hoist will be provided to lift the bags to a bag breaker during cyanide make up. Cyanide solution will be prepared using raw water at a target concentration of 20% by weight and a pH above 10.5 (to be achieved by adding caustic solution) in a mixing tank of 14.5m3 capacity designed for four batch cycles every 72 hours. This solution will be transferred to a distribution tank of 45m3 capacity with an autonomy of three days for feeding the CIL and elution areas.
▪	Sodium hydroxide: sodium hydroxide will be delivered as pearls in 1,000 kg bags. The 15m3 storage tank will be sufficient for three days of operation. The nominal concentration of the solution will be 20% by weight and it will be pumped to cyanide make up, elution and acid wash tanks as required.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 239 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

▪	Hydrochloric acid: Hydrochloric acid will be delivered by truck (24m3 capacity) at an initial concentration of 33% by weight and stored in a 30m3 tank. The acid will be diluted to 3% by weight and stored in a 26m3 tank enough for the three day operation. Acid will be pumped periodically from the storage tank to the elution column at a dose of 0.11m3/elution batch.
▪	Hydrated ethyl alcohol will also be delivered by 24m3 trucks at a concentration of 14% by weight and pumped to a 30m3 storage tank with three d/a. The hydrated ethyl alcohol will be pumped periodically from the storage tank to the elution column at a dose of 0.74m3/elution batch.
▪	Flocculant will be delivered in 25 kg bags and fed by gravity into an automatic dosage system and then pumped to a 6m3 preparation tank where water will be added in order to reach a target concentration of 0.2% by weight. The solution will then be pumped to a 6m3 storage tank. This solution will be pumped to line mixers to dilute the solution to 0.05% by weight to allow it entering the thickener. The total consumption will be 5 g/t of slurry.
▪	Activated carbon: Activated carbon will be received in 500 kg bags with a granulometry between 1 and 3mm. It will be fed into a carbon conditioning tank of 3m3 capacity to remove sharp corners which can create fines. Makeup carbon consumption is expected to be 250 kg/h after reaching the target concentration of 18 g/L in the CIL tanks.
▪	Sodium metabisulphite will be delivered in 1,000 kg bags and fed by gravity into a preparation tank of 23m3 capacity, where water will be added in order to achieve a concentration of 20% by weight. The solution will then be pumped to a distribution tank of the same capacity with an operational autonomy of 36 hours (3 batch cycles). The total dosage will be 740 g/t of slurry.
▪	Copper sulphate will be delivered in 1,000 kg bags and fed by gravity into a preparation tank of 4.5m3 capacity, where water will be added in order to achieve a concentration of 20% by weight. The resultant solution will be transferred to a distribution tank of the same capacity for 48 hours of operation (three batch cycles). The total dosage will be 150 g/t of slurry.

17.8	Process Control System Description

17.8.1	Overview

The plant control system (PCS) will consist of a Supervisory Control and Data Acquisition System (SCADA) with PC-based Operator Interface Stations (OIS) and servers located at the Gallery Control room. The PCS in conjunction with the OIS will perform all equipment and process interlocking, control, alarming, trending, event logging, and report generation.

PCS hardware cabinets will be distributed throughout the electrical rooms within the plant, over the plant-wide fibre optic network. Process control signals from field devices (instruments, valves, electric motors) will then be interfaced with each of the PCS hardware cabinets to allow full monitoring and control of the mill processes.

Remote areas requiring process control (Tailings Dam and Raw Water Basin) will be linked with the site-wide control network over a Modbus radio link, communicating with the Gallery Control Room.

The maintenance shop will have an engineering workstation for control system configuration and troubleshooting.

Field instrumentation will consist of microprocessor-based “smart” type devices. Instruments will be grouped into process areas and wired to local field instrument junction boxes within those areas to PLC remote I/O. Fiber optic cables will connect the remote I/O to the SCADA network.

Intelligent-type motor control centres (MCCs) will be located in the electrical rooms throughout the plant. The MCC remote operation and monitoring will be via DeviceNet (or other approved industrial communications protocol) interface to the PCS.

Programmable logic controllers (PLCs) or other third-party control systems supplied as part of any major equipment supply packages shall be interfaced to the plant control system via Ethernet network interfaces or Modbus protocol.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 240 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The Control System will also allow for the future addition of a Mill information System for the archiving and retrieval of historical process and laboratory data.

17.8.2	Primary Crushing Facility

Control and monitoring of all primary crushing and conveying operations (including discharging onto the crushed ore stockpile) will be conducted from the Gallery Control Room. Control and monitoring functions will include the following:

▪	Plugged chute detection at all transfer points;
▪	Zero-speed switches, side-travel switches, emergency pull cords, and belt rip detection of all conveyors;
▪	Weight meters on selected conveyors to monitor feed rates and quantities;
▪	Equipment bearing temperatures and lubrication system status;
▪	Vendors’ instrumentation packages.

17.8.3	Process Plant

A central control room in the mill building will be provided with three OIS. Control and monitoring of all processes in the mill building, secondary crushing, reagent building, concentrate load out and remote ancillary areas will be conducted from this location.

Control and monitoring functions will include the following:

▪	Grinding feed conveyors (zero-speed switches, side-travel switches, emergency pull cords, belt scales, metal detectors and plugged chute detection)
▪	Grinding mills (mill speed, bearing temperatures, lubrication systems, clutches, motors, and feed rates)
▪	One crushers (speed, bearing temperatures, lubrication systems, motors, and feed rates)
▪	Pump box, tank, and bin levels
▪	Variable speed pumps
▪	Cyclone feed density controls
▪	Thickeners (drives, slurry interface levels, underflow density, and flocculant addition)
▪	Flotation cells (level controls, reagent addition, and airflow rates)
▪	X-ray analyzers and samplers
▪	Concentrate pressure filter and load out
▪	Reagent handling and distribution systems
▪	Tailings disposal
▪	Water storage, reclamation, and distribution, including tank-level automatic control (via Ethernet remote I/O)
▪	Air compressors
▪	Generator Room
▪	Fuel storage and pumping (via Ethernet linked remote I/O)
▪	Vendors’ instrumentation packages

17.8.4	Fire Alarm and Detection System

The fire alarm and detection system will be centrally monitored from the Gallery Control Room. The operator will have a PC to monitor system status and alarms. The areas of the Mill and Site will be divided into monitoring zones as listed below. Each zone will be equipped with heat detectors, smoke detectors, pull stations, exit signs and alarm panels.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 241 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The zones included are:

▪	Process Plant
▪	Primary Crushing
▪	Fire Station
▪	Assay Labs
▪	Electrical Rooms
▪	Admin Office
▪	Main Gate
▪	Tailings Dam
▪	Raw Water Basin
▪	Gatehouse

The entire system will communicate over a dedicated fibre optic network, but will share fibre racks and hardware with the IT and business systems.

17.8.5	Closed Circuit Camera System for Process Monitoring

A closed circuit camera system will be installed to provide real-time visual monitoring of process areas from the Central Control Room. Both fixed-view and pan-tilt-zoom (PTZ) adjustable cameras will be used.

Note that this system is separate from the Site Security System described below. Fixed-view cameras will be installed in the Crushing Area as follows:

▪	Primary crushing – two (2) cameras
▪	Secondary crushing – one (1) camera
▪	Tertiary crushing – two (2) cameras

Video signals from each camera in Crushing will be sent to the Crushing Electrical Room over fiber optic cable. From here, the signals will be combined into a multi-core fiber cable and sent to the Central Control Room, where they will be converted to Ethernet and displayed for the operator on a video monitor.

The operator will be able to customize how the images are displayed on the monitor. The default view will show all camera images at the same time in separate windows on the monitor, but the operator will be able to select and enlarge any of the images if more detail is required.

▪	Remotely adjustable PTZ cameras will be installed in the following locations:
▪	Grinding – one camera
▪	Gravity Separation – one camera
▪	Carbon In Leach – one camera
▪	Cyanide Detox – one camera

Video signals from each of the PTZ cameras will be sent to the Main Electrical Room over fiber optic cable. From here, the signals will be converted to Ethernet and routed to the Central Control Room to be displayed for the operator on a video monitor.

The operator will be able to control the position of each PTZ camera from a joystick unit in the control room. And much like the fixed-view cameras, the operator will also be able to customize how and where the images are displayed on the monitor.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 242 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

17.8.6	Site Security and Access Control

A property-wide security system will be provided, as well as security cameras and access control specific to the Gold Room.

Access to the Gold Room will be strictly controlled. It will have 16 monitoring cameras, eight “blind” access doors which can only be opened using electronic keypads and motion sensors and warning sirens to detect and alarm any unauthorized access.

Site security cameras will also be installed in the following sensitive mill locations, to warn of unauthorized access:

▪	Main Gatehouse (three cameras)
▪	Gravity Separation Area (two cameras)
▪	Laboratory (two cameras)

In addition, due to their remote locations relative to the rest of the site, security cameras, motion sensors and warning sirens will also be installed in the following locations:

▪	Raw Water Basin
▪	Tailings Dam

Due to the long distance between the main mill site and the Raw Water Basin and Tailings Dam, the signals from both of these sites will be transmitted to the rest of the network over radio signals. All other areas will be linked via a stand-alone, security system fiber optic network.

All security devices from all locations will be marshalled back to the central Site Security Control Room in the Administrative Building to alert security personnel of potential breaches. All security video signals will be displayed on monitors, and all security video signals will also be digitally recorded.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 243 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

18	Project Infrastructure

18.1	Geotechnical

Sub-surface conditions were assessed during a site investigation program conducted in May 2012. Geotechnical drill holes were bored at the plant site to investigate ground conditions for planned structures. A geotechnical report dated 01/Feb/2013 was prepared for foundations by Tetra Tech.

Stratigraphy results from the drilling and geotechnical investigation program show that:

▪	The first layer is a colluvial silty clayey soil varying from approximately 1 to 3m, with SPTs of 5 to 16 strokes. Generally the top meter presents organic material.
▪	The second layer is approximately 1 to 4m thick, and is characterized as saprolite sandy soil showing STPs of over 25 strokes.
▪	Underlying bed rock was found and confirmed using rotary boring.

For basic design of shallow foundations seated on saprolite 1.5 to 3m deep, an applied pressure of 0.3 to 0.5MPa to the soil was assumed. For the plant site main structures, the foundation types and assumed applied pressure are as follows:

▪	Primary Crushing: Shallow foundation seated at a depth of 1m with applied pressure of 0.5MPa to the soil.
▪	Stockpile tunnel: Shallow foundation with applied pressure of 0.5MPa to the soil.
▪	Stockpile conveyor: Shallow foundation seated at a depth of 1.5m with applied pressure of 0.5MPa to the soil.
▪	Ball Mill: Shallow foundation at sufficient depth to provide mass to support the mill vibration, at least 2.0m deep with applied pressure up to 0.7MPa to the soil.
▪	Mill Building: foundation depth must be equal to or shallower then the Ball Mill foundation but at least 1.5m deep. In this case the applied pressure is 0.3MPa.
▪	Thickener: Shallow foundation with applied pressure of 0.5MPa at depth of 1.5m.
▪	CIL Tanks: Shallow foundation at a depth of 1.5m with applied pressure up to 0.3MPa.
▪	Retaining wall for Primary crushing: To be constructed of compacted fill with reinforced geo-grid (MSE walls).

Geographical and geotechnical information was also reviewed for the basic earthworks design criteria. The following design criteria were assumed for the Feasibility Study:

▪	Cut slopes in soil: 1.0 (v): 1.0 (h)
▪	Cut slope in rock: 4.0 (v): 1.0 (h)
▪	Fill slopes: 2.0 (v): 3.0 (h)
▪	The cut can be used for fill, and that, if encountered, the saprolite layer is rippable
▪	100mm of topsoil

These assumptions will be reviewed during the next design phase. In construction, all exposed subgrades and materials will be further reviewed and approved by a qualified geotechnical engineer prior to use.

18.2	Access, Internal Site Roads, and Pad Areas

The Almas mine site is being developed on an old mine site and is deemed a “brownfield” development. Access to the site is via an existing public road, approximately 15kms long, which serviced the previous operation. The existing road will be upgraded by widening where required, resurfacing with gravel, adding drainage and conducting small bridge improvements. A small portion of new road will be constructed east of Almas, from the main asphalt highway coming into Almas to the access road. This will allow mine traffic to bypass the streets of Almas.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 244 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The new road will serve as staff, visitor and supplier access to the site, and be used for mine trucks (40-tonne trucks) for the Vera Saia and Cata Funda pits.

The proposed development consists of several “pad” areas as follows:

▪	temporary accommodations (for a construction camp)
▪	solid waste disposal
▪	administrative offices
▪	main substation
▪	main plant
▪	crusher
▪	warehouse/workshop
▪	explosives storage

Earthworks will be conducted to create rough graded subgrade for the pads and roads. Cut and fill slopes will be planted and protected from erosion.

The internal roads and pad areas will be gravel surfaced. The roads are designed to Brazilian National Department of Infrastructure and Transportation (DNIT) standards. The roads will vary in width from 6m to 15m as required for their respective design vehicles and traffic volumes. The 6m wide road will lead to the explosives storage area. This road is designed as a single lane road in accordance with requirements of NORMA R105 of the Brazilian Ministry of Defense. Haul roads to and from the Paiol pit are to be 11m wide. The road to the main gate entrance is 15m wide. Road surface structures are designed with consideration to frequency of the standard axle load and the subgrade modulus. There is an aggregate source of gravel materials within economical hauling distance of the site. A minor service road will be constructed to provide access to the water intake, located on the Manuel Alves River.

In order to obtain quantities of cut and fill for pad and road areas, the site was surveyed with a total station. As such it is deemed to be within +/- 0.5m vertical accuracy appropriate for costing at this phase of development. The proposed pad elevations were derived by the team in consultation with the owner. Consideration was given to optimizing operations, providing sound structural foundation bearing capacity, and minimizing earthworks operations. The proposed pad and road areas were then designed and modeled in 3D to obtain the approximate final grades. Volumes of cut and fill were then worked out via computer software, and verified by model and cross-section checks. Topsoil (approximately 100mm in depth) was accounted for in the cut and fill volumes, as was a swell factor of approximately 30% for cuts going to fill. Overall, there is a surplus of material with the current design.

18.3	Grading and Drainage

Grading was designed in accordance with Brazilian best practices. Local hydrological information was gathered and used to approximate rainfall intensities for different storm return periods. The 15-year storm was used to calculate flows for the plant area. The 10 year storm was used for all other areas. The Rational Method was used to determine anticipated flows. Ditches and pipes were designed using Manning’s equation, and culverts were designed with consideration to inlet or outlet control. All areas will be designed to outlet major storms without flooding.

Ditches will be concrete lined and riprap will be used for erosion protection in outlet channels. Energy dissipation units are proposed in some locations. Grades of ditches will range from 0.3% to 4.5%.

In general, the proposed drainage concepts follow pre-existing drainage routes. A siltation pond will be used on the outlet from the main mine pad before the water is released.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 245 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

18.4	Water Supply and Distribution

During the operational phase, water will be pumped from the Manuel Alves River. The river intake is approximately 8km from the project site. Water will be pumped at a rate of 0.064m3/s, or 0.33% of the Q95 river flow of approximately 19.2m3/s (i.e., daily mean flows of the river that will exceed this amount 95% of the time).

The pump station on the north bank of the river will have a screened infiltration gallery and bays for 3 pumps.

During project operations, make-up flow from the Manuel Alves River will be approximately 228m3/hour. This water will be routed to an in-ground HDPE lined holding tank, from which process water demands will be pumped to (i) the processing plant (60m³/h); (ii) the process storage water tank (46m³/h); and (iii) other industrial uses and dust abatement (122m³/h).

Water recovered by floating barge from the tailings pond will be delivered to a second in-ground holding tank alongside the raw water tank. The tanks will be located in the south west corner of the plant site area.

Potable water will come from well sources. During the previous operation, five wells were drilled adjacent to the site of the administration facilities, south west of the Paiol Open Pit. These wells have been tested for production and suitability for potable water supply. Well Number 3 yielded 9.21 l/m of potable quality water, while the maximum design flow required is 5.0 l/m. This source will be used for potable water supply during the construction and operational phases. If this water source is affected by the draw-down from the Paiol pit, Rio Novo will install water treatment facilities on a stream drawn from the raw water pumped from Manoel Alves River. Alternatively, other wells can be drilled to supply water closer to areas where water will be consumed.

Two systems for potable water distribution are included in the current design. A primary system in the plant site area will supply water to safety showers and eye wash stations, the process plant, the administration buildings and workshop/warehouse areas. This system will be fed from a 20m3 elevated holding tank in the water reservoir area. A second domestic system, also fed from an elevated holding tank, will be located at the accommodation area.

A looped fire water main will service the main plant site area. Branch fire water mains will service the administration building, maintenance/warehouse building, gatehouse and accommodation areas. Underground piping will feed local hydrants. Fire water will be drawn from the raw water holding tank by an electric fire water pump. In case of power failure, back-up will be provided by a diesel driven fire pump and system pressure will be maintained by a jockey pump. All pumps will be located in a pump house on the eastern side of the raw water holding tank.

18.5	Water Management and Tailings Storage Facilities (TSF)

18.5.1	Project Water Balance

A report reviewing the water balance was conducted by BVP Engenharia entitled “BARRAGEM DE CONTENÇÃO DE SÓLIDOS BARRAGEM F”, and numbered RN 005-12-E-BA-RT-07-307. This report considered the work water flows for the first TSF to be contained by Dam F. Water for process use is recovered from the Tailings Storage Facility (TSF) located 2km due west of the Paiol open pit. All plant tailings, after cyanide detoxification are pumped at a density of 38.5% solids to the TSF without any water recovery at the plant site. Make-up water is drawn from the largest local river, Rio Manuel Alves, and pumped to the TSF to maintain a pool of water at all times of the year. This both dilutes any toxicity remaining in the TSF pool and allows the barge-mounted pumps to operate year round.

A site water balance was prepared based on the inflows and outflows to the TSF. The water balance takes into the following inflows and outflows (see Figure 18-1);

Inflows:

▪	Tailings slurry water
▪	Basin surface run-off
▪	Direct precipitation on TSF surface and reservoir surface

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 246 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Outflows:

▪	Evaporation from active tailings surface and reservoir surface
▪	Decant (“return flow” to maintain a portion of the original runoff downstream of the dam) and spillway outflows
▪	Water retained in final tailing particle pore space
▪	Recirculation to process plant
▪	Seepage

Monthly precipitation data was derived from the Almas meteorological station where records have been kept continuously since 1973. Monthly evaporation data was taken from Taguatinga which is located approximately 110km from the site and is considered to be the most representative data available in the region. The local climate consists of two distinct seasons, wet from November to April and dry from May to October. See Figure 18-2.

18.5.2	Tailings Storage Facility

18.5.2.1 Overview and Site Selection for TSF

The mine will require tailings storage facilities (TSF) for the duration of its life. The topography in the area is relatively flat and as such does not afford the possibility of one TSF for the whole project life. Topographical mapping was examined and ravines on site identified. Potential for reservoir elevations and volumes were considered and two sites established. Two reservoirs behind Dam F and Dam X were then further investigated. Summary information on these two dams follows below.

Tailings Dam “F”

A report reviewing Dam F was conducted by BVP Engenharia entitled “RELATÓRIO TÉCNICO DABARRAGEMDE CONTENÇÃO DE SÓLIDOS – ALTERNATIVA BARRAGEM F”, and numbered RN 125-10-V-BR-RT-12-101. Review and analysis of tailings Dam F was done to the Brazilian design guideline NBR 13028/2006, a guide specifically for mine site dams.

A typical cross-section of Dam F is shown below in Figure 18-3.

At the currently assumed tailings density, the mine will create approximately 16 million cubic meters of tailings over its life. The basic strategy for handling tailings is shown in Table 18-1.

Table 18-1 Tailings Handling

TSF Facility	Approximate Years of Use	Approximate Volume of Tailings
Dam F	5.25 years	8.5 million m3
Dam X	1 year	1.5 million m3
Vera Saia Pit	3.75 years	6 million m3
Totals	10 years	16 million m3

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 247 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Evaporation
Recirculation to process plant
Tailings slurry water
Precipitation
Surface run-off
Spillage and return flow
Seepage

| LEGEND | CLIENT | PROJECT | | |
|---|---|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT | | |
| | | DRAWING: WATER BALANCE SCHEMATIC | | |
| | | FIGURE No.: 18-1 | PROJECT No.: DE-00494 | Date: June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 248 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Precipitation Monthly (mm)
0
100
200
300
400
500
600
700
101.4
262
492
35.0
225
456
72.0
236
457
15.8
132
382
0.0
38
141
0.0
4
49
0.0
2
44
0.0
4
37
0.0
36
278
3.6
106
295
86.0
222
409
139.2
274
659
JAN
FEB
MAR
APR
MAY
JUN
JUL
AUG
SEP
OCT
NOV
DEC
Month
Minimum
Average
Maximum

RungePincockMinarco

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

ALMAS GOLD PROJECT

MONTHLY PRECIPITATION DATA

18-2 | DE-00494 | June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 249 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Normal water level – 377,5
7.0
10.0
5.0
27°
20.8
Filter
Compacted soil
Cut off
Drainage
blanket
Foundation
380
370
360
350 m
40 m
50
60
70
80
90
100
110
120
130
140
150
160

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME: ALMAS GOLD PROJECT

DRAWING: TYPICAL CROSS SECTION OF DAM F

| FIGURE No. | PROJECT No. | Date |
| --- | --- | --- |
| 18-3 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 250 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Dam F TSF

Dam F will have a maximum height of 21.0m, and will be constructed in stages as required for the water level in the reservoir. At its final crest elevation of 380m, approximately 21m high, Dam F will be at its capacity of 8.5 million m3, and will have served the mine for the first 5 years 3 months of its life. The length of the dam will be approximately 2,695 m and the width of the crest will be 7m. Sides slopes of the dam will be at 1V:2H, and a 5m wide bench for stability is proposed 10 below the crest at each stage of the dam.

Dam F is be constructed with a homogeneous type soil compacted in lifts. Clay type soils CL and/or ML, as classified by the Unified System of Soil Classification (USCS) will be suitable. The permeability of the compacted material should be less than 1 x 10-5 cm/s. Investigations were conducted that indicated that CL and ML material to build the dam are on site or within economical haul distance. Some material is present in the Paiol pit and may be used at later stages of the dam construction.

Construction of the dam will start by clearing, grubbing, and topsoil removal. A 2m deep “cutoff” trench will be constructed along the length of the dam, underneath the dam. The trench serves to stop water seepage below the dam within the soil layer beneath the topsoil, as this layer may be permeable. A vertical drain system will be constructed within the dam to alleviate saturation of the dam. This vertical drain system requires a horizontal outlet, which is provided by a permeable drainage blanket beneath the dam, from the vertical drain to the toe at the outside of the dam. The inside slope of the dam will be lined with riprap rock to protect it from erosion. A synthetic material liner is not proposed. The protective riprap rock will be abundant on site from mining activities and/or borrow pits. The outside slope of the dam will be protected with plantings of native legumes.

A spillway has been designed to release water in the event of extreme storm events. There will be a spillway designed and constructed for each stage of the dam construction. The spillway is proposed as a rectangular channel and will accommodate the storm flows from the reservoir’s entire catchment area. The flow and velocity from the spillway were analyzed, and energy dissipation measures are proposed prior to the flow emptying onto existing grade.

The foundation soils at the proposed location of Dam F were reviewed. The investigation consisted of 10 boreholes. The materials were tested in the lab and reviews deemed the soils suitable for Dam F foundation. Geotechnical information should be supplemented in detailed design as required. Further, during construction, subgrade review and approval will be provided by a geotechnical engineer.

Tailings Dam “X”

A report reviewing Dam X was conducted by BVP Engenharia entitled “RELATÓRIO TÉCNICO DABARRAGEMDE CONTENÇÃO DE SÓLIDOS – ALTERNATIVA BARRAGEM X”, and numbered RN 125-10-V-BR-RT-12-003. Review and analysis of tailings Dam X was as well done to the Brazilian design guideline NBR 13028/2006.

Dam X is located approximately 2km west of the Paiol pit. After the Dam F TSF if full, tailings will be pumped to a TSF contained behind Dam X. Dam X, will accommodate approximately 1.5 million m3 of tailings and will be in use approximately 1 year. After Dam X is at capacity, the remaining tailings requirement (approximately 6 million m3) will be pumped to the spent Vera Saia pit.

Dam X will have the same typical cross-section as shown in Figure 18-3, except that the 5m wide stability bench will not be necessary. Dam X will have the same erosion protections on its sideslopes as Dam F.

The crest of Dam X at build out is proposed at elevation 385.0m, approximately 14m in height at its highest point. The length of the dam will be approximately 1,433m and the width of the crest is proposed at 7m. Sides slopes of the dam will be at 1V:2H, and a 5m wide bench for stability is proposed 10 below the crest.

Dam X will be constructed with the same material and in the same manner as Dam F. Again, the CL and ML material for its construction is present in the Paiol pit and from nearby borrow pit areas.

The spillway for Dam X was reviewed in the same manners as Dam F. Results determined that energy dissipation measures will be required prior to the flow emptying on existing grade.

The foundation soils at the proposed location of Dam X were reviewed. The investigation consisted of one test pit and 5 auger holes. Preliminary analysis deemed the soils suitable for Dam X foundation but further geotechnical

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 251 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 investigation and analyses will be conducted in the future to confirm these findings. Further, during construction, subgrade review and approval will be provided by a geotechnical engineer.

18.6	Sanitary Collection and Disposal

Domestic sewage will be collected from all buildings with washroom, kitchen, shower, and plumbing facilities. Collection of sewage will be by gravity mains. Three separate treatment plants are proposed as the site is spreadout and this strategy will minimize piping costs. One plant will service the temporary construction camp, another will service the administration and gate area, and a third will service the process plant area.

Sanitary flows were calculated based on the number of works and staff on site during construction and operation. Peak loads were used to size sewers and average daily loads were used for treatment plant inputs. The treatment plants will be procured as a turnkey package to a performance specification. Disposal of treated effluent will be to existing drainage courses.

18.7	Structural

18.7.1	Structural Design Basis

The structural design criteria for structures and facilities for the Project are provided in the report appendices. Preliminary foundation designs are based on a foundation report by Tetra Tech dated 01/Feb/2013. All exposed subgrades will be reviewed by a qualified geotechnical engineer prior to placement of concrete, to verify that the subgrade conditions are consistent with those assumed. Conventional positive drainage away from structural foundations will be created both during construction and after completion. During construction, excavated ground to the underside of footings should be cleaned and loose material removed prior to steel reinforcement and concrete placement.

Structural quantities for the following main site areas have been estimated based on the current layout drawings and preliminary structural engineering designs and sketches:

▪	Primary crushing structures
▪	Secondary and tertiary crushing structures
▪	Fine ore stockpile and tunnels
▪	Process structures
▪	Conveyors
▪	Plant Maintenance Workshop and Warehouse Complex
▪	Administration area
▪	Assay Laboratory
▪	Accommodation area
▪	Mine support area
▪	Explosive Magazine and ANFO Mixing Plant
▪	Solid Waste Handling Facility
▪	Gatehouse and security
▪	Miscellaneous structures

General arrangement and layout drawings for the above facilities can be found in the appendices of this report.

No allowance was made for over-pouring or wastage in the concrete quantities take-off. All concrete is based on 30 MPa compressive strength. Concrete unit rates include the cost for formwork, reinforcing steel, placement, and finishing. Costing is based on concrete to be supplied by an on-site concrete batch plant. Excavation quantities are taken to rough grade or underside of foundation.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 252 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

18.7.2	Structural Descriptions

18.7.2.1	Primary Crushing Structures

The primary crusher will be supported on a large concrete raft foundation. The primary crushing facility will consist of an open steel structure supporting a grizzly, a steel bin, and the primary crusher. The steel structure will be located adjacent to an earth retaining wall below the truck dump area. A concrete apron will be provided for haul trucks to use in discharging ore onto a grizzly and into the primary crusher. Steel platforms with handrails will be provided around the crusher to support operation and maintenance.

18.7.2.2	Secondary and Tertiary Crushing Structures

Secondary and tertiary crushers will be supported by concrete structures on raft foundations. Screens and relevant equipment for this operation will be supported on open steel platforms complete with steel grating and handrails. These multi-level steel platforms will provide access for ongoing operation and maintenance needs. Staircases will be provided for access.

18.7.2.3	Stockpile Tunnels and Foundations

The fine ore stockpile will be located north of the process area. The stockpile will be open, with the main stockpile reclaim tunnel constructed of heavy reinforced concrete. Belt feeders will be supported on steel frames within the concrete tunnel. A concrete escape tunnel will be provided, with a stair tower for access to the ground surface. General arrangement and layout drawings for stockpiles and reclaim tunnels can be found in the appendices of this report.

18.7.2.4	Process Plant Structures

The process plant will consist of several steel structures supporting process equipment and service platforms.

The mill area will be a multi-level, open steel structure. It will include a 5-tonne overhead crane operating over the ball mill area for the changing of balls, and a 2-tonne hoist for handling bulk bags of carbon, cyanide, copper sulphate and caustic soda. Major equipment maintenance will be handled by a 75-tonne mobile crane operating from the adjacent yard. Major equipment relevant to the operation (e.g., cyclones, samplers, analyzer and screens) will be supported on steel platforms complete with steel grating and handrails. These multi-level steel platforms will provide access for ongoing operation and maintenance needs. Several staircases and means of egress will be provided.

The mill structure will also house electrical rooms and control rooms constructed of concrete blocks, concrete elevated floors and roofs.

In certain critical areas such as the gold room, smelting areas, cyanide storage and preparation and flocculent preparation areas, enclosures will be provided to meet operation concerns.

Mat concrete foundation and piers were estimated for the mill. Conventional spread footings were estimated for the steel structure foundation, including slab-on-grade and drainage sumps where applicable.The thickener and CIL tanks were designed to be supported on a concrete mat foundation.

General arrangement and layout drawings can be found the appendices of this report.

18.7.2.5	Conveyors

Conveyor steel support frames, trusses, bents and take-ups will be supplied by the vendors. Foundations for the conveyor systems are to be individual spread footings on native soil.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 253 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

18.7.2.6	Plant Maintenance Workshop and Warehouse Complex

The Plant Maintenance Workshop and Warehouse Complex is proposed as a 720m2 steel structure with masonry walls. The steel structure will be supported on concrete spread footings with slab-on-grade, grade walls and drainage. The mechanical/electrical workshop area will measure 360m2 and will be equipped with a 3-tonne monorail hoist. There will be a supervisor’s office and two rooms for storage of mechanical and electrical tools. The warehouse portion of the complex will consist of storage, office supervisor workspace, and washrooms.

18.7.2.7	Administration Area

The Administration Area will consist of facilities for administration, central kitchen and dining halls, central washrooms, plant site change facilities, the gatehouse, and fire and ambulance stations.

Administration Offices

The Administration Offices will include three buildings. The first is to be a 490m2 permanent structure for general administration. The second will be a 143m2 central block structure for electrical, IT, and storage. The third will be a 405m2 temporary open area for general office use during construction only. All buildings will be of standard pre- fabricated wooden panel construction, manufactured off-site and erected on concrete slab on grade. Interior walls will be finished with wallboard. Glazed tile concrete block walls will be used for wet areas, such as bathrooms. All rooms will be air conditioned with split air conditioning units.

First Aid and Fire Stations

The first aid and fire stations will be housed in two separate pre-fabricated wooden structures with a central breezeway for ambulance and fire truck parking. The fire station will be a 195m2 space with facilities for training, administration and equipment storage. The first aid station will be a 164m2 area with 5 emergency beds, waiting and consultation rooms, and storage for medications and equipment. It is meant for stabilizing patients as a first response measure.

Central Kitchen and Dining Facilities

The central kitchen and dining area will be housed in one facility. The dining facility will seat 54 persons during operation. During the construction phase, an additional 216 seats will be provided on a temporary basis. The dining hall will be able to cater to up to 800 people in sittings of 20 to 30 minutes each.

The structures will be assembled from pre-fabricated wooden panels, except for the kitchen and washroom areas, which will be constructed of tiled concrete blocks. Food storage will be in refrigerated containers under shelter adjacent to the kitchen area.

Central Washroom

The Administration Area will be serviced by a central washroom of 12m by 6m. The facility will be supplemented by 3 containerized washrooms during the construction phase; two for men and one for women.

Plant Change Facilities

On the south side of the Administration Area near the process facilities, a 250m2 change facility is planned for plant personnel. It will consist of 69 lockers for men and 18 for women, and will include showers, toilets and an outside covered area for drop-off and pick-up.

18.7.2.8	Assay and Metallurgical Laboratory

A 500m2 building is being considered for the assay and metallurgical laboratory. The assay laboratory will be equipped with necessary analytical instruments to provide routine assays for the mine, process, and environmental departments. The metallurgical laboratory with laboratory equipment and instruments will undertake all necessary test work and comprises sample preparation, fire assaying for gold grade control, and storage for reagents.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 254 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

18.7.2.9	Accommodation Area

An accommodation area will be provided for use by personnel during construction. Located approximately 500m from the main gate on the north side of the main access road, the accommodation area will include six blocks of 10 rooms, with space in each room for two men. A similar block of rooms will be provided for women, with living space for 140. Washroom facilities will be provided in a separate building at the end of each block.

Technician grade personnel will be accommodated in two 8-room blocks with rooms of 24m2 containing en-suite washroom facilities. Two persons will share each room (32 person total).

The accommodation units shall be of modular type construction, and the accommodation area as a whole will be fenced with a secure entrance.

The room blocks will be grouped around a central area to include laundry facilities, administration offices, a covered 525m2 leisure area with two TV viewing areas and central parking. On the west side of the accommodation units there will be a football field and a smaller general use playing field.

A kitchen and dining area with a 150-person seating capacity is also planned.

18.7.2.10	Mine Support Area

The mine support area will comprise a mine maintenance workshop, the truck ready line, a fueling station, a tire change facility, a truck wash, and facilities to accommodate staff and personnel needs. There will be change rooms with 69 lockers for men and 18 for women, with washrooms and showers.

The office facility will include an office for each of the mine supervisor, geologist, and surveyor, as well as a 116m2 open office area.

The mine support area will also include a 200m2 kitchen and dining facility with seating for 24 persons, washrooms, and a dishwashing area. The kitchen will receive meals prepared in the Central Kitchen. The dining facility will accommodate approximately 72 persons over a one hour period in 20 minute shifts.

The mine maintenance workshop will have five high bays for heavy equipment maintenance. Two of the bays will have steel rails cast into the concrete floor to accommodate tracked vehicles. A 5-tonne gantry crane will service all five bays. Behind the vehicle maintenance bays, there will be two support workshops. The west end of the building, with a lower roof, will house offices, meeting rooms, change rooms and bathrooms. Lubricant storage will be located at the opposite end of the building where there will be a provision to unload the bulk delivery truck. Lubricants will be piped to the maintenance bays.

The building will be a steel structure with steel cladding and a steel roof. The building will be situated on conventional spread footings, slab-on-grade with perimeter drainage, concrete grade walls, and truck aprons.

The fueling station will include three 30m3 diesel fuel tanks and a single 5m3 gasoline tank. A drive-through covered bay will house the diesel and gasoline fueling pumps. The mine fuel truck will be loaded with overhead booms at a station located alongside the fuel storage tanks.

18.7.2.11	Explosives Magazines and ANFO Mixing Plant

The mine explosive magazines will be located in an isolated area away from the process plant and the pit entrance. The facility is comprised of three buildings, one each for explosives, accessories and ANFO mixing. The buildings will be located, designed and constructed according to NORMA R105 (Regulation for Inspection of Controlled Substances) issued by the Brazilian Ministry of Defense. The buildings will be located approximately 205 m apart and will be constructed of steel frame and concrete block walls. Each building will have a 3.5 m high compacted earth berm on three sides. The fourth sides of each building will be open to allow fork lift access.

The explosives storage building will be 13m by 11m, with the capacity to hold 100 tons of ammonium nitrate prills in 25t bags, six to a pallet. A second building of 10m by 9m will be used for storage of accessories such as cords and detonators. The third building will consist of covered storage for up to seven 1-tonne cylinders of diesel fuel located adjacent to a 4.8m x 4.0m concrete block building housing the packaged mixing system.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 255 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

These three buildings will be situated on conventional concrete spread footings and slab-on-grade construction. The entire area will be security fenced with a guard post at the entrance.

18.7.2.12	Solid Waste Handling Facility

The solid waste handling facility, with an area of 6,613 m2, will be a steel structure with concrete walls. The building will be situated on conventional concrete footings, slab-on-grade and perimeter grade beams. A small security guardhouse of approximately 57m2 will also be included in this area.

18.7.2.13	Gatehouse and Security

The main gatehouse will be located on the main access road north of the crushing facility. The facility will include security screening and parking areas inside and outside the gate for worker buses. External parking will also be provided for cars and delivery trucks. A training room will be provided outside the secure fenced area for inductions of new employees and visitors. The gatehouse will be a modular unit situated on a concrete foundation.

18.8	Electrical Power Supply

18.8.1	138kV UtilityPower Supply and 13.8kV Main Substation

Power will be provided from an existing sub-station at Porto Alegre de Tocantins operated by CELTINS, the local power utility. A new 20km, 138kV overhead power line will be constructed to the project site main substation, located to the east of the process plant close to the main load centers. The powerline corridor has been approved by the appropriate authorities and permitting has been secured. The powerline, likely supported by simple concrete monopoles, will be procured on a turnkey package basis.

The fenced 138kV substation site will contain an incoming structure and isolation switch, main circuit breaker, provision for utility metering, bus work to deliver 138kV power to a 12/15 MVA stepdown transformer complete with primary circuit breaker, and isolating switches. This transformer will feed associated secondary switchgear, and is arranged to provide 13.8kV power to the main processing plant, the crushing plant, the Administration Area, the accommodation area, the mine support area, and the raw water supply and recycle system. Provision is included for automatically switched capacitor banks to assist with site power factor correction. The sub-station will be automated to allow for remote operation.

18.8.2	13.8kV Site Power Distribution

An outdoor rated electrical room will house the 13.8kV switchgear, metering and communications equipment. Power will be distributed underground to the Process Plant sub-station and to the Water Storage and Solid Waste Handling area. Overhead powerlines will supply 13.8kV power to the Crushing, Mine support, and Raw & Recycle Water Pump House sub-stations. Each sub-station will consist of electrical cable rooms and transformer bays. Generally power will be transformed to 460v for electric motors, with the exception of the 3,750kW ball mill motor, which will utilize 6.6kV, and the 495kW cyclone feed pump motors, which will use 4.16 kV. The crushing sub- station will feed the Administration and Accommodation areas at 380/220v.

18.8.3	Emergency Power

Three 500KW/460V standby rated diesel will be provided at the mill building to supply power to loads identified as critical on the project equipment list. Two units will supply power to the cyanide destruction system, the elution system, and the carbon regeneration system. A third unit will supply power to the thickener, the lime preparation and distribution system, the raw and recycle water systems, and the compressed air and HVAC systems.

18.8.4	Raw and Recycle Water Systems Power

Power for the fresh water supply pumping system will be provided via 13.8kV overhead lines from the Water Storage Area.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 256 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

18.9	Communications

18.9.1	Fiber Optic Network

A site-wide fiber optic cable network is used for the following process, safety, and information networks:

▪	Process Control Network
▪	Closed Circuit TV Monitoring System for the process plant
▪	Fire Alarm and Detection System
▪	Site Security and Access Control System
▪	Telephone System
▪	Business IT System

Each network listed above is segregated from each of the other networks by using dedicated fiber pairs within multi-core fiber cables.

The hub of the entire site-wide fiber optic network is located in the IT/Telecom Room in the Administration Building. From this location, multi-core fiber backbone lines are distributed site-wide to the following locations, to distribute each network site-wide:

▪	Security and Tax Office
▪	Main Substation
▪	Telecommunications Tower
▪	Central Lab and Lab Sampling
▪	Crusher Electrical Room
▪	Principal Electrical Room

From each these locations, the networks are distributed further, to link specific communication sub-locations throughout the mill site. (e.g., the various remote PLC racks of the Process Control System located in the process plant)

18.9.2	Telephones and Radios

Voice-over-Internet protocol (VoIP) telephones will be installed throughout the plant, offices, and camp facilities. Remote VoIP phones will be installed at the Raw Water Basin and Tailings Dam, with radio communication back to the main site telephone system. Cell phone towers will also be installed to provide coverage for the mine site. Both mill and mine operations will use portable radios for production and fleet communication. Communication towers will be installed at sufficient density to cover the entire site. Base stations will be located in the Central Control Room.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 257 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

19	Market Studies and Contracts – Sale of Produced Gold

Rio Novo (Almas) will enter into a Gold Sales Agreement to sell all produced Gold to Scotia Bank on the same basis as that currently in place with other major Brazilian Gold producers. Scotia Bank currently purchases much of the gold produced in Brazil. Other alternative buyers in Brazil are Standard Bank and Mitsui.

▪	The Gold Sales Agreement will provide that Rio Novo (Almas) bullion will be refined at the Umicore refining facility in Guarulhos, Sao Paulo, most likely in “good for delivery” form.
▪	The Umicore refining facility is nearby to the Brinks Secure Storage facility, also in Guarulhos, Sao Paulo.
▪	The Rio Novo (Almas), on mine site, smelter will produce bullion of approximately 90-95% purity.
▪	Secure Transport services will be provided by Brinks, which will be responsible for the transport logistics of produced gold bullion from the Almas mine site directly to the Umicore refining facility by air.
▪	Rio Novo (Almas) gold bullion will be refined into Kilo bars of 99.99% quality, which often commands a premium to normal commodity pricing and should, most times, secure a Zero Cost delivery from Brinks in Guarulhos to Scotia Bank in New York.
▪	All costs associated with the refining and transportation of gold bullion are considered in the Rio Novo (Almas) financial model.

Rio Novo (Almas) senior management have comprehensive experience and understanding of the commercialization of produced gold in Brazil, having over thirty years of experience in executing such procedures while working at various major gold producers in Brazil.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 258 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

20	Environmental/Social Assessment and Permitting

The major environmental and social study pertaining to the project is the 2011 Environmental Assessment (EA) of the Almas Project, Tocantins State, Brazil, complemented with other technical hydrogeological and geochemical investigations. The EA report was prepared by the reputable environmental consulting firm Canestoga-Rovers (CRA) of Sao Paulo. The document was prepared using Terms of Reference established with the Instituto Natureza do Tocantins (NATURATINS), the competent Environmental Authority for the licensing of mining projects within the State of Tocantins under Brazilian Law Nr. 261 (1991). The EA report encompasses re- development of the formerly mined Paiol pit and emplacement of associated infrastructure (waste rock dump, tailings storage facility, processing circuit, accommodations, offices, etc.). The EA does not address development of the Cata Funda or Vira-Saia pits, although some baseline information, particularly socioeconomic data, will likely be relevant in the development of the EAs prepared for exploitation of these two pits.

The EA for the Almas Project (encompassing re-development of the Paiol pit and ancillary infrastructure) was filed with NATURATINS on May 12, 2011, and conditionally approved on December 11, 2011, as part of the issuance of the Project Installation License (LI). The EAs for the Cata Funda and Vira-Saia deposits will be initiated once the project is restarted and approval is expected within 6 months of filing of the respective reports.

20.1	General Environmental, Geologic and Social Setting

The project is located in the state of Tocantins, in Almas municipality, approximately 276km southeast of the capital city of Palmas. The project is located in the Manual Alves River Basin, which is humid – sub-humid, with winter droughts, and average precipitation of 1,700mm/annum. As a function of the dominant circulation systems Manuel Alves basin precipitation increases from South to North and from East to West. Average temperatures range from 32°C to 22°C, with a maximum recorded in September (35°C) and minimum in July (15°C).

The development lies within the Tocantins greenstone belt, made up of large intrusive granite-gneissic complexes (Almas –Cavalcante Complex) in narrow greenstone belts (Riachão do Ouro Group). The greenstone belt denominated Riachão do Ouro Group includes high-Fe and high-Mg metabasalts of the Córrego Paiol Formation, basal unit, in a monotone sequence of sericite phyllites with rich layers of carbonaceous material and interbedded iron formations, quartzites, metacherts, acid volcanic rocks and metaconglomerates.

The Projects Area of Influence includes five municipalities including Almas, Dianópolis, Rio da Conceição, Porto Alegre do Tocantins and Natividade, interconnected by TO-050 which is the main highway connecting Palmas to Almas (Figure 20-1). Per a 2010 census the population in these five municipalities totaled 32,619 individuals. Almas covers an area of 4,013km² with a population of 7,595 individuals and a corresponding demographic density of 2.1 inhabitants/km², which is considerably lower than the state average of 4.98 inhabitants/km². The rural area, which used to host the majority of the population in Almas in 1991, has been consistently losing people to urban Almas, where over 6,000 people live at present.

Employment in Almas is primarily based on informal work. The Municipal Government is the major formal employer in Almas. More than half (55%) of the formal jobs are related to public careers; agriculture is second in terms of employment, accounting for 28% of the total number of jobs. Within the agricultural sector significant crops are corn, manioc, banana, and more recently soybeans. Artisanal mining is also an important source of income in the region. The Vira-Saia "garimpo" (artisanal mine) is located in a rural area of Almas municipality, and has existed for approximately 20 years. Currently this location is mined by approximately 10 “system” owners, each one employing approximately 7 people.

Illiteracy rates are high in the region, and it is estimated that approximately 31% of the people over 25 have not learned to read or write. Only 36% of the residences in Almas benefit from the public water distribution system, which relies entirely on ground water provision from wells, and energy is available to 65% of residents. Municipal garbage collection benefits 27% of all residences.

20.2	Legacy and Artisanal Operations

The Paiol pit was developed and operated by Companhia Vale do Rio Doce (CVRD, now Vale) between 1996 and 2001. Mining activities were suspended in 2001 due to low gold prices and site processing infrastructure was

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 259 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Ponte Alta do Tocantins
Pindorama do Tocantins
Rio da Conceição
BAHIA
Almas
Porto Alegre do Tocantins
Dianópolis
Chapada da Natividade
Natividade
Novo Jardim
Ponte Alta do Bom Jesus
Taipas do Tocantins
Conceição do Tocantins
Taguatinga
PA
MA
PI
TO
MT
BA
GO
Malha Viária:
Estrada Pavimentada
Estrada em Obras de Pavimentação
Estrada Sem Pavimentação
Sede Municipal
Limite Municipal
Limite Estadual
Localização da Mina Paiol
AID - Área de Influência Direta
AII - Área de Influência Indireta
ESTUDO AMBIENTAL - PROJETO ALMAS
MAPA DAS ÁREAS DE INFLUÊNCIA
DO MEIO SOCIOECONÔMICO

**LEGEND**

**CLIENT**

Rio Novo GOLD INC

**PROJECT**

NAME: ALMAS GOLD PROJECT

DRAWING: MAP OF SOCIO-ECONOMIC AREA OF INFLUENCE

| FIGURE No. | PROJECT No. | Date |
| --- | --- | --- |
| 20-1 | DE-00494 | June 2016 |

RungePincockMinarco

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 260 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 dismantled and removed. CVRD completed remediation of the site and performed environmental monitoring through 2004 when NATURATINS declared the project free of environmental liabilities/obligations as a result of successful implementation of corresponding remediation/rehabilitation plans.

Verification sampling of surface and ground water, pit lake water and sediments and soils did not evidence residual contamination, with the exception of nitrates in one groundwater sample collected from a borewell located next to the processing facility area and in the vicinity of Vale's previous heap leach. Elevated nitrates were attributed to multiple potential causes, including alterations in groundwater chemistry associated with the former heap leach, wastewater leakage or impacts from fertilizer usage.

CVRD formalized its withdrawal from the area by filing a petition before the National Department of Mineral Production (DNPM) under Mining Regulatory Standards - Suspension, Mine Closure and Resumption of Mining Operations (Item 20.3 of the Ministry of Mines Regulatory Norms for Mining). The DNPM granted the petition and declared the areas within these two Mining Decrees the status of "Suspended Mining Operation". These two areas encompass 9,137 hectares, including the locations of the Paiol pit and ancillary infrastructure, as well as the Cata Funda deposit, which was never mined.

At Vira-Saia no commercial activity has taken place, although illegal artisanal “garimpo” mining has and is occurring at this location. These miners exploit alluvial gold usually under informal agreements with landowners in the area. Rio Novo has submitted formal communication to NATURATINS and DNPM fully documenting the existence of unauthorized garimpo activity on its exploration targets to ensure that the environmental liabilities associated with pre-existing garimpo mining are not transferred to Rio Novo. Rio Novo will inherit any costs necessary to remediate environmental liabilities which may be potentially aggravated by development of the Vira- Saia pit, or pose a threat to the health and safety of workers; however baseline studies in the area (detailed in Section 20.4) have thus far not evidenced garimpo contamination requiring mitigation.

Baseline studies note that the overall Almas project area (encompassing the Paiol, Vira-Saia and Cata Funda pit locations) has been highly disturbed by historic garimpo activity, which is usually conducted without any form of environmental control and resulting in numerous small and contaminated pits. Given this consideration NATURATINS has qualified development of all three project pits for a Simplified Licensing Process under NATURATINS’ criteria for evaluation of impacts (see Section 20.3). Implementation of a large commercial mining operation is seen as an opportunity to address the environmental distress left behind by abandoned garimpo pits.

20.3	Licensing and Permitting

This section provides an overview of the regulatory aspects pertinent to the licensing and re-instatement of the Project's Mining Concession at the Paiol and Cata Funda pits, as well as efforts in progress to license and develop the Vira-Saia pit.

20.3.1	Brazilian Regulatory Framework

The exploitation of mineral resources in Brazil is regulated under the 1967 Mining Code. Concessions for mining are issued by the National Department of Mineral Production (DNPM), which is responsible for enforcement of the Mining Code and underlying regulatory approvals.

The National Environmental Council through resolution CONAMA 237/97 has established a three-stage licensing process for mining projects in Brazil:

▪	Issuance of a Preliminary License (LP) at the planning stage of development. Obtainment of an LP requires approval by the relevant Environmental Authority of the project Environment Impact Assessment and Report (EIA-RIMA) and plan for the recovery of degraded areas (PRAD);
▪	Issuance of an Installation License (LI), which authorizes construction according to specifications contained in the approved Environmental Impact Assessment (EIA) or Environmental Assessment (EA), as well as the Environmental Control Plan (PCA). The LI is renewable for up to a maximum of six years;
▪	Issuance of the Operation License (LO). The LO is required to mine, process and sell mineral substances, and is granted once the Environmental Authority has inspected the site and verified that construction was completed in keeping with all the requirements of the LI, and that the environmental control measures and other conditions of the LI have been satisfactorily implemented.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 261 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

The Brazilian Mining Code requires that the holder of a mining concession under suspension (Lavra em Suspensão) obtain clearance from the DNPM to resume mining activity as defined under section 20.2.3 of the Ministry of Mines Regulatory Norms for Mining (Normas Reguladoras da Mineração - Suspensão, Fechamento de Mina e Retomada de Operações Mineiras). However, a mining concession will only be granted by the DNPM once the project has obtained the LI from the competent State Environmental Authority.

The authorization to resume mining activities in the Paiol Concession was received by Rio Novo in January 2013 and the PAE for Paiol was approved in mid-2013.

The delegation of authority in the environmental licensing of projects in Brazil is shared by the federal Brazilian Institute for the Environment and Natural Resources (IBAMA) as well as state/municipal level environmental agencies. All of these entities are integral parts of SISNAMA (the National Environmental Management System). As the Project will not impact areas of federal jurisdiction or interest (such as mining projects that extend over two or more states), Environmental Authority for the Project is delegated to the state-level Instito Natureza do Tocantins (NATURATINS).

NATURATINS was created through State Law No 29 (April, 1989). Environmental policy of NATURATINS was instituted through Decree No 1024/90, and establishes that the State Environmental Council (COEMA) is responsible for the development of environmental regulations and procedures (including those relative to licensing), supervision of environmental policy enforcement, and settlement of key environmental issues. Environmental permitting procedures are established under State Law No 261/91 and State Decree No 10459/94.

COEMA’s operational framework is set under State Decrees No 1757/03 and 2181/00. Through Resolution COEMA-TO No 07/05 the State of Tocantins has instituted a simplified licensing procedure for projects deemed to have lower potential to cause negative environmental impact. Under this licensing procedure the three stage procedure (LP, LI and LO) are merged into two or only one, at the licensor's discretion, and an EA (Environmental Assessment) may only be required, replacing the EIA-RIMA and RCA as described above.

20.3.2	Permits/Licensing Framework

The three deposits that make up the Almas Project (Paiol, Cata Funda and Vira-Saia) are at different stages of planning and development and are therefore at different stages of licensing and permitting. NATURATINS has evaluated the criteria for significance with regard to the circumstance and intensity of impacts (chiefly location of the projects in areas previously disturbed by mining), and all three deposits have qualified for a Simplified Licensing Process, as foreseen under State regulation and described above.

The Almas Project includes two properties previously covered by the Mining Concession DNPM number 860.128/1983 – Paiol (mined in the past by VALE) and 862.224/1980 – Cata Funda (never developed but controlled by VALE). The Vira-Saia deposit is at an earlier stage of development, having submitted a Final Exploration Report to DNPM in early 2013. This report was approved in May 2013.

To obtain the environmental licenses to install and operate the Paiol pit and plant and resume operations in the area corresponding to Vale's original mining concession Rio Novo was required to reinstate the environmental license of this deposit, as well as the Mining Concession (Retomada de Lavra), before DNPM.

The environmental licensing for the development of the Cata Funda and Vira-Saia deposits will be initiated upon completion of conceptual engineering designs for these two locations. Specific Terms of Reference (TOR) were issued by NATURATINS to guide the content of the Environmental Assessments (EAs) as required under this form of licensing. The environmental consulting company Serra Grande Estudos e Projetos, based in Palmas, was retained to develop the PAE (Preliminary Economic Assessments) and other reporting requirements of the DNPM. The EAs for the Cata Funda and Vira-Saia deposits will be initiated simultaneously with re- commencement of the project.

To obtain the environmental licenses to install the Paiol pit and ancillary infrastructure, and reinstate the suspended mining concession Nº 860.128/1983, Rio Novo submitted an application for a simplified licensing process before NATURATINS, followed by a request for reinstatement of the mining license before DNPM. The Installation License (LI) was granted by NATURATINS on December 2, 2011, after review and conditioned approval of the Project EA. The LI was originally valid through December 2, 2013. NATURATINS agreed to temporarily suspend the LI in 2014. Rio Novo can reinstate the LI within 30 days by written request to NATURATINS.

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This LI authorizes the installation of the mine, processing plant, and ancillary structures in accordance with the specifications presented in the plans, programs and projects approved by NATURATINS, including 23 specific environmental and social action conditions of the license. These conditions (requirements) were drawn from recommendations of the EA report, or were issues and/or concerns identified by NATURATINS upon review of the EA. Pursuant to NATURATINS’ requirements Rio Novo filed a report on January 30, 2012 providing details as to how Rio Novo proposed to address each of the 23 licensing requirements contained under the LI.

Upon receipt of this information NATURATINS reduced the number of outstanding conditionalities to 13. The majority of these related to environmental studies and/or technical data which had already been presented to support specific authorization requests, such as fauna rescue and water use, which were being analyzed by different departments within NATURATINS. In these instances relevant studies were re-submitted, together with the respective Environmental Authorizations that had already been granted.

Currently five items of the 13 remaining EA conditions are outstanding, which can be grouped into two general categories:

Requirements 3, 4, 5 & 6: These requirements relate to the submission of detailed engineering designs. Rio Novo has justified the lack of detailed design information at the current stage of the project, and initially negotiated the deferral of these requirements to mid-2013. This is not an impediment to the start of civil earthworks and the deadline for submittal is flexible, as long as this information is presented prior to the construction of the processing facilities. NATURATINS will use this information at a later date (when the Project applies for the LO) to inspect and verify that all construction was completed in keeping with the project design.

Requirement 8: This requirement pertains to the calculation of the required Environmental Compensation (EC) fee. Federal Decree No. 6,848 of 2009 sets the formula for calculation of the EC based on the sum of project implementation costs and the Impact Degree (ID) of the project. Figures for calculation of the EC will be submitted when available, considering that duties and costs regarding the project's financing are not included in the calculation for the EC. Calculation and implementation of the EC has been transferred to the LO stage.

20.3.3	Permits/Licensing of Cata Funda and Vira-Saia

With respect to the environmental licensing of the Cata Funda and Vira-Saia deposits specific Terms of Reference were issued by NATURATINS in June, 2012. These Terms of Reference request “Supplemental Environmental Assessments (EAs) for the Expansion of the Paiol Mining Operations”, as opposed to a new Environmental Impact Assessments (EIA) and corresponding separate 3-staged licensing processes. The Terms of Reference for the Cata Funda and Vira-Saia Environmental Assessments (EA) state these reports shall contain the following detail:

▪	Baseline data/information for environmental quality at the project site, and estimates of the total affected area;
▪	Objective and justification for the project;
▪	Description of the proposed mining activities (including mining operations/technologies, facilities, blasting and storage of explosives, chemical substances used, fuels used, storage and handling of fuels, water usage for human and process uses);
▪	Clarification as to if the Solid Waste Management Plan presented for the Paiol Project will be the same used at the two new pit developments;
▪	Environmental characterization in the areas of influence, including baseline data for the physical environment, biological environment and socioeconomic setting;
▪	Assessment of environmental impacts;
▪	Proposed mitigation measures;
▪	Previously submitted environmental programs and mitigation measures (for the Paiol project) must be adjusted and expanded to include development of the Vira-Saia and Cata Funda pits;
▪	Programs for Environmental Education and Community Communication reflecting the development of the Vira-Saia and Cata Funda pits;

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▪	Public consultation to allow the community to ask questions regarding the new structure/configuration of the overall project; and
▪	Environmental Monitoring Programs.

20.3.4	Permits/Licensing Summary Status

Under the Simplified Licensing Process an Installation License (LI) was issued by NATURATINS for the Paiol pit and associated ancillary infrastructure on December 2, 2011. Issuance of the LI included review and conditional approval of the EA. The LI license has operational (LO) effect for the Paiol Mine, where preparatory activities for the reactivation of the open pit are required. The granted LI allows for installation of all ancillary facilities (e.g., tailings storage facility, processing plant, waste rock dump, etc.); however an LO will be required before the commencement of mining and processing of ore. As stated previously the LO will be applied for once installation of infrastructure is complete, allowing NATURATINS to then inspect these facilities to ensure conditions of the LI have been satisfactorily implemented.

Rio Novo has prepared the required Plan for Economic Development of the Deposit (PAE) (which also encompasses economic development of the Cata Funda deposit) and submitted this document to the DNPM on February 14, 2012. Simultaneous to submittal of the PAE Rio Novo applied for the reinstatement of the Suspended Mining Concessions to DNPM for both Paiol and Cata Funda deposits. The DNPM conducted site inspections in October, 2012.

The authorization to resume mining activities in the Paiol Concession was received by Rio Novo in January 2013 and the PAE for Paiol was approved in mid-2013.

Rio Novo estimates four months will be needed to conclude the Environmental Assessment for Cata Funda, plus a maximum of 6 months for NATURATINS to conclude analysis of the EA and grant the LI for the satellite pits (180 days is the maximum time set by CONAMA resolution for analysis of the EA).

The PAE for Cata Funda was approved in June, 2013 authorizing the development of the mine. Development of Cata Funda will be conditioned on (i) preparation of the required EA; and (ii) issuance of the LI as granted by NATURATINS. The Vira-Saia deposit is at an earlier stage of licensing and permitting. The Final Exploration Report was submitted to DNPM and approved in April, 2013. Rio Novo filed the PAE for Vira Saia in May of 2014. Rio Novo will initiate the requisite Environmental Assessment using Terms of Reference provided by NATURATINS when the overall Almas project re-commences.

Electric power requirements for the Project will be supplied by CELTINS (Centrais Eletricas do Tocantins), the state power company, via a new connection between the Project and a recently completed substation at the city of Almas. This connection will consist of a 138kV transmission line, with an approximate length of 14km.

20.3.5	Other Required Permits

In addition to the LI a series of specific authorizations are required prior to the commencement of earthworks for the Paiol pit and ancillary infrastructure. The following critical authorizations have been issued by NATURATINS:

▪	Water Grant for Tailings Dam - Construction of the tailings dam will affect an intermittent stream which contributes to the Riachao River. On October 2, 2012 NATURATINS authorized construction of the starter tailings dam through administrative ruling Nr. 510/12 "Outorga Barramento para Contenção de Sólidos". This Grant is valid for five years from authorization.
▪	Water Grant for Construction - On November 8, 2012 a water grant was issued, through the administrative ruling Nr. 571/12 "Outorga Uso de Agua da Cava Paiol" to allow water from dewatering of the Paiol pit for use in construction. This water will only be used as a secondary source for construction water supply, should the three supply wells located near the Paiol pit be negatively impacted by pit dewatering. This Grant was valid for five years from authorization.
▪	Wildlife Management and Rescue Authorization: Prevention and control methods to mitigate harm to fauna and flora in areas to be cleared of vegetation were submitted to NATURATINS, with Authorization granted on November 30, 2012 through Administrative Ruling Nr. 7358/12. This Grant was valid for three years from authorization and as such needs to be renewed.

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▪	Clearance from the National Cultural Heritage Institute (IPHAN): The project’s Environmental and Social Action Plan includes a program for inspection, rescue and preservation of archaeological, historical and cultural heritage which has been reviewed and approved by IPHAN. IPHAN approved a site survey in June 2012; no significant items of interest were identified in that survey. A final report was submitted to IPHAN and Naturatins in October and November, 2012, respectively.

Given that conditions for the provision of the above authorizations and grants were fulfilled in the 2011-2013 period, Rio Novo considers that NATURATINS will be forthcoming with the renewal of such Authorizations and Grants in the near term, once project work re-commences.

The following permits/approvals have been filed at the respective regulatory authority, and are pending approval:

▪	Vegetation Clearing Authorization: Cutting and removal of vegetation require a vegetation clearing authorization from NATURATINS Forestry Department (DIREF). The inventory and permit application were submitted in August, 2012. Analysis by DIREF is well advanced and pending outstanding transfer of surface rights for the TSF [Note: final portion of land acquired in late December, 2013] and Waste Rock areas as well as Legal Forest Reserve (LFR) location, which is a pre-requirement for the granting of this Authorization.
▪	Location of Legal Forest Reserve (LFR): The Brazilian Forest Code governs how much forest landowners are required to preserve when developing their property. The percentage applicable to the cerrado vegetation found in the Almas Region is 35%. This preserved area, known as the Legal Forest Reserve, must be recorded in the land title. Applications for the Paiol Pit mine and TSF have been submitted to NATURATINS; however the LFR is outstanding for the waste rock dump pending receipt of the land title.
▪	Environmental Authorization to Exploit a Clay Deposit (Borrow Area). The need for clay for the construction of the tailings starter dam wall was not evident until the end of site geotechnical studies. An off-site location has been identified and an Environmental Authorization request submitted to NATURATINS including environmental studies, control measures and management programs. However, the granting of the Environmental Authorization is tied to the conclusion of the negotiation for surface rights, which is in progress. [Note: an alternative location for clay borrow material to construct the tailings storage facility starter dam has recently been identified, and negotiations for surface rights for this alternative location are progressing concomitantly].
▪	Pit Dewatering: Rio Novo re-submitted the authorization request suspended in May, 2011 for dewatering of the Paiol pit to the Paiol Creek, considering that preserving the water in the tailings dam for use in the process circuit proved economically unfeasible. The pumping project developed by P&K engineering and validated by CRA has been re-submitted to NATURATINS. Rio Novo expects near term approval of this permit once project work re-commences.
▪	Environmental Authorization requests for improvement to the access roads to the Paiol site were filed with NATURATINS in August, 2012. Rio Novo expects near-term approval of this permit once Project work re- commences.
▪	Water Grant for Operation: Water for the operation stage will be sourced from Manuel Alves River. Water balance calculations were provided to NATURATINS to support the licensing application for use of this water. NATURATINS is analyzing this information.
▪	Specific Terms of Reference were issued by NATURATINS in June, 2012, requesting Supplemental Environmental Assessments (EAs) for future mining operations at Cata Funda and Vira-Saia.
▪	Rio Novo management will initiate efforts to renew permits/approvals, grants and authorizations concurrently with project work re-commencing, as required.

20.4	Baseline Studies

The EA for the Almas Project (encompassing only re-development of the Paiol deposit and emplacement of ancillary infrastructure) was prepared by the firm Canestoga-Rovers (CRA) of Sao Paulo, consistent with the Terms of Reference agreed with the Environmental Authority NATURATINS. Baseline information was compiled using field data and a comprehensive search of existing data and information available from primary and

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secondary sources. The EA effort also included consultation with private and public institutions and direct field observations within the project area of influence.

20.4.1	Environmental

Table 20-1 contains a summary of environmental baseline information collected as part of the EA. Information provided from other technical studies/investigations is also provided.

Table 20-1 Summary of Environmental Baseline Information

Media	Summary Content
Air Quality	Seven stations monitored 24-hour Total Suspended Particulates (TSP) from February 7 – 14, 2011. No levels above regulatory limits; highest reading 30% of regulatory limit.
Climate	Regional climate discussed using long-term records of Porto Nacional meteorological station (1961 – 1990). Additional precipitation records from mouth of Manual Alves River climate station.
Soils	Description of regional and local soil conditions based on documentation of soil profiles. Seven soil samples collected for EA, an additional 10 soil samples collected in targeted investigation at Vira-Saia. Sampling locations provided in Figure 20-2. No values recorded above regulatory standards as promulgated in CONAMA 420/09.
Geology/ARD Potential

Description of site geology based on historical and current mapping, including detailed maps provided.

Detailed descriptions of site lithologies provided.

Field screenings were performed from all lithologies of the Paiol pit, using groundwater from the project area. Results detailed in Section 20.5.1.

Surface Water	A total of 12 surface water sampling points, sampled on February 9, 2011, were included in the Project EA discussion. Sampling locations shown in Figure 20-3. Samples were analyzed for metals (including mercury), free cyanide, pH, TDS and macronutrients. Sampling included two locations of garimpo (artisanal) mining activity at Vira-Saia (P6, 8, 9, 10 and 11). Slight exceedences of manganese relative to Brazilian regulatory thresholds (CONAMA 357/05 – Class 2 Sweet Water) were observed in two of the 12 surface water samples collected. Thermal tolerant coliforms were also noted in excess of regulatory thresholds in four samples. Neither free cyanide or mercury was detected. Two surface water sampling points were added as an LI condition, upstream and downstream of the TSF location. Surface water sampling continues at these 14 locations on a quarterly basis, with all subsequent results within CONAMA regulatory guidelines.
Sediments	Three sediment samples were collected for the EA (Figure 20-4), including one at the location of a garimpo pit at Vira-Saia (P1). These samples were analyzed for total arsenic, cadmium, copper, chromium, iron, manganese, nickel, zinc and mercury, as well as free cyanide. All sediment samples showed elevated levels of iron and manganese, although these parameters are not regulated per CONAMA 344/04. All other results were below detection limits.
Flora	The Project Area is located within the cerrado biome, a forest savannah that encompasses 21% of the land area of Brazil. This biome is highly threatened by human intervention. The Project Area also contains a subset Cerrado Park flora composition represented by a more dense canopy cover than other regions of the cerrado. A total of 258 parcels of 500 m², totaling 12.9 hectares (equivalent to 3.2% of the total area of direct impact) were sampled. At Mina Paiol, the Cerrado Park formations were mainly composed of Pequi (Caryocar brasiliense), with associated to occasional occurrences of Macaúba (Acrocomia aculeata), Lixeira (Curatella americana) and Capitão-do- Campo (Terminaliaphaeo carpa). See Setion 20.5.4.

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Fauna

Detailed academic data provided for species composition in the project area, in addition to field surveys. A total of 38 species were identified in field surveys, based on track evidence, habitat presence and local resident representations. Baseline studies identified the following sensitive species with habitat in a reasonable state of conservation in the Project Area:

Mammals: Six bioindicator species were identified including the tapir (Tapirus terrestris), nutria (Pteronura brasiliensis), marsh deer (Blastocerus dichotomus), howler monkey (Alouata Caraya), jaguar (Panthera onca) and the small margay cat (Leopardus tigrinus). Only the howler monkey was found in the field surveys.

Species that are potentially present in the area and are considered nationally or internationally rare, threatened or endangered include: tapir, nutria, howler monkey, Galheiro deer; maned wolf (Chrysocyon brachyurus), otter, jaguar, and small margay cat. A howler monkey was identified in field surveys, and farmers have represented sightings of nutria. One jaguar was found deceased on the road from Almas to Dianopolis.

Avifauna: A total of 187 bird species from 52 different bird families were catalogued. Twelve bioindicator species were identified including the Bare-Faced Curassow (Crax fasciolata); Undulated Tinamou (Crypturellus undulatus); Spotted Noethura (Nothura maculosa); Chesnut Bellied Guan (Penelope ochrogaster); formigueiro-de-barriga-preta (Formicivora melanogster); Yellow Faced Amazon Parrot (Amazon axanthops); Hycinth Macaw (Anodorrhynchus hyacinthinus); Masked Duck (Nomonyx dominica); Blue-eyed ground Dove (Columbina cyanops); Yellow tufted woodpecker (Melanerpescruentatus); Chesnut Bellied Speed Finch(Sporophila angolensis); Coal-Crested Finch (Charitospizaeucosma); Osprey (Pandion haliaetus); Laughing Falcon (Herpetotherescachinans) and King Vulture (Sarcoramphus papa). All of these species were identified in site surveys with the exception of Undulated Tinamou.

Eight species potentially present in the area are considered rare in the cerrado biome. The blue macaw (Anodorrhynchus hyacinthinus) is a species endemic to the cerrado and endangered. Species which are nationally or internationally threatened include the large blue macaw with the status of Cerrado endemic and endangered; chesnut bellied guan (Penelope ochrogaster) - endangered; blue-eyed ground dove (Columbina cyanops) – critically endangered; and curio (Sporophila angolensis) – endangered. Blue-eyed ground dove and the blue macaw were observed during site surveys.

Amphibians/Reptiles: 151 individuals were identified in the Project Area; however none of these are threatened or endangered species.

Ichtyofauna: No rare or threatened species were identified. Dissolved oxygen values measured within the water bodies were found to be within accepted parameters for aquatic life.

Groundwater/Hydrology

Subsurface water quality was evaluated in the EA through sampling of 4 existing wells in the mine area, sampling of springs and seeps, and sampling of water from the open pit.

CLAM Engineering (CLAM), of Belo Horizonte, completed a Conceptual and Computational Model for the Paiol Pit development (July, 2012). This report including sampling of eight springs, seven permanent drainages, and 14 ephemeral drainages for Oxidation-Reduction Potential, pH, conductivity and Total Dissolved Solids. In addition static water levels were obtained from 4 piezometers, 10 water level monitoring stations and 3 tubular wells.

CLAM also completed a Conceptual and Computational Model for the Vira-Saia pit (October, 2012). This report including sampling of two springs, four permanent drainages, and 18 ephemeral drainages for Oxidation-Reduction Potential, pH, conductivity and Total Dissolved Solids. In addition static water levels and hydraulic conductivity values were obtained from the installation of three piezometers and two water level monitoring stations.

A Preliminary Hydrogeological Context Report for development of the Cata Funda pit was also prepared by CLAM (July, 2012), including the sampling of water levels from one piezometer and two water level monitoring stations. Static water level was measured at approximately 9m below ground surface. Implications for future pit dewatering, as well as slope stabilization, will be addressed in future studies.

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268000
270000
CONVENÇÕES CARTOGRÁFICAS
Curso D'água
LEGENDA TEMÁTICA
Cava
Planta Industrial
Pilha de Estéril
Barragem de Sólidos
Escritórios
Canteiro de Obras
Alojamentos
Pátio
Paiol
Adutora
Via de Circulação
Ponto de Amostragem de Solo
REFERÊNCIA
NOTAS
ESTUDO AMBIENTAL - PROJETO ALMAS
MAPA DOS PONTOS DE AMOSTRAGEM DE SOLO
bing

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | NAME: ALMAS GOLD PROJECT |
| | | DRAWING: MAP OF BASELINE SOIL SAMPLING LOCATIONS |
| | | FIGURE No. 20-2 · PROJECT No. DE-00494 · Date June 2016 |

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P11
P9
P10
P5
P8
P12
P2
P7
P1
P4
P3
Curso D'água
Cava
Planta Industrial
Pilha de Estéril
Barragem de Sólidos
Escritórios
Canteiro de Obras
Alojamentos
Pátio
Paiol
Adutora
Via de Circulação
Ponto de Amostragem de Águas Superficiais
ESTUDO AMBIENTAL - PROJETO ALMAS
MAPA DOS PONTOS DE
AMOSTRAGEM DE ÁGUAS SUPERFICIAIS

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
MAP OF SURFACE WATER SAMPLING LOCATIONS

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 20-3 | DE-00494 | June 2016 |

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P1
P2
P3
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Cava
Planta Industrial
Pilha de Estéril
Barragem de Sólidos
Escritórios
Canteiro de Obras
Alojamentos
Pátio
Paiol
Adutora
Via de Circulação
Ponto de Amostragem de Sedimentos
0 500 1.000 1.500 2.000 2.500 metros
REFERÊNCIA
NOTAS
EMISSÃO INICIAL
Rio Novo
CONESTOGA-ROVERS E ASSOCIADOS
ESTUDO AMBIENTAL - PROJETO ALMAS
MAPA DOS PONTOS DE AMOSTRAGEM DE SEDIMENTOS

LEGEND

DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE

CLIENT

Rio Novo GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

DRAWING
MAP OF BASELINE SEDIMENT SAMPLING LOCATIONS

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 20-4 | DE-00494 | June 2016 |

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20.4.2	Socioeconomic

The company Integratio Mediação Social e Sustentabilidade, from Belo Horizonte, was engaged in the development of early baseline socioeconomic assessments, including the mapping of stakeholders. The work of Integratio was developed using primary and secondary data. Primary data were obtained through studies and interviews carried out with local officials and household surveys, chiefly in the rural areas adjacent to and along the access corridor to the Paiol Mine. Secondary data were obtained from the various federal, state and municipal agencies and institutions. The work of Integratio formed the basis of the EA's socioeconomic component, and was complemented by CRA to meet the scope of the Terms of Reference for the LI.

The Project's Area of Influence includes five municipalities potentially influenced by the undertaking, including Almas, Dianópolis, Rio da Conceição, Porto Alegre do Tocantins and Natividade, interconnected by TO-050 which is the main highway connecting Palmas to Almas. Per a 2010 census the population in these five municipalities totaled 32,619 inhabitants, with a demographic growth over the last decade (2000-2010) at 1.7% per year, which is slightly lower than the 1.9% rate registered for the State of Tocantins.

Almas covers an area of 4,013km² with a population of 7,595 inhabitants and a corresponding demographic density of 2.1 inhabitants/km² which is considerably lower than the state average of 4.98 inhabitants/km². The rural area, which used to host the majority of the population in Almas in 1991, has been consistently losing people to urban Almas, where over 6,000 people live at present.

Almas has experienced negative consequences of the unexpected closure of Vale's operations in 2001, resulting in population outflow and consequential economic depression. Consultation with Project affected communities for EA development evidenced high expectations concerning the redevelopment of the Almas project (i.e., Paiol pit), which presupposes the establishment of new work opportunities. Rio Novo has been cautious in ensuring that precise information concerning the finite number of direct and indirect job opportunities, as well as recruitment criteria favoring local residents, are broadly disclosed. These efforts have been concentrated in the Project's immediate area of influence, to avoid speculative and opportunistic migration.

Employment in Almas is primarily based on informal work. The Municipal Government is the major formal employer in Almas. More than half (55%) of the formal jobs are related to public careers, where the majority (318) of the public positions are taken by women, equivalent to 74% of the total municipal staff. Agriculture is second in terms of employment, accounting for 28% of the total number of jobs; 90% of these jobs are taken by men. Within the agricultural sector significant crops are corn, manioc, banana, and more recently soybeans. The sector is experiencing rapid growth, and illegal deforestation to accommodate the expansion of agricultural activity is widespread. As an example agricultural development in the Dianópolis region has expanded 325% between 2003 and 2009.

Artisanal mining is also an important source of income in the region. The Vira-Saia "garimpo" (artisanal mine) is located in the rural area of Almas municipality, and has existed for approximately 20 years. Currently this location is mined by approximately 10 “system” owners, each one employing approximately 7 people.

Illiteracy rates are high in the region, and it is estimated that approximately 31% of the people over 25 have not learned to read or right. Although deprived of most basic services Almas has good potential for ordered development due to its ample roads. However, none of the municipalities in the Project's area of influence have an urban Master Plan nor regulation for the use of land and urban development. Only 36% of the residences in Almas benefit from the public water distribution system, which relies entirely on underground sourcing from wells and energy is available to 65% of the residents. Municipal garbage collection benefits 27% of residences.

20.4.3	Cultural Heritage

The project is located in a region known to have resources of archaeological and historical interest. The project’s Environmental and Social Action Plan includes a program for inspection, rescue and preservation of archaeological, historical and cultural heritage, and promote awareness of the population on the importance of safeguarding cultural heritage. An archeological/cultural heritage survey was approved by IPHAN on May 3, 2012. Survey of 283.75 hectares foreseen in the original Mine Plan was completed on July 24, 2012, with an additional 127 hectares surveyed in August, 2012 as a result of modification to the overall Mine Plan. No archeological or cultural heritage resources of significance were identified in these surveys. Production of the final report, completed in October, was preceded by a public awareness program including theoretical and practical

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workshops aimed at sharing with the student community of Almas the results of the survey and promoting stewardship of the region's historical-cultural resources.

20.5	Potential Environmental and Social Impacts

CRA evaluated the potential environmental and social impacts of the project in the Environmental Assessment (EA) of the Almas Project, Tocantins State, Brazil (hereafter referred to as the EA). This report evaluated potential impacts of redevelopment of the Paiol pit and process infrastructure at this location, and not potential impacts of the development of the Cata Funda or Vira-Saia pits, although it is anticipated that many of the potential impacts will be similar in nature.

The EA addressed the impacts of project construction, operation and closure. It included effects on the Local Study Area (LSA) defined as the area to be actually disturbed or utilized by the Project (i.e., Municipality of Almas), and a Regional Study Area (RSA) defined as the areas encompassed by the Municipalities of Dianópolis, Rio da Conceição, Porto Alegre do Tocantins and Natividade. The EA identifies anticipated impacts then proposes measures that could be implemented to avoid or mitigate those impacts. The magnitude/significance of each potential impact identified in the Project EA is provided in Table 20-2.

Table 20-2 Identification of Potential Impacts in Project EA

Impact	Significance/Magnitude of Impact
Physical Environment
Alteration of Air Quality	Low
Alteration of Noise Levels	Low
Alteration of the Physical-Chemical Properties of the Soil	Moderate
Development of Erosive Processes/Water Flow Silting	Moderate
Alteration of the Underground Water Quality	Moderate
Alteration of Surface Water Flow	High
Alteration of the Hydrogeological Dynamics	High (Moderate at Closure)
Alteration of the Hydrological Dynamics	High
Biotic Environment
Alteration of the Terrestrial Fauna Structure and Dynamics	High
Increased Risk of Local Extinction of Species	High
Alteration of the Aquatic Fauna Structure and Dynamics	High
Intervention in Legally Protected Areas	High
Alteration of cerrado biome	Very High
Socioeconomic
Real Estate Valuation and Speculation	Low
Risk of Cultural Heritage Alteration	Low
Generation of Expectations	Moderate
Increased Migration	Moderate
Generation of Temporary Jobs	Moderate
Increase of Municipal Tax Revenue	Moderate
Economic Enhancement	Moderate
Alteration to Traffic on the Main Access Roads	Moderate
Landscape Alteration	Moderate
Alteration of the Number of Jobs	Moderate
Increased Pressure on Infrastructure and Urban Equipment	High
Increased Risk of Interference in Archaeological Heritage	High

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 272 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

20.5.1	Geochemistry

Geochemistry related baseline study for the Project, including acid rock drainage (ARD) and leaching potential of non-ore materials, is contained in the report Technical Visit Report – Hydro Geochemical and Groundwater Review (January, 2011). One of the objectives of this report was to provide a preliminary assessment of acid rock drainage (ARD) and leaching potential associated with the open pit and waste materials. Field screenings were performed from all lithologies of the Paiol pit, using groundwater from the Project area. Highest sulfide samples were selected from the available core. None of the field screenings from this core indicated acid forming potential. Only one of the field screenings, collected at the site of the former Vale leach pad, had an increase in conductivity. The neutral pH of this sample indicates that some geochemical reactions are occurring at the former leach pad, although acid forming conditions are not present. The current Mine Plan for the project includes reprocessing of this former heap leach material.

The report recommends additional geochemical study, including Acid Base Accounting (ABA) and Synthetic Precipitation Leaching Procedure (SPLP) testing, as the field screenings were not intended as a substitute for lab analysis or modeling of future geochemical behaviors. A total of 14 samples are recommended for analysis, including locations within mineralized and non-mineralized zones and waste rock materials. Rio Novo deferred this testing due to a lack of indication of ARD/leaching of metals from historic and current monitoring at the site, as well as the widespread occurrence of carbonates in the Project area, which have inherent acid neutralizing potential.

20.5.2	Assessment of Unlined Tailings Storage Facility

CRA prepared a Technical Opinion on August 17, 2012 addressing seepage at the unlined tailings facility and the potential of this facility to impact the environment.

The Carbon-In-Leach (CIL) processing circuit will include crushing, milling, gravity, cyanidization and gold recovery via electrolytic precipitation. A subsequent cyanide detox circuit will reduce residual free and total cyanide concentrations prior to routing of tailings to the tailings storage facility (TSF). Cyanide neutralization testing under a variety of conditions was performed by the firm Testwork Process Development Ltda. in May, 2012. Testing results show a 99.5% cyanide destruction efficiency rate from the Paiol and Vira-Saia pits using metabisulfite and hydrogen peroxide as destructive agents, with total reaction times of up to two hours.

The project does not anticipate any direct discharges to the environment from the detox circuit as liquid from the TSF will be returned to the process circuit. If releases from the TSF were to occur they would be subject to CONAMA 430/2011, which limits concentrations of free/total cyanide in discharges to surface waters at 0.2 and 1.0 mg/L, respectively. Such releases would only occur in extreme conditions, for example as a result of a large precipitation/flood event. Concentrations of free and total cyanide in detox circuit discharge to the tailings storage facility can be further reduced using an increase in peroxide ratio, introduction of a catalyst, or by increasing the reaction time to over two hours. Exposure of treated effluent to sunlight will also reduce cyanide levels within the TSF. Testing indicated that iron and copper in treated pulp would exceed discharge limits to the environment should copper sulphate be introduced as a catalyst; however a 99.5% cyanide destruction efficiency was achieved in testing without the use of this catalyst. Further, no discharges from the TSF are planned, and water from the TSF will normally be recirculated to the process plant. Solid tailings quality subsequent to detox were analysed by the firm SGS Geosol for classification according to Brazilian Association of Technical Norms (ABNT) NBR 10.004:2004. Solid materials were classified as Class II A (Non-hazardous – Inert).

The TSF starter dam will be constructed in phases, initially for a volume of 1.65 Mm³ and then three later expansions, approximately every two years, for a maximum capacity of 8,052,425 Mm³. Dimensions of the initial tailings facility are provided below:

▪	Maximum height (m): 12.0;
▪	Base and crest elevations: El. 361.50m (base) and El. 373.50m (crest);
▪	Freeboard (m): 2.0;
▪	Overall slope angle (H:1V): 2;
▪	Crest width (m): 7.0.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 273 of 340 |

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The TSF will be constructed on compacted in situ materials, which are CL and/or ML pursuant to the unified Soil Classification System (USCS). Prior to compaction topsoil will be stripped for use in reclamation and closure. An internal drainage system will be emplaced including a vertical sand filter connected to a horizontal layered drainage network. Clay material for the tailings starter dam will be sourced from an adjacent property, currently in negotiation with the property land owner.

Permeability tests and depth to groundwater measurements performed in the vicinity of the TSF indicated average hydraulic conductivity of 5.0 x 10-5 and average depth to groundwater of approximately 5m. Therefore seepage velocities are estimated at 0.5m/day, or approximately 10 days to reach ground water. Absorption capability of site clays and natural attenuation effects of sunlight on cyanide are expected to reduce any residual contaminant levels prior to seepage co-mingling with ground water. The Technical Opinion evaluated the option of borrowing clay material from an off-site location to emplace an engineered clay layer underneath the footprint of the TSF. This activity would result in disturbance to approximately 140 hectares of land area and this environmental impact was considered unnecessary due to the low level of residual contamination in tailings quality, and return of supernatant to the process circuit.

20.5.3	Water Resources and Hydrogeological Characterization:

The Almas Project is located within the Manuel Alves River Basin, located in the southeast region of Tocantins State. Drainage in the Project area is formed by the Manuel Alves, Riacho do Ouro, Riachão, and Ribeirão das Areias Rivers. The Manuel Alves River is the main river in the region, from which water will be captured for the project operation phase. During the construction phase, water will be provided from three existing wells in the Project area, already licensed for industrial use. Total proven flow from these wells is 23m³/h which is sufficient to provide for construction phase demands. Construction phase water demand may be supplemented with water from the pit should the three supply wells be negatively impacted by the pit dewatering process.

During the operational phase water will be pumped from the Manuel Alves River, from a location approximately 8 km from the project site (Figure 20-5), at a rate of 0.064m3/s, or 0.33% of the Q95 river flow of approximately 19.2m3/s (i.e., daily mean flows of the river will exceed this amount 95% of the time).

During Project operations make up flow from the Manuel Alves River will be approximately 228m3/hour. This water will be routed to a holding tank, from which outputs will be direct distribution to (i) the processing plant (60m³/h); (ii) process storage water tank (46m³/h); and (iii) 122m³/h for other industrial uses and dust abatement. See Figure 20-6 for a simplified schematic of the Project operational phase water balance.

Reactivation of the Paiol pit will require dewatering of the existing pit lake, which has a water column of approximately 60m, consistent with the local ground water elevation (30m below ground surface). Water will be removed using a pumping system made up of floating stations. Rio Novo had initially considered pumping of the current pit lake water to the tailings storage facility, for future use in the Project process circuit. However, this option proved economically unfeasible, and Rio Novo has requested Environmental Authorization for dewatering of the Paiol pit to the Paiol Creek (tributary of Riacho do Ouro River) (see Section 20.3).

The pumping project for initial pit dewatering was developed by P&K engineering and validated by CRA. NATURATINS required an Environmental Authorization for this activity based on the low potential of this activity to impact the environmental receptor (Paiol Creek) and thus have a low polluting or degrading potential. Approval of the requisite Environmental Authorization for initial pit dewatering is pending; however, both a Water Use Grant (for use of the pit lake water for construction) and Fauna Management Authorization (for rescuing of pit lake fish) have been approved (see Section 20.3).

Upon completion of initial pit dewatering the operational phase project will require constant dewatering of the operational phase pit (with a final total depth of 260 meters) to the Paiol Creek. A separate permit/authorization is not required for operational phase pit dewatering, as long as water quality parameters are maintained within regulatory discharge limits. Rio Novo may opt to direct water from produced operational phase pit dewatering to the process circuit, subject to detailed engineering review. Should this option be pursued an Environmental Authorization from NATURATINS would be required. This is typically a simple authorization process which is usually granted within 90 days.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 274 of 340 |

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260000
262000
264000
266000
268000
PA
MA
PI
TO
MT
BA
GO
Curso D'água
Cava
Planta Industrial
Pilha de Estéril
Barragem de Sólidos
Escritórios
Canteiro de Obras
Alojamentos
Pátio
Adutora
Via de Circulação
Ponto de Captação de Água
0 500 1.000 1.500 2.000 2.500 metros
Adutora
Ponto de Captação
ESTUDO AMBIENTAL - PROJETO ALMAS
PONTO DE CAPTAÇÃO DE ÁGUA E DA ADUTORA

RungePincockMinarco

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

NAME: ALMAS GOLD PROJECT

DRAWING: CAPTURE POINT FOR OPERATIONAL PHASE MAKE-UP WATER

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 20-5 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 275 of 340 |

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Sealing
Reagent
HCL Acid Tank
Dust Suppression
Service
30
25
8,5
30
21
122
New Water
Water Tank
228
274
Note 1
60
7,5
Beneficial Use (Process Circuit)
46
50,1
Note 2
305,4
Rain
298 Note 2
130
Process Water Tank
252
Tailings Storage Facility
Values Representative in m³/h
Note 1 – Operational Project Valves
Note 2 – Peak valves
140
Losses: Evaporation Infiltration, Compaction
RungePincockMinarco
LEGEND
CLIENT
Rio Novo
GOLD INC
PROJECT
NAME
ALMAS GOLD PROJECT
DRAWING
SIMPLIFIED WATER BALANCE (m³/hr)
FIGURE No.
20-6
PROJECT No.
DE-00494
Date
June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 276 of 340 |

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A computational model was developed to predict the effects of operational phase pit-dewatering in the CLAM Hydrology Engineers Report: Conceptual and Computational Model for the Paiol Mine (July, 2012). The Report identifies likely significant impacts to area springs, including possible cessation of flow, and likely reduction in flows of some local watercourses.

The report does note that water reduction in local drainages could be offset by the provision of return flow from pit dewatering activity, and recommends that a Water Management Plan be developed to consider this mitigation option. Further recommendations of the report are:

▪	Initiate a rainfall monitoring program, to develop a water balance of the project area;
▪	Initiate a systemic water level monitoring program for existing wells and devices;
▪	Initiate a monitoring program of stream flows and spring flows in the project area;
▪	Develop a long-term monitoring program to provide data from current and future dewatering activity;
▪	Develop a pump testing program to provide hydrogeological parameters for the site, including possible anisotropy;
▪	Develop a hydrogeological model for predicted gradual impacts of pit dewatering, in conformance with the overall Mine Plan and schedule.

Rio Novo plans to initiate the above program beginning in March 2013, concurrent with initial Paiol pit dewatering activity.

A computational model was also developed to predict the effects of the operational phase pit-dewatering in the CLAM Hydrology Engineers Report: Conceptual and Computational Model for the Vira-Saia Mine (October, 2012). Three piezometers and two groundwater level monitoring stations were installed as part of this effort. Depth to groundwater ranged from 3 to 9m below ground surface, at the contact of a surface alluvial aquifer with more fissured underlying aquifer. It is estimated that this underlying fractured aquifer has a thickness of at least 100m, and that groundwater is stored in numerous fractures and fissures with varying degrees of hydraulic conductivity (based on the number and size of fractures/fissures present). The Report identifies likely significant impacts to area springs, including possible cessation of flow, and likely reduction in flows of some local watercourses. Zones of high hydrostatic pressure may also exist, which would require depressurization as the pit develops. Recommendations from the report include:

▪	Initiate a rainfall monitoring program, to develop a water balance of the Project area;
▪	Initiate a systemic water level monitoring program for existing wells and devices;
▪	Develop a ground water monitoring program beyond the immediate surroundings of the pit area to further hydrogeological understanding of the Vira-Saia area;
▪	Undertake additional studies to identify the saturated thickness of the surface porous aquifer, as well further aquifer testing to determine the variation of hydraulic conductivity in the subsurface.

Findings from both the Paiol and Vira-Saia hydrogeologic reports are described as being “qualitative more than quantitative” for the following reasons:

▪	The models do not take into account seasonal variations, such as concentrated precipitation during the rainy season;
▪	The impacts of gradual development of a cone of depression are not considered;
▪	Information regarding flows in surrounding drainages has not yet been incorporated - therefore reduction in water availability at these resources could not be identified with precision.

A Preliminary Hydrogeological Context Report for the Cata Funda pit was also prepared by CLAM (July, 2012), including the sampling of water levels from one piezometer and two water level monitoring stations. Static water level was measured at approximately 9m below ground surface. Implications for future pit dewatering, as well as slope stabilization, will be addressed in future studies.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 277 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

20.5.4	Biodiversity

The Project Area is located within the cerrado biome, a forest savannah that encompasses 21% of the land area of Brazil. This biome is highly threatened by human intervention. The Project Area also contains a subset Cerrado Park flora composition represented by a more dense canopy cover that other regions of the cerrado. A total of 258 parcels of 500m², totaling 12.9 hectares (equivalent to 3.2% of the total area of direct impact) were sampled for the Project EA. At Mina Paiol, the Cerrado Park formations were mainly composed of Pequi (Caryocar brasiliense), with associated to occasional occurrences of Macaúba (Acrocomia aculeata), Lixeira (Curatella americana) and Capitão-do-Campo (Terminaliaphaeocarpa).

The Paiol project is located in an area that is experiencing increasing agricultural activity, and much of the area of direct impact has been previously degraded by past mining and ongoing garimpo (artisanal mining) activity. Rio Novo acknowledges that the cerrado is one of Brazil's most threatened ecosystems, in particular due to extensive farming activity which continues to expand across Brazil. The decline of this sensitive ecosystem has intensified over the past years with the mechanization of farming, making the cerrado wildlife especially vulnerable to extinction. For this reason it was expected that the Paiol EA would identify habitat suitable for several threatened and endangered species.

Methodological procedures for site surveys followed NATURATINS Norm 02/08, which establishes standardization of procedures related to faunal species evaluation in the sphere of environmental licensing and impact analysis. Activities undertaken for the EA include

▪	Inventorying of local fauna to verify the existence of rare, endemic and endangered species.
▪	Identification of available habitats in the project area of influence, including their associated bio-indicator species assemblages;
▪	Provision of information about the natural history and biology of species inventoried;
▪	Identification of possible impacts of the project on the composition and structure of local fauna assemblages; and
▪	Assessment of the need for environmental mitigations to compensate for potential impacts generated by the project.

Although only some individuals of threatened or bioindicator species were found at the site in baseline site surveys, it is undeniable that the high-quality habitat is present at the project site. For this reason Rio Novo has planned the location of all project buildings and linear structures to avoid crossing preserved vegetation fragments. In addition the project engineering design has incorporated habitat preservation - for example modifying the waste rock dump design to minimize the need for cutting of natural vegetation.

There are no legally protected areas or conservation units within the project's area of influence. The Serra Geral do Tocantins Ecological Station (SGTEE), located 50km from the Paiol pit, is the closest conservation unit to the project. Prevention and control methods to mitigate harm to fauna in areas to be cleared of vegetation were submitted to NATURATINS in May, 2012, with Environmental Authorization Nr. 7358/12 granted on November 30, 2012. Monitoring and rehabilitation measures are foreseen under specific management and rehabilitation plans and programs (see Section 20.6), and it is expected that implementation of the Project will result in a net gain to biodiversity in the project area of influence.

The studies conducted for the EA by CRA on vegetation within the Project’s area of influence were aimed at characterizing the types of vegetation present, and depicting the structures of existing communities. The work of CRA was complemented by a detailed inventory to support the Environmental Authorization request for suppression of 402.87 hectares of vegetation for the installation of the Paiol pit, processing plant and ancillary infrastructure as per the revised Mine Plan. This work was conducted by the company Ambiental Engenharia e Projetos, from July 9 through August 31, 2012. The final report, based on specific Terms of Reference issued by NATURATINS, was submitted on September 6, 2012 is currently under review.

20.5.5	Socioeconomic

An undertaking the size of the Project, located in a region with a poorly consolidated economy, brings significant uncertainties and expectations to local residents. Since the 2001 suspension of Paiol pit mining by Vale the

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 278 of 340 |

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population of Almas has decreased in absolute numbers, as have average incomes. Thus reactivation of the mining operation increases expectations for improvement of local socioeconomic conditions, but is also concern to those who experienced negative impacts from the closure of the Paiol pit in 2001, which occurred quite suddenly.

The construction phase of the Paiol pit and ancillary infrastructure will last approximately 12 months and employ an average of 400 people, although it is anticipated that at peak work force (month 6 of construction) the total number of employees at site may reach 950 individuals. During operations the work force will average approximately 400 workers, with a decrease to 280 individuals towards the completion of the Project (Year 8). Expectations regarding the increase in job opportunities may induce migration of unemployed and unqualified labor to Almas. The EA estimates that the population influx could be three times greater than the number of jobs offered, and result in an increase in Almas’ population by approximately 25%. Migration of this nature may lead to other impacts such as increased prostitution, an increase in adolescent pregnancies, additional pressure on urban infrastructure as well as services available to the population including educational, health, and housing.

However the local demand for energy and housing, as well as the supply of goods and services, will promote an increase in municipal tax revenue. In addition the municipality of Almas will benefit from the required Mineral Exploitation Financial Compensation (CEFEM). For gold development projects this compensation is set at 1% of net revenues, to directly benefit the project area of influence. In addition to jobs provided by Rio Novo it is expected that additional jobs will be created in the area of influence to support the Rio Novo workforce.

Although the EAs for the Cata Funda and Vira-Saia deposits will identify socioeconomic baseline conditions and project impacts of those developments, it should be mentioned that the Cata Funda pit property is located near (approximately 500m) to urban Almas. This property encompasses 118 hectares belonging to the Municipal Government of Almas, and is currently subdivided into 14 small farms (not all in use) granted under temporary production agreements by the Municipality. Within the area of impact an unused and unlicensed airstrip is present, as well as the current unlicensed municipal waste dump. Rio Novo has hired a consulting firm to study alternative locations for construction of a licensable waste management facility to replace the existing waste dump. The necessity of any involuntary resettlement will be assessed in the Cata Funda EA. In addition the EA will identify baseline conditions of the area (e.g., ground water quality in the vicinity of the current waste dump) and describe the potential for impacts (e.g., dust, noise, and vibration) to urban Almas.

20.6	Environmental/Social Management Planning

The Project EA includes the identification of overarching management plans, and thematic programs, that will be implemented based on the potential impacts identified in the EA. The environmental management programs are summarized in Table 20-3.

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Table 20-3 Environmental/Social Management Programs

Component	General Description
Environmental Management Plan (PGA)	Management system document detailing organization of staff, and procedures to be implemented
Construction Undertaking Management Program (PGO)

Will establish technical Basic Construction Guidelines encompassing:

▪   Worker Code of Conduct;

▪   Means of vegetation clearing and suppression;

▪   Earthmoving and soil excavation undertakings;

▪   Vehicle and equipment maintenance;

▪   Storm water control;

▪   Concreting;

▪   Access Roads;

▪   Accommodations.

Solid Waste Management Program	Will establish requirements related to management of solid waste generated by the Project, ensuring appropriate collection, storage and disposal.
Liquid Effluent Management Program	Will establish requirements related to management of liquid waste generated by the Project, ensuring appropriate treatment and disposal.
Degraded Area Recuperation Plan	Will establish rehabilitation goals and procedures
Controlled Blast Plan	Will establish procedures to minimize vibration and acoustic impacts
Closure Plan	Describes main actions that will be adopted to ensure environmental and socioeconomic stability upon cessation of active mining.

Thematic plans/programs are identified Table 20-4. Each program has been or will be developed as a stand- alone document.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 280 of 340 |

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Table 20-4 Environmental Thematic Plans and Programs

Program/Plan Name	General Content Summary
Physical Environment
Air Quality Monitoring and Control Program	Identifies control measures to preserve air quality within area of influence, including monitoring of TSP
Vibration and Noise Monitoring and Control Program	Identifies control measures to minimize vibration and noise impacts within area of influence
Soil Contamination Control Program	Control pollution to Project site soils in conformance with CONAMA 420/2009
Erosive Processes and Geotechnical Monitoring and Control Program	Provide control features to minimize sedimentation of Project watercourses
Water Resources Management Program	See below
Tailings Dam and Waste Pile Geotechnical Monitoring and Control Program	Provide assessment framework to ensure geotechnical stability
Biological Environment
Vegetation Suppression Program	Identifies procedures for removal of site vegetation and ultimate destination (completed)
Rescue and Management of Flora Species Program	Identifies activities to mitigate impacts as a result of vegetation suppression including construction of a nursery, mapping of sensitive species, recuperation of these specimens and preparation of a seed bank (completed)
Recuperation and Management of Fauna Species Program	Identifies activities to mitigate impacts to fauna including field campaigns to capture fauna (prior to devegetation) and release of animals to designated new habitats (completed)
Flora Conservation and Monitoring Program	Identifies areas for priority conservation, compensatory planting, and monitoring
Fauna Conservation and Monitoring Program	Identifies areas and timing for monitoring of bioindicator fauna species
Aquatic Biota Monitoring Program	Identifies areas and timing for monitoring of aquatic species
Forestry Compensation Program	Specifies reforestation efforts as a result of vegetation suppression, including what species to use and monitoring activities

The Water Resources Management Program will consist of a set of subprograms designed to ensure environmental stability of the project regarding the use of water, and potential impacts of the project to water resources. Elements of the Water Resources Management Program will include:

▪	Hydrogeological Monitoring Subprogram. Designed to monitor groundwater levels in the project area of influence via monitoring of two piezometer wells, located close to the tailings dam, and monitoring of three existing wells in the area. Seasonal and pit dewatering influences will be evaluated as part of this subprogram.
▪	Hydrologic Monitoring Subprogram. Designed to monitor flow of the Riachão stream and the Manuel Alves River to gain a better understanding of their flow regimes.
▪	Underground Water Quality Monitoring Subprogram. Designed to establish a monitoring network and program to assess any impacts to ground water quality.

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▪	Surface Water and Sediments Quality Monitoring Subprogram. Designed to establish a monitoring network and program to assess any impacts to surface water and sediments.

Detailed plans for flora and fauna salvage, transportation and monitoring have been completed and submitted to NATURATINS in support of applications for a Vegetation Clearing Authorization and Wildlife Management and Rescue Authorization (see Section 20.3.5). These detailed plans were developed by Ambiental Consultoria e Projetos de Juiz de Fora Ltda., which will also be responsible for the implementation of these biodiversity-related thematic plans. Results from the construction phase implementation stage will provide data for development of monitoring and control plans for the operational stage.

The detailing of other management programs and thematic plans (e.g., Construction Undertaking Management Program, Solid Waste Management Program, Liquid Effluent Management Program, etc.) are dependent on the development of detailed engineering data, which is not yet available. It is expected that this information will be available by March, 2013, thereby allowing detailing and finalization of these programs and plans.

20.7	Community Relations Management

Rio Novo has adopted a series of socioeconomic programs to communicate with numerous Project affected stakeholders and to receive their input. All Project stakeholders have been identified in a tracking spreadsheet. The Project EA provides a series of various plans/programs to maintain good relations with these stakeholders, as described below.

20.7.1	Communication Program (Public Disclosure and Consultation)

During EA development Rio Novo carried out over 10 presentations on the Project for the communities of Almas, Dianopolis and Porto Alegre. In addition individual meetings were held with community leaders, government representatives and associations with special interests on the development of the project. These interests included potential land acquisition, job opportunities, and the potential increase of income and local and regional commerce.

The company Integratio Mediação Social e Sustentabilidade, from Belo Horizonte, developed the socioeconomic baseline, including mapping of stakeholders. The communication program foresees creation of formal procedures for consultation and engagement, disclosure of information, establishment of a grievance mechanism, periodic reporting, and support of community campaigns and events.

20.7.2	Other Socioeconomic Programs/Plans

In addition to the Communication Program the following socioeconomic plans/programs will be enacted as summarized in Table 20-5.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 282 of 340 |

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Table 20-5 Socioeconomic Management Plans/Programs

Program/Plan Name	General Content Summary
Environmental Education Program

Intends to raise awareness of Project stakeholders either directly or indirectly involved with the Project. This program aims to encourage proactive environmental stewardship, to be applied inside and outside the workplace environment.

Labor Training Program

Intends to ensure local participation in Rio Novo’s recruitment efforts. Labor Availability Assessment Studies will be performed followed by training program planning; assessment and selection of candidates; hiring, including local labor recruitment; and implementation of training programs

Municipal Support Program	Establish a forum for structured dialogue, articulation of ideas, and concerns of the stakeholders in the municipality.
Socioeconomic and Demographic Monitoring Program

Intended to monitor and respond to pressure on regional infrastructure from implementation of the project. Results will guide future expenditure on infrastructure and improvements to social services in the municipality.

20.8	Reclamation and Closure

Progressive reclamation and conceptual closure planning information are presented in the Project EA in the Plano de Recuperacao de Agreas Degradades (PRAD) and Plano de Fechamento. The PRAD establishes general rehabilitation measures to be taken both during and subsequent to active mining, to ensure progressive and eventual rehabilitation of the site to pre-mining conditions. On-going revegetation is highlighted as a key undertaking due to the rich floral and faunal composition of the Project area. In addition to revegetation efforts other important rehabilitation measures to be enacted include contouring of the Project surface footprint, drainage and slope stabilization and implementation of environmental mitigation measures.

Locations to be included in rehabilitation and closure include:

▪	Industrial processing circuit and support infrastructure (e.g., accommodation facilities);
▪	Electricity transmission line;
▪	Waste rock dump;
▪	Sediment control dams;
▪	Tailings storage facility;
▪	Open pit; and
▪	Water supply pipeline.

In locations in which vegetation suppression will occur, the fertile topsoil layer will be excavated to a depth of 20 to 30cm and stockpiled for rehabilitation and closure phase usage. This topsoil will be stored in stockpiles that will not exceed 2m in height. Table 20-6 summarizes general closure criteria for each of the Project’s operational areas:

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 283 of 340 |

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Table 20-6 Summary of Paiol pit and Ancillary Infrastructure Closure Activities

Project Feature	Closure/Rehabilitation Activity
Waste rock dump	Revegetation of slopes using local grasses; recontouring of slopes and drainages.
Open Pit

Final slope angle stabilization; removal of any unsuitable materials; surface drainage contouring; establishment of pit lake consistent with regional ground water elevation; possible fencing or other enclosure as necessary.

Processing equipment and other infrastructure facilities (e.g., sediment dams)	Dismantling and removal of infrastructure and foundations; contouring of surface grades to allow storm water runoff; emplacement of topsoil and revegetation
Tailings Storage Facility	Neutralization and pumping of remaining liquid phase; emplacement of storm water drainage system; emplacement of inert material cover if necessary; emplacement of topsoil and revegetation
Electric Transmission Line	Removal of towers, substation and lines, including all foundations; surface contouring and revegetation.
Water Supply Pipeline	Purging of water from pipeline followed by dismantling and appropriate disposal

Revegetation efforts will be conducted using hydroseeding and executed during the rainy season for best results. Activities included in the PRAD (rehabilitation plan) are expected to be completed within 3 years of cessation of active mining operations.

Final closure will have a goal of returning the impacted area to a level of environmental quality similar or superior to that existing before Project implementation. Closure will be implemented in four stages:

▪	Details of Closure Plan finalized within two years before cessation of active mining at the site;
▪	Provision of administrative and financial details for implementation of the above;
▪	Implementation of closure programs;
▪	Presentation of final environmental assessment of rehabilitated/closed project area for regulatory review/approval.

It is expected that Rio Novo’s monitoring programs, including the Underground Water Quality Monitoring Program, will allow identification of any outstanding liabilities such as potential contamination of site soils or ground water. All recyclable/reusable materials will be processed accordingly, although it is anticipated that some materials will need to be landfilled.

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

21	Capital and Operating Costs

21.1	Capital Cost Estimates

21.1.1	Summary

The initial capital expenditure for the Almas Project is summarized in Table 21-1 and Table 21-2. The sustaining capital expenditure estimated for the operational phase is summarized in Table 21-3. Details of the estimate are provided in the appendices to this report. The capital and operating costs have been updated with 2015 cost estimates provided by Rio Novo. Capital costs that have not changed are based on the 2012 cost estimates. The most significant change to the cost inputs for the project is the exchange rates between the Brazilian Real and other foreign currencies. The updated costs are based on Q2 2016 US dollars and recent 2016 exchange rates.

Table 21-1 Summary of Initial Capital Expenditure – by Area

	US$ million	%
Direct Costs
Mine (Paiol and Vira Saia)	11.31	12.2
Site Preparation and Infrastructure	8.46	9.1
Transmission Line	1.93	2.1
Tailings	6.53	7.1
Processing Plant	30.44	32.9
Utilities	3.50	3.8
Support Facilities	3.02	3.3
Administrative Facilities	1.14	1.2
Electrical/Automation	4.83	5.2
Total Direct Costs	71.16	76.8
Indirect Costs
Project Costs	8.34	9.0
Owner's Costs/Land Acquisition	7.04	7.6
Total Indirect Costs	15.38	16.6
Direct and Indirect Costs	86.54	93.5
Contingency	6.06	6.5
Grand Total	92.60	100.0

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 285 of 340 |

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Table 21-2 Summary of Initial Capital Expenditure – by Commodity

	US$ million	%
Direct Costs
Civil Works	27.72	29.9
Steel Structure	1.93	2.1
Mechanical/Platework	18.24	19.7
Piping	1.65	1.8
Electrical	6.90	7.4
Automation and Instrumentation	2.60	2.8
Electromechanical Erection	11.48	12.4
Spare Parts	0.65	0.7
Total Direct Costs	71.16	76.8
Indirect Costs
Project Costs	8.34	9.0
Owner’s Costs/Land Acquisition	7.04	7.6
Total Indirect Costs	15.38	16.6
Direct and Indirect Costs	86.54	93.5
Contingency	6.06	6.5
Grand Total	92.60	100.0

Table 21-3 Summary of Sustaining Capital Expenditure

	US$ million	%
Direct Costs
Mine Fleet Replacement and Overhaul	18.89	30.0
Preproduction (Paiol, Vira Saia, Cata Funda)	12.93	20.6
Waste Piles/Fines Dykes	1.06	1.7
Dam “X”	4.78	7.6
Vera Saia Pit work to convert to TSF	9.07	14.4
Dam “F” – Lifting 1 and 2	6.77	10.8
Total Direct Costs	53.5	85.1
Indirect Costs
Owner’s Costs/Land Acquisition	5.6	8.9
Mine Close Out	3.8	6.0
Total Indirect Costs	9.4	14.9
Grand Total	62.9	100

21.1.2	Estimate Accuracy

The accuracy of the capital estimate is expected to be within ±15% of the final project costs at the summary level. It is expressed in Q2 2016 US dollars, and does not include any escalation allowances from that quarter. All figures in the estimate are based on the scope of work assessed, and reflect the current state of design, procurement and planning.

21.1.3	Scope of the Estimate

The capital cost estimate provides for detailed engineering, procurement activities, material management, construction and start-up services costs.

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The Almas Project includes the following:

▪	mining – pre-production, all pit equipment, surface support equipment, mine dewatering, powder magazines, mine support facilities;
▪	tailings storage facility (TSF), waste piles and fines containment dikes;
▪	access and site development, transmission line and main substation, process facilities, utilities, plant mobile equipment, assay laboratory, warehouse, maintenance shops, support buildings and administrative buildings;
▪	indirect costs;
▪	utilities to support the above, including electrical power (supplied by the local grid), water, communications, automation and controls.

Fuel storage and dispensing facilities are not part of the initial capital expenditure, as they will be included in a lease type contract with the diesel provider.

All backup and supporting information prepared for the estimate has been consolidated and archived, and is available for review as required.

21.1.4	Reference Documents

The Feasibility Study was developed in accordance with the project criteria. The estimate is based on the following:

▪	project scope of facilities
▪	project execution plan
▪	project engineering, procurement and construction management (EPCM) schedule
▪	process design criteria
▪	engineering discipline design criteria
▪	process flow sheets
▪	electrical single line drawings
▪	mechanical, electrical equipment and automation system list
▪	technical reports
▪	discipline material take-offs
▪	vendor quotations for major equipment and construction services
▪	benchmark data from similar process plants
▪	historical data
▪	engineering drawings

21.1.5	Estimate Execution

The capital cost estimate is organized in accordance with the work breakdown structure (WBS) defined for both direct and indirect areas. Table 21-4 outlines the WBS codes for the capital costs.

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Table 21-4 Project Area Code Description

Area Code	Area Description	Area Code	Area Description
1000	Alm as Project	4190	Storage and Distribution of Cyanide
2000	Infrastructure	4200	Utilities
2005	General	4205	Utilities – General
2010	Site Preparation – Earthw orks, Roads, Paving, Drainage	4210	Raw Water Intake/Water Treatment Plan
2015	Transmission Line	4215	Water Storage and Distribution System
2020	Tailings Dam and Reservoir/Water Recovered Collection System	4220	Compressed Air System/HVAC
2025	Fire Suppression System	4225	Industrial Effluent Treatment
2030	Highw ays and Access Roads	4230	Water Cooling System
2040	Telecommunications System	4300	Support Facilities
3000	Mine	4305	General
3100	Leach Pad	4310	Plant Maintenance Workshops
3105	General – Leach	4315	Warehouse
3110	Preparation and Reclaim – Leach	4320	Laboratory and Samples Storage
3115	Mobile Equipment – Loading, Hauling – Leach	4325	Security System
3120	Support Equipment – Leach	4330	Core Shield
3200	Paiol Mine	4335	Fuelling Station
3205	General – Paiol Mine	4340	Reagents Storage
3210	Preparation of Paiol Mine	4345	Cyanide Storage – CANCELLED – Area changed to 4190
3215	Mine Equipment – Paiol	4350	Solid Waste Disposal
3220	Support Equipment – Paiol	4355	Mobile Equipment
3225	Pow der Magazine	4365	Shipment
3230	Support Facilities – Paiol	4405	General
3300	Underground Paiol Mine (Future)	4410	Main Gate/Parking Lot
3400	Cata Funda	4415	Administrative Offices
3405	General – Cata Funda Mine	4420	HSEC
3410	Preparation of Cata Funda Mine	4425	Restaurant
3415	Mine Equipment – Arroz	4430	Locker Rooms
3420	Support Equipment – Arroz	4500	Electrical/Automation – General
3425	Support Facilities – Arroz	4505	General – for Electrical
3510	Preparation of Vira Saia Mine	4510	Main Substation
4000	Industrial Plant	4515	Automation/Control- General Instrumentation
4100	Processing Plant	4520	SE – Processing Plant
4105	General	4525	Standby Generator
4110	Crushing and Screening	5000	Indirect Costs
4115	Coarse Ore Storage Pile	5005	General
4120	Grinding	5010	Preliminary Studies and Tests
4125	Gravimetric Concentration	5015	Basic Engineering/DFS
4130	Leaching	5020	EPCM
4135	Carbon-in-Leach	5025	Environmental Studies, Licensing and Permits
4140	Acid Washing and Elution	5030	Electromechanical Erection and Supervision/Start-up Assistance
4145	Electrow inning	5035	Training
4150	Casting	5040	Temporary Facilities
4155	Carbon Regeneration	5045	Insurance During Construction
4160	Reagents Preparation	5050	First Fills
4165	Cyanide Destruction	5055	Ow ner’s Team and Costs
4170	Tailings Disposal System	5060	Freight
4175	Preparation and Distribution of Lime	5065	Administrative Facilities in Almas
4180	Hydrochloric Acid Storage	9900	Contingency
4185	Storage and Distribution of Caustic Soda

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 288 of 340 |

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21.2	Basis of Estimate – Direct Costs

21.2.1	Quantities

Engineering material take-offs (MTOs) are based on “neat” quantities derived from project drawings and sketches. Standard allowances are included in the estimate, as appropriate to each discipline. Where drawings were not available, conceptual quantities were prepared.

Metric units are assumed throughout the estimate, with one exception. The carbon steel piping has its pipe size described in inches of nominal diameter.

21.2.2	Unit Quantity Preparation

Quantity preparation was the responsibility of the engineering disciplines, and was carried out according to criteria given below. The MTOs noted below were reviewed and updated as the material quantities and take-off assumptions were refined. The engineering disciplines were involved in defining these allowances.

Some dimensions and material take-offs for several disciplines were produced by the following methodologies:

▪	AutoCAD Civil 3D Autodesk Software (earthmoving and geometry, drainage, etc.)
▪	TopoGRAPH (earthmoving)
▪	HydroWEB
▪	SAP, EBERICK, MUDADOS (concrete, structural, formwork, etc.)
▪	TEKLA 13 (structure steel design and quantities)
▪	Documents, drawings and manual sketches.

21.2.3	Direct Costs

21.2.3.1	Earthwork/Tailings/Drainage/Access/Paving

All earthworks quantities were taken off neat in place. The swell factor was incorporated into the unit rate, and was based on firm proposals received from contractors.

Mass earthworks estimates were based on soil assumptions, as the geotechnical soils analysis and recommendations report was not available.

The costs for these works were based on firm quotations received from eight established earthworks contractors in the Brazilian market.

21.2.3.2	Concrete Block Building

Concrete quantities were taken off neat, without allowances for over-pour or wastage. An allowance was added to account for these items.

Detailed excavation and backfill quantities for buildings and structures were developed for each area of the WBS based on estimated foundation dimensions.

The take-offs performed include concrete, rebar, formwork and additives, inserts, embedded material, coatings, grout and miscellaneous items.

The estimated costs for these works were based on firm quotations received from three established contractors in the Brazilian market.

21.2.3.3	Prefabricated Buildings

Prefabricated buildings were chosen for some areas of the project.

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Architectural quantities were taken off neat, directly from general arrangement and layout drawings, and were developed for each area of the WBS.

Building components such as interior partitions, sprinkler systems and ventilation systems were estimated based on a percentage applied to the estimated costs for each building.

Costs for prefabricated modular buildings were based on firm vendor quotations for design, supply and construction.

21.2.3.4	Structural Steel

Structural steel quantities were taken off neat, directly from general arrangement and layout drawings, for each area of the WBS. Other minor areas were factored from the preliminary design data or came from benchmark data on similar industrial plants. Allowances were applied for cut and waste, connections, clips and hardware.

Supply and fabrication costs were based on firm quotations received from six established vendors in the Brazilian market.

21.2.3.5	Mechanical/Mine Fleet/Plate-work

The mechanical equipment descriptions, quantities, size, and horse-power were derived from the project mechanical equipment list.

The costs for all major equipment items were based on firm quotations received from established vendors.

Costs for minor equipment were based on vendor quotations or historical data.

The mechanical engineering discipline provided neat quantity take-offs for all plate work items and liners where applicable. Allowances were made for stiffeners, fabrication details and cut and waste.

The costs were based on firm quotations received from four established vendors in the Brazilian market.

All mine haul fleet, loading equipment, in-pit and surface support equipment were defined by the mining design studies, and the costs based on firm quotations received from established suppliers. Costs for mine minor equipment were based on historical data.

21.2.3.6	Piping

Process piping costs within the battery limits of the process plant were based on an equipment factor allowance. Reference documents included site plans, flowsheets and general arrangement drawings.

Allowances are also estimated to cover pipelines for raw water, reclaimed water and the tailings disposal from the plant to the TSF.

21.2.3.7	Electrical

Electrical costs within battery limits are based on budget quotations for major electrical equipment including motor control centers, major power transformers, and site reticulation.

The electrical engineering discipline provided the material take off for underground cable. The cost for this bulk material was included in the Civil Works Contractor scope of work.

The costs for the transmission line and plant site main substation were based on firm quotations obtained from established Brazilian vendors, in a Turn Key Lump Sum.

21.2.3.8	Instrumentation and Automation

The plant distributed control system (DCS) was designed from the P&IDs, number of I/O and DCS basic architecture. The estimated costs are based on vendor quotations and include hardware, software development and support for programming, system configuration and start-up assistance.

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The estimated cost for other minor automation and control items including telephone system (PABX), CCTV system, radio transmission system, access control system, and firefighting system, were obtained from budgetary vendors’ quotations.

Costs for field instrumentation within battery limits were based on an equipment factor allowance.

Allowances were also made to cover control wires and miscellaneous instrumentation.

21.2.3.9	Insulation/Painting Re-touching

The costs for these activities are included in the erection contractor services portion of the estimate.

21.2.4	Electromechanical Installation Services

The costs for the electromechanical installation services for the entire process plant are based on firm quotations received from six established Brazilian vendors.

All the related engineering documentation and estimated quantities were sent to the bidders requesting a formal technical and commercial proposal.

The request for proposal comprised the following:

▪	mechanical, electrical and automation equipment lists
▪	platework and structure steel MTOs
▪	piping and piping material bulk material lists
▪	electrical and instrumentation bulk material lists
▪	general process plant lay-outs
▪	area arrangements
▪	project and disciplines design criteria
▪	general instructions for installations services at plant site
▪	Rio Novo HSEC policies and site procedures

21.2.4.1	Labor Cost and Productivity

Each contractor proposal included a composite unit price (CUP), which combined labor rates, subcontractor costs and applicable indirect costs. The labor rate was compared with information in Tetra Tech’s historical data base. The information conformed to Tetra Tech’s standard base man-hour rate for the Midwest Brazilian region. An all- in labor rate was calculated for each line item of the estimate, and included direct and indirect costs. Direct costs included:

▪	base hourly wages and social burden
▪	site uplift
▪	statutory holidays and vacations
▪	government legislated assessments
▪	life insurance, general liability.
▪	All contractor indirect costs included:
▪	transportation from local construction accommodation to site and vice versa
▪	daily food
▪	safety equipment and clothing
▪	small tools and consumables

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▪	construction facilities and utilities
▪	mobilization and demobilization
▪	site supervision, management and administration
▪	contractors overhead and profit
▪	applicable tax in Almas – Tocantins

21.2.4.2	Construction Equipment

All construction equipment costs are included in the contractors’ proposals. The hourly rate includes equipment supply, depreciation, fuel, oil, lubricants, maintenance, service, repair, and operator costs.

21.2.5	Growth and Waste Factor

A factor of 5% was added to all engineering bulk material as an allowance for quantity growth and material wastage.

21.2.6	Total Capital Cost Estimate Summarized by Source of Unit Costs

Each item of work in the estimate was assigned a letter indicating the source of unit costs. The sources of these unit costs were classified into six categories for assessing their reliability, as summarized in Table 21-5.

Table 21-5 Capital Cost Estimate Summarized by Source of Unit Costs

Symbol	Source of Unit Costs	US$ '000%
A	Purchase Order or Contract	0	0
B	Firm or Budget Quotation	68,921	74.4
E	Estimated by the Owner	10,953	11.8
F	Tetra Tech Data Bank	2,586	2.8
I	Estimated by Tetra Tech	1,021	1.1
J	Factored by Typical Index	9,115	9.8
Grand Total		92,596	100.0

21.2.7	Currency

All costs and quoted pricing in this estimate are expressed in Q2 2016 US dollars. Table 21-6 shows the conversion rates for the project currencies.

Table 21-6 Project Currencies

Currency	Symbol	BRL per Unit
US Dollar	USD	0.286
Brazilian Real	BRL	1.000
Canadian Dollar	CAD	0.373
Euro (European Union)		€0.259

21.2.8	Contingency

Contingency is a monetary provision included in the cost estimate to cover uncertainties or unforeseeable elements of time and cost. It intends to cover the unknown unknowns relating to the total project.

Contingency does not include any scope change related to Rio Novo or Tetra Tech. A 6.5% contingency was applied over the total estimated capital cost. Risk analysis was not performed to estimated or identified risks, threats or opportunities.

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21.3	Basis of Estimate – Indirect Costs

Table 21-7 shows a high level breakdown of the main indirect costs of the project.

Table 21-7 Indirect Costs High Level Breakdown

	US$ million	%
EPCM	3,460	22.5
Owner’s Costs/Land Acquisition	7,036	45.8
Environmental	1,572	10.2
Other Indirect Project Costs	3,311	21.5
Total Indirect Costs	15,379	100

21.3.1	Temporary Construction Buildings and Facilities

This includes all temporary buildings and services required during construction and commissioning. These costs are estimated based on preliminary studies and layouts and will include, but not be limited to, the following:

▪	offices
▪	temporary construction services
▪	construction water supply
▪	sewage facilities
▪	construction communications
▪	laydown areas
▪	roads and maintenance
▪	lodging/furniture
▪	aerial distribution power line
▪	power transformers for offices and lodging
▪	canteen/utensils

21.3.2	Temporary Construction Services

Temporary construction services include office, janitorial and garbage services for the EPCM and Owner’s project teams. This includes bottled water, quality assurance surveying, site access control, security services, personnel transport, safety education and badges, lunch meals, safety, first aid, medical assessments, medical supplies and services. The costs for these services are based on the EPCM and Owner’s team organization charts, project construction schedule, and Tetra Tech’s past experience with projects of similar size and duration.

Freight and duty rates for the above have been applied to the costs of foreign and local purchase of indirect materials.

21.3.3	Construction Management

The construction management (CM) estimate aligns with the PEP. The CM for the process services and infrastructure will be part of the single, overall EPCM contract. The CM estimate is based on the assumption that multiple contractors will be engaged in unit price contracts.

The CM estimate covers the field or site based services required for constructing the material handling facilities, process facilities, and associated infrastructure.

The CM estimate includes the following site-based services:

▪	project management

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▪	field engineering
▪	site document control
▪	construction management
▪	industrial relations
▪	construction supervision up to general superintendent
▪	health, safety, environmental and community support services
▪	site administration
▪	field human resources
▪	site quality assurance and control
▪	site project controls (cost control and scheduling)
▪	field accounting
▪	site computers and information technology services
▪	site procurement
▪	field contract administration

The CM costs are calculated based on staffing requirements. The duration for each identified position is estimated and the hours calculated accordingly. The CM estimate is based on a 44-hour work week.

Labor costs are applied to the hours estimated for each category.

21.3.4	Engineering and Procurement

As with the construction management estimate, the engineering and procurement (EP) estimate is based on the project execution plan. EP for the process services and infrastructure will be part of the single, overall EPCM contract. EP costs are based on an estimate of hours for development of deliverables for the detailed engineering component. The rest of the estimate is based on staffing requirements and durations for management, administrative, control, and procurement staff. Durations for each engineering position are estimated and hours calculated accordingly. The engineering estimate is based on a 40-hour work week. An average Labor rate is applied to the estimated hours.

21.3.5	Pre-operation Testing

Pre-operational testing costs are based on approximately two months of testing prior to mechanical completion. The personnel required for this testing will be identified by individual and priced according to project policy. Costs for test engineers are carried in the construction management estimate, whereas supporting trades personnel are included in the pre-commissioning account. An allowance for testing equipment and supplies is included in the indirect construction equipment and tools costs.

21.3.6	Commissioning

The cost of commissioning assistance by the contractor is based on providing five technical staff and a crew of trades’ personnel as support for a period of six months.

21.3.7	Freight and Duties

Freight costs are estimated from information provided by the vendor quotations. The non-quoted freight is factored based on 4% for inland freight, and 6% ocean for freight.

21.3.8	Vendor Representatives

Vendor representative costs were developed based on Tetra Tech’s experience from other similar projects.

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21.3.9	Capital Spare Parts

Allowances for spare parts stored in the warehouse have been estimated by using 5% of the total mechanical supply costs. These costs include freight and duties.

21.3.10	First Fill

The quantity of plant first fill has been estimated by the engineering disciplines. The budgetary cost to supply plant first fills has been provided by the Owner and includes ball charges, lubricants, fuels, and reagents. The unit costs are based on vendor quotations obtained by Rio Novo.

21.3.11	Owner’s Cost

The following capital cost items are estimated and provided by the Owner. These costs include:

▪	project management salary and benefits
▪	housing and relocation
▪	travel, including home trips
▪	information systems, communications
▪	labor, training
▪	insurances
▪	permits and fees
▪	all licenses, royalties, and commissions
▪	community relations and special events
▪	environmental baseline studies and test work
▪	taxes, liabilities
▪	closure, reclamation, geohydrology
▪	general office supplies and equipment
▪	daily food for all contractors
▪	SSMAC equipment and material

21.3.12	Engineering, QA/QC, and Construction Management

Engineering, QA/QC, and construction management costs include the following activities:

▪	engineering
▪	construction management
▪	quality assurance for monitoring the compaction
▪	geotechnical investigation
▪	surveying
▪	inspection, review, and meetings
▪	instrumentation for monitoring

21.4	Assumptions and Exclusions

Assumptions are as follows:

▪	All CM staff will be housed in the camp.

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▪	Expatriate CM staff will be tax-equalized.
▪	All equipment and materials will be new.
▪	The labor rate build-up will be based on statutory law governing benefits to workers in effect at the time of the estimate.
•	Build-up of craft labor benefits and burdens is based on current Brazilian labor law.
•	Site construction contracts will be unit price contracts.
•	Sufficient water supply is available.

•	The contractors will provide transportation to site and house personnel not assigned to the camp during the construction peak period.
•	That soils encountered match assumptions made in design.

The following items are specifically excluded from the capital cost estimate:

▪	escalation
▪	geotechnical anomalies
▪	cost of financing and interest during construction
▪	costs due to currency fluctuations
▪	any provision for force majeure as defined in the contract
▪	working capital
▪	changes to design criteria
▪	work stoppages
▪	scope changes or accelerated schedule
▪	changes in Brazilian law
▪	changes in duties
▪	hydrological issues
▪	environmental issues
▪	hazardous waste issues

21.5	Operating Cost Estimates

21.5.1	Operating Costs Summary

The Almas gold project operating costs are grouped into four cost centers: mining, processing, G&A, and other operating costs. Refining and transportation costs are shown as part of the total operating cash cost and are detailed in this section (although for the profit and loss statement, these costs are classified as deductions from gross revenue). The lifetime operating cost estimate amounts to US$422.9 million or US$458.4 million as the total cash cost, which includes the refining and transportation costs. The lifetime average unit costs per ounce of gold produced are US$602/oz. (operating cost estimate) and US$653/oz., respectively, and the correspondent unit costs per ounce of ore feed to the plant is US$15.49/t (operating cost estimate) and US$16.79/t (total cash costs).

The projections of the annual costs in US million dollars are presented in Table 21-8. Table 21-9 and Table 21-10 shows the annual average unit costs per ounce of gold produced and the total unit cost per tonne of ore.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 296 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-8 Overall Project Operating Costs (US$ million)

Operating Costs (M USD)	YR 1	Yr 2	YR 3	YR 4	YR 5	YR 6	YR 7	YR 8	YR 9	YR 10	YR 11	YR 12	YR 13	YR 14	Lifetime
Mining	13.3	11.8	13.5	16.8	14.4	14.0	14.7	15.9	17.2	14.8	4.5	1.9	1.9	1.2	156.0
Processing	14.7	15.3	15.6	15.7	16.1	16.3	16.4	16.4	16.3	16.2	16.0	15.7	15.5	5.6	212.0
G&A	3.7	3.7	3.7	3.7	3.7	3.7	3.7	3.7	3.7	3.7	3.7	3.7	3.7	1.6	49.4
Other Operating Costs	0.5	0.5	0.5	0.5	0.5	0.4	0.4	0.4	0.4	0.3	0.3	0.3	0.3	0.2	5.5
Subtotal OPEX	32.3	31.3	33.2	36.8	34.7	34.4	35.2	36.5	37.6	34.9	24.5	21.6	21.4	8.6	422.9
Cost deducted from Revenue	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Refining & Transportation	1.3	1.6	1.0	0.9	0.8	0.7	0.7	0.7	1.0	1.3	1.1	0.4	0.4	0.2	12.0
Royalties	2.4	3.1	2.2	2.3	1.6	1.0	1.0	1.3	1.9	2.6	2.2	0.9	0.8	0.3	23.5
Total Cash Costs (M USD)	35.9	35.9	36.4	39.9	37.1	36.1	36.9	38.5	40.5	38.8	27.8	22.9	22.7	9.0	458.4

Table 21-9 Overall Project Unit Operating Costs (US$/oz)

Operating Costs (USD/Oz)	YR 1	Yr 2	YR 3	YR 4	YR 5	YR 6	YR 7	YR 8	YR 9	YR 10	YR 11	YR 12	YR 13	YR 14	Lifetime
Mining	181.91	129.20	226.70	331.59	298.71	351.44	381.40	386.65	301.86	190.06	70.26	73.73	77.59	129.95	222.23
Processing	200.60	167.21	262.39	309.61	334.17	409.86	427.23	399.03	285.43	208.14	248.50	599.31	629.48	602.20	301.88
G&A	50.09	40.13	61.91	72.38	76.36	92.41	95.48	89.18	64.36	47.35	57.04	140.10	149.24	168.35	70.30
Other Operating Costs	7.35	5.09	7.93	10.30	10.72	10.93	10.62	9.91	6.99	3.79	4.57	11.22	11.93	17.79	7.85
Subtotal OPEX	439.96	341.62	558.92	723.87	719.96	864.65	914.72	884.77	658.63	449.34	380.37	824.35	868.24	918.30	602.26
Cost deducted from Revenue	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Refining & Transportation	17.49	16.94	17.13	17.11	17.11	17.15	17.22	17.28	17.34	17.10	16.92	17.07	17.12	16.94	17.14
Royalties	32.36	33.62	37.47	44.53	33.47	24.91	26.49	32.75	32.64	33.09	33.45	33.15	33.05	33.30	33.46
Total Cash Costs (USD/Oz)	489.80	392.19	613.52	785.51	770.54	906.71	958.44	934.79	708.60	499.54	430.74	874.58	918.41	968.53	652.86

The operating cost estimates are stated in US dollars for Q2 2016. RNM has specified exchange rates of BRL/US$=.286 and EUR/US$=1.10. The projections are in constant dollars; i.e., do not include escalation. The costs are presented in a net tax basis; i.e., the taxes due are applied, however all recoverable tax credits are discounted over the life of mine. The operating costs for mining, process, general and administration and others are described in detail in the sections that follow.

Table 21-10 Overall Project Unit Operating Costs (US$/t of ore)

Operating Costs (M USD/t ore)	YR 1	Yr 2	YR 3	YR 4	YR 5	YR 6	YR 7	YR 8	YR 9	YR 10	YR 11	YR 12	YR 13	YR 14	Lifetime
Mining	6.73	5.77	6.57	8.21	7.01	6.82	7.16	7.77	8.41	7.20	2.21	0.94	0.94	1.63	5.71
Processing	7.42	7.47	7.60	7.67	7.85	7.95	8.02	8.02	7.95	7.88	7.81	7.67	7.66	7.55	7.76
G&A	1.85	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.82	2.11	1.81
Other Operating Costs	0.27	0.23	0.23	0.26	0.25	0.21	0.20	0.20	0.19	0.14	0.14	0.14	0.15	0.22	0.20
Subtotal OPEX	16.28	15.26	16.19	17.93	16.91	16.78	17.18	17.79	18.35	17.02	11.96	10.55	10.57	11.51	15.49
Cost deducted from Revenue	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Refining & Transportation	0.63	0.76	0.50	0.42	0.40	0.33	0.32	0.34	0.48	0.65	0.54	0.22	0.21	0.21	0.44
Royalties	1.20	1.50	1.09	1.10	0.79	0.48	0.50	0.66	0.91	1.25	1.05	0.42	0.40	0.42	0.86
Total Cash Costs (USD/t ore)	18.11	17.53	17.77	19.46	18.09	17.59	18.00	18.79	19.74	18.92	13.55	11.19	11.18	12.14	16.79

21.5.2	Labor

In Year 1, the Almas gold operation will employ 398 personnel. Employment will peak at 492 in Year 10. At the peak employment level, 115 will be staff and supervision, and 377 will be laborers. Table 21-11 shows the total number of workers in the project by year, the respective monthly and yearly costs. Table 21-12 brings the detailing of salary and direct costs relative to each job position. The direct costs, represents a burden of 73.90% over the base salary, and are divided into two groups: the social burden (57.66%) and the fringe benefits (16.24%). The labor personnel structure and costs for mining, process and general and administration are detailed in the specific sections.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 297 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-11 Manpower Summary

Area	Year	Total	Annual Cost USD (000)
		#	Monthly	Yearly
All Areas	1	398	719	8,627
	2	427	846	10,154
	3	441	874	10,483
	4	442	876	10,511
	5	423	832	9,986
	6	423	832	9,986
	7	423	832	9,986
	8	438	867	10,400
	9	453	901	10,814
	10	492	991	11,891
	11	345	660	7,915
	12	316	596	7,156
	13	308	578	6,935
	14	244	245	2,936

Salaries are based on salary survey of September 2011 and updated for Q2 2016 by the IPCA (National Consumer Price Index Board). Comparisons were made to operating mines in the area to validate the estimated labor rates with local labor rates for Q2 2016. The housing allowances had the values approved and disclosed in standard of benefits in March 2016, and were updated by the same index. The additional cost for working in remote areas and profit participation is not included in Table 21-12 as it is classified as a G&A expense.

Table 21-12 Manpower: Salaries and Direct Costs

Labor Rates		Monthly Salaries (BRL)	Housing Allowance (BRL)	Total Remuneration (BRL)	Social Burden (%)	Fringe Benefints (BRL)	Total Cost (BRL)	Total * Costs (USD)
Job Position	Level			Obverburden->	57.66%	16.24%
General Manager	Executive	30,025	1,274	31,299	18,046	5,082.89	54,427	14,700
Manager	Management	18,643	955	19,598	11,300	3,182.79	34,081	9,200
Senior Engineer	Management	12,817	743	13,560	7,818	2,202.17	23,581	6,400
Senior Supervisor/ (University Degree)	Management	9,322	743	10,065	5,803	1,634.49	17,502	4,700
Intermediate Level (analysis, geologist,engineers)		9,322	743	10,065	5,803	1,634.49	17,502	4,700
Supervisor / Intermediate Level	Superv/Tech	6,409	531	6,939	4,001	1,126.94	12,067	3,300
Skilled Operator / Specialist	Technician	4,428	531	4,958	2,859	805.25	8,623	2,300
Skilled Operator / Assistant	Operator	2,330	-	2,330	1,344	378.46	4,053	1,100
Labour	Operator	1,375	-	1,375	793	223.29	2,391	600
* Exchange Rate BRL/USD = 3.50

The mine and the plant are assumed to operate 24 h/d, 365 d/a. The operating cost estimate is based on labor and supervisory personnel working eight-hour shifts, three shifts per day on shift rotation schedule. With the exception of the blasting crew and the general laborers, all labor and supervisory personnel will rotate between day and night shift. Management and technical support staff will work day shift only. Staffing costs are based on employees working 8.8 hours shift per day, equivalent to 44 h/wk or approximately 240 d/a. The total labor requirements were compiled by RPM for the mine. Tetra Tech and RNM compiled the plant and G&A activities, respectively. Any on-call or overtime costs have not been factored into this study.

21.5.2.1	Maintenance Labor

According to the characteristics of the project, RNM opted to have a single maintenance workshop to suit the activities of mining and processing. The staffing structure for workshop and monthly and annual costs are

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 298 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016 presented in Table 21-13. It was assumed that 50% of the labor costs would be apportioned to each of mining and processing.

Table 21-13 Maintenance Labor Structure

Job Description	Total	Tipical Year (USD 000)
	#	Monthly	Yearly
Engineer - Industrial Mechanic Sector	1	6.40	76.8
Engineer - Diesel Mechanic Sector	1	6.40	76.8
Engineer - Electrical Sector	1	6.40	76.8
Adminsitrative Assistant	2	2.20	26.4
Technician - Industrial Mechanics (Progr./Planning)	1	2.30	27.6
Technician - Diesel Mechanics (Progr./Planning)		-	-
Technician - Electrical (Progr./Planning)	1	2.30	27.6
Supervisor - Plant Maintenance (Mech.)	1	3.30	39.6
Supervisor - Plant Maintenance (Electr.)	1	3.30	39.6
Supervisor - Diesel Equipment	1	3.30	39.6
Sr. Mechanician - Industrial Mechanics	4	9.20	110.4
Sr. Electrician - Industrial	4	9.20	110.4
Sr. Instrumentist - Industrial Intr. & Automation	2	6.60	79.2
Sr. Electrician - Diesel Equipment	4	9.20	110.4
Mechanician - Industrial	4	9.20	110.4
Mechanician - Welding	1	2.30	27.6
Mechanician - Boiler making	1	2.30	27.6
Mechanician - Diesel Equipment Mine	3	9.90	118.8
Mechanician - Fitting & Machining	1	2.30	27.6
Labor - Tire repair & washing	1	2.30	27.6
Labor - General	16	9.60	115.2
Driver - Fuel & Lube Mine	2	2.20	26.4
Vacation - allowance	5	11.50	138.0
Subtotal	58	121.7	1,460.4
Maintenance for the Mine		60.85	730.2
Maintenance for the Plant		60.85	730.2
Total Maintenance Manpower		121.7	1,460.4

21.5.2.2	Mining Operating Cost Estimate

The mining costs were estimated individually for each of the three pits, Paiol, Cata Funda and Vira Saia, and the reclaiming of the leach pad spent ore stockpile. The operational costs of the owners fleet include fuel, maintenance and wear parts, explosives and labor. The total mining operating cost along the mine life amounts to US$156.0 million, equivalent to US$222.2/oz, US$5.71/t of ore or US$1.07/t moved.

Table 21-14 Mining Operating Costs

MINING OPEX (M USD)	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Lifetime
Diesel	4.5	4.0	4.6	5.8	4.6	4.4	4.9	5.5	6.1	3.0	0.6	0.1	0.1	0.1	48.2
Wear and Maintenance	3.5	3.0	3.5	4.4	3.6	3.4	3.7	4.0	4.5	5.1	1.1	0.4	0.4	0.3	41.0
Operating Labour	3.1	2.7	2.9	3.8	3.4	3.4	3.4	3.7	4.0	4.5	1.7	0.7	0.7	0.6	38.5
Explosives	1.7	1.4	1.7	2.1	2.0	2.0	2.0	1.9	1.9	1.4	0.5	0.0	0.0	0.0	18.7
Maintenance Labour	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.2	9.6
Total Mining OPEX (M USD)	13.3	11.8	13.5	16.8	14.4	14.0	14.7	15.9	17.2	14.8	4.5	1.9	1.9	1.2	156.0
(USD/Oz.)	181.9	129.20	226.70	331.59	298.71	351.44	381.40	386.65	301.86	190.06	70.26	73.73	77.59	129.95	222.23
(USD/tof ore)	6.7	5.8	6.6	8.2	7.0	6.8	7.2	7.8	8.4	7.2	2.2	0.9	0.9	1.6	5.71
(USD/t moved)	1.01	1.28	1.47	1.05	0.94	0.90	0.95	1.06	1.15	1.05	1.40	0.94	0.94	1.63	1.07

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 299 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

21.5.2.3	Diesel and Parts

Costs of diesel are based on the estimated working hours and the specific consumptions per hour for mining equipment. Hourly costs of wear and maintenance parts are based on technical specifications of equipment manufacturers, as outlined in Table 21-15. Lubricants and coolants are included as part of the equipment maintenance and repair.

Diesel is quoted at US$0.73/L. Prices of diesel and consumables were obtained by a quotation process. Quotes were requested from three suppliers in the Brazilian market. Two firm proposals were received. The lowest quote was adopted, which included the structure for the fuel station.

Table 21-15 Diesel and Parts Hourly Costs

MINING EQUIPMENT UNIT COST Equipment Description	Fuel Consumption		Parts *
	l/h	USD/h	USD/h
Scania P420 Haul Truck	16.5	12.1	21.75
Caterpillar 966H Wheel Loader	11.0	8.0	21.23
Caterpillar 390D Hydraulic Excavator	22.0	16.1	43.32
Caterpillar 345D Hydraulic Excavator	19.8	14.5	33.92
Caterpillar D8T Track Dozer	19.8	14.5	20.77
Caterpillar 160K Motor Grader	13.2	9.7	15.37
Terex TL260 Wheel Dozer	12.1	8.8	13.94
* Includes Wear and Spare Parts

21.5.2.4	Explosives and Blasting Services

A contractor will supply explosives. Costs are based on a firm quotation from a known Belo Horizonte supplier that has existing contracts within the mining industry, as shown in Table 21-16. The price adopted included supply and delivery of the explosives to the hole. The mine blasting crew will perform priming, loading, stemming and tying in. The explosives supply contractor will supply powder magazines, ammonium nitrate silos, pump and two auger trucks, an emulsion plant and other equipment required to fulfill the supply contract. The contractor will be responsible for erecting and maintaining all facilities. Diesel fuel will be supplied by mine operations.

21.5.2.5	Mining Labor

Labor personnel requirements were estimated for the operations and control, geology, short and long term mining plan and other necessary staff. Equipment operator Labor requirements and supplies are based on equipment hours calculated from engineering estimates of productivities and activities, quantities of material moved and hourly equipment operating rates. Other support Labor within the mining operation was determined by engineering estimates of activities (see Table 21-17).

The maintenance manpower is scaled to suit both mine equipment and the processing plant. Fifty percent of the estimated costs provided in Table 21-17 are allocated to each of mine equipment and the processing plant.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 300 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-16 Explosives and Accessories Unit Prices

DRILLING AND BLASTING PRICES (for Drill 3.5 - 5.5 inch)
INPUT / CONSUMBABLE / SERVICE	Unit	Unit Price (USD)
Amonium Nitrate	kg	0.31
Emulsion	kg	0.43
Surface Connector	m	0.27
Down Hole Connector	m	0.27
Detonator	Unit	0.74
Booster (150g)	Unit	2.62
MS Connector	Unit	2.18
Explosives (Contract Charge & Fire)	USD/t	0.23

Table 21-17 Mining Labor Structure and Costs

MANPOWER OPERATIONS: MINE		Total	Typical Year (USD 000)
Area	Job Description	#	Monthly	Yearly
Mine Operation	Mine and Planning Engineer	2	12.80	153.60
	Mine Geologist	1	6.40	76.80
	Administrative Assistant	1	2.30	27.60
	Surveyor	1	3.30	39.60
	Controller Dispatch	4	9.20	110.40
	Surveyor Assistant	1	0.60	7.20
	Geology Sampler	6	6.60	79.20
	Supervisor - Mine Services Section	4	13.20	158.40
	Driller Assistant	6	3.60	43.20
	Driller	12	27.60	331.20
	Excavator	12	27.60	331.20
	Excavator Small	4	9.20	110.40
	Front End Loader Operatios	8	18.40	220.80
	Well Loader Operators	8	18.40	220.80
	Trucks Operators	68	156.40	1,876.80
	Track -type Tractor Operator	8	18.40	220.80
	Fuel & Lub Truck Operator	4	9.20	110.40
	Grader Operator	6	13.80	165.60
	Water Truck	8	18.40	220.80
	AllRound Operator	4	9.20	110.40
	Driver - Light vehicles	8	8.80	105.60
	Vacation - allowance	22	50.60	607.20
	Total Mine	198	444.00	5,328.00

21.5.2.6	Process Operating Cost Estimate

The processing operating costs were estimated by L&M based on information generated by Tetra Tech and RNM. Tetra Tech, who is responsible for the plant design, provided the energy demand, specific consumptions of reagents and consumables, unit costs of maintenance parts and personnel staff. RNM provided the price quotations, salaries and social burden. The total processing costs along the mine life amounts to US$210.0 million, equivalent to US$7.69/t of ore or US$299.1/oz (see Table 21-18).

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 301 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-18 Process Operating Costs

PROCESS OPEX (M USD)	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14	Lifetime
Electrical Energy	6.10	6.31	6.31	6.31	6.31	6.31	6.31	6.31	6.31	6.31	6.31	6.31	6.24	2.29	84.04
Mill Balls	1.09	1.13	1.13	1.13	1.13	1.13	1.13	1.13	1.13	1.13	1.13	1.13	1.11	0.41	14.99
Mill Liners	0.29	0.30	0.30	0.30	0.30	0.30	0.30	0.30	0.30	0.30	0.30	0.30	0.29	0.11	3.95
Sodium Cyanide	2.71	2.80	2.80	2.80	2.80	2.80	2.80	2.80	2.80	2.80	2.80	2.80	2.77	1.02	37.29
Lime	0.35	0.36	0.36	0.36	0.36	0.36	0.36	0.36	0.36	0.36	0.36	0.36	0.36	0.13	4.86
Sodium Hydroxide	0.03	0.04	0.04	0.04	0.04	0.04	0.04	0.04	0.04	0.04	0.04	0.04	0.04	0.01	0.48
Flocculant	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.01	0.35
Hydrochloric Acid	0.01	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.01	0.01	0.20
Hydrated Alcohol	0.17	0.18	0.18	0.18	0.18	0.18	0.18	0.18	0.18	0.18	0.18	0.18	0.17	0.06	2.35
Activated Carbon	0.27	0.28	0.28	0.28	0.28	0.28	0.28	0.28	0.28	0.28	0.28	0.28	0.28	0.10	3.76
Sodium Metabisulfhite	0.72	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.74	0.27	9.95
Copper Sulphate	0.24	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.09	3.33
Leach Aid	0.06	0.07	0.07	0.07	0.07	0.07	0.07	0.07	0.07	0.07	0.07	0.07	0.07	0.02	0.89
National Maintenance Supplies	0.28	0.31	0.42	0.49	0.66	0.77	0.83	0.83	0.77	0.70	0.63	0.49	0.49	0.20	7.85
Imported Maintenance Supplies	0.15	0.17	0.22	0.26	0.36	0.41	0.45	0.45	0.41	0.37	0.34	0.26	0.26	0.11	4.23
Operating Labor	1.51	1.56	1.62	1.62	1.62	1.62	1.62	1.62	1.62	1.62	1.62	1.62	1.58	0.48	21.29
Maintenance Labor	0.71	0.77	0.77	0.77	0.77	0.77	0.77	0.77	0.77	0.77	0.77	0.77	0.75	0.24	10.19
Total Process OPEX (M USD)	14.72	15.31	15.53	15.63	15.90	16.06	16.17	16.17	16.06	15.95	15.85	15.63	15.44	5.57	210.00
(USD/Oz)	200.75	167.21	261.50	307.82	330.33	403.80	419.99	392.26	281.20	205.52	245.92	595.85	625.66	596.28	299.08
(USD/t of ore)	7.43	7.47	7.57	7.63	7.76	7.83	7.89	7.89	7.83	7.78	7.73	7.63	7.61	7.48	7.69

Process plant operating costs were developed for a 2.05 Mtpa feed. The ROM is the driver for calculation reagents, consumables and maintenance parts costs. Tetra Tech assumed 92% of gold recovery to calculate specific consumptions associated with gold bullion production.

The breakdown of the operating costs over the LOM is 40% for electrical energy, 15% for manpower, 17.8% for cyanide consumables, 12.5% for other consumables, 9% mill balls and liners and 5.8% for maintenance supplies.

21.5.2.7	Electrical Energy

The net cost power at the plant is US$79.43MWh as the basis for calculating the operating costs (see Table 21- 19). The average consumption has been calculated based on the mechanical equipment list. With the exception of the mills, installed load in each case has been factored for motor efficiency and discounted by the product of availability (percentage of the year a drive is ready to run), utilization (percentage operation during normal running) and power factor (the percentage of installed power used during normal operation). The consumption for the mills have been calculated based on the expected operating conditions for average ore work indices with allowances for motor and gearbox losses.

Table 21-19 Electrical Energy Operating Costs

ELECTRICAL ENERGY	Unit	USD/Unit CIF Mine		Consumption		USD/t of ore
			Unit	Specific Consumption	Annual Consumption
Electrical Energy	MWh	79.43	MW k/month	6,620	79,440	3.08

21.5.2.8	Reagents, Consumables and Other Inputs

The annual and LOM process operating costs are summarized in Table 21-20.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 302 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-20 Consumption and Costs of Process Inputs

PLANT INPUTS / REAGENTS / CONSUMABLES	Unit	USD / Unit CIF Mine	Consumption
			Unit	Specific Consumption	Annual Consumption	USD / t of Ore
Mill Balls	t	885.40	g/t	526.4	1,079.1	0.54
Mill Liners	set	269,005.00	set	-	1.0	0.14
Sodium Cyanide	t	2,400.00	g/t	500.0	1,025.0	1.36
Lime	t	62.93	g/t	1,285.0	2,634.3	0.18
Sodium Hydroxide	t	543.18	g/t	26.0	53.3	0.02
Flocculant	t	2,053.07	g/t	5.0	10.3	0.01
Hydrochloric Acid	m3	269.44	m3/day	0.1	40.2	0.01
Hydrated Alcohol	m3	444.20	m3/day	0.7	266.5	0.08
Activated Carbon	t	3,318.72	g/t	40.0	82.0	0.14
Sodium Metabisulfhite	t	333.09	g/t	740.0	1,517.0	0.36
Copper Sulphate	t	1,797.04	g/t	60.0	123.0	0.12
Leach Aid	kg	32.35	g/t	1.0	1,980.0	0.03

Reagent consumption is based on a mixture of experience, operational benchmarking and on the locked cycle test work performed at SGS Geosol Laboratorios Ltda and Testwork Desenvolvimento de Processo Ltda.

Grinding media and liner consumptions are based on wear rates factored from the Bond abrasion index using Tetra Tech’s in-house calculations. Relevant operating experience involving similar size plants, equipment and ore types was also incorporated.

The prices of reagents and consumables costs are based on relevant quotations for the supply of reagents and consumables by RNM. These quotes were obtained from local sources where possible, including the costs of transport and insurance, to the site.

21.5.2.9	Processing Labor

Table 21-21 shows the manpower requirements and costs for all the processing plant. The salaries and social burden were provided by RNM.

The maintenance manpower is scaled to suit both mine equipment and the processing plant. For cost effect, the engineering suggested the apportionment of 50% of the Labor costs for each of the activities.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 303 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-21 Processing Labor Structure and Costs

Area	Job Description	Total #	Typical Year (USD 000)
			Monthly	Yearly
Benefitiation Plant	Plant Engineer	1	6.40	76.80
	Process Engineer	1	6.40	76.80
	Supervisor - Chemist (Laboratory)	1	4.70	56.40
	Supervisor - CIL Section	4	13.20	158.40
	Operator - Crushing Section	3	3.30	39.60
	Operator - Grinding Section	4	4.40	52.80
	Operator - CIL Section	4	4.40	52.80
	Operator - EW / Bullion Section	2	2.20	26.40
	Operator - Detox & Tailing Section	4	4.40	52.80
	Operator - Reagents Section	4	4.40	52.80
	Analyst - Laboratory	8	18.40	220.80
	Labor - Laboratory	12	13.20	158.40
	Labor - Crusher & Grinding Section	8	8.80	105.60
	Labor - CIL Section	8	8.80	105.60
	Labor - Detox and Tailings Section	8	8.80	105.60
	Labor - Reagents Section	4	4.40	52.80
	Labor - General	4	2.40	28.80
	Vacation - allowance	8	8.80	105.60
	Total Plant	88	127.40	1,528.80

21.5.2.10	Plant Maintenance Parts

The maintenance materials costs include all materials required to maintain operations in all areas of the plant. Maintenance Labor is included under Labor costs. The cost of maintenance materials has been derived as a percentage of the direct capital costs of each plant section. The maintenance factor is based on Tetra Tech's in- house database of operating base metals plants. The total value of mechanical equipment, calculation basis of the maintenance costs is US$16 million. The projection of the costs, resulting from the application of estimates of annual fees is presented in Table 21-22.

Table 21-22 Processing Costs of Maintenance Parts and Materials

Plant Maintenance Parts	% of Plant Equipment	Annual Cost (USD 000)
Year1	2%	578.35
Year2	2%	650.64
Year3	3%	867.52
Year4	4%	1,012.11
Year5	5%	1,373.58
Year6	6%	1,590.46
Year7	6%	1,735.04
Year8	6%	1,735.04
Year9	6%	1,590.46
Year10	5%	1,445.87
Year11	5%	1,301.28
Year12	4%	1,012.11
Year13	3%	867.52
Year14	2%	578.35
Total		16,338.33

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 304 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

21.5.2.11	General and Administration Operating Cost Estimate

The G&A operating costs will include all costs not directly chargeable to the mining and process. The main cost is the administrative Labor itself that represents 58% of the G&A. The remaining costs are gathered in two groups. The first group is of the personnel related costs for the entire project not allocated as a direct cost of the mining or the processing activities; they are the bonus for remote area, meals, local transportation, human relations training and EPI/uniforms and correspond to 31% of the total. The second group corresponds to 11% of the total costs and includes the costs of general activities that serve the entire project, including office and cleaning material, asset insurance, auditing, legal, communication and mail, systems maintenance and other indirect costs. The G&A are basically fixed costs as shown in Table 21-23.

Table 21-23 General and Administrative Costs

General and Administrative Costs	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14	Lifetime
Administrative Labor	2.1	2.08	2.08	2.08	2.08	2.08	2.08	2.08	2.08	2.08	2.08	2.08	2.09	0.91	28.00
Bonus Remote Area	0.4	0.37	0.37	0.37	0.37	0.37	0.37	0.37	0.37	0.37	0.37	0.37	0.37	0.15	4.90
Meals	0.4	0.35	0.35	0.35	0.35	0.35	0.35	0.35	0.35	0.35	0.35	0.35	0.35	0.15	4.73
Local transportation	0.1	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.06	1.96
Training	0.1	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.05	1.71
Human Relations	0.0	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.01	0.34
EPI / Uniforms	0.0	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.01	0.35
Office & Cleaning Material	0.1	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.02	0.68
Asset Insurance	0.2	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.07	2.31
Auditing	0.0	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.01	0.29
Legal	0.1	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.02	0.68
Communications & Mail	0.0	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.01	0.31
Systems Maintenance	0.1	0.06	0.06	0.06	0.06	0.06	0.06	0.06	0.06	0.06	0.06	0.06	0.06	0.03	0.82
Other indirect costss	0.2	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.17	0.07	2.28
Total Process Opex (US$ M)	3.67	3.68	3.68	3.68	3.68	3.68	3.68	3.68	3.68	3.68	3.68	3.68	3.68	1.57	49.36
(USD/Oz)	50.09	40.13	61.91	72.38	76.36	92.41	95.48	89.18	64.36	47.35	57.04	140.10	149.24	168.35	70.30
(USD/t of ore)	1.85	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.79	1.82	2.11	1.81

Employee transportation, where necessary, will be provided within the mine property boundary. Buses will pick up local employees at designated areas and transport them to the administration building. They will walk from there to their workstations and return to the administration building at shift change. On-site employee transportation costs are included in the mine operating cost. Light vehicles will be provided for the general manager and the superintendents.

21.5.2.12	G&A Labor

The management team for the overall operation will consist of three departments under the supervision of the general manager, mine, plant and administration. The administration department comprises three sub departments, administration and cost control, health, safety, environment and community and safety, and general services. The G&A personnel structure and associated costs are summarized in Table 21-24.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 305 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-24 G&A Personnel Structure and Costs

Area	Job description	Total	Typical Year (USD 000)
		#	Monthly	Yearly
Management	General Manager	1	14,700.00	176,400.0
	Manager - Mine	1	9,200.00	110,400.0
	Manager - Plant	1	9,200.00	110,400.0
	Manager - Administration	1	9,200.00	110,400.0
	Secretary - Executive	1	2,300.00	27,600.0
	Subtotal	5	44,600.00	535,200.0
Administrative Area & Cost Control	Cost Control Manager	1	9,200.00	110,400.0
	Administrative Officer - Accountant	1	6,400.00	76,800.0
	Administrative Officer - Cost Control	1	4,700.00	56,400.0
	Administrative Officer - Payroll	1	4,700.00	56,400.0
	Administrative Officer - HR	1	4,700.00	56,400.0
	Administrative Officer	1	1,100.00	13,200.0
	Administrative Assistant	1	2,300.00	27,600.0
	Warehouse Officer	1	2,300.00	27,600.0
	IT Officer	1	2,300.00	27,600.0
	Warehouse Attendant	4	4,400.00	52,800.0
	Subtotal	13	42,100.00	505,200.0
HSE&C / Safety	Medicine Doctor - H&S	1	4,700.00	56,400.0
	Engineer - H&S	2	12,800.00	153,600.0
	Engineer - Environmental	1	6,400.00	76,800.0
	Technician - H&S	1	2,300.00	27,600.0
	Technician - Environmental	1	2,300.00	27,600.0
	Administrative Assistant -	1	2,300.00	27,600.0
	Supervisor - Property Security	1	3,300.00	39,600.0
	Nurse	4	9,200.00	110,400.0
	Labor - Environmental	1	1,100.00	13,200.0
	Labor - H&S	1	1,100.00	13,200.0
	Safety Guard	48	28,800.00	345,600.0
	Subtotal	62	74,300.00	891,600.0
General Services	Supervisor - General Services	1	2,300.00	27,600.0
	Operator - Water Treatment Station	1	600.00	7,200.0
	Driver - Trash/Waste collect truck	2	2,200.00	26,400.0
	Labor - Plumber	2	1,200.00	14,400.0
	Labor - Civil works (not industrial)	3	3,300.00	39,600.0
	Labor - General services	5	3,000.00	36,000.0
	Subtotal	14	12,600.00	151,200.0
Total G & A		94	173,600.00	2,083,200.0

21.5.2.13	Other Operating Costs

Table 21-25 summarizes other operating costs.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 306 of 340 |

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Table 21-25 Other Operating Costs Summary

OTHER OPERATING COSTS (M USD)	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14	Lifetime
Reclamation
Total Process Opex (M USD)	0.54	0.47	0.47	0.52	0.52	0.43	0.41	0.41	0.40	0.29	0.29	0.29	0.29	0.17	5.51
(USD/Oz)	7.35	5.09	7.93	10.30	10.72	10.93	10.62	9.91	6.99	3.79	4.57	11.22	11.93	17.79	7.85
(USD/t of ore)	0.27	0.23	0.23	0.26	0.25	0.21	0.20	0.20	0.19	0.14	0.14	0.14	0.15	0.22	0.20

This item includes the cost of the environmental obligations assumed in the EIA-RIMA and the costs to bring forward the plan of asset retirement all included in the mining closure costs.

The Environmental Impact Study (EIA) for the Almas project has been developed by RNM team in order to develop and submit an Environmental Impact Report (RIMA) as required by statutory regulation CONAMA 001/86 and the State Environmental Council (Naturatins). The goal was to obtain the upgrade operation license granted by Naturatins. See Tables 21-26 and 21-27 for environmental and reclamation costs.

Table 21-26 Environmental Related Programs

SSOMT Programs (Reclamation Costs)	Total Cost (USD 000)
Liquid Effluent Management Program	235.7
Fire Control Program	53.6
PAE Emergency Response Plan	196.5
Plan for Recovery of Degraded Areas	685.7
Program of Controlling and Monitoring of the Air Quality	98.2
Program of Controlling and Monitoring of Noise Emissions	196.5
Monitoring	157.1
Sub-program of Monitoring of the Quality of Surface Water and Sediment	235.7
Sub-program of Groundwater Quality Monitoring	392.9
Terrestrial Wildlife Monitoring Program	171.4
Forest Replacement Program	428.6
Social Communications Program	814.3
Environmental Education Program	65.0
Socioeconomic and Urban Monitoring Program	196.5
Program of Development and Strengthening of Local Services	72.9
Opex Institutional	364.3
Plan to support Municipality	196.5
SSOMT Programs	926.8
Waste Management Program	19.7
Economic Development Fund-FDE	1.4
Total	5,509.2

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 307 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 21-27 Reclamation Costs Cash Flow

Reclamation Costs Cash Flow	% of Total	Annual cost (USD 000)
Year 1	9.8%	538.9
Year 2	8.5%	465.8
Year 3	8.5%	470.6
Year 4	9.5%	523.0
Year 5	9.4%	515.8
Year 6	7.9%	434.9
Year 7	7.4%	408.7
Year 8	7.4%	408.7
Year 9	7.2%	399.2
Year 10	5.3%	294.4
Year 11	5.3%	294.4
Year 12	5.3%	294.4
Year 13	5.3%	294.4
Year 14	3.0%	166.1
Total	100%	5,509.2

21.5.2.14	Cost Deductibles from Operating Revenue

Cost deductibles from operating revenue include the costs of refining and transportation of the bullion, contracted to third parties and the royalties owed by RNM on mineral exploration.

Although they are classified as operational costs, they are not direct production costs, since their calculation basis are the sales revenue. For the purpose of statement of the operating results they are treated as deductions from sales revenue.

21.5.2.15	Refining and Product Transport

Still in the conceptual design phase, RNM had already decided that the gold refining activity would be carried out by third parties under contract. Based on quote from a specialized company located in Guarulhos (SP), cost should be US$3.27/oz refined (net of tax credit basis), with a contractual return of 99.8% of the amount of gold sent discounting existing impurities and processing losses.

The cost of transporting the bullion was quoted by specialized companies, from evaluation based on distances, means of transport and risks involved. The cost is US$13.84/oz (see Table 21-28).

Table 21-28 Refining and Transportation Costs

REFINNING & PRODUCT TRANSPORT (Plant to Refinery)	Unit	USD / Unit CIF Mine
Refinning Costs	$/Oz	3.27
Transport Plant to Refinery	$/Oz	13.84

The total refining and transportation costs amount is US$12 million during the mine life, averaging US$17.1/oz of gold or US$0.44/t of ore.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 308 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

21.5.2.16	Royalties

Three types of royalty are due by RNM. They are the CFEM, compensation to the mineral exploitation due to the government; royalty to previous land owners and royalty to mineral right holders. The total royalties due to RNM amount to US$23.5 million during the mine life, averaging US$33.5/oz of gold or US$0.86/t of ore.

Royalty to the Federal Government – CFEM: Compensação Financeira pela Exploração de Recursos Minerais: The Federal Constitution of Brazil has established that the states, municipalities, the Federal District and certain agencies of the federal administration are entitled to receive royalties for the exploitation of mineral resources by holders of mining concessions (including extraction permits). The rate for gold is currently 1% arising from the sale of the mineral product, less taxes on sales of the mineral product, transportation and insurance costs.

Royalties to mineral rights holders: Holders of mineral rights shall be entitled to receive royalties from Rio Novo on the gold extracted. The calculation basis is the gold sales value, less the refining, transportation and insurance costs and the CFEM due. The rate on the gold extracted from Paiol and Cata Funda is 1.2%, due to Minerais Santa Elina and 2.5% on the gold extracted from Vira Saia, due to Terra Goyania e Santo Expedito.

Royalties to the previous land owners: Pursuant to the Land Purchase Agreements, Rio Novo must pay the vendors a royalty equal to 0.5% of the net revenue derived from the sale of the gold extracted from such vendors’ property, less taxes (CFEM), refining, transportation and insurance costs.

Table 21-29 Total Royalties, Refining and Transportation Costs

OPERATING COSTS decucted from revenue	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14	Lifetime
Refining & Transport	1.3	1.6	1.0	0.9	0.8	0.7	0.7	0.7	1.0	1.3	1.1	0.4	0.4	0.2	12.0
Royalties	2.4	3.1	2.2	2.3	1.6	1.0	1.0	1.3	1.9	2.6	2.2	0.9	0.8	0.3	23.5
Total (M USD)	3.6	4.6	3.2	3.1	2.4	1.7	1.7	2.1	2.8	3.9	3.3	1.3	1.2	0.5	35.5
Refining & Transport	17.5	16.9	17.1	17.1	17.1	17.2	17.2	17.3	17.3	17.1	16.9	17.1	17.1	16.9	17.1
Royalties	32.4	33.6	37.5	44.5	33.5	24.9	26.5	32.8	32.6	33.1	33.5	33.1	33.0	33.3	33.5
Total (USD/Oz)	49.8	50.6	54.6	61.6	50.6	42.1	43.7	50.0	50.0	50.2	50.4	50.2	50.2	50.2	50.6
Refining & Transport	0.63	0.76	0.50	0.42	0.40	0.33	0.32	0.34	0.48	0.65	0.54	0.22	0.21	0.21	0.44
Royalties	1.20	1.50	1.09	1.10	0.79	0.48	0.50	0.66	0.91	1.25	1.05	0.42	0.40	0.42	0.86
Total (USD/t of ore)	1.83	2.27	1.58	1.53	1.19	0.82	0.82	1.00	1.39	1.90	1.59	0.64	0.61	0.63	1.30

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 309 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

22	Economic Analysis

22.1	Introduction

This section describes the results of the economic analysis requested by Rio Novo for the Almas Project’s Definitive Feasibility Study updated June, 2016.

The main tool used for the analyses is an Excel-based discounted cash-flow model developed by L&M a mining- finance consulting firm from Sao Paulo. The purpose of this model is to assess the key economic metrics and to identify and assess the key value drivers of the project. From the technical/ operational point of view it is a high level model that aims to manage the level of information regarding investments and operating costs produced in this phase of the study.

22.2	Main Assumptions and Parameters

22.2.1	Production

Production is expected to start two years from the initiation of pre-production stripping, with the primary ore extracted from Paiol pit. The ramp up curve, reflected in the feed rate of the plant is 75% in the first month, and 85% in the second, reaching the design capacity of 2.0 Mtpa (ROM) in the third month, considered the end of the ramp up period. Primary ore reserves amount to 25.7 million tonnes in three pits, 22.3 million in the Paiol, 2.1 million in the Vira Saia and 0.9 million in the Cata Funda pit. A tailings stockpile with a total of 1.65 million tonnes and gold grade of 0.88g/t completes the total reserves of 27.3 million tonnes at an average head grade of 0.87 g/t and amounting to 763.9 K ozs of gold. With this level of reserves the life of mine is 14 years. The average metallurgical recovery is 91.9%, which results in 702.2 thousand ounces of gold content after processing. The total gold payable after refining is 99.8% or 700.8 K ozs of gold.

Most of the ore body is close to the surface. The extraction will be done through a traditional shovel/backhoe-truck system, rubber-tired loaders and bulldozers. All primary ore and waste is assumed to require drilling and blasting. For the leach pad and primary ore a new plant based on crushing, ball milling and CIL process will be built.

22.2.2	Investments

The initial CAPEX amounts US$92.6 million including an allowance for contingencies of US$6.06 million, equivalent to 6.5% of total. The initial capital expenditure required for the project and the disbursement schedule is summarized in Table 22-1. Values in Brazilian Reals were converted to US dollars at the rate of BRL/US$ = 3.5.

Table 22-1 CAPEX Summary

CAPEX	US$ (000)
Project Year	Year -2	Year -1
Item	Pre-production		Total
Construction/Equipment/Materials	8,730	81,948	90,678
Recoverable PIS/COFINS	185	1,733	1,917
Total	8,915	83,681	92,596
Part %	9.6%	90%	100%

The total sustaining capital expenditure during the operation is US$62.9 million, including acquisition to increase or replace mine fleet equipment, equipment for the plant and infrastructure. Mine stripping costs for Vira Saia and Cata Funda, also included, are respectively US$3.2 million and US$7.0 million, to be spent in years 2 and 3. The yearly schedule is detailed in Table 22-2.

The mine closure costs are estimated at US$3.8 million to be spent over the projects life. In years 3 and 4 (US$1.1 million) additional cost will be incurred, and from years 12 to 14 (US$2.7 million). The mine closure expense is included as project capital.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 310 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 22-2 Sustaining Capital

Project Year	Construction/ Equipment/ Materials	Recoverable PIS/COFINS	Total (000 US$)
1	9,396	429	9,825
2	9,549	364	9,913
3	10,342	428	10,770
4	1,616	167	1,783
5	7,625	446	8,072
6	7,561	251	7,812
7	672	31	703
8	656	43	699
9	2,225	229	2,454
10	6,387	397	6,784
11	66	5	71
Total (000 US$)	56,094	2,791	58,885

22.3	Operating Costs

The average unit cost for the operational activities is US$602.26/oz or US$15.49/t of Ore, as shown in Table 22-3. This amount does not include refining costs and royalties that are considered in this analysis as deductions of gross revenue. Reclamation costs average US$393.5 K per year from years 1 to 14. The lifetime annual average of all operating costs from years 1 to 14 amounts to US$32.7 million per year.

22.4	Revenue

The projections of the net revenue have been carried out based on the quantity of bullion to be shipped (700.2 Koz during the mine life). at the price of US$1,250/oz. after deducting for the cost for external services of refining of US$17.1/oz (US$3.27/oz for the refining services and US$13.84/oz for the shipping costs) and considering a contract return of 99.8% for the gold content.

Table 22-3 OPEX Summary

Activity	OPEX US$/Oz	Part %	US$/t Ore
Mining	222.2	35.97%	5.72
Process Plant	301.9	50.87%	7.76
General & Administrative	70.3	11.84%	1.81
Other Operating Costs (Reclamation)	7.8	1.31%	0.20
Subtotal OPEX	602.2	100%	15.49
Refining Costs	17.1
Royalties	33.5
Total Cash Cost	652.8

Royalties to be paid by Rio Novo to the government, previous land owners, and mineral right holders are also deductible from the gross revenue and are detailed in the next item.

The annual average of the net revenue is US$61.9 million per year from year 2 (full production) to year 13.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 311 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

22.5	Royalties

22.5.1	Royalty to the Federal Government – CFEM: (Compensação Financeira pela Exploração de Recursos Minerais)

The Federal Constitution of Brazil has established that the states, municipalities, the Federal District and certain agencies of the federal administration are entitled to receive royalties for the exploitation of mineral resources by holders of mining concessions (including extraction permits). The rate for gold is currently 1% arising from the sale of the mineral product, less taxes on sales of the mineral product, transportation and insurance costs.

22.5.2	Royalties to Mineral Rights Holders

Holders of mineral rights shall be entitled to receive royalties from Rio Novo on the gold extracted. The calculation basis is the gold sales value, less the refining transportation and insurance costs and the CFEM due. The rate on the gold extracted from Paiol and Cata Funda is 1.2% due to Minerais Santa Elina and 2.5% on the gold extracted from Vira Saia due to Terra Goyania e Santo Expedito.

22.5.3	Royalties to the Previous Land Owners

Pursuant to the Land Purchase Agreements, Rio Novo must pay the vendors a royalty equal to 0.5% of the net revenue derived from the sale of the gold extracted from such vendors’ property, less taxes (CFEM), refining, transportation, and insurance costs.

22.6	Taxation

Taxation has been defined in accordance with the current legislation in the three levels of government. At state level, the benefit was defined in agreement with the State Government of Tocantins in December, 2010. It is reflected in the Statement of the Special Agreement in 2314/10, which determines the reduction to zero of the rates of ICMS on importation of capital items and also the ICMS charged at the destination due to the acquisition of capital goods. At the federal level the RECAP regime has been adopted. RECAP is a special tax regime granted for investments in export companies and consists of the exemption of PIS and COFINS on purchases of machinery and equipment. The tax costs are reflected in all the other CAPEX and OPEX items.

Given its location and characteristics, the project is eligible for the tax incentive conceded by SUDAM (Amazon Development Superintendence). The incentive consists of the reduction of 75% of the income tax due by the Project for a ten-year period for new investments in the area of Legal Amazonia and has to be approved by SUDAM prior to December 31, 2013. (See Ordinance N. 2.091 of December 28, 2007 issued by the Minister of National Integration.)

22.6.1	Base Date, Escalation and Others

The evaluation base date is October 31, 2012. All updated financial modeling and analysis work is based in real terms as at 2Q 2016 using real, ungeared, post-tax discount rates and excludes any financing assumptions. The exchange rate adopted to convert values in Brazilian Reals to US dollars is BRL/US$ = 3.5.

22.6.2	Pre-construction Expenditures

An amount of $48 million of expenditures related to the project and incurred during the pre-construction period of the project is classified as deferred assets and therefore eligible to be depleted during the mine life period. The total value is based on figures showed in Rio Novo’s trial balance of June 9, 2016. In more detail, these expenditures include exploration costs, refundable fiscal losses and expenses occurred in the preparation of the feasibility studies.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 312 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

22.7 Financial Analysis

Based on the assumptions adopted, the NPV (Net Present Value) estimated for the Base Case is US$147.0 million at a discount of 5.0%. The Internal Rate of Return (IRR) is 34.3% and the average annual EBITDA from year 2 to the end of mine life is US$30 million. The undiscounted payback is 1. 8 years.

The results attained show that in its current conception and based on the assumptions used in this report, the project is economically viable, according to the assumptions adopted, since the results show a significant positive NPV and an IRR significantly higher than the discount rate adopted.

22.7.1 Sensitivity Analysis

The sensitivity analyses show the impact of the variation of gold prices, OPEX and CAPEX upon the project’s NPV and IRR. The analysis encompasses the following range of variation in key inputs:

▪	Gold price: Variations of $50 dollar increments up to $1,450 per oz., (±16.0% in Gold prices)
▪	Operating costs: Variations of up to ±16.0% in total operating costs
▪	Capital costs: Variations of up to ±16.0% in total capital costs

In assessing the sensitivity of the project returns, each of these parameters is varied independently of the others. Scenarios combining beneficial or adverse variations simultaneously in two or more variables will have a more marked effect on the economics of the project than will the individual variations considered. The sensitivity analysis has been conducted assuming no change to the mine plan or schedule.

Table 22-4 presents the results of the sensitivity analysis for project’s NPV, and Figure 22-1, in the form of charts, illustrates these effects for each of the critical variables.

Table 22-4 Sensitivity Table for NPV

Δ% (%)	Gold Price		OPEX			CAPEX
	US$/Oz	NPV@5%	NPV@5%	US$/t Ore	US$/	NPV@5%	Total	NPV@ 0%
		US$ M	US$ M		Oz	US$ M	US$ M	US$ M
16.0%	1,450	225.1	107.8	17.97	698.6	139.8	152.2	230.5
12.0%	1,400	205.5	117.7	17.35	674.5	141.5	149.8	232.8
8.0%	1,350	185.9	127.5	16.73	650.4	143.2	147.5	235.0
4.0%	1,300	166.3	137.1	16.11	626.3	144.9	145.1	237.3
0%	1,250	146.7	146.7	15.49	602.2	146.7	142.8	239.5
-4.0%	1,200	127.0	156.2	14.87	578.1	148.4	140.4	241.8
-8.0%	1,150	107.2	165.8	14.25	554.0	150.1	138.1	244.0
-12.0%	1,100	86.9	175.3	13.63	530.0	151.9	135.7	246.3
-16.0%	1,050	67.2	184.8	13.01	505.9	153.6	133.3	248.5

Table 22-5 and Figure 22-2 present the same for the IRR%. NPV results are reported at a discount rate (hurdle rate) of 5%. Table 22-5 summarizes the output of the economic model.

Table 22-5 Sensitivity Table for IRR

Δ% (%)	Gold Price		OPEX			CAPEX
	US$/Oz	IRR %	US$/t ROM	US$/ Oz	IRR %	Total US$ M	IRR %
16.0%	1450	48.4%	17.97	698.6	27.70%	152.2	32.70%
12.0%	1400	45.0%	17.35	674.5	29.40%	149.8	33.10%
8.0%	1350	41.5%	16.73	650.4	31.10%	147.5	33.50%
4.0%	1300	37.9%	16.11	626.3	32.70%	145.1	33.90%
0%	1250	34.3%	15.49	602.2	34.30%	142.8	34.30%
-4.0%	1200	30.6%	14.87	578.1	35.80%	140.4	34.70%
-8.0%	1150	26.9%	14.25	554.0	37.30%	138.1	35.10%
-12.0%	1100	22.9%	13.63	530.0	38.80%	135.7	35.50%
-16.0%	1050	18.9%	13.01	505.9	40.30%	133.3	35.90%

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 313 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Table 22-6 presents the Sensitivity of the project to exchange rate and gold price variations.

Table 22-6 Sensitivity of Project to Exchange Rate & Au Price Variations

ASSUMPTIONS & PARAMETERS	BRL 3.00 -USD 1,00			BRL 3.50 -USD 1,00			BRL 4.00 -USD 1,00
Gold price (LOM Avg)	1,150	1,250	1,350	1,150	1,250	1,350	1,150	1,250	1,350
Exchange Rate	3.00	3.00	3.00	3.50	3.50	3.50	4.00	4.00	4.00
INITIAL CAPEX	106.2	106.2	106.2	92.6	92.6	92.6	82.4	82.4	82.4
Project NPV@5% (USD million)	54.3	95.4	135.5	107.2	146.7	185.9	145.4	184.6	223.9
Total Cash Flow (USD million)	112.4	170.4	227.4	183.4	239.5	295.1	235.0	290.5	345.9
Internal Rate Of Return	15.2%	22.4%	29.2%	26.9%	34.3%	41.5%	37.1%	45.0%	52.7%
OPEX Unit Cost (w/o Refining & CFEM) p/oz	689	689	689	602	602	602	536	536	536
Total Cash Cost p/oz.	737	740	743	650	653	656	584	587	590

Graph 22-1 Sensitivity Chart for NPV

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 314 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Graph 22-2 Sensitivity Chart for IRR

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 315 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

23	Adjacent Properties

Several other exploration companies maintain land positions near Rio Novo’s Almas Project area (Figure 23-1). Recent activity on these adjacent properties has been low owing to their early stage of exploration. As of December 2012, adjacent properties are held by Mundo Mineração, Iamgold-Brasil, Amarante Mineração, Rio Gameleria, and many other small companies.

23.1	Adjacent Exploration Properties

Rio Gameleria controls two small properties in the Almas Project area. One property lies 4km southwest of the proposed Cata Fund pit while the other lies 6km southeast of the Paiol mine. The company also holds larger, more contiguous blocks of claims to the south of the Almas project. The nature of the exploration work conducted by Rio Gameleria on their holdings is not known to Rio Novo.

Mundo Mineração also holds a block of exploration licenses to the south of the Almas project area on which they have completed exploration stage mapping and sampling and some early stage scout drilling. Currently, Mundo is not active in the district.

Iamgold -Brasil is currently inactive in the district but still maintains some isolated exploration licenses around the towns of Almas and Dianopolis town.

Many smaller companies hold mineral exploration licenses in the district, primarily for gold and some for iron ore exploration.

23.2	Adjacent Operating Properties

Amarante Mineração operates a small surface mining operation for gold, approximately 15 km north of the Almas town site. The operation includes several small open pits, a small oxide mill with cyanide leach plant, and a tailing disposal facility. Mining utilizes medium-sized, tracked excavators and trucks to excavate mineralized saprolite – a clay-rich, deeply weathered material. Trucks haul the ore to a central processing facility, 5 to 10km distant from the pits. The capacity of the operation is not known but could be on the order of 100 tpd.

In addition to Amarante’s mine, a series of small artisanal mines exist along the length of the Almas Greenstone Belt in the Project area. These are generally surface or shallow underground operations, mining saprolite or quartz veins in weathered rock, operated by a few miners, most often, intermittently.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 316 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Rio Novo
GOLD INC
250000
275000
300000
N
8750000
8725000
8700000
8675000
8650000
Amarante Mine
(small mine)
Almas
Dianópolis
Paiol Deposit
Conceição do
Tocantins
0 5 10 Km
Town
Paved Road
Mine / Deposit
Rio Novo Properties
Competitor
Company
Amarante Mineração (Janos Pereira)
Brazil Americas Investments
Iamgold Brasil
Mundo Mineração Ltda.
Rio Gameleira
Others

RungePincockMinarco

| LEGEND | CLIENT | PROJECT |
|---|---|---|
| | Rio Novo GOLD INC | ALMAS GOLD PROJECT |
| | | MINERAL PROPERTIES ADJACENT TO RIO NOVO PROPERTIES |
| | | 23-1 \| DE-00494 \| June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 317 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

24	Other Relevant Data and Information

24.1	Project Implementation Plan

The purpose of the Project Execution Plan (PEP) is to establish the construction philosophy and plan of execution. The PEP defines the project scope of work, management, organization, construction schedule, implementation strategy, project controls, construction quality program, safety, health and environmental program, lifting and transportation requirements, temporary facilities and utilities, surface water runoff control during construction, start-up responsibility for construction completion, and turnover.

24.1.1	Approach to Project Execution

The feasibility study was based on a standard approach to the development of mining projects. For this approach, the owner retains responsibility for the development of future production units, such as geology, grade control, mining, general management and related operational facilities; the balance of large capital intensive physical construction activities are undertaken by independent contractors capable of providing engineering, procurement and construction management (EPCM) services that meet the Project requirements.

The Project Management Team will therefore require a combined team of owner and contractor personnel to execute the work. In general, the division of responsibilities for the RNM scope will be as follows.

▪	mine engineering and development
▪	all site preparation work related to mine development
▪	contracting of permanent power supply
▪	contracting of communications services
▪	water supply delivery to well field gathering tank
▪	contracting of fuel supply and storage
▪	contracting of explosives supply and storage
▪	procurement of mining equipment
▪	procurement of light vehicles
▪	camp catering
▪	permits required for construction and operation of the Project

The remaining scope would be undertaken by an EPCM contractor. This scope would include:

▪	implementing an effective safety, health and environmental management plan for the construction of the Project;
▪	construction of light buildings such as accommodation units, offices, laboratories, warehouse and maintenance facilities using local contractors
▪	civil works related to the process facilities and on-site infrastructure;
▪	engineering and/or specification of the full scope of the Project with the exception of the mining aspects mentioned above;
▪	procurement of all major equipment required for the Project;
▪	preparing bid tenders, and tendering and award and management of all contracts required to construct the Project (with the exception of the items listed under the owner’s scope);
▪	day-to-day control of costs and schedules to ensure delivery of the project on time and on budget;
▪	commissioning of the Project and handover to RNM, including coordination of supplier’s representatives and training and maintenance documentation;

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 318 of 340 |

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▪	obtaining all necessary permits to operate as an EPCM contractor in Almas;
▪	execution of construction in accordance with the environmental and social standards and in accordance with the principles of sustainable development.

This division of responsibilities is not intended to be comprehensive at this stage of the Project. Some scope items, with the exception of the mining, may be better undertaken by the contractor. The Project team will be flexible as to the division of scope. There are also opportunities to train and develop operation and maintenance personnel during the construction period; the Owner and contractor will cooperate to maximize the potential benefits and manage potentially negative social impacts.

24.1.2	Schedule

The Project schedule for the plant (Figure 24-1) shows an estimated project duration of 15 months from the start of implementation to commissioning and start-up of the plant.

The schedule will identify the critical path tasks and key milestones, which in turn determines the overall duration of the Project.

One of the keys to achieving the schedule is timely procurement of long lead time delivery equipment, not only for delivery of the equipment, but also for the release of critical vendor information which is required for detailed engineering.

The key concepts on which the schedule is based are:

▪	establishment of social and environmental baseline parameters by which the impact of the Project can be assessed;
▪	conclusion of a social and environmental impact assessment document;
▪	conclusion of a feasibility study of the Project applicable to scope described above;
▪	obtain all environmental approvals;
▪	establish project financing;
▪	procurement commitments;
▪	detailed engineering;
▪	construction;
▪	phase commissioning and start-up.

24.1.3	Design Management

24.1.3.1	General

The overall approach to the Project will be to implement a cost-effective design based on proven industry technology. The design will incorporate appropriate industry best practice with respect to safety and the environment, and reflect site specific aspects with respect to location and climate. Working together as a project team, the design work will be conducted partly by RNM and partly by the appointed EPCM contractor. This section on design is categorized into the following sections:

▪	detailing engineering
▪	identification of documents and design tools
▪	project management
▪	project services

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 319 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

| Activity Name | Start | Finish | Original Duration |
|---|---|---|---|
| RIO NOVO - ALMAS PROJECT | 01/06/10 A | 01/04/14 | 1067 |
| IMPLEMENTATION OF ALMA PROJECT | 01/06/10 A | 01/04/14 | 1067 |
| MILESTONES | 03/10/11 A | 21/11/13 | 960 |
| PEA - PRELIMINARY ECONOMIC ASSESSMENT | 05/10/11 A | 13/04/12 | 21 |
| GEOTECHNICEL STUDIES OF FILL AREA OF THE DAM | 05/10/11 A | 13/01/12 A | 0 |
| METALURGICAL STUDY OF VIRA SAIA | 01/12/11 A | 30/03/12 A | 0 |
| PRELIMINARY DEFINITION OF VIRA SAIA ANGLE | 31/01/12 A | 29/02/12 A | 0 |
| MINA | 16/01/12 A | 24/02/12 | 10 |
| REPORT NI 43-101 - DRAFT | 24/02/12 A | 08/03/12 A | 5 |
| REPORT NI 43-101 - ISSUE | 09/03/12 A | 13/04/12 | 16 |
| DFS - DEFINITIVE FEASIBILITY STUDY | 15/09/10 A | 22/05/12 | 455 |
| BASIC DESIGN | 15/09/10 A | 18/05/12 | 455 |
| RELATÓRIO NI 43-101 - DRAFT | 09/04/12 | 15/05/12 | 27 |
| RELATÓRIO NI 43-101 - EMISSÃO | 16/05/12 | 22/05/12 | 5 |
| PROCUREMENT | 22/02/12 | 10/06/13 | 475 |
| PACKAGE SUPLLY | 22/02/12 | 10/06/13 | 475 |
| DETAIL ENGINEERING | 01/12/11 A | 15/02/13 | 258 |
| Start Milestone | 01/05/12* | | 0 |
| TOPOGRAPHICAL AND GEOTECHNICAL STUDIES | 01/12/11 A | 29/06/12 | 93 |
| MINE | | | 0 |
| DAM | 03/05/12 | 04/06/12 | 23 |
| 2020-Tailings Dam and Reservoir /Water Recovered Collection System | 03/05/12 | 04/06/12 | 23 |
| GENERAL | 01/05/12 | 13/08/12 | 75 |
| 2010-Site Preparation -Terraplenagem, Arruamentos, Pavimentação, Drenagem | 01/05/12 | 13/08/12 | 75 |
| INDUSTRIAL PLANT | 02/07/12 | 15/02/13 | 165 |
| 4100-Processing Plant | 02/07/12 | 15/02/13 | 165 |
| 4200-Utilities | 12/11/12 | 15/02/13 | 70 |
| ADMINISTRATIVE AND OPERATIONAL FACILITIES | 24/07/12 | 15/10/12 | 60 |
| 4300-Instalações de Apoio | 24/07/12 | 15/10/12 | 60 |
| 4400-Instalações Administrativas | 24/07/12 | 15/10/12 | 60 |
| CONSTRUCTION | 01/06/10 A | 01/04/14 | 550 |
| LICENSING | 30/06/10 A | 01/04/14 | 550 |
| Paiol Licensing - Mine and Industrial Plant | 30/06/10 A | 29/06/12 | 361 |
| Licensing of Cata Funda e Vira Saia Deposit | 17/04/12 | 01/04/14 | 511 |
| Authorization to Rescue of Wild Fauna and Flora Area Dam | 16/04/12 | 16/07/12 | 66 |
| Vegetal Supression of the Contruction Area | 16/04/12 | 31/07/12 | 77 |
| Archaeological Study | 01/12/11 A | 29/06/12 | 93 |
| Dewatering of Paiol's Pit | 03/07/12 | 28/09/12 | 64 |
| Licensing of backfill for the Dam | 16/01/12 A | 29/06/12 | 93 |
| LAND ACQUISITION | 01/06/10 A | 03/12/12 | 204 |
| Paiol | 01/06/10 A | 28/09/12 | 120 |
| Cata Funda | 01/08/12 | 03/12/12 | 89 |
| Vira Saia | 01/08/12 | 03/12/12 | 89 |
| TRASMISSION LINE | 02/01/12 A | 29/03/13 | 288 |
| Transmission Line 138 kV | 02/01/12 A | 29/03/13 | 288 |
| HUMAN RESOURCES | 01/12/11 A | 14/06/13 | 343 |
| CONSTRUCTION AND ASSEMBLY | 05/06/12 | 21/08/13 | 317 |
| Dam | 05/06/12 | 05/04/13 | 219 |
| 2020-Tailings Dam and Reservoir /Water Recovered Collection System | 05/06/12 | 05/04/13 | 219 |
| Infrastructure | 18/06/12 | 19/10/12 | 90 |
| 2010-Site Preparation - Earthwork, Roads, Paving, Drainage | 18/06/12 | 19/10/12 | 90 |
| Civil Works | 27/09/12 | 29/03/13 | 132 |
| 4100-Processing Plant | 08/10/12 | 29/03/13 | 125 |
| 4200-Utilities | 22/10/12 | 28/12/12 | 50 |
| 4300-Support Facilities | 27/09/12 | 05/12/12 | 50 |
| 4400-Administrative Facilities | 27/09/12 | 07/11/12 | 30 |
| Eletromechanical Assembly | 06/12/12 | 21/08/13 | 185 |
| 4100-Processing Plant | 17/12/12 | 21/08/13 | 179 |
| 4200-Utilities | 31/12/12 | 22/02/13 | 40 |
| 4300-Support Facilities | 06/12/12 | 16/01/13 | 30 |
| PRESTRIPPING | 02/05/12 | 27/05/13 | 279 |
| Pit dewatering Contract | 02/05/12 | 29/06/12 | 42 |
| Pit dewatering | 04/02/13 | 30/04/13 | 62 |
| Prestripping | 04/02/13 | 27/05/13 | 81 |
| PREOPERATION | 18/02/13 | 21/08/13 | 133 |
| Precommissioning | 18/02/13 | 21/08/13 | 133 |
| Commissioning | 24/07/13 | 21/08/13 | 20 |
| OPERATION | 21/08/13 | 21/11/13 | 66 |
| Ramp-Up | 21/08/13 | 21/11/13 | 66 |

Month
22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47

Actual Work | Critical Remaining Work | Summary
Remaining Work | Milestone

Page 1 of 1

TASK filter: All Activities

© Oracle Corporation

RungePincockMinarco

LEGEND

CLIENT

Rio Novo GOLD INC

PROJECT

NAME: ALMAS GOLD PROJECT

DRAWING: OVERALL PROJECT SCHEDULE

FIGURE №: 24-1 | PROJECT №: DE-00494 | Date: June 2016

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 320 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

24.1.3.2	Detailing Engineering and Project Management

Detailed engineering will be executed as indicated in the schedule.

The transition from basic engineering to detailed engineering will be seamless and there will be no break in the engineering works. There are three key objectives of the initial detailed engineering efforts:

▪	finalize design issues that may apply to the long lead equipment items ordered during basic engineering
▪	complete design of early start site works including camp construction, access road, power supply, mine pre- stripping, site earthworks and tailings dam construction
▪	place contracts to permit mobilization of contractor(s) for early site works.

The engineering standards are in accordance with the appropriate Brazilian or international requirements in terms of codes and regulations, and will be aligned with the typical practices construction and assembly in Brazil.

In general, the Project will use metric (SI) measurements. The subsequent description of deliverables is applicable to all areas of the plant.

24.1.3.3	Document Control

General

Vendor documents that will be delivered for the EPCM contractor’s review and approval shall be in accordance with the schedules defined and agreed upon with each vendor during the basic engineering stage. Turnaround times will be established to fair and will be incorporated into the project schedule.

Electronic transfer of drawings will be used. Generally, all documents will be prepared in AutoCAD version 2000 and above.

Document Identification and Control

All documentation submitted along with the document transmittal shall be clearly printed with the following information, as a minimum:

▪	name of project
▪	project number
▪	purchase order agreement number
▪	area identification number

Documents will be then fully traceable and trackable such that the most recent information is used at all times.

24.1.3.4	Project Management

It is envisaged that the design efforts as previously described, and the subsequently described procurement, construction management, construction, and commissioning efforts will be managed and coordinated by an EPCM contractor reporting to RNM. The location of the Project Management Team during the basic engineering and early procurement period has and will be in Belo Horizonte near RNM offices.

The organization chart which follows illustrates the structure of the Project Management Team is provided in Figure 24-2.

24.1.3.5	Project Services

Project services will complement the project management effort by providing scheduling, cost control, procurement and construction contract development services.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 321 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

CEO & RNG PRESIDENT
Finance & Administration General Manager
Director of Construction
Cost Control
Payments
Accounting
Engineering General Manager
Plant Design / Tetra Tech
Tailings Dam Design / GeoHydroTech
Other Engineering Services
Procurement General Manager
Purchases of Material & Equipments
Contracting Services
Contract Management
Inspection & Follow Up
Construction General Manager
Construction Management
Administrative Area
HSE Coordinator
Warehouse Control
HSE&C General Manager
Lands Management
Licensing
Public Affairs
HR General Manager
Recruitment
Training & Development
Retention & Benefits
Operational General Manager
Mining Manager
Beneficiation Manager
Administrative Manager

RungePincockMinarco

LEGEND

CLIENT

Rio Novo
GOLD INC

PROJECT

NAME
ALMAS GOLD PROJECT

| FIGURE No. | PROJECT No. | Date |
|---|---|---|
| 24-2 | DE-00494 | June 2016 |

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 322 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Scheduling activities will involve integrating schedule information from various sources into the overall master schedule, facilitating close cooperation with the engineering design, defining the procurement plan activities and timing, establishing construction activities as developed by the contractors, and commissioning. The scheduler will convey to the Project Manager those tasks which are behind schedule, and assist in formulating mitigation plans to return the Project to schedule.

The cost control function will translate the approved capital cost estimate into the budget, incorporate actual incurred costs and develop projections of anticipated final cost and estimated “to-complete” cost into a monthly cost control report. Procurement and expediting activities will be outlined in the subsequent section. Construction contract development will involve preparation and assembly of bid documentation, contractor screening, site visits, bid evaluations, and contract awards for various scopes and types of contracts.

24.1.4	Procurement and Expediting

24.1.4.1	General

Equipment, materials and services required for the Almas project will be procured from worldwide sources. Special attention will be paid to the availability of spare parts and service support. Purchase orders will generally be awarded on the basis of technical acceptability and cost considerations, as well as schedule and quality. Emphasis will be placed on maximizing the participation of qualified Brazilian suppliers and service providers. Furthermore, identification and utilization of international firms with direct regional experience should provide benefit to the project execution.

Complete firm price quotations will be solicited and price breakdowns requested based on the procurement plan developed for the Project.

The procurement plan is essentially an index listing of items to be procured with information addressing the following:

▪	an identifier number
▪	date delivery is required on site
▪	date orders have to be placed
▪	date required to bid and award
▪	identification of the bidders
▪	identification of the lead engineer involved in the specifying the item
▪	a brief outline of the scope of services or what is included in specific items
▪	identification of specific contract of control on specific items

Screening of potential suppliers will be enacted so that Request for Quotations (RFQs) can be focused on suppliers that have the ability and interest to best serve the project needs. Bid lists will be as approved by RNM. Equal opportunity and consideration is to be given to all bidders.

Communications with bidders is effectively and speedily achieved by using secure websites.

24.1.4.2	Requests for Quotation

Engineering initiates the RFQ, which typically consist of a description of materials and/or services, applicable codes and standards, a list of drawings, specifications and data sheets, supplier’s quality requirements, and drawing and data delivery requirements.

The Project buyer adds the commercial components including bid list, instructions to bidders, general site conditions, commercial terms, invoicing and shipping instructions, and Inspection and expediting instructions.

The buyer obtains internal approvals for the foregoing and ensures that the RFQ is complete in every respect. Generally, a minimum of three formal quotations are obtained.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 323 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

24.1.4.3	Quotations

To maintain confidentiality of quotations, the Project buyer holds the quotations in a secure place until the closing date. Formal bid openings, if required, will be duly witnessed and recorded.

Technical evaluations and commercial bid comparisons will be performed. Clarifications, discussions with bidders, and meetings during the evaluation period will be formally channeled through the Project buyer. Letters of recommendation by the EPCM contractor’s Project Manager shall be prepared which will have attached the commercial bid evaluation, quotation summary, technical bid comparison, and the recommended bidder’s quotations and correspondence.

Based on the foregoing information, RNM and/or the Procurement Manager acting as RNM’s agent can negotiate with the preferred vendor and arrive at a mutually acceptable arrangement. The purchase order (PO) can then be prepared from information provided by engineering in the form of a Procurement Action Request (PAR).

Purchase documents shall be tracked by the procurement department from receipt of the PAR, through the RFQ, evaluation, recommendation, negotiation, award, and acknowledgment by the vendor, fabrication, inspection, and shipping stages.

Purchase orders will be closed out after receipt of final invoice and after all PO requirements have been met.

Spare parts will, as a general rule, be included as part of the PO, particularly major capitalized spares or start-up spares. Surplus material will be transferred to the operating stocks or returned to the vendor.

24.1.4.4	Expediting

POs will be expedited by specialists, either in-house or through a third party in the originating source country depending on cost, travel, and scheduling considerations. Frequency of expediting will be a minimum of once per month, and more often if deemed to be warranted. Phone contact, email, website, and shop visits are all used to expedite the orders, with emphasis on the most critical erection requirements.

Concurrent with the expediting activity are shop inspections. A shop inspection plan will be developed to coordinate quality related issues involving engineering, transportation, construction, and procurement activity; and to arrange attendance by qualified personnel during factory acceptance tests. Inspection reports will be prepared as an output from the inspection activities.

24.1.4.5	Traffic and Logistics

A traffic coordinator will provide routing and coordination on shipping (including air shipments) to the Project site, and provide documentation for shipments of materials, supplies, and equipment to the carriers or freight forwarder appointed for the project.

To move goods from factory to the Project site, a freight forwarder will be contracted, whose responsibilities will include expediting all shipments to site, consolidating shipments, arranging for third party inspections at the point of shipment or at the port as required by the commercial inspection agency or insurance company, receiving cargo at the point of entry, preparing customs documentation, obtaining customs clearance, and arrangement for inland transport.

Upon delivery to the consolidation area, the freight forwarder will perform cargo inspection and receiving procedures to verify external piece count, cargo condition, shipping marks, and part numbers. Cargo will be crated, skidded, palletized, or bundled as required for a safe transit to the project site.

In addition, the freight forwarder will provide on-site attendance, as required, for special movements and handling, negotiate freight rates with carriers, provide freight cost estimates, provide translation as required, prepare commercial invoices, packing lists, export and import declarations, bills of lading, customs documentation, and work with the traffic coordinator for initiation and administration of over, short, or damage claims as required, administration and payment of export port and handling charges and fees, unloading, stevedoring, and related services.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 324 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

24.1.4.6	Field Supplies

Goods and services required for construction and not procured by the home office will be procured by the Field Procurement Manager. This will include construction materials, consumables, supplies, and services. The Field Procurement Manager is considered an extension of the home office procurement function. Depending on work volume, this role can sometimes be filled by the Materials Receiving Warehouse Manager.

24.1.5	Construction Management

24.1.5.1	General

During detailed engineering, the Construction Manager and RNM’s Project Manager will initiate the activities to develop a construction execution approach, identify and assist with selection of suitable construction contractors, assess local suppliers and service providers, assess local skilled and unskilled labor supply, assess project logistics and start assembling the construction management team.

Prior to the start of field activities, the Construction Manager will relocate to the field in order to initiate site construction management activities.

It is envisioned that the contracting strategy will require the issuing of four major construction contracts:

▪	Mine construction – this includes clearing and grubbing, preproduction stripping (by mine operating personnel or through a third party), open pit preproduction, bench pioneering, and initial haul road construction.
▪	Civil works – this includes clearing and grubbing, plant roads, batch plant, temporary construction facilities, construction camp, construction offices, administration buildings, underground piping, concrete, foundations, water impoundment and tailings impoundment;
▪	Mechanical and electrical – this includes equipment, conveyors, pumps, piping, power distribution, electrical installation, control panels, instrumentation, over-land piping, structural steel erection, miscellaneous steel erection, water treatment, sewage treatment, fire protection, control rooms, and steel tanks.
▪	Utility labor – this includes general maintenance and construction site cleanup around the mine and plant site.

Construction contractors will be evaluated on their capabilities and commercial criteria however where possible contractors and subcontractors based in Brazil and/or with Brazilian or regional experience will be considered.

The contracts will be based on the schedule, and penalties, in the form of liquidated damages for failure to achieve quality and safety objectives and individual and overall project milestones will be levied.

Construction Management for the Project will include:

▪	security
▪	safety
▪	environment
▪	quality assurance and control
▪	planning and scheduling
▪	construction contract administration
▪	site inspections
▪	construction progress monitoring and reporting
▪	approvals payments
▪	temporary facilities and services
▪	communications
▪	material receiving and control

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 325 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

▪	cost control
▪	site administration and organization

24.1.5.2	Safety

Safety is the first priority in project execution. Extensive documentation is available which describes in great detail the safety guidelines and implementation for a project. These generic guidelines will be revised as appropriate to develop effective safety implementation for the Project.

Three approaches will be used to create a safe workplace environment:

▪	Develop and implement a site specific Safety, Health and Environmental (SHE) plan;
▪	Conduct regular job safety analysis in order to identify and eliminate where possible recognizable hazards by a systematic approach; hazards which cannot be eliminated will have specific procedures written and implemented to minimize the hazard to workers.
▪	Training programs will be implemented which take into account the job location and the specific challenges of the local social environment.

The Chief Safety Officer will be a proven safety leader. The objective is not to write a safety manual, but rather implement a safe working culture as second nature in management, in contractors, in operations, in workers, in vendors – throughout the Project.

Fire safety requires special attention, and appropriate equipment will be made available to deal with such an eventuality.

Special tag out/lock out procedures will be put into place as the Project gets closer to start-up; and the execution emphasis transitions from construction to operations. Highly visible support from RNM and the Consultant’s Management for the safety program will do much toward achieving an excellent safety record for Almas.

24.1.5.3	Environment

A significant aspect of the mine development, and in particular the construction phase, will be the need to promote a concern for the environment.

The installation license (Licença de Instalação LI) was granted by the Tocantins State Environmental Authority (NATURATINS) on December 2, 2011.

The environmental assessment report for the Project comprises the necessary assessments for the prior characterization of the physical, biological and social settings within the undertaking's area of influence, as well as the identification of all the potential adverse and positive impacts pertaining to the implementation, operation and closure stages of the Project.

The environmental control plan is an integral part of the environmental assessment and lays out the guidelines for the management of the relevant impacts identified in the environmental assessment, including preventive, mitigation, control or otherwise compensation measures, as required under the Brazilian environmental legislation.

Section 20 of this technical report provides an overview of the regulatory aspects pertinent to the environmental licensing of the Project and summarizes the key findings of the environmental assessments that supported the application for the installation license.

A small team of dedicated professionals trained in the environmental field, will be an integral part of the Construction Management group which will monitor the performance of the contractors on a daily basis for compliance with their contractual commitments in this area to minimize environmental damage that may result from fuel spills, aggregate preparation, sanitary waste, etc. They will also participate in planning of the development, such as the transporting, receiving, and handling of reagents, and train in how to deal with environmental issues.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 326 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

During construction, this team will continue with baseline data measurements for air, water, flora and fauna. Upon completion of construction, this team would transfer to the operations team.

A particular concern will be the sensitivity to archaeological sites and burial sites within the footprint of the construction project. While some of these sites may be known prior to the start of work and appropriate steps will be taken to relocate them, procedures on how to address unknown burial discoveries during project implementation must be in place in the form of a formal archaeological rescue plan. During civil earthworks construction activities equipment operators will be trained to recognize artifacts so that they can be isolated and recovered by qualified personnel.

24.1.6	Construction Execution Plan

24.1.6.1	General

One of the key tasks of the Construction Manager will be to lead the development of the Project construction execution plan, which will be initiated during the engineering phase.

The execution plan will recognize the inherent aspects of constructing a large heavy industrial facility in Brazil considering that the Project site is semi-remote. Supply and transportation logistics may pose challenges.

During basic engineering, the EPCM construction management team developed the following key steps:

▪	Identified contractors and/or sub-contractors within Brazil and abroad who have the technical capabilities and financial strength to support requirements of this project;
▪	Requested contractors to supply a list of construction equipment in their inventory;
▪	Obtained contractor responses to a selection profile request;
▪	Developed contract General Conditions and Special Conditions;
▪	Developed the contracting plan.

24.1.6.2	Selection of Contractor Profile

This document was sent to prospective contractors during the basic engineering phase for this project which established the type of works which they do and their expertise, a list of their completed projects along with contact references, their safety record, their complement of construction equipment and its age, their number of permanent staff, their current work in progress, their areas of operation, their quality plan, and their financial references.

After developing a shortlist, meetings with the prospective bidders will be arranged; at which the scope and schedule for the project will be outlined to them. A discussion about the type of contract will take place at these meetings.

Typically, the bid packages would be issued to a minimum of three contractors. These packages will reflect the scope of work for the tailings dam, water diversion dyke, mine preproduction stripping and plant site development (earth works) and electromechanically erection works.

The bid packages will request unit pricing and should include the price of labour, equipment, material, supervision and transportation and other cost as required to execute the task.

The construction contract strategy is based on conventional construction management approach whereby the work is packaged into contracts and awarded on a unit price or lump sum basis.

The intent is to establish a fair, competitive, level playing field bidding environment that encourages a sufficient number of bidders to participate in building the Project.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 327 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

24.1.6.3	General Conditions and Special Conditions

The template General and Special Conditions for all contracts will be reviewed for each bid package. It is important to catch “one-off” situations and issues within each package, and incorporate these into the conditions of the contract.

24.1.6.4	Contracting Plan

As a component of the overall procurement plan, the contracting plan must complement the purchasing of goods and services. Essentially, the contracting plan list the contracts, summarizes the scope of what is included and not included, communicate the schedule for issuing bid documents, site visits, bid period, the type of contract, and the names of bidders, the award date, the date delivery on site, the date of substantial completion, and the final contract completion date.

Purchasers of commodities, such as pipe, cable, tray, etc. were identified, defining responsibility and payment for providing small tools and consumables, including fuel, lubricants, tires, and spare parts for construction equipment.

24.1.6.5	Codes, Standards, Permits and Licenses

The Project Manager will prepare and maintain a list of necessary permits and licenses and forward copies to the site. The Field Engineer will coordinate the timely procurement of the permits and licenses as required assuring proper conduct of the work. The Field Engineer will also identify requirements for hold points, as well as agency or other inspections and assure that the subcontractors are aware of the requirements.

24.1.6.6	Constructability Reviews

Within 30 days of the notice to proceed, the Construction Manager shall assemble a constructability review team for performance of constructability reviews in accordance with constructability standards. The team shall consist of the Construction Manager, Field Engineer, and selected representatives from the Project team. Other project personnel shall be invited to participate consistent with the specific areas under review. The meetings will be held with the team to discuss concepts, methods, and progress of implementation for the specific purpose of bringing a construction perspective to the design process.

24.1.6.7	Mobilization and Demobilization Plan

Site mobilization and planned demobilization is identified in the project schedule. The Construction Manager shall ensure that each item of the mobilization plan is addressed, including site facilities to be erected and removed, temporary utilities, and trailers. Layout schematics will be provided to set forth site perimeters and scope out the mobilization effort. Site office facilities for a RNM field staff will be provided in accordance with the contract.

In terms of accommodation during the construction period RNM take as much local labor, residents of neighboring towns to the site and the rest will be accommodated in dormitories on site.

24.1.7	Commissioning and Start-up

24.1.7.1	General

A successful commissioning and start-up program for the plant involves several components including:

▪	hazards and operability studies
▪	check-out (pre-commissioning)
▪	operation and maintenance training
▪	deficiency identification and resolution
▪	documentation

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 328 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

▪	spare parts
▪	service support
▪	start-up supplies and reagents
▪	trial runs
▪	ramp-up to full-time operation
▪	equipment guarantees by vendors

Commissioning and start-up tasks will be performed by RNM’s operations and maintenance staff, supported by vendors, EPCM contractor, and mechanical/electrical contractor staff.

24.1.8	Training

Contractors and subcontractors must demonstrate the skills of their employees as additional requirements required for each function and maintain a system for monitoring changes in function.

24.1.8.1	Introductory Training

Any worker of contractor and subcontractor, before starting their work, should receive the introductory training as hourly load with content provided in accordance with applicable law, to be given by the area responsible for health and safety.

24.1.8.2	Training for Critical Activities

RNM’s health and safety procedures should be followed by all contractors and subcontractors. Standards will be for work relating to critical activities such as:

▪	working at height
▪	operation of vehicles – defensive driving
▪	operation of mobile machinery
▪	blocking and signaling
▪	work in confined space
▪	protection of machines
▪	stability of slopes (slopes, excavation and drilling)
▪	explosives and blasting
▪	chemicals
▪	working with electricity

First aid should be included in all training.

It is the responsibility of contractors and subcontractors to provide training under the guidance and evaluation of the area responsible for health and safety.

24.1.8.3	Specific Training

All workers of contractors and subcontractors must undergo specific training activities. This will be responsibility of the health and safety area of RNM evaluation of training. The contractors and subcontractors shall maintain an attendance file listing the training for presentation during audits. The specific training should be conducted prior to the commencement of work.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 329 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

24.1.9	Quality Control Plan

The overall quality control plan for the Project consists of:

▪	establishing the Project Management Plan (PMP);
▪	establishing Key Performance Indicators (KPIs);
▪	providing for review and audits of the PMP and performance against the KPIs;
▪	identifying and implementing ongoing opportunities for improvement.

24.1.9.1	Project Management Plan

Using the EPCM contractor’s suite of generic project management documentation, develop a unique Project specific PMP that consists of:

▪	Establishing the management organization and responsibilities for all team members.
▪	Providing resources to fulfill the needs of the project, including competent and qualified staff, computer systems, work environment, utilities, management documents, procedures, forms, schedules.
▪	Establishing the scope of the plant and the scope of services applicable to the various entities engaged in the project execution.
▪	Establishing a budget, a schedule, and the procurement strategy.
▪	Developing design criteria, specifications, and verification programs.
▪	Incorporating customer, national, and regional specific requirements.

24.1.9.2	Reviews and Audits

Independent reviews and audits of the PMP requirements will be established in order to verify that the quality plans of the various entities engaged in executing the Project, including EPCM contractor, vendors, and contractors, are adhered to. Commensurate with this role is ongoing assistance in communicating and training regarding the quality assurance/quality control (QA/QC) expectations for the Project.

24.1.9.3	Opportunities for Improvement

Improvement in realizing these benefits are encouraged by providing opportunities to formally submit corrective action requests, and by having the corporate QA/QC group assist in evaluating and implementing them.

24.1.10 Management of Project Execution Risk

The risk management plan is outlined in the following steps:

Define the business and project objectives.

The elements of the risk management process comprise the following activities to identify, assess, plan and take action:

▪	brainstorm to identify risks
▪	record in a risk register
▪	assess probability and impact (PI)
▪	assign risk owner
▪	action plan (first priority to high PIs)
▪	pursue opportunities
▪	check that actions are taken

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 330 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

▪	update risks
▪	regular review and reporting

Risk development brainstorming sessions will be held with the RNM project team on bi-monthly basis.

A risk register database will be prepared and periodically updated by the EPCM contractor. This will list the risk descriptions, actions, risk rating, risk owner, risk status and date for action to be completed.

The risk register will be a live document, available for weekly review.

Project management can undertake risk reviews or spot checks at any time and review will be prepared each 60 days by the EPCM contractor.

RNM could input risk data sheets at any time.

Contractors will be encouraged to follow the same procedure as RNM and to input risks and mitigating actions in brainstorming sessions at each 60-day meeting.

Risks will be ranked from low to high (1 to 5) probability of occurrence (P) and low to high (1 to 5) impact (I). A combined PI of 25 being the highest rated risk.

Risk owners will be identified in the risk register. That person, most likely the area engineers, will be responsible for developing action plans, action date and action.

In addition, the risk owner will be responsible for ensuring the actions are taken and for reporting on the outcome.

Risk register reviews will ensure the register is kept live, focused and sustained, including identification of new, closed and/or inappropriate risks.

The Risk Manager will prepare bi-monthly summary risk management reports for the distribution as required.

The risk management program will be assessed within three months after the startup of the RNM project to determine its success and/or shortfalls.

Risk data sheets, risk register and the reports will be archived with other project data for analysis, feedback and use on future projects.

Table 24-1 illustrates the risk register concept outlined above. Issues which would be addressed in the risk register are water supply and water management, security, transportation, service support, environmental, power, among others.

Table 24-1 Risk Register

Capital Cost, Schedule, Environmental, Health, Human Resources
Project Areas, Material and Systems, Commissioning, Operations, Public Relations, Water and Effluent
Risk Descriptions Date and Revision
No.	Category	Risk Description	Risk Action Plan	Probability	Impact	Factor	Risk Owner	Action Review	Risk Status

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 331 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

25	Interpretation and Conclusions

The Almas gold project is designed to mine mineralization from three separate pits and haul to a central processing facility. The three deposits occur along a 15 km long north-south trend with Paiol on the south, Cata Funda on the north and Vira Saia roughly equidistant between the two deposits, The processing plant will be constructed at Paiol, Initial mining will take place at Paiol for approximately 2.5 years and then shift to mining Vira Saia and Cata Funda. Once Cata Funda and Vira Saia have been mined out, mining will return to Paiol and the Paiol heap leach pad left from the VALE operations. Total mine life is 13.5 years mining approximately 2 million tonne annually.

Processing will be by crush–grind–leach operations using cyanide and carbon recovery. A doré will be produced and sold to a refinery.

As is typical of most mining projects, there are risks associated with the various aspects of the project. In many cases these risks involve the possibility of delays that cause the schedule to slip. The magnitude of the risks varies as does their impact.

25.1	Permits and Land

The permit process in Brazil is well defined and provides a procedure and timeline for placing properties into production. Rio Novo is at different stages for this process for each of their deposits. Paiol is the most advanced and has all that is needed to proceed toward production with the exception of a portion of the ownership of the ground needed for tailings and waste disposal. Negotiations are well underway to acquire the land and should they fail, Brazil has a condemnation regulation that will enable Rio Novo to acquire the land. The permit to mine for Paiol was received in 2013.

Cata Funda is advancing along the similar path as Paiol; however, Rio Novo must file and environmental assessment (EA) for Cata Funda (completion expected in 2017). Once the EA is filed and accepted the mining permit can be issued. The mining permit is expected in late 2017.

Both Cata Funda and Paiol are renewals of suspended mining concessions and the permitting process is streamlined for the mining concessions.

Vira Saia is currently held with two exploration permits. In order for Rio Novo to receive a mining permit, it filed a a final exploration report and a PAE report in early 2013. Both were accepted in mid-2013. Rio Novo expects to prepare and file the EA during 2017 and to have acceptance from Naturatins in due course. Once the EA is filed and accepted, Rio Novo can obtain the necessary mining concession permit.

Rio Novo can reasonably expect to receive the permissions to mine from these three deposits, RPM believes there is little risk involved in receiving the mining licenses and that impact is minimal. However, the schedule of acquiring these permits while expected to be reasonable, is subject to uncertainty especially in Cata Funda and Vira Saia. The permitting at Paiol is well advanced and subject to less uncertain time frames. While the risk of delay is realistic for Cata Funda and Vira Saia, much of this risk is mitigated by the reasonable certainty of the permitting at Paiol.

25.2	Geology and Resources

The geology of all three deposits is relatively simple. The deposit type and mineralization model are well understood. The drilling is close-spaced very adequate for a resource estimate of the level of a Feasibility Study. The QA/QC protocols are well designed and executed giving good confidence in the assays results even at relatively low gold levels. The classification of the resources is adequate for a Feasibility Study.

There is minimal risk associated with the resource statement and the impact of any risk should be minimal.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 332 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

25.3	Mining

The mining of the three deposits is a typical drill-blast-load-haul sequence of mining. Brazil has a history of mining and has the country infrastructure to support mining. There is minimal risk associated with the proposed mining methods. There is some risk in the mining schedule as the permitting timeframes are still not well defined. However the Paiol is furthest along in the permitting process, is the largest of the three deposits and once the mining license is received for Paiol, there should be good flexibility in the scheduling of the mine schedule. Geotechnical testing has been completed and there are numerous other operations with similar rocks that provide a benchmark for mine design including previous operations at Paiol. Risks associated with the mine schedule are small and impact is minimal.

25.4	Processing

The processing flowsheet incorporates proven technologies to extract the gold from ore. The proposed circuit utilizes a crushing and grinding circuit followed by a gravity concentration, an intense cyanide leach of the gravity cons and finally a CIL leach circuit to leach the tail from the gravity concentrates. There is minimal risk that the circuit will not work as designed unless the gravity cons overwhelm the intense cyanide process by sheer volume. The risk associated with the processing is in the projected recoveries. Rio Novo has projected recoveries of approximately 93%. Without significant bulk metallurgical testing which has not been done and which is rarely done on simple ores using proven technologies, recoveries could be lower than projected. These recoveries could be subject to change with further testing and more detailed engineering.

Metallurgical testwork was performed and analyzed for a basic engineering level study and the metallurgical route selection based upon these results showing consistency. Nonetheless, non-recoverable Au should be determined more precisely as a function of the granulometry and mineralogy. Consequently, the minimum cyanide consumption (hence other reagents) can be determined more accurately, potentially increasing recovery and reducing operational costs.

While the process basic design conforms to known methods in the gold industry, further accuracy should be addressed to the grinding area. Despite being used extensively elsewhere, Bond’s original method needs correction factors for refining the calculations of the mill power. This should be done using known methods for comminution design and simulation, such as Hogg & Fuerstenau model.

25.5	Capital and Operating Costs

The accuracy of the capital estimate is expected to be within ±15% of the final project costs at the summary level. It is expressed in Q2 2016 US dollars, and does not include any escalation allowances from that quarter. All figures in the estimate are based on the scope of work assessed, and reflect the current state of design, procurement and planning. Total initial capital of approximately $92.6 M includes $6.1 M for contingency allowance which represents 6.5% of the total initial capital. In feasibility studies contingencies are often assigned to individual budget items based on the source of the item cost. While this percentage contingency is reasonable for many portions of the capital budget, there are areas such as earth work for which this percentage of contingency may be low. Capital costs for earthwork are based on design drawings without the support of the geotechnical reports. This introduces a higher level of uncertainty in the earth work estimates that will require further refinement including study of the existing and any additional geotechnical reports. The earthwork example, along with other project risks may increase costs. There is a risk associated with the single fixed contingency percentage which may increase costs in the final estimates. This notwithstanding, in execution, efforts will be taken to offset risks with cost saving opportunities.

Operating costs are well documented and based on quotes, experience, benchmarking, and standard industry estimating procedures. Brazil is a mining country and has a strong mining infrastructure that can provide documented quotes for supplies and labor. The risk in the operating cost estimates are increases in supplies such as fuel, explosives, and processing reagents. As the project advances and production schedules are better defined, operating costs can be refined.

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

25.6	Infrastructure

Infrastructure includes geotechnical, site roads and pad areas, grading and drainage, water supply and distribution, water management and tailings storage facilities (TSF), sanitary collection and disposal, structural, electricity and communications. Risks in the infrastructure are minimal. Some risk is associated with the lack of geotechnical information in that construction may encounter conditions other than expected and cost increases may result. Preliminary analysis of soils in the area of the two TSF dams deemed the soils suitable for dam construction but further geotechnical investigation and analyses will be required in the future to confirm these findings and better define the geotechnical conditions of the bedrock.

25.6.1	Geotechnical

While geotechnical information was provided for the basic design, further analysis and recommendations should be advanced for detailed design and construction. This will enable more certainty to the cost and schedule of earthworks and foundations for the project. Similarly, if parts of the terrain have not been surveyed for detailed design, this should be done to total station survey accuracy.

Geotechnical assumptions were made during the current design stage. These assumptions will be reviewed during the next design phase. In construction, all exposed subgrades and materials will be further reviewed and approved by a qualified geotechnical engineer prior to use.

25.7 Project Implementation Plan

This project, as currently conceived, has a standard implementation plan that, among other things, defines a 15 month mill construction schedule. One of the keys to achieving the schedule is timely procurement of long lead time delivery equipment, not only for delivery of the equipment, but also for the release of critical vendor information which is required for detailed engineering. The risk in the project implementation schedule is delays which can cause additional costs and extend the start-up of production.

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This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

26	Recommendations
▪	Analyse gold mineralogy and recovery in more detail in order to determine if additional gold can be recovered.
▪	Based on further study of the gold mineralogy, optimize reagent consumptions.
▪	Check gravity circuit and intensive leaching capacities and other potential bottle necks in a hazop analysis in detailed engineering.
▪	Review classification of resources to insure the first few years of production are measured and well defined.
▪	Further power calculations should be performed in order to minimize power consumption.
▪	Further analysis of geotechnical aspects for detailed design and construction. This will enable more certainty to the cost and schedule of earthworks and foundations for the project.
▪	Survey terrain to total station survey accuracy for detailed design.
▪	Recalculate OPEX considering process improvements (if applicable) derived from recommendations for Sections 13 and 17.
▪	Update and refine OPEX and CAPEX costs during final design to reflect more current conditions.
▪	Review and refine pit geotechnical studies to insure the stability of the proposed pit walls.
▪	Review and investigate possible ways to lower haulage costs from Vira Saia and Cata Funda to the process plant.
▪	Further refine the resource block models for the Project in the next stage of engineering. RPM suspects the inclusion of low grade blocks at the vein contacts in the current Vira Saia model could result in a possible reduction of up to 12k oz of Au reserve. A new resource block model is being constructed for Vira Saia. With the application of the revised model and optimization of the production schedule, RPM is of the opinion that the effect on the gold reserves at Vira Saia can be reduced or eliminated in the next phase of detailed engineering development. RPM notes that the amount of potential change is negative 1.6% to the overall gold reserve of the Project which is not considered material.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 335 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

27	References

Section 3 - Reliance on other Experts

▪	Pincock, Allen, Holt, 2012: Preliminary Economic Assessment of the Almas Gold Project, Almas Municipality Tocantins, Brazil, a PEA meeting NI 43-101 guidelines , April 03, 2012. Technical Report prepared by Pincock Allen & Holt of Brasil.
▪	P&K Engenharia e Consultorial, 2011: Almas Gold Project, Technical Report; P&K Engenharia e Consultorial Ltda; September 1, 2011.
▪	Almas Gold Project NI 43101, February 2010, prepared by Marston & Marston, Inc. and GeoSim Services Inc., Ronald Simpson; Susan Poos; Michael Ward and Kathy Altman as qualified persons.
▪	Environmental Assessment, Almas Project, July 2011, prepared by Conestoga-Rovers E Associados and Engenharia Ltda (CRA), Multidisciplinary Team.
▪	Gravity Separation and Leaching on Samples From The Almas Project (Paiol, Leach Pad and Arroz), Almas Project, 25 August 2011, prepared by SGS.
▪	Design of Almas Comminution Circuit, Rio Novo Mineração, 28 July 2011, prepared by HAD Serviços, HomeroDelboni, Jr., Bianca Foggiatto and Gustavo Angeloci.
▪	Data Base Validation, Almas Project – Paiol and Arroz Targets (Metago and Docegeo (Vale) historic data), November 2010, prepared by Maria do Carmo Schumacher.
▪	Avaliação Geotécnica Qualitativa e Proposição de Geometrias Preliminares para a Cava Vira Saia, Rio Novo Mineração, February 2012, prepared by BVP Engenharia.
▪	Parâmetros Geomecânicos e Análise de Estabilidade para Definição da Geometria das Cavas Finais de Paiol e Arroz, Projeto Almas, July 2011, prepared by BVP Engenharia.

Section 6 - History

▪	Marston and Marston, 2010: Technical Report and Audit of the Preliminary Resource Estimate on the Almas Gold Project, Tocantins State, Brazil; February 2010.
▪	Rio Novo, 2011: Rio Novo Gold Announces Frist Quarter 2011 Results and Provides Update on its Almas Gold Project; Press Release June 13, 2011.

Section 7- Geology

▪	Cruz, E.L.C.C and Kuyumijian, R.M.,1998: The Geology and Tectonic Evolution of the Tocantins Granite- Greenstone Terrain, Almas-Dianopolis Region, Tocantins State, Central Brazil; 1998
▪	Costa, L.A.M., et al, 1976: Projeto Leste Tocantins / Oeste do Sao Francisco; Relatorio Final, Rio de Janiero, DNPM/CPRM/PROSPEC 1976, p. 200 (unpublished)
▪	Cruz, E.L.C.C., 1993: Geologia e Mineralizacoes Auriferas de Terreno Granitoidegreenstone de Almas- Dianoplois Tocantins; Institute de Geosciencias, Univeridade de Brasilia; M.Sc. Dissertation, 1993; 152 pp.
▪	Ferrari, M.A.D. and Choudhuri, A., 2000: Structural Constraints on the Paiol Gold Deposit, Almas Greenstone Belt, Brazil; 2000.

Section 8 – Deposit Types

▪	Goldfarb, R.J., Baker, T., Dube, B., Groves, D.I., Hart, C.J.R., and Gosselin, P., 2005, Distribution, character and genesis of gold deposits in metamorphic terranes: 100th Anniversary Volume of Economic Geology, p. 407-450.
▪	Groves, D.I., Goldfarb, R.J., Robert, F., Hart, C.J.R., 2003: Gold Deposits in Metamorphic Belts: Overview of Current Understanding, Outstanding Problems, Future Research, and Exploration Significance; Economic Geology, January 2003, v. 98, p. 1-29.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 336 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Section 12 – Data Verification

▪	Schumacher, M.C., 2010: Database Validation Almas Project – Paiol and Arroz Targets; Internal Report prepared for Rio Novo Mineracao; November 2010.

Section 13 – Mineral Processing and Metallurgical Testing

In progress by Tetra Tech

Section 14 – Mineral Resources

▪	Pincock, Allen, Holt, 2012: Preliminary Economic Assessment of the Almas Gold Project, Almas Municipality Tocantins, Brazil, a PEA meeting NI 43-101 guidelines, April 03, 2012. Technical Report prepared by Pincock Allen & Holt of Brasil.

Section 20 – Environmental/Social Assessment, Permitting

▪	BVP, 2011: Technical Visit Report - Review of Hydrogeochemistry and Ground Water; January 2011
▪	Conestoga, Rovers, and Associates, 2011: Environmental Assessment (EA) of the Almas Project, Tocantins State, Brazil; 2011.
▪	Conestoga-Rovers & Associates, 2012a: Technical Opinion: Environmental Evaluation -Tailings Storage Facility; August 2012
▪	CLAM Hydrologic Engineers, 2012a: Conceptual and Computational Model for the Paiol Mine; Hydrologic Report for Rio Novo Gold; July 2012.
▪	CLAM Hydrologic Engineers, 2012b: Conceptual and Computational Model for the Vira Saia Mine; Hydrologic Report for Rio Novo Gold; October 2012.
▪	CLAM Hydrologic Engineers, 2012c: Preliminary Hydrological Context Report for the Cata Funda Mine; Hydrologic Report for Rio Novo Gold; July 2012.

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 337 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

28	Certificate of Qualified Persons

Richard J. Kehmeier, C.P.G.

6251 Greenwood Plaza Blvd., Suite 275 Greenwood Village, CO 80111

Phone (303) 986-6950

rkehmeier@rpmglobal.com

I, Richard J. Kehmeier, C.P.G., Chief Geologist, am employed by RungePincockMinarco (RPM) of 6251 Greenwood Plaza Blvd., Suite 275, Greenwood Village, CO 80111, USA. This certificate applies to the Updated Feasibility Study Technical Report for the Almas Gold Project, Almas Municipality, Tocantins, Brazil, dated August 9, 2016, (the “Technical Report”), do hereby certify that:

1.	I graduated from Colorado School of Mines in Golden Colorado with a degree in Geological Engineering in 1970 and subsequently obtained a Master of Science degree Geology from the Colorado School of Mines in 1973. I have practiced my profession continuously since 1970.

2.	I am an AIPG Certified Professional Geologist (#10879) and a member of Society of Economic Geologists and the Geological Society of Nevada.

3.	I have worked as a geologist for 46 years since my graduation from Colorado School of Mines and have been involved in the evaluation and development of mineral properties for gold, silver, copper, lead, zinc, tin, iron, fluorspar, perlite, and other industrial minerals in the United States, Canada, Mexico, Nicaragua, Costa Rica, Venezuela, Guyana, Peru, Ecuador, Bolivia, Argentina, Chile, Brazil, and Greenland.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I am responsible for the overall preparation of the report and specifically Sections 1 through 14, Sections 17- 20, Section 23-27. I have not visited the Almas Gold project site.

6.	As of the date of the certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to disclose to make the technical report not misleading.

7.	I am independent of the Issuer in accordance with Section 1.5 of NI 43-101CP.

8.	I have read NI 43-101 and Form 43-101F1, and the “Technical Report” has been prepared in compliance with that instrument and form.

9.	I consent to the filing of the “Technical Report” with any securities regulatory authority, stock exchange or other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated in Greenwood Village, Colorado, this 9th day of August 2016.

Richard J. Kehmeier

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 338 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

Paul Gates, P.E., MBA

6251 Greenwood Plaza Blvd., Suite 275 Greenwood Village, CO 80111

Phone (303)986-6950

pgates@rpmglobal.com

I, Paul Gates, P.E. am employed by RungePincockMinarco of 6251 Greenwood Plaza Blvd., Suite 275, Greenwood Village, CO 80111, USA. This certificate applies to the NI 43-101 Technical Report of the Updated Feasibility Study Technical Report for the Almas Gold Project, Almas Municipality, Tocantins, Brazil, dated August 9, 2016, (the Technical Report”), do hereby certify that:

1.	I graduated from the Montana College of Mineral Science and Technology in Butte Montana, USA in 1984 with a B.Sc. degree in Mining Engineering and subsequently obtained a Master of Business Administration degree from the Western New Mexico University 1997. I have practiced my profession continuously since 1985.

2.	I am a Registered Professional Engineer (#43794) in the state of Colorado, USA, and a member of The Society for Mining, Metallurgy and Exploration, Inc of USA.

3.	I have worked as a mining engineer for a total of 28 years since my graduation from college and have been involved in the evaluation and/or operation of mineral properties for gold, silver, and copper in Indonesia, and the United States.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I am responsible for the preparation of Sections 15, 16, 21, and 22. I have not had any prior involvement with the property that is the subject of the Technical Report. I have not visited the Almas Gold Project site.

6.	As of the date of the certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to disclose to make the technical report not misleading.

7.	I am independent of the Issuer in accordance with Section 1.5 of NI 43-101 CP.

8.	I have read NI 43-101 and Form 43-101F1, and the “Technical Report” has been prepared in compliance with that instrument and form.

9.	I consent to the filing of the “Technical Report” with any securities regulatory authority, stock exchange or other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated in Greenwood Village, Colorado, this 9th day of August 2016.

Paul A. Gates, P.E. #43794

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 339 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016

END

OF

REPORT

| DE-00494 | Updated Feasibility Study Technical Report for the Almas Gold Project Almas Municipality, Tocantins, Brazil | August 2016 |	| Page 340 of 340 |

This report has been prepared for Rio Novo and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RungePincockMinarco Limited 2016